As filed with the Securities and Exchange Commission on July 2, 2003
Registration No. 333-105277

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

Form S-11

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ASHFORD HOSPITALITY TRUST, INC.

(Exact name of registrant as specified in its governing instruments)

14180 Dallas Parkway, 9th Floor

Dallas, Texas 75254
(972) 490-9600
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Montgomery J. Bennett

David A. Brooks
14180 Dallas Parkway, 9th Floor
Dallas, Texas 75254
(972) 980-2700
(Name, address, including zip code, and
telephone number, including area code, of agent for service)

Copies to:

David Barbour Muriel C. McFarling Andrews & Kurth L.L.P. 1717 Main Street, Suite 3700 Dallas, Texas 75201 (214) 659-4400	Brad S. Markoff Jonathan H. Talcott Alston & Bird LLP 3201 Beechleaf Court, Suite 600 Raleigh, North Carolina 27604-1062 (919) 862-2200

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

     If the Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of Securities	Amount Being	Maximum Offering	Maximum Aggregate	Amount of
Being Registered	Registered(1)	Price per Unit(2)	Offering Price(2)	Registration Fee

Common Stock, $0.01 par value per share	40,250,000 shares	$10.00	$402,500,000	$32,563

(1)	Includes 5,250,000 shares that may be purchased pursuant to an over-allotment option granted to the underwriter.

(2)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(o).

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED                 , 2003

PROSPECTUS

35,000,000 Shares of Common Stock
     Ashford Hospitality Trust, Inc. is a newly-formed, self advised Maryland corporation that intends to qualify as a real estate investment trust, or REIT, and that was organized to pursue opportunities in the lodging industry. This is our initial public offering of common stock, for which no public market currently exists. All of the shares offered by this prospectus are being sold by us. We expect the initial public offering price of the shares to be between $         and $         per share. After the pricing of this offering, we expect that our shares will trade on the New York Stock Exchange under the symbol “AHT.”

     We will acquire all of our initial properties and asset management and consulting agreements from entities owned by Archie Bennett, Jr., our Chairman, Montgomery J. Bennett, our President and Chief Executive Officer, David A. Brooks, our Chief Legal Officer, Mark L. Nunneley, our Chief Accounting Officer, and one of our directors, Martin L. Edelman (or his family), in exchange for cash and interests in our company. Each of the Bennetts will beneficially receive $1.5 million in cash and a 7.4% interest in our company on a fully diluted basis, having a value of $31.5 million. Messrs. Brooks, Nunneley and Edelman, plus two others, will collectively receive a 1.6% interest in our company on a fully diluted basis, having a value of $6.8 million. The interests in our company are valued using $10 per share, which is the mid-point of the price range disclosed above. We will use $65.7 million of the offering proceeds to repay debt secured by the contributed properties, which, together with the $3.0 million payment to the Bennetts, is 21.3% of the anticipated net proceeds of this offering. We will also assume $16.0 million in debt secured by one of the contributed properties. The Bennetts each intend to use their respective portion of the cash consideration to partially satisfy their obligations to purchase 500,000 shares of our common stock.

      See “Risk Factors” beginning on page 15 of this prospectus to read about risks you should consider before buying our common stock. These risks include:

•	We are a blind pool investment opportunity. We have no operating history, have identified only six properties to acquire and, based on the mid-point of the price range disclosed above, have not committed approximately 78.1% of the anticipated net proceeds of this offering to any specific assets. As a result, investors will not be able to evaluate the economic merits of any assets we may later buy with our excess equity. We may also be unable to invest our excess proceeds on acceptable terms or at all.

•	Our Chairman and President and Chief Executive Officer have conflicts of interest with us. Messrs. Archie and Montgomery Bennett own our hotel manager, which will receive substantial management fees from us and is party to an agreement with us that generally requires us to hire it to manage any future property. Certain of our officers and directors may suffer different and more adverse tax consequences than our stockholders upon the sale of some of our properties. Because of these conflicts of interest, and because of our tax indemnity obligation to the contributors of our initial assets, our management may make decisions concerning the sale, acquisition or refinancing of properties that are not in the stockholders’ best interests.

•	We did not obtain independent appraisals of any of the initial assets contributed to or acquired by us from our affiliates, and the consideration we exchanged for the assets may exceed their fair market value.

•	We have agreed for a period of up to 10 years to pay the affiliated entities contributing our initial assets the amount of their income tax liability, plus a gross-up amount, if we dispose of any of their contributed properties in a taxable transaction.

•	We may have to pay substantial fees to our hotel manager, which is owned by the Bennetts, upon early termination of our hotel management agreement. If we were to terminate the management agreement with respect to all six of our initial properties immediately after this offering, the termination fee would be approximately $10.6 million. This fee will increase if we acquire additional properties. Any termination fees that we have to pay under the management agreement may reduce our cash available for distribution.

•	Our mortgage loans will generally be non-recourse, and in the case of a defaulted non-recourse loan, our recovery will be limited to the value of the underlying property, which may be less than the loan amount. Our mezzanine mortgage loans may be unsecured entirely or subordinated to a senior lender and may become unsecured upon foreclosure.

•	Increases in the interest rates on our borrowings may reduce our net income by reducing the spread between the interest rate on our borrowings to fund an investment and the investment’s return.

•	Upon completion of this offering, our consolidated indebtedness will be approximately $16.0 million. We are also seeking a $120 million bank credit facility. While our initial policy is to limit our leverage to 60% of our gross assets, our board of directors may change this and our other operating policies and strategies at any time without stockholder approval. Our debt service obligations may reduce our cash available for distribution.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

     The underwriters have an option to purchase up to 5,250,000 additional shares of our common stock to cover over-allotments.

     Simultaneously with completion of this offering, Messrs. Archie and Montgomery Bennett will acquire directly from us in a privately negotiated transaction (and not from the underwriters) a total of 500,000 shares of our common stock at a price per share equal to the offering price, net of an amount equal to the underwriting discount.

     We expect to deliver the common stock on or about                   , 2003.

FRIEDMAN BILLINGS RAMSEY

The date of this prospectus is                     , 2003.

PROSPECTUS SUMMARY
Overview
Risk Factors
Our Team
Our Business Strategy
Formation Transactions
Our Structure
Benefits to Related Parties
Conflicts of Interest
Corporate Information
The Offering
Use of Proceeds
Distribution Policy
Summary Selected Financial Information
RISK FACTORS
Risks Related to Our Business
Risks Related to Hotel Investments
Risks Relating to Investments in Mortgages and Mezzanine Loans
Risks Related to the Real Estate Industry
Risks Related to Our Status as a REIT
Risk Factors Related to This Offering and Our Corporate Structure
A WARNING ABOUT FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
CAPITALIZATION
DISTRIBUTION POLICY
DILUTION
OUR COMPANY
Overview
Our Team
Our Opportunity
Our Business Strategy
Our Operating Partnership
Our Taxable REIT Subsidiary
Legal Proceedings
BUSINESS AND PROPERTIES
Initial Properties
Asset Management and Consulting Agreements
Leases
Management Agreement
Mutual Exclusivity Agreement
Franchise Licenses
Employees
Environmental Matters
Insurance
Depreciation
Legal Proceedings
SELECTED FINANCIAL INFORMATION
UNAUDITED PRO FORMA FINANCIAL INFORMATION
BALANCE SHEETS HISTORICAL AND PRO FORMA As of March 31, 2003
STATEMENTS OF OPERATIONS HISTORICAL AND PRO FORMA For the Year Ended December 31, 2002 and the Three Months Ended March 31, 2003
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Overview
Results of Operations of the Initial Properties
Liquidity and Capital Resources
Inflation
Seasonality
Significant Accounting Policies
Investment in Hotel Properties
Revenue Recognition
New Accounting Pronouncements
Commitments
Maturities due by Period (in thousands)
Financial Instruments Sensitivity Analysis
Cash Distribution Policy
MANAGEMENT
Directors and Executive Officers
Corporate Governance -- Board of Directors and Committees
Compensation Committee Interlocks and Insider Participation
Director Compensation
Executive Compensation
Employment Agreements
Non-Compete Agreement
The Stock Plan
POLICIES AND OBJECTIVES WITH RESPECT TO CERTAIN ACTIVITIES
Disposition Policy
Financing Policies
Equity Capital Policies
Conflict of Interest Policy
Reporting Policies
CERTAIN RELATIONSHIPS AND TRANSACTIONS
Contribution of Initial Properties
Other Benefits to Related Parties
Related Party Management Services
Mutual Exclusivity Agreement
Asset Management and Consulting Agreement
Other Relationships
PRINCIPAL STOCKHOLDERS
DESCRIPTION OF CAPITAL STOCK
General
Authorized Stock
Common Stock
Preferred Stock
Power to Increase Authorized Stock and Issue Additional Shares of our Common Stock and Preferred Stock
Restrictions on Ownership and Transfer
Transfer Agent and Registrar
MATERIAL PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS
The Board of Directors
Business Combinations
Control Share Acquisitions
Amendment to Our Charter
Dissolution of Our Company
Advance Notice of Director Nominations and New Business
Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws
Indemnification and Limitation of Directors’ and Officers’ Liability
SHARES AVAILABLE FOR FUTURE SALE
PARTNERSHIP AGREEMENT
Management
Transferability of Interests
Capital Contributions
Redemption Rights
Operations
Distributions
Allocations
Amendments
Exculpation and Indemnification of the General Partner
Term
Tax Matters
FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT
Taxation of our Company
Requirements for Qualification
Income Tests
Asset Tests
Distribution Requirements
Recordkeeping Requirements
Failure to Qualify
Taxation of Taxable U.S. Stockholders
Taxation of U.S. Stockholders on the Disposition of Common Stock
Capital Gains and Losses
Information Reporting Requirements and Backup Withholding
Taxation of Tax-Exempt Stockholders
Taxation of Non-U.S. Stockholders
Changes in Federal Income Tax Laws
Other Tax Consequences
Income Taxation of the Partnerships and their Partners
Sale of a Partnership’s Property
Taxable REIT Subsidiaries
State and Local Taxes
UNDERWRITING
EXPERTS
REPORTS TO STOCKHOLDERS
LEGAL MATTERS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS
SIGNATURES
EXHIBIT INDEX
EX-10.14 Asset Management & Consulting Agreement
EX-10.15 Asset Management & Consulting Agreement
EX-10.16 Asset Management & Consulting Agreement
EX-10.17 Asset Management & Consulting Agreement
EX-10.18 Asset Management & Consulting Agreement
EX-10.19 Asset Management & Consulting Agreement
EX-10.20 Asset Management & Consulting Agreement
EX-10.21 Asset Management and Consulting Agreement
EX-10.22 Form of Mutual Excusivity Agreement
EX-10.23 Subscription Agreement - M. J. Bennett
EX-10.24 Subscription Agreement - Archie Bennett
EX-23.3 Consent of Ernst & Young LLP

PROSPECTUS SUMMARY	1
Overview	1
Risk Factors	2
Our Team	3
Our Business Strategy	4
Formation Transactions	5
Our Structure	8
Benefits to Related Parties	9
Conflicts of Interest	10
Corporate Information	11
The Offering	12
Use of Proceeds	12
Distribution Policy	12
Summary Selected Financial Information	14
RISK FACTORS	15
Risks Related to Our Business	15
Risks Related to Hotel Investments	22
Risks Relating to Investments in Mortgages and Mezzanine Loans	23
Risks Related to the Real Estate Industry	25
Risks Related to Our Status as a REIT	27
Risk Factors Related to This Offering and Our Corporate Structure	30
A WARNING ABOUT FORWARD-LOOKING STATEMENTS	34
USE OF PROCEEDS	35
CAPITALIZATION	36
DISTRIBUTION POLICY	37
DILUTION	38
OUR COMPANY	39
Overview	39
Our Team	40
Our Opportunity	41
Our Business Strategy	45
Our Operating Partnership	49
Our Taxable REIT Subsidiary	50
Legal Proceedings	50
BUSINESS AND PROPERTIES	51
Initial Properties	51
Asset Management and Consulting Agreements	53
Leases	56
Management Agreement	58
Mutual Exclusivity Agreement	64
Franchise Licenses	67
Employees	68
Environmental Matters	68
Insurance	69
Depreciation	69
Legal Proceedings	69
SELECTED FINANCIAL INFORMATION	70
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION	72
Ashford Hospitality Trust, Inc. Balance Sheets Historical and Pro Forma as of March 31, 2003	73
Ashford Hospitality Trust, Inc. Statements of Operations Historical and Pro Forma as of December 31, 2002 and March 31, 2003	76
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	79
Overview	79
Results of Operations of the Initial Properties	79
Liquidity And Capital Resources	82
Inflation	82
Seasonality	83
Significant Accounting Policies	83
Investment in Hotel Properties	83
Revenue Recognition	84
New Accounting Pronouncements	84
Commitments	85
Financial Instruments Sensitivity Analysis	85
MANAGEMENT	87
Directors and Executive Officers	87
Corporate Governance — Board of Directors and Committees	89
Compensation Committee Interlocks and Insider Participation	91
Director Compensation	91
Executive Compensation	92
Employment Agreements	92
Non-Compete Agreement	94
The Stock Plan	95
POLICIES AND OBJECTIVES WITH RESPECT TO CERTAIN ACTIVITIES	97
Disposition Policy	98
Financing Policies	98
Equity Capital Policies	99
Conflict of Interest Policy	99

i

Reporting Policies	100
CERTAIN RELATIONSHIPS AND TRANSACTIONS	100
Contribution of Initial Properties	100
Other Benefits to Related Parties	104
Related Party Management Services	108
Mutual Exclusivity Agreement	108
Asset Management and Consulting Agreement	109
Other Relationships	109
PRINCIPAL STOCKHOLDERS	110
DESCRIPTION OF CAPITAL STOCK	110
General	110
Authorized Stock	110
Common Stock	110
Preferred Stock	111
Power to Increase Authorized Stock and Issue Additional Shares of our Common Stock and Preferred Stock	111
Restrictions on Ownership and Transfer	112
Transfer Agent and Registrar	114
MATERIAL PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS	114
The Board of Directors	114
Business Combinations	115
Control Share Acquisitions	115
Amendment to Our Charter	116
Dissolution of Our Company	116
Advance Notice of Director Nominations and New Business	116
Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws	117
Indemnification and Limitation of Directors’ and Officers’ Liability	117
SHARES AVAILABLE FOR FUTURE SALE	118
PARTNERSHIP AGREEMENT	120
Management	120
Transferability of Interests	120
Capital Contributions	121
Redemption Rights	121
Operations	122
Distributions	122
Allocations	123
Amendments	123
Exculpation and Indemnification of the General Partner	123
Term	124
Tax Matters	124
FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT	124
Taxation of our Company	124
Requirements for Qualification	126
Income Tests	127
Asset Tests	133
Distribution Requirements	134
Recordkeeping Requirements	135
Failure to Qualify	135
Taxation of Taxable U.S. Stockholders	135
Taxation of U.S. Stockholders on the Disposition of Common Stock	136
Capital Gains and Losses	136
Information Reporting Requirements and Backup Withholding	137
Taxation of Tax-Exempt Stockholders	137
Taxation of Non-U.S. Stockholders	138
Changes in Federal Income Tax Laws	139
Other Tax Consequences	139
Income Taxation of the Partnerships and their Partners	140
Sale of a Partnership’s Property	142
Taxable REIT Subsidiaries	142
State and Local Taxes	143
UNDERWRITING	144
EXPERTS	146
REPORTS TO STOCKHOLDERS	146
LEGAL MATTERS	146
WHERE YOU CAN FIND MORE INFORMATION	147
INDEX TO FINANCIAL STATEMENTS	F-1

ii

PROSPECTUS SUMMARY

      This summary highlights information relating to Ashford Hospitality Trust, Inc. and our common stock that is being offered by this prospectus. More detailed discussions of this information are contained in this prospectus. To better understand the offering and our business, you should carefully review this entire prospectus, including “Risk Factors.” Unless indicated otherwise, the information included in this prospectus assumes no exercise of the underwriter’s over-allotment option, and, unless otherwise mentioned or unless the context requires, all references in this prospectus to “we,” “us,” “our” or similar references mean Ashford Hospitality Trust, Inc., Ashford Hospitality Limited Partnership, our operating partnership, and our other subsidiaries. In addition, unless otherwise mentioned or unless the context requires, all reference in the Prospectus to “Remington Hotel Corporation” or “Remington Hotel” means Remington Hotel Corporation, Remington Lodging & Hospitality, L.P. or Remington Lodging and their respective subsidiaries. Unless otherwise indicated, the information contained in this prospectus is as of March 31, 2003 and assumes that the underwriters’ overallotment option is not exercised, the common stock to be sold in this offering is sold at $10.00 per share, which is the mid-point of the range of prices indicated on the front cover of this prospectus, and the units of limited partnership in our operating partnership to be issued in the formation transactions are valued at $10.00 per unit. Each unit is redeemable for cash equal to the then-current market value of one share of common stock or, at our option, one share of our common stock, commencing 12 months following the consummation of this offering.

Overview

      We are a Maryland corporation that was formed in May 2003 to take advantage of the existing and developing investment opportunities in the lodging industry. These diverse lodging investment opportunities may result from inefficiencies related to market illiquidity, supply/ demand imbalances and general business cycles. We will initially target specific opportunities created by the current distressed lodging market but will retain the flexibility to invest in the most attractive risk-reward opportunities as they develop in the lodging business cycle. To our knowledge, we will be one of the few publicly traded REITs, if not the only publicly traded REIT, exclusively focused on investing in the hospitality industry at all levels of the capital structure and across all segments where pricing, yield and capital appreciation advantages may exist. While our initial investment policies are well defined, because we will have approximately $252.1 million of net proceeds for which we have not yet identified specific properties to purchase or investments to make, we will be considered a blind pool. Further, our board of directors may change our investment policies at any time without stockholder approval.

      Immediately prior to our formation, all of our senior executive officers were employed by and responsible for the lodging investment activities of Remington Hotel Corporation and its affiliated company, Ashford Financial Corporation, or Ashford Financial. Although these officers have no experience operating a public company or a REIT, they have experience in sourcing, underwriting, operating, repositioning, developing, selling and financing a wide variety of lodging investments. As a result, we believe that we have broad-based experience with the full spectrum of issues and business cycles that affect the lodging industry. Our management team has operated effectively across a variety of lodging-related investment types in both growth and recessionary cycles.

      Immediately following the completion of this offering and the formation transactions, we will own six hotel properties, have approximately $252.1 million of cash and, with only $16.0 million of debt, will be relatively unleveraged. This capital structure provides us with the ability to make significant future investments to take advantage of what we believe are current opportunities in the hotel market. We intend to finance our future acquisitions with the net proceeds of this offering and future borrowings. We are currently seeking a secured line of credit of up to $120 million, which could greatly increase our debt position, and our charter does not contain any limitation on our ability to incur debt.

      We intend to be self-advised and own our lodging investments and conduct our business through an operating partnership, Ashford Hospitality Limited Partnership. We will own an 86.3% interest in our operating partnership. We also intend to elect to be treated as a real estate investment trust, or REIT, for federal income tax purposes. Because of limitations imposed on REITs in operating hotel properties,

Remington Lodging & Hospitality, L.P., or Remington Lodging, will manage our hotel properties. Remington Lodging is wholly owned by Messrs. Archie and Montgomery J. Bennett, who also own 100% of Remington Hotel Corporation, or Remington Hotel, which is one of the largest privately-owned independent hotel management companies in the country and has managed over $1 billion of hotels in 28 states.

      Our initial assets will consist of six hotels, four Embassy Suites and two Radisson Hotels, and eight asset management and consulting agreements. We will acquire all of our initial assets from affiliates, including Messrs. Archie and Montgomery Bennett or entities owned by them, Mr. Martin L. Edelman (or his family members), one of our anticipated directors, Mr. David A. Brooks, our Chief Legal Officer, Mr. Mark Nunneley, our Chief Accounting Officer, and two employees of Remington Hotel Corporation. The aggregate value of the consideration to be paid by us in exchange for our initial assets, including debt assumption, is $143.5 million. We will own the hotels in fee simple except for the Radisson Hotel located in Covington, Kentucky, which will be owned part in fee simple and part pursuant to a ground lease which expires in 2070 (including all extensions). For the years ended December 31, 2002 and 2001, these six hotels had a cumulative net operating loss of $3.1 million and $2.9 million, respectively, which losses includes non-cash expenses for depreciation of $4.8 million and $4.4 million for 2002 and 2001, respectively. The asset management and consulting agreements are contracts between Ashford Financial and eight affiliated hotel management companies. Under these agreements, Ashford Financial provides asset management and consulting services to 27 hotels managed under contract with eight management companies beneficially owned by Messrs. Archie and Montgomery Bennett. After the contribution of these agreements to us, we will take Ashford Financial’s interest under the agreements and will perform the services instead of Ashford Financial.

      Our initial assets were valued based on several factors, including a multiple of expected future earnings, internal rate of return analysis, review of replacement costs and analysis of sales of similar assets. No single factor was given greater weight than any other in valuing these assets. We did not obtain independent appraisals for any of these assets. As a result, such amounts may not reflect fair market value. In connection with the determination of consideration to be paid for each of our initial assets, the total number of shares of common stock or units of our operating partnership is fixed. Accordingly, the ultimate value of the consideration we will deliver in exchange for the initial assets will fluctuate based on the initial public offering price of our stock. Specifically, if the initial public offering price is greater than the mid-point of our estimated range, the contributors of our initial assets will receive consideration greater than our original valuation.

Risk Factors

      An investment in our common stock involves various risks. You should carefully consider these and other matters discussed under “Risk Factors” prior to making an investment in us. Some of these risks include:

•	We are a blind pool. We have no operating history, have identified only six hotel properties and no mortgage loans to acquire and have not committed the substantial majority of the anticipated net offering proceeds to any specific assets. We may be unable to invest our excess proceeds on acceptable terms or at all.

•	Our Chairman’s and Chief Executive Officer’s conflicts of interest arising from their ownership interests in our manager (which will receive substantial fees from us) and in other lodging business entities and their and our other officers’ tax positions and tax indemnification rights may result in management decisions not in the stockholders’ best interest and may make sales or refinancings of some of our properties less likely.

•	We did not obtain independent appraisals of the initial hotels or the asset management and consulting agreements contributed to or acquired by us from affiliates, and the consideration we exchanged for the assets may exceed their aggregate fair market value.

•	We have agreed for a period of up to 10 years to pay the affiliated entities contributing our initial assets the amount of their income tax liability, plus a gross-up amount, if we dispose of any of their contributed properties in a taxable transaction. The partners in the contributing partnership include Messrs. Archie and Monty Bennett, Brooks and Nunneley and family members of Mr. Edelman.

•	We may have to pay substantial fees to our hotel manager, which is owned by Messrs. Archie and Monty Bennett, upon early termination of our hotel management agreement.

•	Our mortgage loans will generally be non-recourse, will not be government insured and may not be investment grade. In the case of a defaulted non-recourse loan, our recovery will be limited to the value of the underlying property, which may be less than the loan amount. Our mezzanine mortgage loans may be unsecured or secured but subordinated to a senior lender and may become unsecured upon foreclosure.

•	Interest rate mismatches between our borrowings and our investments as well as changes in prepayment rates on our mortgage loans may reduce our income.

•	Immediately upon completion of this offering, we will have consolidated indebtedness of approximately $16.0 million and we are currently seeking a bank credit facility of approximately $120.0 million. While our policy is to limit the leverage on our investments to 60% of gross assets, our board of directors may change this and our other operating policies and strategies at any time without stockholder approval. Our debt service obligations may reduce our cash available for distribution.

•	We may enter into interest rate hedging transactions, which may reduce our net income because they may be unsuccessful or the counterparties to hedging transactions may not perform their obligations.

•	Our officers have no experience operating a public company or a REIT.

•	Hotel operations are sensitive to economic and political conditions.

•	We depend on the business relationships and experience of our key personnel, the loss of whom could threaten our ability to execute our strategies.

•	If we fail to qualify as a REIT, we will be subject to greater federal income tax.

•	We may not be able to maintain or renew our hotel franchises.

•	Maintaining our hotels and complying with hotel franchise standards may require us to make significant capital expenditures.

•	Our lodging-related assets will be illiquid, and sales of hotel investments could result in unfavorable tax consequences to us because of the Internal Revenue Code rules governing REITs.

•	The costs of compliance with environmental and other regulations by us and the operators of the hotels underlying our loans may harm our operating results.

Our Team

      We intend to capitalize on the experience of our senior management in sourcing, underwriting, operating, repositioning, developing, selling and financing lodging-related assets. Our roots in the hotel industry trace back to 1969 when our Chairman, Archie Bennett, Jr., built his first hotel. Since then, Mr. Bennett and certain members of our senior management team have been involved in the investment in, or management of, 190 hotels or mortgage loans secured by hotels, totaling approximately 31,119 rooms in 33 states and in the development of 35 hotels, totaling approximately 9,201 rooms in 11 states.

      Historically, our management team’s business strategy has been threefold: first, to identify attractive investment opportunities in the lodging industry; second, to match such opportunities with appropriate institutional oriented investors; and third, to manage such investments, including providing development, management and construction services, for the institutional owners. We believe our management’s historical background in the hotel industry will allow us to successfully execute our business strategy.

      The Chairman of our board of directors, Archie Bennett, Jr., will continue to serve as the Chairman of the board of directors of Remington Hotel Corporation after this offering, and our President and Chief Executive Officer, Montgomery J. Bennett, will continue to serve as President and Chief Executive Officer of Remington Hotel Corporation. Remington Lodging, which is an affiliate of Remington Hotel and which is owned 100% by Messrs. Archie and Montgomery Bennett, will provide management and other related services for our hotel properties after the offering. All other members of our senior management team who were employees of Remington Hotel prior to our formation will resign from Remington Hotel at or prior to the closing of this offering.

Our Business Strategy

      We will implement an asset allocation strategy aimed at maximizing stockholder value by providing attractive risk-adjusted returns throughout the business cycles of the lodging industry. We intend to selectively invest capital in a variety of lodging-related assets based on our evaluation of diverse market conditions. By investing in diversified lodging assets, at different levels of a given hotel’s capital structure, we plan to take advantage of changes in the capital markets. Our investment strategy will target limited and full service hotels in primary, secondary and resort markets throughout the United States. To take full advantage of current and future investment opportunities in the lodging industry, we will invest according to the asset allocation policies described below. Due to changes in market conditions we will continually evaluate the appropriateness of our investment policies and our board of directors may change any or all of these policies at any time, thereby providing us with flexibility in our asset allocation strategy. In addition to our investment activities, we will also perform certain asset management and consulting services for other management companies affiliated with Remington Hotel.

Direct Hotel Investments

      We intend to acquire existing hotels and, under appropriate market conditions, to develop new hotels. Our direct hotel acquisition strategy will seek to achieve both current income and income from appreciation. We expect to acquire hotels that either offer a high return on investment or have the opportunity to increase in value through brand repositioning, market based recovery or improved management practices. We believe that values for, and operating performances of, lodging properties are currently below historical levels, making this an attractive time for acquisitions.

Mezzanine Financing

      We intend to acquire or originate subordinated loans, also known as mezzanine loans, secured by junior mortgages on hotels or pledges of equity interests in entities owning hotels. These mezzanine loans may be secured by individual assets as well as cross-collateralized portfolios of assets. Although these types of loans generally have greater repayment risks than first mortgages due to the subordinated nature of such loans, we believe that there currently exists a strong need for lodging mezzanine loans. We believe that the recent slowdown in the travel industry has caused the value of hotel properties to decline below the values at which they were acquired or last refinanced. This decline in market value, coupled with more stringent underwriting criteria by senior hotel lenders, has caused a gap to develop in the loan-to-value ratio of these properties, making it increasingly difficult for owners to refinance their properties. We believe that mezzanine capital provides a solution for these owners by providing loans to cover the loan-to-value shortfalls. We expect this asset class to provide us with attractive yields and, potentially, allow us to participate in the improving economics of the underlying hotel. In addition, subject to regulatory compliance, we may acquire or originate corporate-level mezzanine loans on an unsecured basis.

First Mortgage Financing

      We intend to acquire, potentially at a discount to par, or originate loans secured by first priority mortgages on hotels. We may be subject to certain state-imposed licensing regulations related to commercial mortgage lenders, with which we intend to comply. However, because we are not a bank or a federally chartered lending institution, we are not subject to the state and federal regulatory constraints imposed on such entities. Also, because we do not intend to securitize our assets, we expect to be able to offer more flexible terms than commercial lenders who contribute loans to securitized mortgage pools. We anticipate that this asset class will provide us with stable, attractive current yields.

Sale-Leaseback Transactions

      We intend to purchase hotels and lease them back to their existing hotel owners. Our sale-leaseback policy will target hotel owners that want the ability to realize the value of their investments while maintaining operating control of their hotels. We will seek to structure the transactions as net leases with participation features, terms ranging up to 20 years plus extension options, and with the operating responsibility for the property assumed by the lessee. We believe these transactions will provide us current income, with growth through contractual rental increases or cash flow participations.

Asset Allocation

      Our initial asset allocation strategy will target investment opportunities presented by today’s distressed lodging market, which has been characterized by substantial reductions in performance and value of hotel properties. These conditions present significant opportunities for attractive risk-adjusted debt and equity investments. We believe, however, that the significant competitive advantage of our asset allocation strategy is its flexibility, which allows us to reallocate our investments to take advantage of changing opportunities in the lodging market. We intend to evaluate our portfolio on a regular basis to determine if it continues to satisfy our investment criteria. Subject to certain restrictions applicable to REITs, we may sell investments opportunistically. Our decision to sell a hotel often will be predicated upon, among other things: the projected cash flow; size of the hotel; strength of the franchise; property condition and related costs to renovate the property; strength of market demand; projected supply of hotel rooms in the market; probability of increased valuation; and geographic profile of the hotel. Our decision to sell other lodging-related assets will depend upon, among other things, management’s forecast and review of the performance of our overall portfolio and management’s assessment of changing conditions in the investment and capital markets. Initially, we expect our asset allocation to be approximately 50%-60% in direct hotel investments, 20% to 30% in mezzanine financing, 5% to 10% in first mortgage financing and 5% to 10% in sale-leaseback transactions.

Asset Management and Consulting Services

      To comply with the REIT rules, Remington Lodging will perform the day-to-day management activities related to the operations of our properties. However, as permitted by the REIT rules and regulations, we will provide certain asset management services for our properties. Additionally, we may provide similar services to other entities affiliated with Remington Hotel. Specifically, our initial assets will include eight asset management and consulting agreements under which we will provide various services to eight property managers affiliated with Remington Hotel in exchange for a fee. In performing these services, we will either provide or supervise specific asset management services, including risk management and insurance procurement; assistance with preparation of tax returns and monitoring of the payment of taxes; negotiation of hotel franchise agreements and monitoring compliance with franchise requirements; negotiation of property financings and monitoring compliance with loan covenants; negotiation and closing of equipment leases; property litigation management; assistance with preparation of annual operating and capital budgets for the hotels; and monitoring compliance with the management agreements. We will also provide additional services to these property managers such as market and feasibility analysis, capital improvement assistance, financial planning and franchise support.

Formation Transactions

      The principal transactions in connection with our formation and the contribution or acquisition of the initial hotel properties and the other initial assets are as follows:

•	We will sell 35,000,000 shares of common stock in the offering and will contribute the net proceeds to Ashford Hospitality Limited Partnership, our operating partnership. In addition, we will sell privately 500,000 shares of common stock to Mr. Archie Bennett, Jr., our Chairman, and

Mr. Montgomery Bennett, our President and Chief Executive Officer, at the initial offering price less the underwriting discount.

•	Four limited partnerships will each contribute a hotel property to us in exchange for limited partnership units in our operating partnership, and one additional limited partnership will contribute a hotel property to us in exchange for limited partnership units and $3 million in cash (which cash will be used by Messrs. Archie and Montgomery Bennett to purchase shares of our common stock). Four of these limited partnerships are owned approximately 84.5% by Messrs. Archie and Montgomery Bennett; approximately 5% by Mr. Martin L. Edelman, one of our directors, or his family members; approximately 5% by Mr. David A. Brooks, our Chief Legal Officer; approximately 2% by Mr. Mark Nunneley, our Chief Accounting Officer; approximately 2.5% by Mr. Mark Sharkey; and approximately 1% by Ms. Mary Villareal, both of whom are employees of Remington Hotel Corporation. The other limited partnership is owned 100% by Messrs. Archie and Montgomery Bennett. In exchange for these five properties, we will:

—	issue to these partnerships 4,632,917 units of limited partnership interest in our operating partnership, valued at approximately $46.3 million based on a value per unit equal to the initial public offering price for our common stock, of which the following persons will beneficially own the following number of units:

Archie Bennett, Jr.	1,974,457 units
Montgomery Bennett	1,974,457 units
Martin Edelman	220,646 units
David Brooks	220,646 units
Mark Nunneley	88,259 units
Mark Sharkey	110,323 units
Mary Villareal	44,129 units

—	assume approximately $63.9 million of mortgage debt secured by the hotel properties, $47.9 million of which will be repaid with the proceeds of this offering, including the discounted pay-off on Covington and the $2.9 million redemption price of the special limited partner.

•	A sixth limited partnership will sell a hotel property to us for consideration payable in shares of our common stock. Messrs. Archie and Montgomery Bennett own 100% of this partnership. In exchange for this property, we will:

—	issue to this sixth partnership 216,634 shares of our common stock, valued at approximately $2.2 million based on a value per share equal to the initial public offering price; and

—	assume approximately $17.8 million of mortgage debt secured by the hotel property, which will be repaid with the proceeds of this offering.

•	Ashford Financial Corporation will contribute eight asset management and consulting agreements to us in exchange for 1,025,000 units of limited partnership interest in our operating partnership, valued at approximately $10.25 million based on a value per unit equal to the initial public offering price for our common stock. The asset management and consulting agreements relate to management and consulting services that Ashford Financial Corporation has agreed to perform for 27 hotel properties managed by affiliates of Remington Hotel Corporation. Messrs. Archie and Montgomery Bennett own 100% of Ashford Financial Corporation and also own a minority interest in the hotel properties underlying these asset management and consulting agreements.

•	Each of the entities contributing or selling initial assets to us will retain any working capital maintained by such entities for ultimate distribution to its respective partners. As of the date of this prospectus, there is approximately $4.7 million cumulative net working capital in the contributing or selling entities.

•	We will serve as the sole general partner of our operating partnership, and immediately following the consummation of this offering, we will own an approximately 86.3% limited partnership interest in our operating partnership.

•	In general, we intend to own our properties and conduct substantially all of our business through our operating partnership and its subsidiaries, including Ashford TRS Corporation, a Delaware corporation. Ashford TRS will operate as a taxable REIT subsidiary or TRS.

•	Each of the initial properties will be held in a separate partnership. Each such partnership will be our wholly-owned subsidiary. We have established these single-asset entities to facilitate any possible future property-level debt as commercial lenders often prefer borrowers that are single-asset entities. Each of the partnerships in which the initial hotel properties are held will enter into percentage leases with Ashford TRS.

•	Ashford TRS will enter into a management agreement with Remington Lodging & Hospitality, L.P., which is wholly-owned by Mr. Archie Bennett, Jr., our Chairman, and Mr. Montgomery Bennett, our President and Chief Executive Officer. Pursuant to this agreement, Remington Lodging will manage and provide certain project management services for each of our initial properties. In exchange for such services, Remington Lodging will be entitled to the following fees:

—	a monthly base management fee for each hotel property equal to the greater of: (i) $10,000 (increased annually based on consumer price index) and (ii) 3% of the gross monthly revenues,

—	an annual incentive management fee equal to the lesser of: (i) 1% of gross annual revenues and (ii) the amount by which the actual gross operating profit exceeds the target gross operating profit in the annual operating budget, and

—	a project management fee equal to 4% of the total project costs associated with the implementation of the capital improvement budget, and 3% of total project costs to the extent the capital improvement budget and/or renovation project involves the expenditure of an amount in excess of 5% of gross revenues for that fiscal year.

•	We and our operating partnership will enter into a mutual exclusivity agreement with Remington Lodging, Remington Hotel, and Messrs. Archie and Montgomery Bennett. Pursuant to this exclusivity agreement, we will have a first right of refusal to purchase or originate any lodging-related investments identified by these entities and any of their respective affiliates. Also, pursuant to this agreement, Remington Lodging will manage and provide certain project management and development services for all future properties that we acquire, unless our independent directors unanimously vote to hire a different manager. In connection with any development services provided by Remington Lodging, Remington Lodging will be entitled to a development fee equal to 3% of the total project costs associated with the development.

•	In connection with the consummation of this offering and the consummation of the formation transactions, Messrs. Archie and Montgomery Bennett will receive certain direct and indirect benefits as described in this prospectus.

•	Eight employees of Remington Hotel Corporation, including Messrs. Archie and Montgomery Bennett and Messrs. Kessler and Nunneley, and three employees of Ashford Financial Corporation, including Messrs. Kimichik and Brooks, will become our employees.

•	We will provide registration rights to holders of common stock to be issued either in connection with our acquisition of the initial properties or upon redemption of units in our operating partnership, in each case that were issued in connection with this offering.

•	The obligation of the transferors or their affiliates to pay tax on the unrealized gain resulting from the transfer of equity interests in the five initial hotels being contributed to us in exchange for limited partnership interests will be deferred. In addition, with respect to the initial contributed properties, we have agreed to pay the contributors’ tax liability if we reduce the indebtedness related to one of our initial hotels or if we dispose of any of the contributed properties within 10 years of the date of this offering, unless we dispose of such property in a tax-deferred transaction, such as a like-kind exchange under §1031 of the Internal Revenue Code.

Our Structure

      The following chart shows the structure of our company following completion of the offering and the formation transactions:

Restricted Stock Holders
Public Shareholders
Archie and Montgomery Bennett
Archie and Montgomery Bennett
1.26%(1)
95.12%
3.62%
100%
Ashford Hospitality Trust, Inc. (Maryland corporation)
Ashford Financial Corporation (Texas corporation)
Remington Hotel Corporation (Texas corporation)
Remington Lodging & Hospitality, L.P. (Delaware limited partnership)
Sole Member
Officers, Directors and Others
Ashford OP General Partner LLC (Delaware LLC)
Ashford OP Limited Partner LLC (Delaware LLC)
Management Agreement
11.19%(2)
General Partner .01%
Limited Partner 86.32%
2.48%(2)
Sole Member
Ashford Hospitality Limited Partnership (Delaware limited partnership)
100%
Ashford Properties General Partner LLC (Delaware LLC)
Limited Partner 99.99%
Ashford TRS Corporation (Delaware corporation)
General Partner .01%
Property Partnerships
Leases

(1)	Certain of our executive officers will own restricted shares, representing approximately 0.85% of our outstanding common stock, subject to vesting requirements; our independent directors will own restricted shares, representing approximately 0.07% of our outstanding common stock; and Friedman Billings Ramsey will beneficially own restricted shares representing 0.34% of our outstanding common stock.

(2)	Messrs. Archie and Montgomery Bennett will beneficially own 12.02% of Ashford Hospitality Limited Partnership (2.48% through their 100% ownership of Ashford Financial Corporation). Mr. Marty Edelman and certain family members will beneficially own .53%. Mr. David Brooks will beneficially own 0.53%. Mr. Mark Nunneley will beneficially own 0.21%. Two employees of Remington Hotel Corporation will beneficially own 0.38%.

Benefits to Related Parties

      Three of our directors, Messrs. Archie and Montgomery Bennett and Mr. Edelman (or his family members), two of our executive officers, Messrs. Brooks and Nunneley, and two employees of Remington Hotel Corporation, Mr. Mark Sharkey and Ms. Mary Villarreal, indirectly own 100% of the interests in the entities that own all of our initial assets. In exchange for these initial assets, we will give total consideration of $143.5 million, in the form of (i) 5,657,916 limited partnership units in our operating partnership, valued at $56.6 million, (ii) 216,634 shares of our common stock, valued at $2.2 million, (iii) $3.0 million in cash and (iv) $81.7 million in the form of assumption of debt ($65.7 million of which will be repaid at closing).

      The following chart depicts, on an individual basis, the total value of consideration to be received by each of our affiliates in connection with our acquisition of the initial assets:

		Number of Shares
	Number of Units	of Common Stock	Cash	Value of
Contributor	to be Received	to be Received	Payments	Consideration

Archie Bennett, Jr.	2,486,957	108,317	$1,500,000	$27,452,740
Montgomery J. Bennett	2,486,957	108,317	1,500,000	27,452,740
Marty Edelman	220,646			2,206,460
David A. Brooks	220,646			2,206,460
Mark Nunneley	88,258			882,580
Mark Sharkey	110,323			1,103,230
Mary Villareal	44,129			441,290

      Additionally, Messrs. Archie and Montgomery Bennett beneficially own 100% of Remington Lodging & Hospitality, L.P., our hotel manager, and will benefit from the payment of management and other fees by us to Remington Lodging pursuant to our management agreement or the mutual exclusivity agreement. We intend to engage Remington Lodging as the property manager for our six initial hotels and for any future hotels that we lease to Ashford TRS. Under the terms of the management agreement, Remington Lodging will receive a base management fee, and if the hotels meet and exceed certain identified thresholds, an additional incentive management fee. In certain instances, Remington Lodging will also be entitled to project management fees and other fees under the management agreement and to development fees under the mutual exclusivity agreement. Set forth below is a summary of each of the fees payable to Remington Lodging and affiliated entities, by hotel property, pursuant to the management agreement and the exclusivity agreement as well as the cumulative amount of such fees for the trailing 12 months ended

March 31, 2003 with respect to the six initial properties, assuming these agreements had been in place during such period.

		Actual Amount for the
		Initial Properties for the
		12 months ended
Type of Fee	Calculation	March 31, 2003(1)

Management Fee	Monthly base management fee equal to the greater of: (i) $10,000 (increased annually based on consumer price index) and (ii) 3% of the gross monthly revenues	$1,059,561
	Annual incentive management fee equal to the lesser of: (i) 1% of gross annual revenues and (ii) the amount by which the actual gross operating profit exceeds the target gross operating profit in the annual operating budget.	none

Project Management Fee	4% of the total project costs associated with the implementation of the capital improvement until the total project costs equal 5% of gross revenues, and then 3% of project costs for expenditures in excess of 5% of the gross revenue threshold.	20,771

Development Fee	3% of total project costs associated with the development	none

Other Fees	Then-current market rates	356,531

Total		$1,436,863 (2)

(1)	Assuming the new management agreement was in place during such period.

(2)	The total actual amount for the 12 months ended March 31, 2003 paid under the existing management agreement, which will be terminated upon the consummation of this offering, is the same as the total shown assuming the new management agreement was in place during such period.

     We and our operating partnership will enter into a mutual exclusivity agreement with Remington Lodging, Remington Hotel and Messrs. Archie and Montgomery Bennett. Pursuant to this agreement, we will have the right of first refusal to pursue all lodging investment opportunities identified by Remington Lodging or Remington Hotel or their affiliates, including Messrs. Archie and Montgomery Bennett. Also, unless our independent directors have unanimously elected to engage another manager or developer, if we elect to pursue an investment opportunity that consists of buying a hotel property or buying land for the purpose of building a hotel property or constructing hotel improvements, we will hire Remington Lodging to manage the hotel, build the hotel, construct the improvements or provide project management or other services. Certain existing investments, management arrangements and exchanges pursuant to existing contractual obligations, as well as investment opportunities where our independent directors vote unanimously to engage another manager or developer, are excluded from the mutual exclusivity agreement.

Conflicts of Interest

      Some of our directors and executive officers have interests that may conflict with our interests and result in them receiving personal benefits from this offering. Mr. Archie Bennett, Jr., our Chairman, and his son, Mr. Montgomery Bennett, our President and Chief Executive Officer, and certain of our other executive officers and family members of one of our anticipated directors own beneficial interests in the entities from which we are acquiring our initial assets. As such, they are beneficiaries of the payments to be made by us under the contribution, sale or assignment agreements pursuant to which we will acquire our initial assets in connection with the formation transactions.

      We have also agreed to indemnify the contributors for any tax liability they incur if we reduce the indebtedness related to one of the contributed properties or if we dispose of any contributed property within 10 years of the date of this offering, unless we dispose of such property in a tax-deferred transaction. We have agreed, until the tenth anniversary of the consummation of this offering, to indemnify each of the contributors of our initial assets, including Messrs. Archie and Montgomery Bennett and certain other affiliates, against adverse tax consequences to them in the event that we directly or indirectly sell, exchange or otherwise dispose of, in a taxable transaction, five properties contributed to us in exchange for operating partnership units. In addition, under the debt maintenance provisions of the tax indemnity agreements, we have agreed to use commercially reasonable efforts to maintain certain levels of indebtedness which will, among other things, allow the contributors to defer the recognition of gain in connection with the contribution of one of our hotel properties as part of the formation transactions.

      Additionally, Messrs. Archie and Montgomery Bennett beneficially own 100% of the manager of our properties, Remington Lodging. Thus, Messrs. Archie and Montgomery Bennett will benefit from the fees paid to Remington Lodging under the management agreement as well as any development fees paid to Remington Lodging under the exclusivity agreement. The initial term of the management agreement is 10 years, with three seven-year and one four-year renewal options. Each renewal is within the sole discretion of Remington Lodging, provided it has satisfied certain minimum performance standards. If we terminate the management agreement, we will be required to pay Remington Lodging a substantial termination fee. Additionally, Messrs. Archie and Montgomery Bennett will benefit from the terms of the mutual exclusivity agreement, which limit our ability to engage other entities for property management, development, and other project management related services without the unanimous consent of our independent directors.

      In addition to their ownership interest in Remington Lodging, Messrs. Archie and Montgomery Bennett beneficially own 100% of Remington Hotel and Ashford Financial Corporation. Also, Mr. Archie Bennett, Jr., is the Chairman of Remington Hotel’s board of directors and Mr. Montgomery Bennett is a director of Remington Hotel and is its President and Chief Executive Officer. As a result, their fiduciary duties to us may conflict with their fiduciary duties to and pecuniary interest in Remington Hotel, Remington Lodging and Ashford Financial Corporation. Therefore, the negotiations and agreements between us, our wholly-owned subsidiaries or our operating partnership and these entities and their affiliates may not solely reflect the interests of our stockholders.

      To mitigate any potential conflicts of interest, our initial board of directors will consist of five independent directors, out of a total of seven. Furthermore, our charter requires that, at all times, a majority of our board of directors be independent directors. This independent director requirement may not be amended, altered, changed or repealed without the affirmative vote of at least a majority of the independent directors on our board of directors and the affirmative vote of the holders of at least two-thirds of our then outstanding common stock. Our directors also are subject to provisions of Maryland law that are designed to eliminate or minimize certain potential conflicts of interest. In addition, our charter contains a requirement that any transaction or agreement involving us, our wholly-owned subsidiaries or our operating partnership and a director or officer or an affiliate of any director or officer will require the approval of a majority of disinterested directors. However, there can be no assurance that these policies always will be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might not fully reflect the interests of all of our stockholders.

Corporate Information

      We were incorporated in Maryland on May 13, 2003. Our principal executive offices are located at 14180 Dallas Parkway, 9th floor, Dallas, Texas 75254. Our telephone number is (972) 490-9600. Mr. Montgomery Bennett currently owns all of our outstanding shares of common stock.

      We intend to elect to be treated as a REIT for federal income tax purposes. As a REIT, we will not incur federal income tax on our earnings to the extent that we distribute those earnings to our stockholders and as long as we meet the tests required by the Internal Revenue Code. However, we will be subject to tax at normal corporate rates on net income or capital gains not distributed to stockholders, and we may be subject to state income and franchise taxes. Moreover, Ashford TRS will be subject to federal and state income and franchise taxation on its taxable income. See “Federal Income Tax Consequences of our Status as a REIT.”

The Offering

Common stock	35,000,000 shares(1)

Common stock outstanding after this offering	36,797,333 shares(2)

Proposed NYSE symbol	“AHT”

(1)	Does not include 500,000 shares of restricted stock issuable to Messrs. Archie and Montgomery Bennett or 216,634 shares conveyed to a limited partnership, owned by Messrs. Archie and Montgomery Bennett, in exchange for one of our initial properties.

(2)	Includes (a) 500,000 shares of restricted stock issuable to Messrs. Archie and Montgomery Bennett; (b) 216,634 shares of restricted stock conveyed to a limited partnership, owned by Messrs. Archie and Montgomery Bennett, in exchange for one of our initial properties; (c) 25,000 shares of restricted stock issuable to our directors upon consummation of this offering; (d) 124,199 shares of restricted stock issuable to Friedman Billings Ramsey upon the consummation of this offering as compensation for services performed in connection with this offering; and (e) 931,500 shares of restricted stock issuable to our Chairman, our CEO and President, our Chief Operating Officer, our Chief Legal Officer, our Chief Financial Officer, our Chief Accounting Officer and other employees upon the consummation of this offering, subject to vesting based on continued service by such directors or employment by such officers. Excludes (a) 5,657,917 shares issuable upon the conversion of units of partnership interest in our operating partnership; and (b) 1,138,000 restricted shares issuable to executive officers as incentive compensation, at the discretion of the compensation committee.

Use of Proceeds

      We estimate that the net proceeds of this offering will be approximately $322.75 million, based upon the assumed price per share of common stock of $10 and after deducting the underwriting discount and estimated offering expenses payable by us. If the underwriter’s over-allotment option is exercised in full, our net proceeds will be approximately $371.57 million. We intend to use the net proceeds from the offering as follows:

•	approximately $65.7 million to repay mortgage indebtedness secured by the initial properties, including the discounted payoff of Covington debt and the $2.9 million redemption price of the special limited partner;

•	approximately $3.0 million to pay the cash portion of the acquisition cost related to the contribution of one of our initial properties;

•	approximately $2.0 million for working capital purposes; and

•	the remainder to fund the acquisition or origination of lodging-related assets and for general corporate purposes.

Distribution Policy

      To maintain our qualification as a REIT, we intend to make annual distributions to our stockholders of at least 90% of our taxable income (which does not necessarily equal net income as calculated in accordance with generally accepted accounting principles). Distributions will be authorized by our board of directors and declared by us based upon a variety of factors deemed relevant by our directors, and no assurance can be given that our dividend policy will not change in the future. Our ability to pay distributions to our stockholders will depend, in part, upon our receipt of distributions from our operating partnership, Ashford Hospitality Limited Partnership, which may depend upon receipt of lease payments with respect to our properties from our indirect, wholly-owned subsidiary and lessee, Ashford TRS, and, in turn, upon the management of our properties by Remington Lodging. Distributions to our stockholders will generally be taxable to our stockholders as ordinary income; however, because a portion of our investments will be equity ownership interests in hotels, which will result in depreciation and non-cash charges against our income, a portion of our distributions may constitute a tax-free return of capital. To the extent not inconsistent with maintaining our REIT status, we may maintain accumulated earnings of Ashford TRS in such entity.

      Our charter allows us to issue preferred stock with a preference on distributions. We currently have no intention to issue any preferred stock, but if we do, the dividend preference on the preferred stock could limit our ability to make a dividend distribution to our common stockholders.

      We anticipate adopting in the future, a dividend reinvestment plan that allows our stockholders that have enrolled in the plan to reinvest their distributions automatically in additional shares of common stock.

Summary Selected Financial Information

      The following table sets forth summary selected historical operating and financial data for Ashford Hospitality Trust, Inc. This information represents the historical financial condition and results of operations of entities that own the initial assets.

      The following summary selected historical combined financial information as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 were derived from audited financial statements contained elsewhere in this prospectus. The following summary selected historical combined financial information as of December 31, 2000, was derived from unaudited financial statements. The following summary selected historical combined financial information as of March 31, 2003 and for the three months ended March 31, 2003 and 2002, were derived from unaudited financial statements contained elsewhere in this prospectus. The unaudited historical combined financial statements include all adjustments, consisting of normal recurring adjustments, which we consider necessary for a fair presentation of our financial condition and the results of operations as of such dates and for such periods under accounting principles generally accepted in the United States.

      You should read the information below along with all other financial information and analysis presented in this prospectus, including the sections captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Ashford Hospitality Trust, Inc.’s combined financial statements and related notes included elsewhere in this prospectus.

	Three Months Ended
	March 31,		Year Ended December 31,

	2003	2002	2002	2001	2000

Operating Information:
Revenue
Total revenue	$8,532,756	$8,548,192	$35,357,781	$36,215,646	$29,303,224
Expenses
Operating expenses	6,739,209	6,384,756	27,134,438	27,381,490	20,488,035
Depreciation and amortization	1,115,000	1,162,689	4,833,551	4,446,486	3,249,308
Interest expense, net	1,494,800	1,568,106	6,482,710	7,294,163	4,853,159

Total expenses	9,349,009	9,115,551	38,450,699	39,122,139	28,590,502

Net (loss) income	$(816,253)	$(567,359)	$(3,092,918)	$(2,906,493)	$712,722

Balance Sheet Information
Investments in hotel properties, net	$84,135,187		$85,246,801	$88,874,078	$68,292,243
Cash and cash equivalents(2)	6,652,790		6,322,368	8,329,486	5,991,418
Total assets	94,144,329		95,416,446	100,001,305	77,046,232
Mortgage notes payable	82,096,150		82,126,150	80,410,792	49,355,734
Capital leases payable	593,548		621,351	277,810	92,370
Total liabilities and owners’ equity	$94,144,329		$95,416,446	$100,001,305	$77,046,232
Other Information
Cash Flow:
Provided by (used in) operating activities	$1,315,063	$462,353	$622,734	$1,108,150	$4,870,739
(Used in) provided by investing activities		$(905,666)	$(1,079,824)	$(24,899,286)	$(12,778,381)
(Used in) provided by financing activities	$(469,092)	$(99,423)	$(1,726,457)	$24,921,233	$8,315,129
Total number of rooms	1,094	1,094	1,094	1,094	906
Total number of hotels	6	6	6	6	5
EBITDA(1)	$1,801,945	$2,178,263	$8,276,828	$9,060,687	$8,976,193

(1)	EBITDA is defined as operating income (loss or income before net gain on sale of properties) before interest expense, income taxes, depreciation and amortization. We believe EBITDA is useful to investors as an indicator of our ability to service debt and pay cash distributions. EBITDA, as calculated by us, may not be comparable to EBITDA reported by other companies that do not define EBITDA exactly as we define the term. EBITDA does not represent cash generated from operating activities determined in accordance with generally accepted accounting principles (GAAP), and should not be considered as an alternative to operating income or net income determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.
(2)	Includes restricted cash.

Reconciliation of EBITDA
Net (loss) income	$(816,253)	$(567,359)	$(3,092,918)	$(2,906,493)	$712,722
Plus depreciation and amortization	1,115,000	1,162,689	4,833,551	4,446,486	3,249,308
Plus interest expense	1,503,198	1,582,933	6,536,195	7,520,694	5,014,163

EBITDA	$1,801,945	$2,178,263	$8,276,828	$9,060,687	$8,976,193

RISK FACTORS

      An investment in our common stock involves various risks. You should carefully consider the following risk factors in conjunction with the other information contained in this prospectus before purchasing our common stock. The risks discussed in this prospectus can adversely affect our business, liquidity, operating results, prospects and financial condition. This could cause the market price of our common stock to decline and could cause you to lose all or part of your investment. The risk factors described below are not the only risks that may affect us. Additional risks and uncertainties not presently known to us also may adversely affect our business, liquidity, operating results, prospects and financial condition.

Risks Related to Our Business

We are a blind pool and currently have no operations, and a substantial majority of the net offering proceeds has not been committed toward acquiring any specific assets.

      We were organized in May 2003 and have only nominal capitalization, currently equal to $1,000 in cash. Consequently, we are dependent on the net proceeds of the offering to commence our business operations.

      We have no operating history, have identified only six hotel properties, several asset management agreements and no mortgage loans to acquire and have not committed approximately 78.1% of the anticipated net proceeds of this offering to purchasing any specific assets. As a result, before investing, investors will not be able to evaluate the historical financial performance or economic merits of any assets we may later buy with our excess proceeds.

We may be unable to invest the excess proceeds raised in our initial public offering on acceptable terms or at all, which would harm our financial condition and operating results.

      Until we identify a real estate investment, including mortgage loans, consistent with our investment criteria, we intend to invest the portion of the proceeds of our initial public offering not used to repay indebtedness on the contributed properties in money market funds. We cannot assure you that we will be able to identify real estate investments that meet our investment criteria, that we will be successful in completing any investment we identify or that any investment we complete using the proceeds of our initial public offering will produce a return on our investment. Moreover, because we will not have identified these future investments at the time of our initial public offering, we will have broad authority to invest the excess proceeds of our initial public offering in any real estate investments that we may identify in the future.

Conflicts of interest could result in our management acting other than in our stockholders’ best interest.

      Conflicts of interest relating to Remington Hotel Corporation may lead to management decisions that are not in the stockholders’ best interest. The Chairman of our board of directors, Mr. Archie Bennett, Jr., serves as the Chairman of the board of directors of Remington Hotel, and our Chief Executive Officer and President, Mr. Montgomery Bennett serves as the Chief Executive Officer and President of Remington Hotel. Messrs. Archie and Montgomery Bennett own 100% of Remington Hotel. After completion of the offering, Remington Lodging, which is also 100% owned by Messrs. Archie and Montgomery Bennett, will manage our properties and provide related services and continue to provide property management services, fee development services and occasional property identification services for third parties. Additionally, Messrs. Archie and Montgomery Bennett will continue to own minority interests in several lodging properties not transferred to our operating partnership in connection with this offering.

      Messrs. Archie and Montgomery Bennett’s ownership interests in and management obligations to Remington Hotel and Remington Lodging will present them with conflicts of interest in making management decisions related to the commercial arrangements between us and Remington Hotel and may reduce the time and effort they each spend managing us. Our board of directors has adopted a policy that requires all management decisions relating to the management agreement with Remington Lodging be approved by a majority or, in certain circumstances, all of our independent directors. See “Policies and Objectives with Respect to Certain Activities — Conflict of Interest Policy.”

      Holders of units in our operating partnership, including members of our management team, may suffer adverse tax consequences upon our sale of certain properties. Therefore, holders of units, either directly or indirectly, including Messrs. Archie and Montgomery Bennett, Brooks, Nunneley and Edelman (or his family members), may have different objectives regarding the appropriate pricing and timing of a property’s sale. These officers and directors of ours may influence us not to sell or refinance certain properties, even if such sale or refinancing might be financially advantageous to our stockholders, or to enter into tax deferred exchanges with the proceeds of such sales when such a reinvestment might not otherwise be in our best interest.

      In addition, we have agreed to indemnify the contributors of our five initial properties contributed to us for operating partnership units, including (indirectly) Messrs. Archie and Montgomery Bennett, Brooks and Nunneley and Edelman (or his family members), against the income tax they may incur if we dispose of an initial property that they contributed to us in exchange for our operating partnership units. Because of this indemnification, our indemnified management team members may make decisions about selling one of the initial properties that is not in our stockholders’ best interest. If were to sell in a taxable transaction all five of the initial properties contributed to us in exchange for operating partnership units immediately after the closing of the offering, our estimated total tax indemnification obligation to our indemnified contributors, including a gross-up payment we would make, would be approximately $17.3 million.

      We have entered into a master hotel management agreement and an exclusivity agreement with Remington Lodging. The management agreement describes the terms of Remington Lodging’s management of our initial hotels and any future hotels of ours managed by Remington Lodging. If we terminate the management agreement as to any of the initial hotels within the first 10 years of the management agreement, or if we terminate any future hotel managed by Remington Lodging within the first year the future hotel becomes subject to the management agreement, we will be required to pay Remington Lodging a substantial termination fee. For example, if we were to terminate the management agreement with respect to all six of our initial hotels immediately after this offering, the fee would be approximately $10.6 million. The exclusivity agreement requires us to engage Remington Lodging, unless our independent directors unanimously determine otherwise, to manage any future hotel of ours and to develop any hotel we elect to develop. As the sole owners of Remington Lodging, which would receive any development, management and management termination fees payable by us under the management agreement, Messrs. Archie and Montgomery Bennett may influence our decisions to sell a hotel or acquire or develop a hotel when it is not in the best interests of our stockholders to do so.

Because we did not obtain independent appraisals of the initial assets and the negotiations on the related contribution agreements were not arm’s length negotiations, the consideration we pay for the initial assets may exceed their total fair market value.

      We did not obtain independent appraisals of the initial properties or the asset management and consulting agreements, and the terms of the contribution and sale agreements relating to these properties and other assets were not negotiated in an arm’s length transaction. The terms of these agreements and the valuation methods used to determine the value of the assets were determined by our management team. Certain of our directors and certain members of our management team specifically, Messrs. Archie and Montgomery Bennett, Edelman (or his family members), Brooks and Nunneley, will receive, indirectly through their ownership of the partnerships that currently own the initial hotel properties and Ashford Financial Corporation (which is contributing the asset management and consulting agreements), shares of our common stock and limited partnership units in our operating partnership, which are convertible into shares of our common stock. These officers and directors will receive total consideration for the initial assets of 5,657,917 units and 216,634 shares of common stock, which together approximate 13.8% of our outstanding common stock, with a value of $58.7 million. Messrs. Archie and Montgomery Bennett will also benefit from the fees earned by Remington Lodging in managing our hotel properties after the offering. It is possible that the consideration we give in exchange for our initial assets may exceed the fair market value of the assets and that we could realize less value from our initial assets than we would have realized if the contribution or sale agreements had been entered into with an unrelated third party or if we had obtained independent appraisals of the initial assets.

      In addition, the management agreement between us and Remington Lodging and the exclusivity agreement among us, Remington Hotel, Remington Lodging and Messrs. Archie and Montgomery Bennett were not negotiated in arm’s length transactions.

We may not realize the full estimated value of the asset management and consulting agreements contributed to us by Ashford Financial Corporation.

      The asset management and consulting agreements contributed to us by Ashford Financial Corporation relate to management and consulting services that Ashford Financial Corporation has agreed to perform for hotel property managers with respect to certain identified hotel properties. Ashford Financial Corporation is 100% owned by Messrs. Archie and Montgomery Bennett. The agreements provide for annual payments to us, as the assignee of Ashford Financial Corporation, in consideration for our performance of certain asset management and consulting services. These services relate to 27 hotel properties managed by eight management companies. The exact amount of the consideration due to us is contingent upon the revenue generated by the hotels underlying the asset management and consulting agreements. Initially, the estimated payment to us under these agreements will be approximately $1.2 million per year. Ashford Financial Corporation has guaranteed a minimum payment to us of $1.2 million per year, subject to adjustments based on the consumer price index, for five years beginning on the completion of this offering. If any property underlying any asset management and consulting agreement is sold at any time, we will no longer derive any income from such property, and the amount of income we receive under the applicable asset management and consulting agreement will be decreased. Any sale or related decrease in income, however, will not affect the amount guaranteed by Ashford Financial Corporation under its guaranty. Each of the eight management companies is either owned 100% by Messrs. Archie and Montgomery Bennett, or is a wholly-owned subsidiary of Remington Hotel Corporation, which is owned 100% by Messrs. Archie and Montgomery Bennett. Messrs. Archie and Montgomery Bennett also have a minority ownership interest in the hotel properties benefiting from the services provided pursuant to the asset management and consulting agreements. Although they do not own a controlling interest in such properties, Messrs. Archie and Montgomery Bennett may benefit from a future sale of the properties.

Tax indemnification obligations that apply in the event that we sell certain properties could limit our operating flexibility.

      If we dispose of any of the five initial properties that were contributed to us in exchange for units in our operating partnership, we may be obligated to indemnify the contributors, in which Messrs. Archie and Monty Bennett have substantial ownership interests, against the tax consequences of the sale. We have agreed to pay a contributor’s tax liability if we dispose of a property contributed by the contributor in a taxable transaction before the earlier of:

•	10 years after the contribution of such property, and

•	the date on which the contributor no longer owns, in the aggregate, at least 25% of the units we issued to the contributor at the time of its contribution of property to our operating partnership.

      This tax indemnity will be equal to the amount of the federal and state income tax liability the contributor incurs with respect to the gain allocated to the contributor. The terms of the contribution agreements also require us to gross up the tax indemnity payment for the amount of income taxes due as a result of the tax indemnity payment. While the tax indemnities do not contractually limit our ability to conduct our business in the way we desire, we are less likely to sell any of the contributed properties in a taxable transaction during the indemnity period. Instead, we would either hold the property for the entire indemnity period or seek to transfer the property in a tax-deferred like-kind exchange. In addition, a condemnation of one of our properties could trigger our tax indemnification obligations.

      If we were to sell in a taxable transaction all five of the initial properties contributed to us in exchange for operating partnership units immediately after the closing of the offering, our estimated total tax indemnification obligation to our indemnified contributors, including the gross-up payment, would be approximately $17.3 million. See “Certain Relationships and Related Transactions — Contribution of Initial Properties.”

      In addition, under the tax indemnification agreements, we have agreed for a period of 10 years to use commercially reasonable efforts to maintain non-recourse indebtedness in the amount of at least $16.0 million, which will allow the contributors to defer recognition of gain in connection with the contribution of the Las Vegas hotel property as part of our formation.

Our executive officers have no experience operating a public company or REIT.

      None of our executive officers has any experience managing a public company or a REIT. This inexperience on the part of our officers could have an adverse effect on our operations.

Because our executive officers will have broad discretion to allocate proceeds, they may acquire mortgage securities or other assets where the investment returns are substantially below expectations or which result in net operating losses.

      Our executive officers will have broad discretion, within the general investment criteria established by our board of directors, to allocate the proceeds of the offering and to determine the timing of investment of such proceeds. Such discretion could result in allocation of proceeds to assets where the investment returns are substantially below expectations or which result in net operating losses, which would materially and adversely affect our business, operations and results.

Hotel franchise requirements could adversely affect distributions to our stockholders.

      We must comply with operating standards and terms and conditions imposed by the franchisors of the hotel brands under which our initial hotels operate as well as any hotels we may acquire in the future. The franchisors periodically inspect their licensed hotels to confirm adherence to their operating standards. The failure of a hotel to maintain standards could result in the loss or cancellation of a franchise license. With respect to operational standards, we rely on our property manager, Remington Lodging, to conform to such standards. The franchisors may also require us to make certain capital improvements to maintain the hotel in accordance with system standards, the cost of which can be substantial. It is possible that a franchisor could condition the continuation of a franchise on the completion of capital improvements that our management or board of directors determines are too expensive or otherwise not economically feasible in light of general economic conditions or the operating results or prospects of the affected hotel. In that event, our management or board of directors may elect to allow the franchise to lapse or be terminated which could result in a change in brand franchising or operation of the hotel as an independent hotel.

      In addition, when the term of a franchise expires, the franchisor has no obligation to issue a new franchise. The loss of a franchise could have a material adverse effect on the operations or the underlying value of the affected hotel because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor. The loss of a franchise could also have a material adverse effect on cash available for distribution to stockholders.

The events of September 11, 2001, the current U.S. economic recession and the recent military action in Iraq have negatively affected the performance of the initial properties and the hotel industry and may negatively affect our future results of operations and financial condition.

      The terrorist attacks of September 11, 2001, their after-effects (including the prospects for more terror attacks in the U.S.), the U.S.-led military action in Iraq and the general economic climate have substantially reduced business and leisure travel throughout the United States and hotel industry revenue per available room, or RevPAR, generally. We cannot predict the extent to which these factors will continue to directly or indirectly impact the hotel industry or our operating results in the future. Continued lower RevPAR at the initial properties or any acquired property or a property securing a mortgage loan originated or acquired by us could have an adverse effect on our results of operations and financial condition, including our ability to remain in compliance with any debt covenants to which we may be or may become subject, our ability to fund capital improvements at our hotels, and our ability to make stockholder distributions necessary to maintain our status as a REIT. Additional terrorist attacks, acts of war or similar events could have further material adverse effects on the hotel industry at large and our operations in particular.

Our investments will be concentrated in particular segments of a single industry.

      Our entire proposed business is hotel related. Our current investment strategy is to acquire or develop mid to upscale hotels, acquire first mortgages on hotel properties, invest in other mortgage-related instruments such as mezzanine loans to hotel owners and operators and participate in hotel sale-leaseback transactions. Continued adverse conditions in the hotel industry will have a material adverse effect on our operating and investment revenues and cash available for distribution to our stockholders.

We rely on Remington Lodging to operate our hotels and for our cash flow.

      For us to continue to qualify as a REIT, third parties must operate our hotels. A REIT may lease its hotels to taxable REIT subsidiaries in which the REIT can own up to a 100% interest. A TRS pays corporate level income tax and may retain any after-tax income. A REIT must satisfy certain conditions to use the TRS structure. One of those conditions is that the TRS must hire, to manage the hotels, an “eligible independent contractor” (“EIC”) that is actively engaged in the trade or business of managing hotels for parties other than the REIT. An EIC cannot (i) own more than 35% of the REIT, (ii) be owned more than 35% by persons owning more than 35% of the REIT or (iii) provide any income to the REIT (i.e., the EIC cannot pay fees to the REIT and the REIT cannot own any debt or equity securities of the EIC).

      Accordingly, while we may lease hotels to a TRS that we own, the TRS must engage a third-party operator to manage the hotels and our ability to direct and control how our hotels are operated is less than if we were able to manage our hotels directly. We have entered into a management agreement with Remington Lodging, which is owned 100% by Messrs. Archie and Montgomery Bennett, to manage all of the contributed properties and to manage any new lodging properties that we may later acquire. We do not supervise Remington Lodging or its personnel on a day-to-day basis, and we cannot assure you that Remington Lodging will manage our properties in a manner that is consistent with its obligations under the management agreement or our obligations under our hotel franchise agreements, that Remington Lodging will not be negligent in its performance or engage in other criminal or fraudulent activity, or that Remington Lodging will not otherwise default on its management obligations to us. If any of the foregoing occurs, our relationships with the franchisors may be damaged and we may then be in breach of the franchise agreement, and we could incur liabilities resulting from loss or injury to our property or to persons at our properties, any of which could have a material adverse effect on our operating results and financial condition, as well as our ability to pay dividends to stockholders.

If we cannot obtain financing, our growth will be limited.

      We are required to distribute to our stockholders at least 90% of our taxable income each year to continue to qualify as a REIT. As a result, our retained earnings available to fund acquisitions, development or other capital expenditures are nominal. After investing the proceeds of this offering, we will rely upon the availability of additional debt or equity capital to fund these activities. Our long-term ability to grow through acquisitions or development of hotel-related assets will be limited if we cannot obtain additional financing. Market conditions may make it difficult to obtain financing, and we cannot assure you that we will be able to obtain additional debt or equity financing or that we will be able to obtain it on favorable terms.

Our business strategy depends on our rapid growth and quick investment of the offering proceeds. We may fail to integrate additional investments into our operations or otherwise manage our planned growth, which may adversely affect our operating results.

      Our business plan contemplates a period of rapid growth following the completion of this offering. We cannot assure you that if we in fact experience rapid growth in our investment portfolio we will be able to adapt our management, administrative, accounting and operational systems, or hire and retain sufficient operational staff to integrate these investments into our portfolio and manage any future acquisitions of additional assets without operating disruptions or unanticipated costs. Acquisition of any additional portfolio of properties or mortgages would generate additional operating expenses that we would be required to pay. As we acquire additional assets, we will be subject to the operational risks associated with owning new lodging properties. Our failure to integrate successfully any future acquisitions into our portfolio could have a material adverse effect on our results of operations and financial condition and our ability to pay dividends to stockholders.

We may be unable to generate sufficient revenue from operations to pay our operating expenses and to pay dividends to our stockholders.

      As a REIT, we are required to distribute at least 90% of our taxable income each year to our stockholders. We intend to distribute to our stockholders all or substantially all of our taxable income each year so as to qualify for the tax benefits accorded to REITs, but our ability to make distributions may be adversely affected by the risk factors described in this prospectus. Our initial properties had cumulative net losses of approximately $3.1 million and $2.9 million, respectively, for the years ended December 31, 2002, and 2001. These losses include non-cash expenses for depreciation of $4.8 million and $4.4 million for 2002 and 2001, respectively. We cannot assure you that we will be able to make distributions in the future. In the event of continued or future downturns in our operating results and financial performance or unanticipated capital improvements to our hotels or declines in the value of our mortgage portfolio, we may be unable to declare or pay distributions to our stockholders. The timing and amount of distributions are in the sole discretion of our board of directors, which will consider, among other factors, our financial performance, debt service obligations and applicable debt covenants (if any), and capital expenditure requirements.

We are subject to various risks related to our use of, and dependence on, debt.

      The amount we have to pay on variable rate debt increases as interest rates increase, which may decrease cash available for distribution to stockholders. We cannot assure you that we will be able to meet our debt service obligations. If we do not meet our debt service obligations, we risk the loss of some or all of our assets to foreclosure. Changes in economic conditions or our financial results or prospects could (i) result in higher interest rates on variable rate debt, (ii) reduce the availability of debt financing generally or debt financing at favorable rates, (iii) reduce cash available for distribution to stockholders and (iv) increase the risk that we could be forced to liquidate assets to repay debt, any of which could have a material adverse affect us.

      If we violate covenants in any debt agreements, we could be required to repay all or a portion of our indebtedness before maturity at a time when we might be unable to arrange financing for such repayment on attractive terms, if at all. Violations of certain debt covenants may result in our being unable to borrow unused amounts under a line of credit, even if repayment of some or all borrowings is not required.

      In any event, financial covenants under our current or future debt obligations could impair our planned business strategies by limiting our ability to borrow (i) beyond certain amounts or (ii) for certain purposes.

      While our initial policy is to limit the leverage on our investments to 60% of gross assets, our board of directors may change this and our other operating policies and strategies at any time without stockholder approval. Our governing instruments do not contain any limitation on our ability to incur indebtedness.

 An interest rate mismatch could occur between asset yields and borrowing rates, resulting in decreased yields on our investment portfolio.

      Our operating results will depend in part on differences between the income from our assets (net of credit losses) and our borrowing costs. We intend to fund the origination and acquisition of a portion of our assets with borrowings that have interest rates that reset relatively rapidly, such as monthly or quarterly. We anticipate that, in many cases, the income from our assets will respond more slowly to interest rate fluctuations than the cost of our borrowings, creating a mismatch between asset yields and borrowing rates. Consequently, changes in interest rates, particularly short-term interest rates, may influence our net income. Increases in these rates will tend to decrease our net income and market value of our mortgage assets. We will incur operating losses if interest rate fluctuations result in our interest expense exceeding interest income.

We compete with other hotels for guests. We will also face competition for acquisitions of lodging properties and of desirable mortgage investments.

      The upscale and mid-price segments of the hotel business are competitive. Our hotels compete on the basis of location, room rates, quality, service levels, reputation, and reservation systems, among many other factors. New hotels may be constructed and these additions to supply create new competitors, in some cases without corresponding increases in demand for hotel rooms. The result in some cases may be lower revenue, which would result in lower cash available for distribution to stockholders.

      We will compete for hotel acquisitions with entities that have similar investment objectives as we do. This competition could limit the number of suitable investment opportunities offered to us. It may also increase the bargaining power of property owners seeking to sell to us, making it more difficult for us to acquire new properties on attractive terms or on the terms contemplated in our business plan.

      We will also compete for mortgage asset investments with numerous public and private real estate investment vehicles, such as mortgage banks, pension funds, other REITs, institutional investors and individuals. Mortgages and other investments are often obtained through a competitive bidding process. In addition, competitors may seek to establish relationships with the financial institutions and other firms from which we intend to purchase such assets. Competition may result in higher prices for mortgage assets, lower yields and a narrower spread of yields over our borrowing costs.

      In addition, competition for desirable investments could delay the investment of proceeds from this offering in desirable assets, which may, in turn, negatively affect our ability to pay dividends. There can be no assurance that we will achieve investment results that will allow any specified level of cash distribution.

      Many of our competitors are larger than us, may have access to greater capital, marketing and other resources, may have personnel with more experience than our officers, may be able to accept higher levels of debt or otherwise may tolerate more risk than us, may have better relations with hotel franchisors, sellers or lenders and may have other advantages over us in conducting certain business and providing certain services.

We may engage in hedging transactions, which can limit our gains and increase exposure to losses.

      We may enter into hedging transactions to protect us from the effects of interest rate fluctuations on floating rate debt and also to protect our portfolio of mortgage assets from interest rate and prepayment rate fluctuations. Our hedging transactions may include entering into interest rate swap agreements or interest rate cap or floor agreements, purchasing or selling futures contracts, purchasing put and call options on securities or securities underlying futures contracts, or entering into forward rate agreements. Hedging activities may not have the desired beneficial impact on our results of operations or financial condition. No hedging activity can completely insulate us from the risks associated with changes in interest rates and prepayment rates. Moreover, interest rate hedging could fail to protect us or adversely affect us because, among other things:

•	Available interest rate hedging may not correspond directly with the interest rate risk for which protection is sought.

•	The duration of the hedge may not match the duration of the related liability.

•	The party owing money in the hedging transaction may default on its obligation to pay.

•	The credit quality of the party owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction.

•	The value of derivatives used for hedging may be adjusted from time to time in accordance with accounting rules to reflect changes in fair value. Downward adjustments, or “mark-to-market losses,” would reduce our stockholders’ equity.

      Hedging involves risk and typically involves costs, including transaction costs, that may reduce our overall returns on our investments. These costs increase as the period covered by the hedging increases and during periods of rising and volatile interest rates. These costs will also limit the amount of cash available for distributions to stockholders. We generally intend to hedge as much of the interest rate risk as management determines is in our best interests given the cost of such hedging transactions. The REIT qualification rules may limit our ability to enter into hedging transactions by requiring us to limit our income from qualified hedges. See “Risks Related to Our Status as a REIT — Complying with REIT requirements may limit our ability to hedge effectively.” If we are unable to hedge effectively because of the REIT rules, we will face greater interest rate exposure than may be commercially prudent.

We may not be able to sell our investments on favorable terms.

      We may decide to sell investments for a variety of reasons. We cannot assure you that we will be able to sell any of our investments on favorable terms, or that our investments will not be sold for a loss.

Risks Related to Hotel Investments

We are subject to general risks associated with operating hotels.

      Our hotels (and the hotels underlying our mortgage and mezzanine loans) are subject to various operating risks common to the hotel industry, many of which are beyond our control, including the following:

•	our hotels compete with other hotel properties in their geographic markets and many of our competitors have substantial marketing and financial resources;

•	over-building in our markets, which adversely affects occupancy and revenues at our hotels;

•	dependence on business and commercial travelers and tourism; and

•	adverse effects of general, regional and local economic conditions and increases in energy costs or labor costs and other expenses affecting travel, which may affect travel patterns and reduce the number of business and commercial travelers and tourists.

      These factors could adversely affect our hotel revenues and expenses, as well as the hotels underlying our mortgage and mezzanine loans, which in turn would adversely affect our ability to make distributions to our stockholders.

We may have to make significant capital expenditures to maintain our lodging properties.

      Our hotels have an ongoing need for renovations and other capital improvements, including replacements of furniture, fixtures and equipment. The franchisors of our hotels may also require periodic capital improvements as a condition of keeping the franchise licenses. Generally, we are responsible for the costs of these capital improvements, which gives rise to the following risks:

•	cost overruns and delays;

•	renovations can be disruptive to operations and can displace revenue at the hotels, including revenue lost while rooms under renovation are out of service;

•	the cost of funding renovations and the possibility that financing for these renovations may not be available on attractive terms; and

•	the risk that the return on our investment in these capital improvements will not be what we expect.

      If we have insufficient cash flow from operations to fund needed capital expenditures, then we will need to borrow to fund future capital improvements.

The hotel business is seasonal, which will affect our results of operations from quarter to quarter.

      The hotel industry is seasonal in nature. Generally, occupancy rates and hotel revenues are greater in the second and third quarters than in the first and fourth quarters. This seasonality can cause quarterly fluctuations in our revenues.

Our development activities may be more costly than we have anticipated.

      As part of our growth strategy, we may develop additional hotels. Hotel development involves substantial risks, including that:

•	actual development costs may exceed our budgeted or contracted amounts;

•	construction delays may prevent us from opening hotels on schedule;

•	we may not be able to obtain all necessary zoning, land use, building, occupancy and construction permits;

•	our developed properties may not achieve our desired revenue or profit goals;

•	we face intense competition for suitable development sites from competitors with greater financial resources than ours; and

•	we may incur substantial development costs and then have to abandon a development project before completion.

Risks Relating to Investments in Mortgages and Mezzanine Loans

Mortgage investments that are not United States government insured and non-investment grade mortgage assets involve risk of loss.

      We intend to originate and acquire lodging-related uninsured and non-investment grade mortgage loans and mortgage assets, including mezzanine loans, as part of our investment strategy. While holding these interests, we will be subject to risks of borrower defaults, bankruptcies, fraud and losses and special hazard losses that are not covered by standard hazard insurance. Also, the costs of financing the mortgage loans could exceed the return on the mortgage loans. In the event of any default under mortgage loans held by us, we will bear the risk of loss of principal and non-payment of interest and fees to the extent of any deficiency between the value of the mortgage collateral and the principal amount of the mortgage loan. To the extent we suffer such losses with respect to our investments in mortgage loans, our value and the price of our common stock may be adversely affected.

We intend to invest in non-recourse loans, which will limit our recovery to the value of the mortgaged property.

      Our mortgage loans will generally be non-recourse. With respect to our non-recourse mortgage loans, in the event of a borrower default, the specific mortgaged property and other assets, if any, pledged to secure the relevant mortgage loan, may be less than the amount owed under the mortgage loan. As to those mortgage loans that provide for recourse against the borrower and its assets generally, we cannot assure you that the recourse will provide a recovery in respect of a defaulted mortgage loan greater than the liquidation value of the mortgaged property securing that mortgage loan.

Interest rate fluctuations will affect the value of our mortgage assets, net income and common stock.

      Interest rates are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control. Interest rate fluctuations can adversely affect our income and value of our common stock in many ways and present a variety of risks including the risk of variances in the yield curve, a mismatch between asset yields and borrowing rates, and changing prepayment rates.

      Variances in the yield curve may reduce our net income. The relationship between short-term and longer-term interest rates is often referred to as the “yield curve.” Short-term interest rates are ordinarily lower than longer-term interest rates. If short-term interest rates rise disproportionately relative to longer-

term interest rates (a flattening of the yield curve), our borrowing costs may increase more rapidly than the interest income earned on our assets. Because our assets may bear interest based on longer-term rates than our borrowings, a flattening of the yield curve would tend to decrease our net income and the market value of our mortgage loan assets. Additionally, to the extent cash flows from investments that return scheduled and unscheduled principal are reinvested in mortgage loans, the spread between the yields of the new investments and available borrowing rates may decline, which would likely decrease our net income. It is also possible that short-term interest rates may exceed longer-term interest rates (a yield curve inversion), in which event our borrowing costs may exceed our interest income and we could incur operating losses.

      The effect of a mismatch between asset yields and borrowing rates is explained above under “Risks Related to our Business — An interest rate mismatch could occur between asset yields and borrowing rates, resulting in decreased yields on our investment portfolio.” The effect of mortgage prepayments are explained in the risk factor immediately below.

Prepayment rates on our mortgage loans may adversely affect our yields.

      The value of our mortgage loan assets may be affected by prepayment rates on investments. Prepayment rates are influenced by changes in current interest rates and a variety of economic, geographic and other factors beyond our control, and consequently, such prepayment rates cannot be predicted with certainty. To the extent we originate mortgage loans, we expect that such mortgage loans will have a measure of protection from prepayment in the form of prepayment lock-out periods or prepayment penalties. However, this protection may not be available with respect to investments that we acquire but do not originate. In periods of declining mortgage interest rates, prepayments on mortgages generally increase. If general interest rates decline as well, the proceeds of such prepayments received during such periods are likely to be reinvested by us in assets yielding less than the yields on the investments that were prepaid. In addition, the market value of mortgage investments may, because of the risk of prepayment, benefit less from declining interest rates than from other fixed-income securities. Conversely, in periods of rising interest rates, prepayments on mortgages generally decrease, in which case we would not have the prepayment proceeds available to invest in assets with higher yields. Under certain interest rate and prepayment scenarios we may fail to fully recoup our cost of acquisition of certain investments.

      Before making any investment, we will consider the expected yield of the investment and the factors that may influence the yield actually obtained on such investment. These considerations will affect our decision whether to originate or purchase such an investment and the price offered for such an investment. No assurances can be given that we can make an accurate assessment of the yield to be produced by an investment. Many factors beyond our control are likely to influence the yield on the investments, including, but not limited to, competitive conditions in the local real estate market, local and general economic conditions and the quality of management of the underlying property. Our inability to accurately assess investment yields may result in our purchasing assets that do not perform as well as expected, which may adversely affect the price of our common stock.

Volatility of values of mortgaged properties may adversely affect our mortgage loans.

      Lodging property values and net operating income derived from lodging properties are subject to volatility and may be affected adversely by a number of factors, including the risk factors described in this prospectus relating to general economic conditions, operating lodging properties and owning real estate investments. In the event its net operating income decreases, a borrower may have difficulty paying our mortgage loan, which could result in losses to us. In addition, decreases in property values reduce the value of the collateral and the potential proceeds available to a borrower to repay our mortgage loans, which could also cause us to suffer losses.

Mezzanine loans involve greater risks of loss than senior loans secured by income producing properties.

      We expect to make and acquire mezzanine loans. These types of mortgage loans are considered to involve a higher degree of risk than long-term senior mortgage lending secured by income-producing real property due to a variety of factors, including the loan being entirely unsecured or, if secured, becoming unsecured as a result of foreclosure by the senior lender. We may not recover some or all of our investment in these loans. In addition, mezzanine loans may have higher loan-to-value ratios than conventional mortgage loans resulting in less equity in the property and increasing the risk of loss of principal.

We have not established investment criteria limiting geographical concentration of our mortgage investments or requiring a minimum credit quality of borrowers.

      We have not established any limit upon the geographic concentration of properties securing mortgage loans acquired or originated by us or the credit quality of borrowers of uninsured mortgage assets acquired or originated by us. As a result, properties securing our mortgage loans may be overly concentrated in certain geographic areas and the underlying borrowers of our uninsured mortgage assets may have low credit quality. We may experience losses due to geographic concentration or low credit quality.

Risks Related to the Real Estate Industry

Mortgage debt obligations expose us to increased risk of property losses, which could harm our financial condition, cash flow and ability to satisfy our other debt obligations and pay dividends.

      Incurring mortgage debt increases our risk of property losses because defaults on indebtedness secured by properties may result in foreclosure actions initiated by lenders and ultimately our loss of the property securing any loans for which we are in default. For tax purposes, a foreclosure of any of our properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure but would not receive any cash proceeds. As a result, we may be required to identify and utilize other sources of cash for distributions to our stockholders of that income.

      In addition, our default under any one of our mortgage debt obligations may increase the risk of our default on our other indebtedness. If this occurs, our financial condition, cash flow and ability to satisfy our other debt obligations or ability to pay dividends may be harmed.

Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties and harm our financial condition.

      Because real estate investments are relatively illiquid, our ability to promptly sell one or more properties or mortgage loans in our portfolio in response to changing economic, financial and investment conditions is limited. The real estate market is affected by many factors that are beyond our control, including:

•	adverse changes in national and local economic and market conditions;

•	changes in interest rates and in the availability, cost and terms of debt financing;

•	changes in governmental laws and regulations, fiscal policies and zoning and other ordinances and costs of compliance with laws and regulations;

•	the ongoing need for capital improvements, particularly in older structures;

•	changes in operating expenses; and

•	civil unrest, acts of war and natural disasters, including earthquakes and floods, which may result in uninsured and underinsured losses.

      We cannot predict whether we will be able to sell any property or loan for the price or on the terms set by us, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a property or loan. Because we intend to offer more flexible terms on our mortgage loans than some providers of commercial mortgage loans, we may have more difficulty selling or participating our loans to secondary purchasers than would these more traditional lenders.

      We may be required to expend funds to correct defects or to make improvements before a property can be sold. We cannot assure you that we will have funds available to correct those defects or to make those improvements. In acquiring a property, we may agree to lock-out provisions that materially restrict us from selling that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. These factors and any others that would impede our ability to respond to adverse changes in the performance of our properties could have a material adverse effect on our operating results and financial condition, as well as our ability to pay dividends to stockholders.

The costs of compliance with or liabilities under environmental laws may harm our operating results.

      Our properties (and the properties underlying our mortgage loans) may be subject to environmental liabilities. An owner of real property can face liability for environmental contamination created by the presence or discharge of hazardous substances on the property. We may face liability regardless of:

•	our knowledge of the contamination;

•	the timing of the contamination;

•	the cause of the contamination; or

•	the party responsible for the contamination of the property.

      There may be environmental problems associated with our properties of which we are unaware. Some of our properties use, or may have used in the past, underground tanks for the storage of petroleum-based or waste products that could create a potential for release of hazardous substances. If environmental contamination exists on our properties, we could become subject to strict, joint and several liability for the contamination by virtue of our ownership interest. For each of the initial hotels we have a Phase I Environmental Assessment Reports which is no more than one year old.

      The presence of hazardous substances on a property may adversely affect our ability to sell the property and we may incur substantial remediation costs. The discovery of environmental liabilities attached to our properties could have a material adverse effect on our results of operations and financial condition and our ability to pay dividends to stockholders.

      We will seek environmental insurance policies on each of our six initial properties, and we intend to obtain environmental insurance for any other properties that we may acquire. However, if environmental liabilities are discovered during the underwriting of the insurance policies for our initial properties, or any subsequently acquired property, we may be unable to obtain insurance coverage for the liabilities at commercially reasonable rates or at all, and we may experience losses.

Our properties (and the properties underlying our mortgage loans) may contain or develop harmful mold, which could lead to liability for adverse health effects and costs of remediating the problem.

      When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Concern about indoor exposure to mold has been increasing as exposure to mold may cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold at any of our properties could require us to undertake a costly remediation program to contain or remove the mold from the affected property. In addition, the presence of significant mold could expose us to liability from our guests, employees of ours or of Remington Lodging and others if property damage or health concerns arise.

Compliance with the Americans with Disabilities Act and fire, safety and other regulations may require us to make unintended expenditures that adversely impact our operating results.

      All of our properties (and the properties underlying our mortgage loans) are required to comply with the Americans with Disabilities Act, or the ADA. The ADA requires that “public accommodations” such as hotels be made accessible to people with disabilities. Compliance with the ADA requirements could require removal of access barriers and non-compliance could result in imposition of fines by the

U.S. government or an award of damages to private litigants, or both. We may be required to expend funds to comply with the provisions of the ADA at our hotels, which could adversely affect our results of operations and financial condition and our ability to make distributions to stockholders. In addition, we are required to operate our properties in compliance with fire and safety regulations, building codes and other land use regulations, as they may be adopted by governmental agencies and bodies and become applicable to our properties. We may be required to make substantial capital expenditures to comply with those requirements and these expenditures could have a material adverse effect on our operating results and financial condition, as well as our ability to pay dividends to stockholders.

We may experience uninsured or underinsured losses.

      Upon closing of this offering, we will have (i) property and casualty insurance with respect to our six initial properties, as well as any other property we may acquire before the closing of this offering, and (ii) other insurance, in each case, with loss limits and coverages deemed reasonable by our management (and with the intent to satisfy the requirements of lenders and franchisors). In doing so, we have made decisions with respect to what deductibles, policy limits and terms are reasonable based on management’s experience, our risk profile, the loss history of Remington Hotel Corporation and the initial properties, the nature of the initial properties and our businesses, our loss prevention efforts and the cost of insurance.

      Various types of catastrophic losses may not be insurable or may not be economically insurable. In the event of a substantial loss, our insurance coverage may not cover the full current market value or replacement cost of our lost investment. Inflation, changes in building codes and ordinances, environmental considerations and other factors might cause insurance proceeds to be insufficient to fully replace or renovate a hotel after it has been damaged or destroyed. Accordingly, there can be no assurance (i) that the insurance coverages that we have obtained will fully protect us against insurable losses (i.e., losses may exceed coverage limits); (ii) that we will not incur large deductibles that will adversely affect our earnings; (iii) that we will not incur losses from risks that are not insurable or that are not economically insurable; or (iv) that current coverages will continue to be available at reasonable rates. We do not intend to maintain terrorism insurance on any of our properties. As a result, one or more large uninsured or underinsured losses could have a material adverse affect on us.

      Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services, Inc. and our lender on the Las Vegas Embassy Suites property, requires us to maintain certain insurance coverages, and we anticipate that future lenders will have similar requirements. We believe that we have complied with the insurance maintenance requirements under the current governing loan documents and we intend to comply with any such requirements in any future loan documents. However, a lender may disagree, in which case the lender could obtain additional coverages and seek payment from us, or declare us in default under the loan documents. In the former case, we could spend more for insurance than we otherwise deem reasonable or necessary, or, in the latter case, subject us to a foreclosure on hotels collateralizing one or more loans. In addition, a material casualty to one or more hotels collateralizing loans may result in (i) the insurance company applying to the outstanding loan balance insurance proceeds that otherwise would be available to repair the damage caused by the casualty, which would require us to fund the repairs through other sources, or (ii) the lender foreclosing on the hotels if there is a material loss that is not insured.

Risks Related to Our Status as a REIT

If we do not qualify as a REIT, we will be subject to tax as a regular corporation and face substantial tax liability.

      We expect to operate so as to qualify as a REIT under the Internal Revenue Code. However, qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions for which only a limited number of judicial or administrative interpretations exist. Even a technical or inadvertent mistake could jeopardize our REIT status. Furthermore, new tax legislation, administrative guidance or court decisions, in each instance potentially with retroactive effect, could make it more difficult or impossible for us to qualify as a REIT. If we fail to qualify as a REIT in any tax year, then:

•	we would be taxed as a regular domestic corporation, which, among other things, means being unable to deduct distributions to stockholders in computing taxable income and being subject to federal income tax on our taxable income at regular corporate rates;

•	any resulting tax liability could be substantial and would reduce the amount of cash available for distribution to stockholders; and

•	unless we were entitled to relief under applicable statutory provisions, we would be disqualified from treatment as a REIT for the subsequent four taxable years following the year during which we lost our qualification, and, thus, our cash available for distribution to stockholders would be reduced for each of the years during which we did not qualify as a REIT.

Even if we remain qualified as a REIT, we may face other tax liabilities that reduce our cash flow.

      Even if we remain qualified for taxation as a REIT, we may be subject to certain federal, state and local taxes on our income and assets. For example:

•	We will be required to pay tax on undistributed REIT taxable income.

•	We may be required to pay the “alternative minimum tax” on our items of tax preference.

•	If we have net income from the disposition of foreclosure property held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, we must pay tax on that income at the highest corporate rate.

•	If we sell a property in a “prohibited transaction,” our gain from the sale would be subject to a 100% penalty tax. A “prohibited transaction” would be a sale of property, other than a foreclosure property, held primarily for sale to customers in the ordinary course of business.

•	Our taxable REIT subsidiary, Ashford TRS, is a fully taxable corporation and will be required to pay federal and state taxes on its income.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities.

      To qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our stock. We may be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution. Thus, compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.

Complying with REIT requirements may limit our ability to hedge effectively.

      The REIT provisions of the Internal Revenue Code may limit our ability to hedge mortgage securities and related borrowings by requiring us to limit our income in each year from qualified hedges, together with any other income not generated from qualified real estate assets, to no more than 25% of our gross income. In addition, we must limit our aggregate income from nonqualified hedging transactions, from our provision of services and from other non-qualifying sources to no more than 5% of our annual gross income. As a result, we may have to limit our use of advantageous hedging techniques. This could result in greater risks associated with changes in interest rates than we would otherwise want to incur. If we were to violate the 25% or 5% limitations, we may have to pay a penalty tax equal to the amount of income in excess of those limitations, multiplied by a fraction intended to reflect our profitability. If we fail to satisfy the REIT gross income tests, unless our failure was due to reasonable cause and not due to willful neglect, we could lose our REIT status for federal income tax purposes.

Complying with REIT requirements may force us to liquidate otherwise attractive investments.

      To qualify as a REIT, we must also ensure that at the end of each calendar quarter at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets. The remainder of our investment in securities (other than government securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer and no more than 20% of the value of our total securities can be represented by securities of one or more taxable REIT subsidiaries. If we fail to comply with these requirements at the end of any calendar quarter, we must correct such failure within 30 days after the end of the calendar quarter to avoid losing our REIT status and suffering adverse tax consequences. As a result, we may be required to liquidate otherwise attractive investments.

Complying with REIT requirements may force us to borrow to make distributions to stockholders.

      As a REIT, we must distribute at least 90% of our annual taxable income (subject to certain adjustments) to our stockholders. To the extent that we satisfy the distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our stockholders in a calendar year is less than a minimum amount specified under federal tax laws.

      From time to time, we may generate taxable income greater than our net income for financial reporting purposes due to, among other things, amortization of capitalized purchase premiums, or our taxable income may be greater than our cash flow available for distribution to stockholders. If we do not have other funds available in these situations, we could be required to borrow funds, sell investments at disadvantageous prices or find another alternative source of funds to make distributions sufficient to enable us to pay out enough of our taxable income to satisfy the distribution requirement and to avoid corporate income tax and the 4% excise tax in a particular year. These alternatives could increase our costs or reduce our equity.

We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our common stock.

      At any time, the federal income tax laws governing REITs or the administrative interpretations of those laws may be amended. Any of those new laws or interpretations may take effect retroactively and could adversely affect us or you as a stockholder. On May 28, 2003, the President signed the Jobs and Growth Tax Relief Reconciliation Act of 2003, which we refer to as the Jobs and Growth Tax Act. Effective for taxable years beginning after December 31, 2002, the Jobs and Growth Tax Act will generally reduce the maximum rate of tax applicable to individuals on dividend income from regular C corporations from 38.6% to 15.0%. This will reduce substantially the so-called “double taxation” (that is, taxation at both the corporate and stockholder levels) that has generally applied to corporations that are not taxed as REITs. Generally, dividends from REITs will not qualify for the dividend tax reduction because, as a result of the dividends paid deduction to which REITs are entitled, REITs generally do not pay corporate level tax on income that they distribute to stockholders. The implementation of the Jobs and Growth Tax Act could cause individual investors to view stocks of non-REIT corporations as more attractive relative to shares of REITs than was the case previously because the dividends paid by non-REIT corporations would be subject to lower tax rates for the individual. Due to the very recent enactment of this legislation, we cannot predict whether in fact this will occur or whether, if it occurs, what the impact will be on the value of our common shares.

Your investment in our common stock has various federal, state and local income tax risks that could affect the value of your investment.

      Although the provisions of the Internal Revenue Code relevant to your investment in our common stock are generally described in “Federal Income Tax Consequences of Our Status as a REIT,” we strongly urge you to consult your own tax advisor concerning the effects of federal, state and local income tax law on an investment in our common stock, because of the complex nature of the tax rules applicable to REITs and their stockholders.

Risk Factors Related to This Offering and Our Corporate Structure

We cannot assure you that a public market for our common stock will develop.

      Prior to the offering, there has not been a public market for our common stock, and we cannot assure you that a regular trading market for the shares of common stock offered hereby will develop or, if developed, that any such market will be sustained. In the absence of a public trading market, an investor may be unable to liquidate an investment in our common stock. The initial public offering price has been determined by us and the underwriter. We cannot assure you that the price at which the shares of common stock will sell in the public market after the closing of the offering will not be lower than the price at which they are sold by the underwriter. While there can be no assurance that a market for the common stock will develop, we intend to apply for listing of our shares of common stock on the New York Stock Exchange under the symbol “AHT.”

There are no assurances of our ability to make distributions in the future.

      We intend to pay quarterly dividends and to make distributions to our stockholders in amounts such that all or substantially all of our taxable income in each year, subject to certain adjustments, is distributed. This, along with other factors, should enable us to qualify for the tax benefits accorded to a REIT under the Internal Revenue Code. However, our ability to pay dividends may be adversely affected by the risk factors described in this prospectus. All distributions will be made at the discretion of our board of directors and will depend upon our earnings, our financial condition, maintenance of our REIT status and such other factors as our board of directors may deem relevant from time to time. There are no assurances of our ability to pay dividends in the future. In addition, some of our distributions may include a return of capital.

Failure to maintain an exemption from the Investment Company Act would adversely affect our results of operations.

      We believe that we will conduct our business in a manner that allows us to avoid registration as an investment company under the Investment Company Act of 1940, or the 1940 Act. Under Section 3(c)(5)(C) of the 1940 Act, entities that are primarily engaged in the business of purchasing or otherwise acquiring “mortgages and other liens on and interests in real estate” are not treated as investment companies. The SEC staff’s position generally requires us to maintain at least 55% of our assets directly in qualifying real estate interests to be able to rely on this exemption. To constitute a qualifying real estate interest under this 55% requirement, a real estate interest must meet various criteria. Mortgage securities that do not represent all of the certificates issued with respect to an underlying pool of mortgages may be treated as securities separate from the underlying mortgage loans and, thus, may not qualify for purposes of the 55% requirement. Our ownership of these mortgage securities, therefore, is limited by the provisions of the 1940 Act and SEC staff interpretive positions. There are no assurances that efforts to pursue our intended investment program will not be adversely affected by operation of these rules.

Our charter does not permit ownership in excess of 9.8% of our capital stock, and attempts to acquire our capital stock in excess of the 9.8% limit without prior approval from our board of directors are void.

      For the purpose of preserving our REIT qualification, our charter prohibits direct or constructive ownership by any person of more than 9.8% of the lesser of the total number or value of the outstanding shares of our common stock or more than 9.8% of the outstanding shares of our preferred stock. Our charter’s constructive ownership rules are complex and may cause the outstanding stock owned by a group of related individuals or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of the outstanding stock by an individual or entity could cause that individual or entity to own constructively in excess of 9.8% of the outstanding stock, and thus be subject to our charter’s ownership limit. Any attempt to own or transfer shares of our common or preferred stock in excess of the ownership limit without the consent of the board of directors will be void, and could result in the shares being automatically transferred to a charitable trust.

Because provisions contained in Maryland law and our charter may have an anti-takeover effect, investors may be prevented from receiving a “control premium” for their shares.

      Provisions contained in our charter and Maryland general corporation law may have effects that delay, defer or prevent a takeover attempt, which may prevent stockholders from receiving a “control premium” for their shares. For example, these provisions may defer or prevent tender offers for our common stock or purchases of large blocks of our common stock, thereby limiting the opportunities for our stockholders to receive a premium for their common stock over then-prevailing market prices. These provisions include the following:

•	Ownership limit: The ownership limit in our charter limits related investors, including, among other things, any voting group, from acquiring over 9.8% of our common stock without our permission.

•	Preferred stock: Our charter authorizes our board of directors to issue preferred stock in one or more classes and to establish the preferences and rights of any class of preferred stock issued. These actions can be taken without soliciting stockholder approval. The issuance of preferred stock could have the effect of delaying or preventing someone from taking control of us, even if a change in control were in our stockholders’ best interests.

      Maryland statutory law provides that an act of a director relating to or affecting an acquisition or a potential acquisition of control of a corporation may not be subject to a higher duty or greater scrutiny than is applied to any other act of a director. Hence, directors of a Maryland corporation are not required to act in takeover situations under the same standards as apply in Delaware and other corporate jurisdictions.

Future offerings of debt securities, which would be senior to our common stock upon liquidation, or equity securities, which would dilute our existing stockholders and may be senior to our common stock for the purposes of dividend distributions, may adversely affect the market price of our common stock.

      In the future, we may attempt to increase our capital resources by making additional offerings of debt or equity securities, including commercial paper, medium-term notes, senior or subordinated notes and classes of preferred stock or common stock. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both. Our preferred stock, if issued, could have a preference on liquidating distributions or a preference on dividend payments that could limit our ability to make a dividend distribution to the holders of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future offerings reducing the market price of our common stock and diluting their stock holdings in us.

Common stock eligible for future sale may have adverse effects on our share price.

      We cannot predict the effect, if any, of future sales of common stock, or the availability of common stock for future sales, on the market price of our common stock. Sales of substantial amounts of common stock (including up to (i) 124,199 shares of common stock issuable to Friedman Billings Ramsey upon consummation of this offering, (ii) 5,657,917 shares of common stock issuable upon the conversion of units of our operating partnership, (iii) 956,500 restricted shares, issued to certain of our directors and executive officers, which, in the case of the executive officers, are subject to continued employment by such officer and (iv) restricted shares issuable to executive officers only if specified performance criteria are identified), or the perception that these sales could occur, may adversely affect prevailing market prices for our common stock.

      Each of our directors and executive officers who has received stock grants has entered into lock up agreements with respect to their common stock, restricting the sale of his shares, for 180 days. The underwriters, at any time, may release all or a portion of the common stock subject to the foregoing lock-

up provisions. If the restrictions under such agreements are waived, the affected common stock may be available for sale into the market, which could reduce the market price for our common stock.

      We also may issue from time to time additional shares of common stock or units of our operating partnership in connection with the acquisition of properties and we may grant additional demand or piggyback registration rights in connection with these issuances. Sales of substantial amounts of our common stock or the perception that these sales could occur may adversely affect the prevailing market price for our common stock or may impair our ability to raise capital through a sale of additional equity securities.

We depend on key personnel with long-standing business relationships, the loss of whom could threaten our ability to operate our business successfully.

      Our future success depends, to a significant extent, upon the continued services of our management team. In particular, the lodging industry experience of Messrs. Archie and Montgomery Bennett, Kessler, Brooks, Kimichik and Nunneley and the extent and nature of the relationships they have developed with hotel franchisors, operators and owners and hotel lending and other financial institutions are critically important to the success of our business. We do not maintain key person life insurance on any of our officers. Although these officers currently have employment agreements with us through 2006 (2007 for Mr. Montgomery Bennett), we cannot assure you of the continued employment of all of our officers. The loss of services of one or more members of our corporate management team could harm our business and our prospects.

Investors in this offering will experience immediate and significant dilution in the book value per share.

      The initial public offering price of our common stock is substantially higher than what our net tangible book value per share will be immediately after this offering. Purchasers of our common stock in this offering will incur immediate dilution of approximately $2.17 in net tangible book value per share of common stock from the price payable for our common stock in this offering.

An increase in market interest rates may have an adverse effect on the market price of our securities.

      One of the factors that investors may consider in deciding whether to buy or sell our securities is our dividend rate as a percentage of our share or unit price, relative to market interest rates. If market interest rates increase, prospective investors may desire a higher dividend or interest rate on our securities or seek securities paying higher dividends or interest. The market price of our common stock likely will be based primarily on the earnings and return that we derive from our investments and income with respect to our properties and our related distributions to stockholders, and not from the market value or underlying appraised value of the properties or investments themselves. As a result, interest rate fluctuations and capital market conditions can affect the market price of our common stock. For instance, if interest rates rise without an increase in our dividend rate, the market price of our common stock could decrease because potential investors may require a higher dividend yield on our common stock as market rates on interest-bearing securities, such as bonds, rise. In addition, rising interest rates would result in increased interest expense on our variable rate debt, thereby adversely affecting cash flow and our ability to service our indebtedness and pay dividends.

Our major policies, including our policies and practices with respect to investments, financing, growth, debt capitalization, REIT qualification and distributions, are determined by our board of directors. Although we have no present intention to do so, our board of directors may amend or revise these and other policies from time to time without a vote of our stockholders. Accordingly, our stockholders will have limited control over changes in our policies and the changes could harm our business, results of operations and share price.

      Although we have adopted a policy pursuant to which we plan to maintain the amount of indebtedness that we incur at no more than 60% of our gross assets, our board may amend or waive this debt policy and our other operating policies at any time without stockholder approval and without notice to stockholders. Changes in our strategy or investment or leverage policy could expose us to greater credit risk and interest rate risk or could result in a more leveraged balance sheet. We cannot predict the effect any changes to our current operating policies and strategies may have on our business, operating results and stock price. However, the effects may be adverse.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

      We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. Statements regarding the following subjects are forward-looking by their nature:

•	our business and investment strategy;

•	our projected operating results;

•	completion of any pending transactions;

•	our ability to obtain future financing arrangements;

•	our understanding of our competition;

•	market trends;

•	projected capital expenditures;

•	the impact of technology on our operations and business; and

•	use of the proceeds of this offering.

      The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider this risk when you make an investment decision concerning our common stock. Additionally, the following factors could cause actual results to vary from our forward-looking statements:

•	the factors discussed in this prospectus, including those set forth under the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” and “Business and Properties;”

•	general volatility of the capital markets and the market price of our common stock;

•	changes in our business or investment strategy;

•	availability, terms and deployment of capital;

•	availability of qualified personnel;

•	changes in our industry and the market in which we operate, interest rates or the general economy; and

•	the degree and nature of our competition.

      When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. You should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

      We estimate that the net proceeds of this offering will be approximately $322.75 million, based upon the assumed price per share of common stock of $10 and after deducting the underwriting discount and estimated offering expenses payable by us. If the underwriter’s over-allotment option is exercised in full, our net proceeds will be approximately $371.57 million. We intend to use the net proceeds from the offering as follows:

•	approximately $65.7 million to repay the following indebtedness secured by the initial properties:

—	a loan secured by our Embassy Suites located in Dallas, Texas, our Embassy Suites Dulles Airport located in Herndon, Virginia and our Embassy Suites located in Austin, Texas with a principal amount outstanding of $39.0 million, an interest rate of LIBOR plus 3.4% with a floor on LIBOR of 5%, a termination fee of 1% (which will be paid by certain of the contributors) and a term ending March 1, 2004;

—	a loan secured by our Radisson Hotel located in Covington, Kentucky with a principal amount outstanding of $9.3 million, but a pay-off amount of $6.0 million, an interest rate of LIBOR plus 3.50% and a term ending November 30, 2003;

—	a loan secured by our Radisson Hotel MacArthur Airport located in Holtsville, New York, with a principal amount outstanding of $17.8 million, an interest rate of LIBOR plus 3.50% and a term ending January 31, 2004;

—	a special partnership interest held by Promus Hotels, Inc. in the partnership that owns the Embassy Suites located in Las Vegas, Nevada, with an outstanding investment of $2.9 million subject to a guaranteed annual return of 11%, which return is current and would be the equivalent of an interest rate if such special partnership interest were structured as debt;

•	approximately $3.0 million to pay the cash portion of the acquisition cost related to our acquisition of the Embassy Suites located in Las Vegas, Nevada;

•	approximately $2.0 million for working capital purposes; and

•	the remainder to fund the acquisition or origination of lodging-related assets and for general corporate purposes.

      A tabular presentation of our estimated use of proceeds follows:

		Percentage
		of Gross
	Dollar Amount	Proceeds

	(in thousands)
Gross offering proceeds	$350,000	100.00%
Underwriting discounts and commissions	24,500	7.00
Other expenses of offering	2,750	0.79

Net offering proceeds	$322,750	92.21%

Estimated amount of net proceeds used to repay indebtedness related to our initial assets	$65,700	18.77%
Estimated amount for working capital purposes	2,000	0.57
Estimated amount to pay cash portion of acquisition cost of one hotel	3,000	0.86
Estimated amount allocated to fund future acquisitions and for general corporate purposes	252,050	72.01

Total net offering proceeds used	$322,750	92.21%

Total underwriting discounts, commissions and other expenses	27,250	7.79
Total application of gross offering proceeds	$350,000	100.00%

      Pending these uses, we intend to make temporary investments in money market funds.

CAPITALIZATION

      The following table sets forth:

•	the historical capitalization of the initial assets, which includes the entities that own the initial properties as of March 31, 2003; and

•	the pro forma capitalization of Ashford Hospitality Trust, Inc. as of March 31, 2003; and

•	the pro forma capitalization of Ashford Hospitality Trust, Inc. to give effect to the sale of 35,000,000 shares of common stock in this offering and the sale by us to Messrs. Archie and Montgomery Bennett of 500,000 shares of common stock at an offering price of $10 per share, net of the underwriter’s discount and application of the net proceeds as described in “Use of Proceeds.”

      This table should be read in conjunction with the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical and unaudited pro forma financial information and related notes included elsewhere in this prospectus.

	Historical	Pro Forma		Pro Forma
	March 31, 2003	Adjustments		March 31, 2003

Debt:
Mortgage notes payable	$82,096,150	$(66,096,150	) (2)	$16,000,000
Capital leases payable	593,548	0		593,548

Total debt	$82,689,698	$(66,096,150)		$16,593,548

Stockholders’ equity:
Common Stock, $.01 par value per share, 500,000,000 shares authorized, 36,797,333 at March 31, 2003 issued and outstanding, as adjusted(1)	$0	$367,973		$367,973
Additional paid-in capital	0	332,449,217		332,449,217
Owners’ equity	8,080,232	(8,080,232	) (3)	0

Total stockholders’ equity	8,080,232	324,736,958		332,817,190

Total capitalization	$90,769,930	$258,640,808		$349,410,738

(1)	Includes 35,000,000 shares of common stock issued in the offering, 216,634 shares of common stock to be issued in connection with the contribution of the initial properties into Ashford Hospitality Trust, Inc. by the contributing entities and 500,000 shares of common stock that Messrs. Archie and Montgomery Bennett will purchase from us at a price equal to the offering price, net of an amount equal to the underwriting discount. Also includes 25,000 shares of common stock to be issued to directors, 931,500 shares of common stock to be issued to officers and employees of the company and 124,199 shares of common stock to be issued to the underwriters from the offering.

(2)	Includes actual mortgage loan payoffs and the entry for $3.275 million of debt forgiveness.

(3)	Includes $2.9 million redemption of special limited partner.

DISTRIBUTION POLICY

      We intend to make regular quarterly distributions to our stockholders. To qualify as a REIT, we must distribute to our stockholders an amount at least equal to:

(i) 90% of our REIT taxable income, determined before the deduction for dividends paid and excluding any net capital gain, (which does not necessarily equal net income as calculated in accordance with generally accepted accounting principles); plus

(ii) 90% of the excess of our net income from foreclosure property over the tax imposed on such income by the Internal Revenue Code; less

(iii) any excess non-cash income (as determined under the Internal Revenue Code). See “Federal Income Tax Consequences of Our Status as a REIT.”

      Distributions will be authorized by our board of directors and declared by us based upon a number of factors, including actual results of operations, the timing of the investment of the net proceeds of this offering, the amount of funds from operations, our financial condition, debt service requirements, capital expenditure requirements for our properties, our taxable income, the annual distribution requirements under the REIT provisions of the Internal Revenue Code, our operating expenses and other factors our directors deem relevant. Our ability to pay dividends to our stockholders will depend upon our receipt of distributions from our operating partnership, Ashford Hospitality Limited Partnership, which may depend, in part, upon receipt of lease payments with respect to our properties from Ashford TRS, and, in turn, from Remington Lodging’s management of our properties. Distributions to stockholders will generally be taxable to our stockholders as ordinary income; however, because a portion of our investments will be equity ownership interest in hotels, which will result in depreciation and non-cash charges against our income, a portion of our distributions may constitute a tax-free return of capital. To the extent not inconsistent with maintaining our REIT status, we may accumulate earnings of Ashford TRS in such entity. We cannot assure you that we will be able to generate sufficient revenue from operations to pay dividends to our stockholders or that our directors will not change our dividend policy in the future. See “Risk Factors.”

      Our charter allows us to issue preferred stock that could have a preference on distributions, including dividends. We currently have no intention to issue any preferred stock, but if we do, the dividend preference on the preferred stock could limit our ability to make a dividend distribution to our common stockholders.

      We anticipate adopting, in the future, a dividend reinvestment plan that allows our stockholders that have enrolled in the plan to reinvest their distributions automatically in additional shares of common stock.

DILUTION

      The initial price per share to the public of the common stock offered hereby will exceed the pro forma net tangible book value per share after the offering. Therefore, purchasers of the common stock in the offering will realize an immediate dilution in the net tangible book value of their shares. Pro forma net tangible book value per share is determined by subtracting our total liabilities from our total tangible assets and dividing the remainder by the number of shares of common stock that will be outstanding after the offering. The following table illustrates the dilution to purchasers of shares sold in the offering, based on the initial public offering price of $10 per share.

Initial price per share to the public	$10.00
Net tangible book value per share prior to the offering (1)	$.20
Pro forma net tangible book value per share after the offering, before the issuance of restricted stock(2)	$9.50
Decrease in net tangible book value per share attributable to the issuance of restricted stock(3)	$(.47)
Decrease in pro forma net tangible book value per share to existing stockholders attributable to the conversion of outstanding units of operating partnership interest(4)	$(1.20)
Pro forma net tangible book value per share after the offering(5)	$7.83
Dilution per share sold in the offering(6)	$2.17

(1)	Historical net tangible book value per common share is determined by dividing net tangible book value as of March 31, 2003 (net book value of the tangible assets consists of total assets less deferred cost, net of liabilities to be assumed) by the number of common shares of the offering.

(2)	After deducting underwriting discounts, commissions and other expenses of this offering.

(3)	Includes issuance of restricted shares as follows: 500,000 shares of stock issued to Archie and Montgomery Bennett, 216,634 shares of stock conveyed to a limited partnership owned by Archie and Montgomery Bennett, 25,000 shares of stock issued to directors, 124,199 shares of stock issued to underwriters, 931,500 shares of stock issued to executives and employees.

(4)	Includes restricted shares of 5,657,917 issued upon the conversion of units of partnership interests in our operating partnership.

(5)	Based on pro forma net tangible book value attributable to common stockholders of approximately $332.4 million divided by the sum of 35,000,000 shares of our common shares to be outstanding, the issuance of 1,797,333 shares of restricted stock, and the issuance of 5,657,917 common shares upon the conversion of outstanding units of our operating partnership.

(6)	Dilution is determined by subtracting pro forma net tangible book value per share of our common stock after giving effect to this offering from the initial public offering price paid by a new investor for a common share.

OUR COMPANY

Overview

      We are a Maryland corporation that was formed in May 2003 to take advantage of the existing and developing investment opportunities in the lodging industry. These diverse lodging investment opportunities may result from inefficiencies related to market illiquidity, supply/ demand imbalances and general business cycles. We will initially target specific opportunities created by the current distressed lodging market but will retain the flexibility to invest in the most attractive risk-reward opportunities as they develop in the lodging business cycle. To our knowledge, we will be one of the few publicly traded REITs, if not the only publicly traded REIT, exclusively focused on investing in the hospitality industry at all levels of the capital structure and across all segments where pricing, yield and capital appreciation advantages may exist.

      Our current investment strategy is intended to take advantage of strengthening lodging fundamentals. We believe that the U.S. economy is currently at or near the bottom of its current business cycle and that the underlying cash flows of hotels will improve once the industry rebounds from this cyclical low point. We believe that our current investment policies will allow us to participate in future improvements in performance within the lodging industry. However, we also believe that as supply, demand and capital market cycles change, we will be able to quickly shift our investment policies to take advantage of newly-created lodging investment opportunities as they develop. Initially, we do not intend to focus our acquisitions on any specific geographical market. While our initial investment policies are well defined, because we will have approximately $252.1 million of net proceeds for which we have not yet identified specific properties to purchase or investments to make, we will be considered a blind pool. Further, our board of directors may change our investment policies at any time without stockholder approval.

      Immediately prior to our formation, all of our senior executive officers were employed by and responsible for the lodging investment activities of Remington Hotel Corporation, a Texas corporation, and its affiliated company, Ashford Financial Corporation, a Texas corporation. Although these officers have no experience operating a public company or a REIT, they have experience in sourcing, underwriting, operating, repositioning, developing, selling and financing a wide variety of lodging investments. As a result, we believe that we have broad-based experience with the full spectrum of issues and business cycles that affect the lodging industry. Our management team has operated effectively across a variety of lodging-related investment types in both growth and recessionary cycles.

      We believe that the current hotel market conditions present opportunities to achieve favorable risk-adjusted returns. Immediately following the completion of this offering and the formation transactions, we will own six hotel properties, have approximately $252.1 million of cash and, with only $16.0 million of debt, will be relatively unleveraged. This capital structure provides us with the ability to make significant future investments to take advantage of what we believe are current opportunities in the hotel market. We intend to finance our future acquisitions with the net proceeds of this offering and future borrowings. We are currently seeking a secured line of credit of up to $120 million, which could greatly increase our debt position, and our charter does not contain any limitation on our ability to incur debt.

      We intend to be self-advised and own our lodging investments and conduct our business through an operating partnership, Ashford Hospitality Limited Partnership, a Delaware limited partnership. We will own an 86.3% interest in our operating partnership. We also intend to elect to be treated as a real estate investment trust, or REIT, for federal income tax purposes. Because of limitations imposed on REITs in operating hotel properties, Remington Lodging will manage our hotel properties. Remington Lodging is wholly owned by Messrs. Archie and Montgomery Bennett, who also own 100% of Remington Hotel Corporation, or Remington Hotel, which is one of the largest privately-owned independent hotel management companies in the country and has extensive management experience in the hospitality industry through its management of over $1 billion of hotels in 28 states.

      Our initial assets will consist of six hotels, four Embassy Suites and two Radisson Hotels, and eight asset management and consulting agreements. We will acquire all of our initial assets from affiliates, including Messrs. Archie and Montgomery Bennett or entities owned by them, Mr. Martin L. Edelman, one of our anticipated directors, or his family members, Mr. David A. Brooks, our Chief Legal Officer,

Mr. Mark Nunneley, our Chief Accounting Officer, and two employees of Remington Hotel Corporation. The aggregate value of the consideration to be paid by us in exchange for our initial assets is $143.5 million, including assumption of $16.0 million in debt. We will own the hotels in fee simple except for the Radisson Hotel located in Covington, Kentucky, which will be owned part in fee simple and part pursuant to a ground lease which expires in 2070 (including all extensions). For the years ended December 31, 2002 and 2001, these six hotels had a cumulative net operating loss of $3.1 million and $2.9 million, respectively, which losses includes non-cash expenses for depreciation of $4.8 million and $4.4 million for 2002 and 2001, respectively. The asset management and consulting agreements are contracts between Ashford Financial and eight affiliated hotel management companies. Under these agreements, Ashford Financial provides asset management and consulting services to 27 hotels managed under contract with eight management companies affiliated with Remington Hotel. After the contribution of these agreements to us, we will take Ashford Financial’s interest under the agreements and will perform the services instead of Ashford Financial.

      Our initial assets were valued based on several factors, including a multiple of expected future earnings, internal rate of return analysis, review of replacement costs and analysis of sales of similar assets. No single factor was given greater weight than any other in determining valuation of these assets. We did not obtain independent appraisals for any of these assets. As a result, such amounts may not reflect fair market value. Moreover, the total number of shares of common stock or units of our limited partnership that we will pay for our initial assets is fixed. Accordingly, the ultimate value of such consideration will fluctuate based on the initial public offering price of our stock. Specifically, if the initial public offering price is greater than the mid-point of our estimated range, the contributors of our initial assets will receive consideration greater than our valuation of the assets.

Our Team

      We intend to capitalize on the experience of our senior management in sourcing, underwriting, operating, repositioning, developing, selling and financing lodging-related assets. Our roots in the hotel industry trace back to 1969 when our Chairman, Archie Bennett, Jr., built his first hotel. Since then, Mr. Bennett and certain members of our senior management team have been involved in the investment in, or management of, 190 hotels or mortgage loans secured by hotels, totaling approximately 31,119 rooms in 33 states and in the development of 35 hotels, totaling approximately 9,201 rooms in 11 states.

      Historically, our management team’s business strategy has been threefold: first, to identify attractive investment opportunities in the lodging industry; second, to match such opportunities with appropriate institutional oriented investors; and third, to manage such investments, including providing development, management and construction services, for the institutional owners.

      We believe our management’s historical background in the hotel industry will allow us to successfully execute our business strategy. Together with our Chairman, the members of our senior management team have an average of 19 years experience in the hotel industry. With the exception of Mr. Douglas Kessler, our Chief Operating Officer, all members of our senior management team have worked together at Remington Hotel Corporation and affiliated entities since 1992. Our management’s experience during that time includes:

•	purchasing over $1 billion in hotels and mortgages secured by hotels;

•	building seven hotels at a cost of $125 million;

•	managing $1 billion of hotels, ranging from economy to upper up-scale, in 28 states;

•	effectively asset managing over 145 predominantly non-performing hospitality loans (with a book value of approximately $500 million) acquired from third parties, substantially all of which were either recovered at par or foreclosed upon, with the assets sold for an amount in excess of the initial investment (approximately two-thirds of which we also operated as managers); and

•	co-investing with major institutional investors, including, among others, G. Soros Realty Inc., Gordon Getty Trust, The Fisher Brothers, Olympus Real Estate Partners and Goldman Sachs’ Whitehall Real Estate Funds.

      In addition, before Mr. Kessler, our Chief Operating Officer, joined Remington Hotel Corporation in July 2002, he assisted in overseeing the investment management, acquisition, sale and financing of more than $11 billion in real estate assets for Goldman Sachs’ Whitehall Real Estate Funds, including over $6 billion of lodging-related assets. During his nine years at Whitehall, Mr. Kessler served on the boards or executive committees of several lodging companies, including Westin Hotels and Resorts and Strategic Hotel Capital.

      The Chairman of our board of directors, Archie Bennett, Jr., will continue to serve as the Chairman of the board of directors of Remington Hotel Corporation after this offering, and our President and Chief Executive Officer, Montgomery Bennett, will continue to serve as President and Chief Executive Officer of Remington Hotel Corporation. Remington Lodging, which is an affiliate of Remington Hotel and which is owned 100% by Messrs. Archie and Montgomery Bennett, will provide management and other related services for our hotel properties after the offering. All other members of our senior management team who were employees of Remington Hotel Corporation prior to our formation, will resign from Remington Hotel Corporation at or prior to the closing of this offering.

Our Opportunity

      We intend to invest in a variety of lodging-related assets based upon our evaluation of diverse market conditions. These investments may include: (i) direct hotel investments; (ii) mezzanine financing through origination or through acquisition in secondary markets; (iii) first lien mortgage financing through origination or through acquisition in secondary markets; and (iv) sale-leaseback transactions.

      Our strategy is designed to take advantage of current lodging industry conditions and adjust to changes in market conditions over time. In the current market, we believe we can purchase assets at discounts to previous trading ranges or replacement costs and acquire or originate debt positions at higher than recent historical interest rate ranges. Over time, our assessment of market conditions will determine asset reallocation strategies. While we seek to capitalize on the following favorable market fundamentals, conditions beyond our control may have an impact on overall profitability and on the investment returns.

Market Timing

      We believe that our ability to analyze changing market conditions and implement a fluid investment strategy that quickly adjusts to these changing market opportunities underlies our competitive advantage. While employed at Remington Hotel Corporation, our executives made recommendations to Remington’s investment partners regarding the timing of acquisitions and dispositions of hotel assets. The chart below highlights the success of such investment recommendations from our executives as compared to annual hotel values as estimated by Hospitality Valuation Services International, a leading independent hotel consulting firm, or HVS. As the comparison shows, management has been able to acquire assets when the relative value of hotels was below the average and sell assets when values exceeded the average. After acquiring hotels in the early-to-mid 1990s, Remington Hotel Corporation and its affiliated entities became net sellers of hotels in the mid-to-late 1990s as the price/ value relationship favored asset sales. Beginning in 2001, hotel values, as estimated by HVS, dropped below the long-term trend line, indicating that for the first time since 1994 we are in a period when significant opportunities exist to acquire hotels at reasonable prices.

      Even before the events of September 2001, the travel industry had been suffering from an overall decline as a result of a relatively stagnant U.S. economy. The travel industry suffered further after the terrorist attacks on September 11, 2001. Revenue per available room, or RevPAR, declined substantially following the attacks according to HVS. As a result, a broad gap exists between the long-term growth trend before the attacks and the current trend line following the events. The following chart depicts this historical anomaly in RevPAR and illustrates the current industry slump and the opportunity for significant RevPAR growth if the gap narrows and lodging fundamentals improve.

      We believe that the number of hotel rooms in a given market is an important factor in determining the viability of a hotel investment in that market. To maintain revenue levels, an increase in room supply should be matched with a corresponding increase in room demand. Historically, the supply of hotel rooms typically lags behind changes in the demand for hotel rooms because of the lead time necessary to construct new hotels. As noted in the chart below, according to Smith Travel, growth in the supply of hotel rooms has been declining since 1998, when year over year growth reached approximately 4%. Year-over-year growth in room supply dropped below 2% in 2001 and 2002. Thus, growth in new room supply has been and, we believe, will continue to be, below the historical growth average of approximately 3% per year. Based on our experience, we believe decreases in growth of new room supply are typically followed by increases in hotel values. On a per room basis, hotel values, as measured by HVS, declined by 10% in 2001 and an estimated 3% in 2002. Consequently, we believe that there is an opportunity to acquire assets at reduced prices at a point in the cycle in advance of potential increases in hotel values.

Hotel Room Demand

      An increase in the demand for hotel rooms generally leads to an increase in income for hotels. When the growth in hotel room demand exceeds the growth in room supply, revenues are likely to increase as occupancy or room rates increase. According to Smith Travel Research, a leading market research firm for the lodging industry, hotel occupancy in the United States was 59%, in 2002, the lowest level in 31 years, and well below the average of 65% from 1975 to 2001. As shown by the chart below, historically the growth in hotel room demand has correlated directly with the growth in the United States gross domestic product, indicating that corporate and leisure travel move similarly with the economy. This historical correlation broke down in 2001 when gross domestic product grew approximately 1% while hotel room demand declined approximately 4%. We believe this deviation from historical trends primarily reflects the impact of the September 11, 2001 terrorist attacks and the threat of additional terrorism, and clearly indicates that hotels were disproportionately affected compared to the overall economy. As the U.S. economy recovers and business and leisure travel improves, we believe this correlation will return to normal levels. Combined with lower than average new supply, as noted above, we believe that conditions exist for RevPAR growth to accelerate faster than gross domestic product growth.

Hotel Transaction Volume

      The following chart according to HVS shows that the number of hotel properties sold on an annual basis has decreased significantly since 1998 when total sales for hotels (with sales prices over $10 million) equaled $10.7 billion compared to the 2002 total of just over $2 billion. We believe this decline was due to a widening of the bid-ask spread between buyers and sellers that developed as hotel operating performance declined in response to the slowing economy and that during this period, the gap between what a buyer was willing to pay and what a seller was willing to accept for a hotel property increased. Because of the prolonged nature of the stagnant economy, we believe that sellers of lodging assets are being forced to adjust their pricing expectations. This pricing realization coupled with continued cash flow deficiencies and the current lack of capital being invested in the lodging sector by traditional providers should result in an increase in the number of hotels being offered for sale. We believe that the pricing spread will narrow and the transaction volume at discounted values will increase. With increasing transaction volume, we expect opportunities for acquiring assets at attractive prices and placing hotel debt capital (both for first mortgages and mezzanine loans) will increase in line with our investment strategies.

Capital Markets

      Even though current market conditions are depressed and delinquencies are rising, new debt origination and acquisition opportunities continue to be available as hotel owners are faced with refinancing issues, defaults and opportunities to capitalize on historically low interest rates. As pools of commercial mortgage-backed security loans mature, hotel owners are faced with refinancing based on lower asset values than those in the mid-to-late 1990’s, which provide us an opportunity to offer mezzanine financing to these borrowers at loan-to-value levels previously held by the first mortgage holders. As pools of commercial mortgage-backed security loans continue to default, we will seek to acquire these loan pools at prices that are at discounts to par value.

Our Business Strategy

      The following is a discussion of our business strategy and related investment policies. Our investment policies may be amended or revised from time to time at the discretion of our board of directors, without a vote of our stockholders. Any change to any of these policies by our board of directors, however, would be made only after a review and analysis of that change, in light of then-existing business and other circumstances, and then only if, in the exercise of its business judgment, our board of directors believes that it is advisable to do so in our best interests. We cannot assure you that our investment objectives will be attained.

      We will implement an asset allocation strategy aimed at maximizing stockholder value by providing attractive risk-adjusted returns throughout the business cycles of the lodging industry. We intend to selectively invest capital in a variety of lodging-related assets based on our evaluation of diverse market conditions. By investing across diversified lodging assets at different levels of a given hotel’s capital structure, we plan to take advantage of changes in the capital markets.

      Our business strategy of combining lodging-related equity and debt investments seeks to:

•	maximize economic benefits from an industry that has suffered significant reductions in performance and is poised for a strong recovery;

•	capitalize on both current yield and appreciation, while simultaneously offering diversification of types of assets within the hospitality industry;

•	vary investment concentrations across an array of hospitality assets to take advantage of market cycles for each asset class; and

•	offer an attractive liquidity alternative to asset sales (through pricing, structure and tax deferral) and traditional financing (due to rate, structure, loan-to-value and asset class).

      Our investment strategy will target limited and full service hotels in primary, secondary and resort markets throughout the United States. To take full advantage of current and future investment opportunities in the lodging industry, we will invest according to the asset allocation policies described below. Due to changes in market conditions we will continually evaluate the appropriateness of our investment policies and the board of directors may change any or all of these policies at any time, thereby providing us with flexibility in our asset allocation strategy. In addition to our investment activities, we will also perform certain asset management and consulting services for other management companies affiliated with Remington Hotel.

Investments in Real Estate or Interests in Real Estate

      Direct Hotel Investments. We intend to acquire existing hotels and, under appropriate market conditions, to develop new hotels. Our direct hotel acquisition strategy will seek to achieve both current income and income from appreciation. We expect to acquire hotels that either offer a high return on investment or have the opportunity to increase in value through brand repositioning, market based recovery or improved management practices. Our direct hotel investments will target mid to upscale, limited and full service hotels in primary, secondary and resort markets throughout the United States. We believe that values for, and operating performances of, lodging properties are currently below historical levels, making this an attractive time for acquisitions.

      Sale-Leaseback Transactions. We intend to purchase hotels and lease them back to their existing hotel owners. Our sale-leaseback policy will target hotel owners that want the ability to realize the value of their investments while maintaining operating control of their hotels. We will seek to structure the transactions as net leases with participation features, terms ranging up to 20 years plus extension options, and with the operating responsibility for the property assumed by the lessee. We believe these transactions will provide us current income, with growth through contractual rental increases or cash flow participations.

      As with our direct hotel investments, we will seek opportunities on limited and full service hotels in primary, secondary and resort markets throughout the United States. We will consider both major franchises and select independents. All terms of our sale-leaseback transactions will be subject to the acceptable creditworthiness of the prospective lessee. We expect to receive a base lease payment that provides an adequate risk-adjusted return, with growth based on contractual rent growth or cash flow participations.

Investments in Financial Assets

      Mezzanine Financing. We intend to acquire or originate subordinated loans, also known as mezzanine loans, secured by junior mortgages on hotels or pledges of equity interests in entities owning hotels. These mezzanine loans may be secured by individual assets as well as cross-collateralized portfolios of assets. As a result of the experience of our executives in operating hotels, we believe that our underwriting criteria and experience in valuing hotel assets enable us to underwrite our debt investments on values and at levels where we believe we could profitably operate the collateral hotel if we were required to foreclose. Although these types of loans generally have greater repayment risks than first mortgages due to the subordinated nature of such loans, we believe that there currently exists a strong need for lodging mezzanine loans. We believe that the recent slowdown in the travel industry has caused the value of hotel properties to decline below the values at which they were acquired or last refinanced. This decline in market value, coupled with more stringent underwriting criteria by senior hotel lenders, has caused a gap to develop in the loan-to-value ratio of these properties, making it increasingly difficult for owners to refinance their properties. We believe that mezzanine capital provides a solution for these owners by providing loans to cover the loan-to-value shortfalls. We expect this asset class to provide us with our attractive yields and, potentially, allow us to participate in the improving economics of the underlying hotel. In addition, subject to regulatory compliance, we may acquire or originate corporate-level mezzanine loans on an unsecured basis.

      These types of mortgage loans are considered to involve a higher degree of risk than long-term senior mortgage lending secured by income-producing real property due to a variety of factors, including the loan being entirely unsecured or, if secured, becoming unsecured as a result of foreclosure by the senior lender. If a property that secures a mezzanine financing is foreclosed by the senior lender, we may not recover some or all of our investment in these loans.

      First Mortgage Financing. We intend to acquire, potentially at a discount to par, or originate loans secured by first priority mortgages on hotels. We may be subject to certain state-imposed licensing regulations related to commercial mortgage lenders, with which we intend to comply. However, because we are not a bank or a federally chartered lending institution, we are not subject to the state and federal regulatory criteria imposed on such entities. Also, because we do not intend to securitize our assets, we expect to be able to offer more flexible terms than commercial lenders who contribute loans to securitized mortgage pools. We anticipate that this asset class will provide us with stable, attractive current yields.

Asset Allocation

      Our initial asset allocation strategy will target investment opportunities presented by today’s distressed lodging market, which has been characterized by substantial reductions in performance and value of hotel properties. These conditions present significant opportunities for attractive risk-adjusted debt and equity investments. We believe, however, that the significant competitive advantage of our asset allocation strategy is its flexibility, which allows us to reallocate our investments to take advantage of changing opportunities in the lodging market. We intend to evaluate our portfolio on a regular basis to determine if it continues to satisfy our investment criteria. Subject to certain restrictions applicable to REITs, we may sell investments opportunistically. Our decision to sell a hotel often will be predicated upon, among other things: the projected cash flow; size of the hotel; strength of the franchise; property condition and related costs to renovate the property; strength of market demand; projected supply of hotel rooms in the market; probability of increased valuation; and geographic profile of the hotel. Our decision to sell other lodging-related assets will depend upon, among other things, management’s forecast and review of the performance of our overall portfolio and management’s assessment of changing conditions in the investment and capital markets. Initially, we expect our asset allocation to be approximately 50% to 60% in direct hotel investments, 20% to 30% in mezzanine financing, 5% to 10% in first mortgage financing and 5% to 10% in sale-leaseback transactions.

Operating Procedures

      In implementing our business strategy through investments that satisfy the applicable investment policies described above, we will consider each of the following:

      Asset Review. In making future hotel investment decisions, we will consider the following criteria, although no single criteria by itself will be determinative:

•	Number of Rooms — We anticipate acquiring or investing in hotels with at least 150 rooms.

•	Ownership Structure — We prefer properties with a fee simple title.

•	Management — We prefer that the property is unencumbered by long-term management contracts.

•	Franchise Affiliations — We will consider both major franchises as well as independents.

•	Competition — We intend to seek properties in areas that lack a substantial new supply of hotel rooms, appear resilient to down markets and either have an existing broad demand or a growing demand base.

•	Physical Condition — The condition of the property that is acceptable to us will depend on the pricing structure. Major product improvement plans or renovations are acceptable if the pricing adequately reflects such renovations.

•	Available Financing — To the extent we utilize financing in our investments, we will seek non-recourse financing.

•	Amenities — We prefer properties that have amenities (food and beverage, meeting space, fitness equipment, parking, etc.) consistent with the needs of its targeted customer.

•	Operating Performance — We intend to seek hotels that have shown a solid operating performance or alternatively seek assets where strategic changes in operations or its market positioning will generate improved revenue and operating margins.

•	New Supply — We will invest in markets where the effects of future growth in new rooms are understood and factored in value considerations.

•	Room Demand Generators — We will seek hotels that have a diversified base of room demand generators or alternatively seek to reposition hotels to capitalize on shifting the hotel’s guest mix in ways to improve operating performance.

      Underwriting Review. After we identify a potential investment, a due diligence team, consisting of in-house and third parties, will conduct detailed due diligence to assess the potential investment. This due diligence team will follow underwriting guidelines and review a list of property-level issues, including:

•	property financials;

•	property condition;

•	environmental issues;

•	ADA compliance;

•	title surveys;

•	competitive position;

•	brand;

•	market assessment;

•	advance booking reports; and

•	marketing plans.

      Market Assessments. Our market assessment analysis will entail in-depth evaluation of macro and micro market forces affecting the lodging industry in a given market and the specific sub-market. We will process data obtained from numerous industry sources that focus on new supply, changes in demand patterns, brand expansion plans, performance of key corporations, government initiatives and essential hotel performance data (e.g., average daily rate, or ADR, occupancy and RevPAR). We will analyze this information to make near-term and long-term investment and sales decisions within each market and further within specific sub-markets.

      Capital Markets Evaluation. We will monitor the capital markets to determine trends in lodging investment patterns and debt-to-equity pricing. We will maintain a debt and equity transaction database encompassing recently closed transactions and suggested pricing for new transactions. This information will assist us in the formulation of competitive pricing trends and may serve as a good indicator of when liquidity gaps or pricing inefficiencies may exist in the market. We intend to use this pricing knowledge to optimally allocate our assets across our four targeted lodging-related investment classes to maximize our risk-adjusted returns.

      Value Optimization Strategies. We will regularly evaluate the incremental performance and resulting investment actions for each asset in our portfolio as part of our budget review process. Because of our fluid asset allocation strategy, it will be imperative that the relative merits of holding a particular property or investment demonstrate benefits in terms of accretion and portfolio diversification. Our objective in such an evaluation is to confirm that an existing asset adds to stockholder value. The methodology consists of a “re-buy” analysis that determines if continuing to hold a particular investment, using forward-looking market growth assumptions, is a valid strategy. By consistently applying this policy across all investments, we seek to maximize our investment returns by reallocating funds into more productive asset classes.

Asset Management and Consulting Services

      To comply with the REIT rules and regulations, Remington Lodging will perform the day-to-day management activities related to the operations of our properties. However, as permitted by the REIT rules and regulations, we will provide certain asset management services for our properties. Additionally, we may provide similar services to other entities affiliated with Remington Hotel. Specifically, our initial assets will include eight asset management and consulting agreements under which we will provide various services to eight identified, property managers affiliated with Remington Hotel in exchange for a fee. In performing these services, we will either provide or supervise specific asset management services, including risk management and insurance procurement; assistance with preparation of tax returns and monitoring of the payment of taxes; negotiation of hotel franchise agreements and monitoring compliance with franchise requirements; negotiation of property financings and monitoring compliance with loan covenants; negotiation and closing of equipment leases; property litigation management; assistance with preparation of annual operating and capital budgets for the hotels; and monitoring compliance with the management agreements. We will also provide additional services to these property managers such as market and feasibility analysis, capital improvement assistance, financial planning and franchise support.

Financing

      We are currently in negotiations with a financial institution regarding the provision of an approximate $120 million secured line of credit. If we are unable to obtain debt financing, our ability to finance our business strategy would be adversely affected. In addition, we may selectively pursue mortgage financing on individual properties and our mortgage investments. Our initial policy is to limit consolidated indebtedness to no more than 60% of the aggregate purchase price of hotels and debt instruments in which we have invested. However, our board of directors may change the financing policy at any time without the approval of our stockholders.

Internal Growth Strategy

      Our internal growth strategy is derived from appreciation in our hotel assets or pools of hotel assets and the improving credit of the collateral underlying our mortgage loans. Property appreciation is achieved through our ability to identify underperforming, undermanaged or mispriced hotels and realizing cash flows above our original yields. We feel that as the collateral underlying our mortgage loans improves, the credit and therefore the value of the loan will be enhanced.

Our Operating Partnership

      We have organized Ashford Hospitality Limited Partnership, our operating partnership, as a limited partnership under the Delaware Revised Uniform Limited Partnership Act. Ashford OP General Partner LLC, a wholly-owned subsidiary of ours, serves as the sole general partner of our operating partnership, and upon completion of this offering, Ashford OP Limited Partner LLC, another of our wholly-owned subsidiaries, will own an 86.32% limited partnership interest in our operating partnership. The remaining 13.67% limited partnership interest in our operating partnership initially will be owned by (i) certain of our officers and directors (collectively, approximately 13.46% interest), as limited partners, and (ii) two employees of Remington Hotel Corporation (collectively, approximately 0.21% interest). Limited partners in our operating partnership will receive partnership units representing interests in the partnership in exchange for certain assets contributed to us as part of the formation transactions. Beginning one year after the completion of the offering, the partnership units will be redeemable, at the option of the holder, for cash, or at our election, our common stock, generally, on a one-for-one basis.

      Our operating partnership was formed in contemplation of this offering and has no prior history. Upon the completion of this offering, our operating partnership will conduct substantially all of our business as described in this prospectus.

Our Taxable REIT Subsidiary

      Ashford TRS Corporation, our taxable REIT subsidiary, was incorporated as a Delaware corporation. Following completion of this offering, Ashford TRS will lease each of our properties from us and enter into a management agreement with Remington Lodging, a wholly-owned subsidiary of Remington Hotel Corporation, for the management of the properties. Neither we nor our operating partnership can undertake the daily management activities directly under applicable REIT tax rules. Ashford TRS will pay income taxes at regular corporate rates on its taxable income.

Legal Proceedings

      We are not involved in any material litigation nor, to our knowledge, is any material litigation threatened against us.

BUSINESS AND PROPERTIES

Initial Properties

      Our initial properties will include six hotels, the Embassy Suites located in Austin, Texas, the Radisson Hotel Cincinnati Riverfront located in Covington, Kentucky, the Embassy Suites located in Dallas, Texas, the Embassy Suites-Dulles Airport located in Herndon, Virginia, the Radisson Hotel MacArthur Airport located in Holtsville, New York, and the Embassy Suites located in Las Vegas, Nevada. We will own the initial hotels in fee simple except for the Radisson Hotel Cincinnati Riverfront, which is owned part in fee simple and part pursuant to a ground lease which expires in 2070 (including all extensions). These properties will be held for investment purposes and operated by our manager. We have no present plans for major improvements on these properties. Presented below is certain descriptive information regarding these initial hotels, each of which is currently managed by an affiliate of Remington Hotel Corporation and owned by a partnership in which one or more affiliates of Remington Hotel Corporation own interests. We believe that each of these properties is adequately covered by insurance.

Twelve Months Ended December 31, 2002

							Revenue
							per
					Average	Average	Available
Hotel Property	Location	Year Built		Rooms	Occupancy(1)	Daily Rate(2)	Room(3)

Embassy Suites	Austin, TX	1998		150	72.4%	$117.01	$84.72
Embassy Suites	Dallas, TX	1998		150	66.8	122.97	82.14
Embassy Suites	Herndon, VA	1998		150	73.9	132.36	97.81
Embassy Suites	Las Vegas, NV	1999		220	78.7	109.39	86.09
Radisson Hotel	Covington, KY	1972	(4)	236	53.4	67.63	36.10
Radisson Hotel	Holtsville, NY	1989	(5)	188	54.8	106.78	58.53

Total/ Weighted Average				1,094	66.0%	$108.29	$71.45

(1)	Average occupancy represents the number of occupied rooms in the applicable period divided by the product of the total number of rooms and 365 days in the period.

(2)	Average daily rate represents the total room revenue for the applicable period divided by the number of occupied rooms.

(3)	Revenue per available room, or RevPAR, represents the total room revenue per total available rooms for the applicable period and is calculated by multiplying average occupancy by the average daily rate.

(4)	Acquired in 1999 and renovation completed in 2000.

(5)	Acquired in 2000 and renovation completed in 2001.

     Embassy Suites, Austin, Texas. The Embassy Suites Hotel Austin, Texas features 150 all-suite guestrooms, one restaurant and lounge, 2,800 square feet of meeting space, one heated indoor pool and jacuzzi, and exercise facilities. The hotel is six stories high, has three elevators, fire safety sprinklers and 169 surface parking spaces. The hotel is currently managed by an affiliate of Remington Hotel Corporation under a license agreement with Promus Hotels, Inc.

      The majority of demand for the hotel is commercial in nature as the hotel is located in the Arboretum Shopping and Business District, an area with varied commercial uses. The hotel is located between two major highways (the MoPac Expressway and Capital of Texas Highway) in the Northwest portion of the city of Austin. Competitors include the Renaissance Hotel, Courtyard by Marriott Northwest, Embassy Suites Northwest, Residence Inn by Marriott Northwest and Holiday Inn Northwest. Major demand generators in the area are Apple, IBM, Applied Materials, Motorola, Emerson Electric and Dell Computers.

      Embassy Suites, Dallas, Texas. The Embassy Suites Hotel Dallas features 150 all-suite guestrooms, one restaurant and lounge, 2,800 square feet of meeting space, one heated indoor pool and jacuzzi, and exercise facilities. The hotel is six stories high, has three elevators, fire safety sprinklers and 174 surface parking spaces. The hotel is currently managed by an affiliate of Remington Hotel Corporation under a license agreement with Promus Hotels, Inc.

      Most demand for the hotel is commercial in nature as the hotel is located in an area with varied commercial uses and high-end retail outlets known as the Dallas Galleria. The hotel is located near two major highways (I-635/ LBJ Freeway and the North Dallas Tollway) in the northern section of the city of Dallas. Competitors include the Westin Galleria Hotel, the Marriott Quorum Hotel, the Hotel Intercontinental, the Hilton Inn & Suites, and the Wyndham Hotel. Major demand generators in the area are Accenture, AT&T, Cap Gemini, JP Morgan, Tenet Healthcare and Kinko’s.

      Embassy Suites-Dulles Airport, Herndon, Virginia. The Embassy Suites Hotel Dulles Airport features 150 all-suite guestrooms, one restaurant and lounge, 2,800 square feet of meeting space, one heated indoor pool and jacuzzi, and exercise facilities. The hotel is six stories high, has three elevators, fire safety sprinklers and 167 surface parking spaces. The hotel is currently managed by an affiliate of Remington Hotel Corporation under a license agreement with Promus Hotels, Inc.

      The hotel is located in the Dulles/ Herndon Corridor, twenty-one miles from downtown Washington, D.C., three miles from Dulles International Airport and near numerous business parks and retail centers. The hotel is located near the Dulles Tollroad (Rte. 267). Competitors include Hilton Hotel, Marriott Suites, Homewood Suites, Hyatt and Summerfield Suites. Major demand generators in the area are the Dulles International Airport, Northrop Grumman, Sprint Telecommunications, Computer Associates, Cisco Systems and AOL Time Warner.

      Embassy Suites, Las Vegas, Nevada. The Embassy Suites Hotel, Las Vegas features 220 all-suite guestrooms, one restaurant and lounge, 6,000 square feet of meeting space, one heated outdoor pool and jacuzzi, and exercise facilities. The hotel is six stories high, has three elevators, fire safety sprinklers and 180 surface parking spaces. The hotel is currently managed by an affiliate of Remington Hotel Corporation under a license agreement with Promus Hotels, Inc.

      The majority of demand for the hotel is both commercial and leisure in nature as the hotel is located in a varied commercial and entertainment area and is centrally located between the McCarran Airport, the University of Las Vegas (UNLV) and the Las Vegas Convention Center. The hotel is located on Swenson Street near Paradise Road. Competitors include Courtyard by Marriott Convention Center, Marriott Suites, Residence Inn Convention Center and Crowne Plaza. Major demand generators in the area are Bechtel, Sprint Telecommunications, Boeing, Citigroup, KPMG, Ford Motor Company, UNLV and PricewaterhouseCoopers.

      The Embassy Suites Las Vegas is subject to a mortgage loan having an outstanding balance as of May 15, 2003, of approximately $16.0 million, monthly interest-only payments of $73,333, effective interest rate of the greater of LIBOR plus 3.5%, or 5.5%, and monthly installments of principal of $20,000 commencing January 1, 2005. Prepayment of the loan following January 1, 2003 is subject to an exit fee of $160,000. The loan matures on December 31, 2006 unless the one-year extension option is exercised by the payment of an extension fee of $80,000 and certain conditions are met.

      Radisson Hotel Cincinnati Riverfront, Covington, Kentucky. The Radisson Hotel Cincinnati Riverfront features 236 guestrooms, a revolving river view restaurant on the 18th floor, a casual first-floor dining area and lobby bar, over 10,000 square feet of meeting space, one indoor pool with a retractable roof, a fitness center and a tanning salon. The hotel is 18 stories high, has four elevators, fire safety sprinklers and 120 parking spaces in a two-level underground parking garage. The hotel is currently managed by an affiliate of Remington Hotel Corporation under a license agreement with Radisson Hotels International, Inc.

      The majority of demand for the hotel is both commercial and group in nature as the hotel is located in the heart of the riverfront area in Covington, Kentucky, which houses a diversified business and residential community. Competitors include the Marriott Rivercenter Hotel, Courtyard by Marriott, Embassy Suites, Hampton Inn and Holiday Inn. Major demand generators in the area are Proctor and Gamble, Fidelity Investments, Net Jets, Givaudan (a Switzerland-based global fragrance and flavor manufacturer), Sara Lee and Accenture.

      Radisson Hotel MacArthur Airport, Holtsville, New York. The Radisson Hotel MacArthur Airport features 188 guestrooms, one restaurant and lounge, 5,000 square feet of meeting space, one heated indoor pool and jacuzzi, and exercise facilities. The hotel is three stories high, has three elevators, fire safety sprinklers and approximately 200 surface parking spaces. The hotel is currently managed by an affiliate of Remington Hotel Corporation under a license agreement with Radisson Hotels International, Inc.

      The majority of demand for the hotel is both commercial and group in nature as the hotel is located in an area with varied commercial uses and residential neighborhoods within five miles of the Long Island MacArthur Airport (LIMA), a major regional hub servicing major commercial flights for the greater New York metropolitan area and Long Island. The hotel is located on the South Service Road of the Long Island Expressway (Route 495) at Exit 63. Competitors include the Marriott Hotel, the Wyndham Windwatch, the Holiday Inn and the Holiday Inn Express. Major demand generators in the area are LIMA, Computer Associates, Forest Laboratories, Symbol Technologies, Brookhaven National Laboratory and Stony Brook University.

Asset Management and Consulting Agreements

      In connection with the consummation of this offering and the completion of the formation transactions, in exchange for 1,025,000 limited partnership interest units in our operating partnership, valued at $10.25 million, Ashford Financial Corporation will contribute to us eight asset management and consulting agreements between Ashford Financial and eight hotel management companies. Under these eight agreements, Ashford Financial provides asset management and consulting services to 27 hotels managed under contract with the eight management companies. After the contribution, we will take Ashford Financial’s interest under the contributed agreements and will perform the services instead of Ashford Financial. Each of the eight management companies is either a wholly owned subsidiary of Remington Hotel, which is owned 100% by Messrs. Archie and Montgomery Bennett, or is 100% owned by one or both of the Bennetts. Messrs. Archie and Montgomery Bennett also have a minority ownership interest in the underlying 27 hotels for which the asset management and consulting services are to be provided and own 100% of Ashford Financial Corporation.

Services

      For two of the hotels subject to the asset management and consulting agreements, we will directly provide specific asset management services, including the following:

•	risk management and insurance procurement;

•	assistance with preparation of tax returns and monitoring of the payment of taxes;

•	negotiation of hotel franchise agreements and monitoring compliance with franchise requirements;

•	negotiation of property financings and monitoring compliance with loan covenants;

•	negotiation and closing of equipment leases;

•	property litigation management;

•	assistance with preparation of annual operating and capital budgets for the hotels; and

•	monitoring compliance with the management agreements.

      For the remaining 25 properties, we will supervise the performance of these same services, which will be provided directly by third parties or hotel employees. For all of the properties, we will provide additional services such as market and feasibility analysis, capital improvement assistance, financial planning and franchise support.

Term

      The eight management companies provide services to the hotels pursuant to a separate management agreement with each of the 27 hotels. The term of each of the eight asset management and consulting agreements being contributed to our operating partnership will expire when all of the underlying management agreements expire (including all extension periods) or are terminated, unless such asset management and consulting agreement is earlier terminated pursuant to an uncured event of default. One of the management agreements expires in 2007, seven expire in 2008, seven expire in 2009, one expires in

2010, two expire in 2011, and the balance expire in 2020 or later, exercisable at the discretion of the manager. The management agreements generally have at least two renewal terms of five years each. Each of the management companies has agreed to exercise its renewal rights if it is commercially reasonable to do so.

Consulting Fee

      In exchange for performing the asset management and consulting services, we will be entitled, as the assignee of Ashford Financial Corporation, to annual payments equal to 25.8% of the total amount of base and incentive fees payable to the management companies pursuant to the underlying management agreements. These payments depend on revenue generated by the underlying hotels for which the asset management and consulting services will be provided, and, as a result, we cannot make any assurance that any particular amount of revenue, if any, will be generated pursuant to the contributed agreements, except as described below under “— Guaranteed Minimum Fee.” The following table sets forth the estimated initial annual revenue, by property, expected to be generated by the asset management and consulting agreements.

	Expiration Date of		Estimated
Manager	Management Agreement(1)	Property	Revenue(2)

Remington Hospitality, Inc.	October 26, 2020	Alexandria Sheraton	$28,560
	October 11, 2009	Annapolis Historic	46,428
	October 26, 2020	Beverly Hills Ramada	55,421
	June 3, 2011	Coral Gables Holiday Inn	29,885
	October 26, 2020	Ft. Worth Radisson	109,195
	May 31, 2011	Key West — Crowne Plaza	63,965
	October 26, 2020	Woburn Radisson	20,426
Remington Indianapolis Employers Corporation	October 26, 2020	Indy Airport — Radisson	38,737
	October 26, 2020	Indy Circle — Radisson	85,603
Remington Milford Hotel Employers Corporation	April 26, 2008	Hyannis Ramada	24,355

Remington Suites Hotel Corporation	October 25, 2020	Houston Embassy	66,481

Remington Employers Corporation	May 6, 2009	Commack Howard Johnson	16,815
	October 6, 2008	Dallas Best Western	13,807
	March 3, 2008	Falmouth Square Inn	19,197
	March 1, 2009	Gull Wings Suites	20,405
	October 26, 2020	Milford Radisson	37,783
	March 17, 2008	Rockland Radisson	25,394
	May 16, 2009	Saddlebrook Radisson	20,035
	September 1, 2009	St. Petersburg Hilton	75,576
	November 30, 2007	Warner Robins Ramada	9,360
	May 13, 2009	Westbury Howard Johnson	15,966
	May 2, 2009	Woburn Four Points	10,542
Remington Employers Management Corporation	May 31, 2010	West Palm Beach — Embassy Suites	41,608
	July 13, 2008	Minnetonka Sheraton	49,380
	October 26, 2020	Nassau Bay Hilton	66,176
Remington Orlando Management Corporation	January 31, 2008	Sheraton Orlando	183,325
Remington Ventura Employers Corporation	December 31, 2008	Ventura Marriott	25,576

TOTAL			$1,200,000

(1)	These expiration dates represent the initial expiration dates without giving effect to any extensions. See “— Term.”

(2)	Calculated as 25.8% of the trailing 12-months actual management fee through March 31, 2003.

     As shown above, initially, the estimated payment to us under the asset management and consulting agreements will be approximately $1.2 million per year. If any covered property is sold at any time or upon expiration of the underlying management agreement, we will no longer derive any income from such property, thereby reducing the income we receive under the applicable asset management and consulting agreement. Any such sale or expiration of a management agreement will have no effect on the guaranteed minimum fee described below.

Guaranteed Minimum Fee

      Pursuant to a written guaranty agreement executed by Ashford Financial Corporation for our benefit, Ashford Financial Corporation has guaranteed that we will be paid a minimum of $1.2 million per year for each of the first five years, in consulting fees under all of the asset management and consulting agreements, for a total guarantee of $6.0 million. We will be entitled to this guaranteed minimum amount even if, during the five-year period, any of the 27 hotel properties is sold or if the hotels fail to generate sufficient revenue to result in at least $1.2 million in fees to us per year. The minimum guaranteed amount will be subject to annual adjustments based on the consumer price index. This guaranty will be secured by the 1,025,000 units of limited partnership interest in Ashford Hospitality Limited Partnership that we issued to Ashford Financial Corporation as consideration for its contribution to us of the eight asset management and consulting agreements. A pro rata portion of the units will be released from the pledge each year over the five-year term of the guaranty, provided the guaranteed minimum fee has been paid.

Assignment

      The asset management and consulting agreements may not be assigned by either the management companies or by us, as assignee of Ashford Financial Corporation, without the prior consent of the other, except that we may, without consent, assign the agreements to Ashford TRS or, solely to satisfy the REIT requirements and maintain our REIT status, a third party.

Substitution of Management Agreement

      During the first five years following this offering, if any of the covered hotel properties is sold, the management company has the right, in its sole election, to substitute a new management agreement.

Events of Default

      Each of the following is an event of default under the asset management and consulting agreements:

•	Our operating partnership or the management company experiences certain bankruptcy-related events.

•	The management company fails to make any payment due under an asset management and consulting agreement, subject to a 10-day grace period.

•	Our operating partnership or the management company does not observe or perform any other term of the asset management and consulting agreement, subject to a 30-day grace period that can be extended to a maximum of 120 days.

      If an event of default occurs and continues beyond any grace period, the non-defaulting party will have the option of terminating the applicable asset management and consulting agreement. If an asset management and consulting agreement is terminated as a result of an event of default, we will be entitled to receive any consulting fees earned and accrued through the date of termination. We will still be entitled under the guaranty agreement to a guaranty of the minimum annual $1.2 million consulting fees if an asset management and consulting agreement is terminated because of our default or the default of the management company.

Leases

      Each of our initial hotels will be owned by our operating partnership and leased to Ashford TRS, our taxable REIT subsidiary, pursuant to a percentage lease. Additionally, we intend to lease all hotels we acquire in the future, other than pursuant to sale-leaseback transactions with unrelated third parties, to Ashford TRS, pursuant to the terms of percentage leases that are generally similar to the terms of the existing percentage leases. Our management team will negotiate the terms and provisions of each future lease, considering such things as the purchase price paid for the hotel, then current economic conditions and any other factors deemed relevant at the time.

Term

      The leases for each of the initial hotels will have a non-cancelable term of five years. The leases may be terminated earlier than the stated term if certain events occur, including specified damages to the related hotel, a condemnation of the related hotel or the sale of the related hotel, or an event of default which is not cured within any applicable cure or grace periods.

Amounts Payable Under Leases

      The leases generally provide for Ashford TRS to pay in each calendar month the base rent plus, in each calendar quarter, percentage rent, if any. The percentage rent for each hotel equals the sum of (i) a percentage of room revenues up to a specified threshold, (ii) a percentage of room revenues in excess of the specified threshold but less than a second incentive threshold, (iii) a percentage of room revenues in excess of the second incentive threshold and (iv) a percentage of revenues other than room revenues.

Maintenance and Modifications

      Ashford TRS will be required to establish and fund, in respect of each fiscal year during the terms of the leases, a reserve account, in the amount of 4% of gross revenues per quarter for the replacement and refurbishment of furniture, fixtures and equipment and other capital improvements to be made when deemed necessary by Ashford TRS or by Remington Lodging. To the extent that amount is not used in a particular quarter, the unused amount will be carried forward, cumulatively, to future quarters. Ashford TRS is responsible for all repair and maintenance of, and any capital improvements to, the hotels. Any capital improvements to the hotels will be made pursuant to the capital improvement budget as approved by us.

      Ashford TRS, at its own expense, may make additions, modifications or improvements to the hotels, so long as any such additions, modifications or improvements do not significantly alter the character or purposes of the hotels or significantly detract from the value or operating efficiencies of the hotels. Any such additions, modifications or improvements will be subject to the terms and provisions of the leases and will become our property upon the termination of the related lease. We will own substantially all personal property (other than inventory, linens and other nondepreciable personal property) not affixed to, or deemed a part of, the real estate or improvements on the initial hotels, unless ownership of such personal property would cause the rent under a lease not to qualify as “rents from real property” for REIT income test purposes. See “Federal Income Tax Consequences — Requirements for Qualification — Income Tests.”

Insurance and Property Taxes

      We will pay for real estate and personal property taxes on the hotels (except to the extent that personal property associated with the hotels is owned by Ashford TRS). We will pay for property and casualty insurance relating to the hotel properties and any personal property owned by us. Ashford TRS as the lessee, will pay for all insurance on its personal property, business interruption, comprehensive general public liability, workers’ compensation, vehicle, and other appropriate and customary insurance. We do not intend to maintain or require Ashford TRS to maintain terrorism insurance on any of the hotels. Ashford TRS must name us as an additional insured on any policies it carries. Pursuant to the terms of the management agreement, Remington Lodging will be responsible for acquiring all insurance to be carried by Ashford TRS on behalf of Ashford TRS and will be reimbursed for all related costs by Ashford TRS.

Assignment and Subleasing

      Ashford TRS will not be permitted to sublet any part of the hotels or assign its interest under any of the leases without our prior written consent. No assignment or subletting will release Ashford TRS from any of its obligations under the leases.

Damage to Hotels

      If any of our insured hotels is destroyed or damaged, whether or not such destruction or damage prevents use of the property as a hotel, Ashford TRS will have the obligation, but only to the extent of insurance proceeds that are made available, to restore the hotel. If the insurance proceeds are not sufficient to restore the hotel, Ashford TRS or we have the right to terminate the lease upon written notice. In that event, neither we nor Ashford TRS will have any further liabilities or obligations under the lease, except that, if we terminate the lease, we have to pay Ashford TRS the fair market value of its leasehold interest in the remaining term of the lease. We will keep all insurance proceeds received as a result of such destruction or damage. If the lease is terminated by Ashford TRS, we have the right to reject the termination of the lease by Ashford TRS and to require Ashford TRS to restore the hotel, provided we agree to pay for all restoration costs in excess of available insurance proceeds. In that event, the related lease will not terminate and we will pay all insurance proceeds to Ashford TRS. If the cost of restoration exceeds the amount of insurance proceeds, we will contribute any excess amounts necessary to complete the restoration to Ashford TRS before requiring the work to begin.

      In the event of damage to or destruction of any uninsured hotel, we will have the option to either (i) restore the property, at our cost and expense, in which case the lease will not terminate, or (ii) terminate the lease. If the lease is terminated, neither we nor Ashford TRS will have any further liabilities or obligations under the lease, except that, if we terminate the lease, we have to pay Ashford TRS the fair market value of its leasehold interest in the remaining term of the lease. If the lease remains in effect and the damage does not result in a reduction of gross revenues at the hotel, Ashford TRS’s obligation to pay rent will be unabated. If, however, the lease remains in effect but the damage does result in a reduction of gross revenues at the hotel, Ashford TRS will be entitled to a certain amount of rent abatement while the hotel is being repaired. We will keep all proceeds from loss of income insurance.

Condemnation

      If any of our initial hotels is subject to a total condemnation or a partial taking that prevents use of the property as a hotel, we and Ashford TRS each have the option to terminate the related lease. We will share in the condemnation award with Ashford TRS in accordance with the provisions of the related lease. If any partial taking of a hotel does not prevent use of the property as a hotel, Ashford TRS is obligated to restore the untaken portion of the hotel to a complete architectural unit but only to the extent of any available condemnation award. If the condemnation award is not sufficient to restore the hotel, Ashford TRS or we have the right to terminate the lease upon written notice. If the lease is terminated by Ashford TRS, we have the right to reject the termination of the lease by Ashford TRS and to require Ashford TRS to restore the hotel, provided we agree to pay for all restoration costs in excess of the available condemnation award. We will contribute the cost of such restoration to Ashford TRS. If a partial taking occurs, the base rent will be abated to some extent, taking into consideration, among other factors, the number of usable rooms, the amount of square footage, or the revenues affected by the partial taking.

Events of Default

      Events of Default under the leases include:

•	Ashford TRS fails to pay rent or other amounts due under the lease, provided that Ashford TRS has a 10-day grace period after receiving a written notice from us that such amounts are due and payable before an event of default would occur.

•	Ashford TRS does not observe or perform any other term of a lease, provided that Ashford TRS has a 30 day grace period after receiving a written notice from us that a term of the lease has been violated before an event of default of default would occur. There are certain instances in which the 30-day grace period can be extended to a maximum of 120 days.

•	Ashford TRS is the subject of a bankruptcy, reorganization, insolvency, liquidation or dissolution event that is not discharged within 90 days.

•	Ashford TRS voluntarily ceases operations of the hotels for a period of more than 30 days except as a result of damage, destruction, condemnation, or certain specified unavoidable delays.

•	The franchise license for the related hotel is terminated by the franchisor because of any action or failure to act by Ashford TRS.

      If an event of default occurs and continues beyond any grace period, we will have the option of terminating the related lease. If we decide to terminate a lease, we must give Ashford TRS 10 days’ written notice. Unless the event of default is cured before the termination date we specify in the termination notice, the lease will terminate on the specified termination notice. In that event, Ashford TRS will be required to surrender possession of the related hotel.

Termination of Leases

      Our operating partnership has the right to terminate any lease with 30 days notice to Ashford TRS. If we elect to terminate a lease, we must either:

•	pay Ashford TRS the fair market value of its leasehold interest in the remaining term of the lease; or

•	offer to lease to Ashford TRS one or more substitute hotels on terms that will create a leasehold interest in such hotels with a fair market value equal to or greater than the fair market value of their remaining leasehold interest under the terminated lease.

Breach by Us

      If we breach any of the leases, we will have 30 days from the time we receive written notice of the breach from Ashford TRS to cure the breach. This cure period may be extended in the event of certain specified, unavoidable delays.

Management Agreement

      Pursuant to the terms of a management agreement, we intend to engage Remington Lodging, which is owned by Messrs. Archie and Montgomery Bennett and is an affiliate of Remington Hotel Corporation, as the property manager for our six initial hotels and for any future hotels that we lease to Ashford TRS. We and Remington Lodging will execute the management agreement at the closing of our initial public offering, but for the purposes of this section, we have assumed that the management agreement has already been executed.

Term

      The management agreement provides, as to each initial or future hotel, for an initial term of 10 years. The term may be renewed by Remington Lodging, at its option, subject to certain performance tests, for three successive periods of seven years each and, thereafter, a final term of four years, provided that at the time the option to renew is exercised, Remington Lodging is not then in default under the management agreement. If at the time of the exercise of any renewal period, Remington Lodging is in default, then the exercise of the renewal option will be conditional on timely cure of such default, and if such default is not timely cured, then Ashford TRS may terminate the management agreement. If Remington Lodging desires to exercise any option to renew, it must give Ashford TRS written notice of its election to renew the management agreement no less than 90 days before the expiration of the then current term of the management agreement.

Amounts Payable under the Management Agreement

      Remington Lodging will receive a base management fee, and if the hotels meet and exceed certain thresholds, an additional incentive management fee. The base management fee for each hotel will be due monthly and will be equal to the greater of:

•	$10,000 (increased annually based on consumer price index adjustments); and

•	3% of the gross revenues associated with that hotel for the related month.

      The incentive management fee, if any, for each hotel will be due annually in arrears within 30 days of the end of the fiscal year and will be equal to the lesser of (i) 1% of gross revenues and (ii) the amount by which the actual gross operating profit exceeds the target gross operating profit as set forth in the annual operating budget approved for the applicable fiscal year. If, however, based on actual operations and revised forecasts from time to time, it is reasonably anticipated that the incentive fee will be earned, Ashford TRS will consider payment of the incentive fee pro-rata on a quarterly basis.

      The incentive fee is designed to encourage Remington Lodging to generate higher gross operating profit at each hotel by increasing the fee due to Remington Lodging when the hotels generate gross operating profit above certain threshold levels. Any increased revenues will generate increased lease payments under the percentage leases and should thereby benefit our stockholders.

Early Termination

      The management agreement may be terminated as to one or more of the hotels earlier than the stated term if certain events occur, including:

•	a sale of a hotel or a substitution of the hotel;

•	the failure of Remington Lodging to satisfy certain performance standards with respect to any of the future hotels or, after the initial 10-year term, the six initial hotels;

•	for the convenience of Ashford TRS;

•	in the event of a casualty to, condemnation of, or force majeure involving a hotel; or

•	upon a default by Remington Lodging or us that is not cured prior to the expiration of any applicable cure periods.

Termination Fees

      In certain cases of early termination of the management agreement with respect to one or more of the hotels, we must pay Remington Lodging termination fees, plus any amounts otherwise due to Remington Lodging pursuant to the terms of the management agreement. We will be obligated to pay termination fees in the circumstances described below, provided that Remington Lodging is not then in default, subject to certain cure and grace periods.

Sale of a Hotel.

•	Sale of an Initial Hotel — If any of the initial hotels is sold prior to the expiration of the initial 10-year term, the management agreement will terminate with respect to the hotels and we must pay a termination fee equal to the product obtained by multiplying (i) the aggregate management fees (both base fees and incentive fees) estimated to be paid to Remington Lodging with respect to the sold hotels pursuant to the then current annual operating budget (but in no event less than the management fees for the preceding full fiscal year) by (ii) the years then remaining under the initial 10-year term. Ashford TRS does not have to pay any termination fees in connection with a sale of an initial hotel that occurs after the initial 10-year term. In addition, we have the right, without incurring any termination fee, to substitute a hotel for any of the initial hotels under the management agreement. The substitute hotel must be reasonably equivalent in terms of size, number of rooms, quality of the franchise, market type and gross revenues.

•	Sale of a Future Hotel — If any of the future hotels is sold during the first 12 months of the date such hotels become subject to the management agreement, Ashford TRS may terminate the management agreement with respect to such sold hotel, provided that we pay to Remington Lodging, an amount equal to the management fee (both base fees and incentive fees) estimated to be paid to Remington Lodging with respect to the applicable hotels pursuant to the then current annual operating budget for the balance of the first year of the 10-year base term. If any of the future hotels is sold at any time after the first year of the 10-year base term and Ashford TRS terminates the management agreement with respect to those hotels, Ashford TRS will have no obligation to pay any termination fees.

Casualty.

•	Casualty of an Initial Hotel — If any of the initial hotels are damaged and Ashford TRS elects for any reason not to rebuild the damaged hotel, we must pay a termination fee to Remington Lodging equal to the termination fee that would be owed if the hotel had been sold.

•	Casualty of a Future Hotel — If any of the future hotels is the subject of a casualty and Ashford TRS elects not to rebuild, then we must pay to Remington Lodging the termination fee, if any, that would be owed if the hotel had been sold. However, after the first year of the initial 10-year term for a future hotel, if the future hotel is the subject of a casualty and Ashford TRS elects not to rebuild the hotel even though sufficient casualty insurance proceeds are available to do so, then we must pay to Remington Lodging a termination fee equal to the product obtained by multiplying (i) 65% of the aggregate management fees (both base fees and incentive fees) estimated to be paid to Remington Lodging with respect to the applicable hotels pursuant to the then current annual operating budget (but in no event less than the management fees for the preceding full fiscal year) by (ii) nine.

      Condemnation or Force Majeure. In the event of a condemnation of or force majeure events to any of the hotels, Ashford TRS has no obligation to pay any termination fees if the management agreement terminates as to those hotels.

Failure to Satisfy Performance Test.

•	Future Hotels — If any of the future hotels fail to satisfy a certain performance test, Ashford TRS may terminate the management agreement with respect to such future hotel, and in such case, we must pay to Remington Lodging an amount equal to 60% of the product obtained by multiplying (i) 65% of the aggregate management fees (both base fees and incentive fees) estimated to be paid to Remington Lodging with respect to the applicable future hotel pursuant to the then current annual operating budget (but in no event less than the management fees for the preceding full fiscal year) by (ii) nine. Remington Lodging will have failed the performance test with respect to a particular hotel if during any fiscal year during the term (i) such hotel’s gross operating profit margin for such fiscal year is less than 75% of the average gross operating profit margins of comparable hotels in similar markets and geographical locations, as reasonably determined by Remington Lodging and us, and (ii) such hotel’s RevPAR yield penetration is less than 80% of the RevPAR yield penetration of a pre-identified competitive set (subject to adjustment from time to time) of hotels (which includes the hotel). Upon a performance test failure, Ashford TRS must give Remington Lodging two years to cure. If, within the first year, the performance test failure has not been cured, then we may, in order not to waive any such failure, require Remington Lodging to engage a nationally-recognized consultant with significant hotel lodging experience reasonably acceptable to both of us, to make a determination as to whether or not another management company could have managed the hotel in a materially more efficient manner. If the consultant’s determination is in the affirmative, then Remington Lodging must engage such consultant to assist with the cure of such performance failure during the second year of the cure period. If the consultant’s determination is in the negative, then Remington Lodging will be deemed not to be in default under the performance test. The cost of such consultant will be shared by Ashford TRS and Remington Lodging equally. If Remington Lodging fails the performance test during the second year of the cure period and the consultant again makes a finding that another manager could manage materially better than Remington Lodging, then Ashford TRS has the right to terminate the management agreement with respect to such hotel and to pay to Remington Lodging the termination fee described above. Further, if any of the future hotels are within a cure period due to a failure of the performance test, an exercise of a renewal option shall be conditioned upon timely cure of the performance test failure, and if the performance failure is not timely cured, Ashford TRS may elect to terminate the management agreement without paying any termination fee.

•	Initial Hotels — The initial hotels are not subject to the performance test until after the initial 10-year term of the management agreement.

      For Convenience. With respect to any of the hotels, if Ashford TRS elects for convenience to terminate the management agreement with respect to such hotel, at any time, including during any renewal term, we must pay a termination fee to Remington Lodging, equal to the product of (i) 65% of the aggregate management fees (both base fees and incentive fees) estimated to be paid to Remington Lodging with respect to the applicable hotels pursuant to the then current annual operating budget (but in no event less than the management fees for the preceding full fiscal year) and (ii) nine.

New Manager; Mutual Exclusivity Agreement

      Pursuant to the mutual exclusivity agreement between Remington Hotel, Remington Lodging and us, we have agreed to engage Remington Lodging for the management, development, construction, project management and certain other services in connection with any future hotels acquired by us unless our independent directors unanimously vote to engage another manager. If the management agreement terminates as to all of the hotels covered, the mutual exclusivity agreement will also terminate. See “— Mutual Exclusivity Agreement.”

Maintenance and Modifications

      Remington Lodging must maintain each hotel in good repair and condition and make such routine maintenance, repairs and minor alterations as it deems reasonably necessary. The cost of all such maintenance, repairs and alterations will be paid by Ashford TRS.

Insurance

      Remington Lodging is responsible for maintaining and paying for all workers’ compensation, employer’s liability, and other appropriate and customary insurance related to its operations as a property manager, the cost of which is the responsibility of Ashford TRS.

Assignment and Subleasing

      Neither Remington Lodging nor Ashford TRS may assign its rights and obligations under the management agreement without the other party’s prior written consent, which may not be unreasonably withheld. However, Remington Lodging may assign its rights and obligations to an affiliate of Remington Lodging that satisfies the eligible independent contractor requirements and is “controlled” by Messrs. Archie and Montgomery Bennett or their respective family partnership or trusts, the sole members of which are at all times lineal descendants of Messrs. Archie and Montgomery Bennett (including step children) and spouses. “Control” means (i) the possession of a majority of the capital stock and voting power of such affiliate, directly or indirectly, or (ii) the power to direct or cause the direction of the management and policies of such affiliate in the capacity of chief executive officer, president, chairman, or other similar capacity where they are actively engaged or involved in providing such direction or control and spend a substantial amount of time managing such affiliate. No assignment will release Remington Lodging from any of its obligations under the management agreement.

Damage to Hotels

      If any of our insured properties is destroyed or damaged, Ashford TRS is obligated, subject to the requirements of the underlying lease, to repair or replace the damaged or destroyed portion of the hotel to the same condition as existed prior to such damage or destruction. If the lease relating to such damaged hotel is terminated pursuant to the terms of the lease, Ashford TRS has the right to terminate the management agreement with respect to such damaged hotel. In the event of a termination, neither

Ashford TRS nor Remington Lodging will have any further liabilities or obligations under the management agreement with respect to such damaged hotel, except that we may be obligated to pay to Remington Lodging a termination fee, as described above. If the management agreement remains in effect with respect to such damaged hotel, and the damage does not result in a reduction of gross revenues at the hotel, our obligation to pay management fees will be unabated. If, however, the management agreement remains in effect with respect to such damaged hotel, but the damage does result in a reduction of gross revenues at the hotel, we will be entitled to partial abatement of the management fees while the hotel is being repaired.

Condemnation of a Property or Force Majeure

      If any of our hotels is subject to a total condemnation or a partial taking that prevents use of the property as a hotel, the management agreement, with respect to such condemned hotel, will terminate, subject to the requirements of the applicable lease. In the event of termination, neither Ashford TRS nor Remington Lodging will have any further liabilities or obligations under the management agreement with respect to such hotel. If any partial taking of a property does not prevent use of the property as a hotel, we must restore the untaken portion of the property to a complete architectural unit. If there is an event of force majeure or any other cause beyond the control of Remington Lodging that directly involves a hotel and has a significant adverse effect upon the continued operations of that hotel, then the management agreement may be terminated by Ashford TRS. In the event of a termination, neither Ashford TRS nor Remington Lodging will have any further liabilities or obligations under the management agreement with respect to such hotel.

Annual Operating Budget

      The management agreement provides that not less than 45 days prior to the beginning of each fiscal year during the term of the management agreement, Remington Lodging will submit to Ashford TRS for each of the hotels, an annual operating budget setting forth in detail an estimated profit and loss statement for the next 12 months (or for the balance of the fiscal year in the event of a partial first fiscal year), including a schedule of hotel room rentals and other rentals and a marketing and business plan for each of the hotels. The budget is subject to Ashford TRS approval, which may not be unreasonably withheld. The budget may be revised from time to time, taking into account such circumstances as Ashford TRS deems appropriate or as business and operating conditions shall demand, subject to the reasonable approval of Remington Lodging.

Capital Improvement Budget

      Remington Lodging must prepare a capital improvement budget of the expenditures necessary for replacement of furniture, fixtures and equipment and building repairs for the hotels during the following fiscal year and provide such budget to Ashford TRS for approval, which approval may not be unreasonably withheld, at the same time Remington Lodging submits the proposed annual operating budget for approval. Remington Lodging will, in accordance with the capital improvement budget, make such substitutions and replacements of or renewals to furniture, fixtures and equipment and non-routine repairs and maintenance as it deems necessary to maintain our hotels. Remington Lodging may not make any other expenditures without Ashford TRS approval, except expenditures which are required by reason of any (i) emergency, (ii) applicable legal requirements, (iii) the terms of any franchise agreement or (iv) are otherwise required for the continued safe and orderly operation of our hotels. The cost of all such changes, repairs, alterations, improvements, renewals, or replacements will be paid from the capital improvement reserve or other monies advanced by Ashford TRS.

Service and Project Management Fees

      Ashford TRS has agreed to pay Remington Lodging a project management fee equal to 4% of the total project costs associated with the implementation of the approved capital improvement budget or renovation project for a hotel until such time that the capital improvement budget and renovation project costs involve expenditures in excess of 5% of gross revenues of such hotel, whereupon the project management fee will be 3% of total project costs in excess of the 5% of gross revenue threshold. In addition, Ashford TRS has agreed to pay Remington Lodging additional fees at then-current market rates for other services beyond managing the hotels or implementing the capital improvement budget. These other services include: (i) construction management, (ii) interior design assistance involved in implementing the capital improvement budget, (iii) managing architects and preparing drawings applicable to the implementation of the capital improvement budget and reviewing plans, drawings, shop drawings and other matters necessary for the proper implementation of the capital improvement budget, (iv) purchasing services, (v) managing freight selection and shipping processes, (vi) the warehousing of goods delivered at the job site, inspection of materials delivered, and the filing of claims associated with the delivery of defective or damaged goods and (vii) supervision and oversight of the installation of furniture, fixtures and equipment.

      The fees for the additional services will be consistent with the approved capital improvement budget and will be deemed approved by Ashford TRS unless a majority of our independent directors determine that such fees for the additional services are not in line with market rates for similar services. In the event that the majority of our independent directors determine that the fees for the additional services are not market, Ashford TRS and Remington Lodging will engage a consultant reasonably satisfactory to both parties to provide then current market information with respect to the proposed fees and a written recommendation as to whether such fees are market rates or not. If the consultant determines that such fees as proposed by Remington Lodging are market, then we agree to pay any consultant fees incurred by such consultant in making the determination. If the consultant’s recommendation does not support the fees as proposed by Remington Lodging, then Remington Lodging agrees to pay the consultant’s fees incurred in connection with the determination and may, at its election, perform such service for fees consistent with the market research and recommendation of the consultant.

Indemnity Provisions

      Remington Lodging has agreed to indemnify Ashford TRS against all damages not covered by insurance that arise from (i) the fraud, willful misconduct or gross negligence of Remington Lodging; (ii) employee claims based on a substantial violation by Remington Lodging of employment laws or that are a direct result of the corporate policies of Remington Lodging; (iii) the knowing or reckless placing, discharge, leakage, use or storage of hazardous materials in violation of applicable environmental laws on or in any of our hotels by Remington Lodging; or (iv) the breach by Remington Lodging of the management agreement, including action taken by Remington Lodging beyond the scope of its authority under the management agreement, which is not cured.

      Except to the extent indemnified by Remington Lodging as described in the preceding paragraph, Ashford TRS has agreed to indemnify Remington Lodging against all damages not covered by insurance and that arise from (i) the performance of Remington Lodging’s services under the management agreement; (ii) the condition or use of our hotels; (iii) certain liabilities to which Remington Lodging is subjected pursuant to the WARN Act in connection with the termination of the management agreement; or (iv) any claims made by an employee of Remington Lodging against Remington Lodging or Ashford TRS that are based on a violation or alleged violation of the employment laws.

Events of Default

      Events of default under the management agreement include:

•	Ashford TRS or Remington Lodging experiences a bankruptcy-related event that is not discharged within 90 days.

•	Ashford TRS or Remington Lodging fails to make any payment due under the management agreement, subject to a 10-day grace period.

•	Ashford TRS or Remington Lodging fails to observe or perform any other term of the management agreement, subject to a 30-day grace period. There are certain instances in which the 30-day grace period extends to 120 days.

•	Remington Lodging does not qualify as an “eligible independent contractor” as such term is defined in Section 856(d)(9) of the Internal Revenue Code of 1986, as amended.

      If an event of default occurs and continues beyond any grace period, the non-defaulting party will have the option of terminating the management agreement, on 30 days’ notice to the other party. If the event of default relates solely to one or more, but not all, of the hotels, then the management agreement may only be terminated with respect to the hotels to which the event of default relates.

Mutual Exclusivity Agreement

      We and Ashford Hospitality Limited Partnership, our operating partnership, will enter into a mutual exclusivity agreement with Remington Lodging, Remington Hotel and Messrs. Archie and Montgomery Bennett regarding lodging investment opportunities any of us identifies in the future. Messrs. Archie and Montgomery Bennett are the sole owners of Remington Hotel and Remington Lodging. The following summary assumes that we have already entered into the mutual exclusivity agreement. We will sign the agreement at the closing of the offering described in this prospectus.

Term

      The initial term of the mutual exclusivity agreement will be 10 years. This term will automatically extend for three additional renewal periods of seven years each and a final renewal period of four years, for a total of up to 25 additional years. The agreement may be sooner terminated because of:

•	an event of default (see “— Events of Default”),

•	a party’s early termination rights (see “— Early Termination”), or

•	a termination or expiration of the Management Agreement between Ashford TRS and Remington Lodging with respect to all properties (see “— Relationship with Management Agreement”).

Our Exclusivity Rights

      Remington Lodging, Remington Hotel and Messrs. Archie and Montgomery Bennett have granted us a first right of refusal to pursue all lodging investment opportunities identified by Remington Lodging or Remington Hotel or their affiliates (including the Bennetts), including opportunities to buy hotel properties, to buy land and build hotels, to buy existing loans on hotel properties, to make loans on hotel properties, or to otherwise invest in hotel properties. If investment opportunities are identified, Remington Hotel, Remington Lodging, or the Bennetts, as the case may be, will not pursue those opportunities (except as described below) and will give us a written notice and description of the investment opportunity, and we will have 10 business days to either accept or reject the investment opportunity. If we reject the opportunity, Remington Lodging or Remington Hotel or its respective affiliates may then pursue such investment opportunity on the same terms as offered to us. If the terms of such investment opportunity materially change, then Remington Lodging or Remington Hotel must offer the revised investment opportunity to us, whereupon we will have 10 business days to either accept or reject the opportunity on the revised terms.

Reimbursement of Costs

      If we accept an investment opportunity from Remington Lodging or Remington Hotel, we will be obligated to reimburse Remington Lodging or Remington Hotel for the actual out-of-pocket and third-party expenses in connection with such investment opportunity, including any earnest money deposits, but excluding any finder’s fees, brokerage fee, development fee, management fee or other compensation to Remington Lodging, Remington Hotel or their affiliates. Remington Lodging or Remington Hotel must submit to us an accounting of the costs in reasonable detail.

Exclusivity Rights of Remington Lodging

      Unless our independent directors have unanimously elected not to engage Remington Lodging, if we elect to pursue an investment opportunity that consists of buying a hotel property or buying land for the purpose of building a hotel property, or constructing hotel improvements, we will hire Remington Lodging to manage the hotel, build the hotel, construct the improvements or provide project management or other services. In return, Remington Lodging has agreed that it will provide those services.

Excluded Investment Opportunities

      The following are excluded from the mutual exclusivity agreement and are not subject to any exclusivity rights or right of first refusal:

•	With respect to Remington, an investment opportunity where our independent directors have unanimously voted not to approve Remington Lodging as the manager or developer.

•	Existing hotel investments of Remington Lodging, Remington Hotel, or affiliates with any of their existing joint venture partners or property owners.

•	Existing bona fide arm’s length third party management arrangements (or arrangements for other services such as project management) of Remington Lodging, Remington Hotel, or any of their affiliates with third parties other than us and our affiliates.

•	Like-kind exchanges that may be made pursuant to existing contractual obligations by any of the existing joint ventures in which Remington Lodging, Remington Hotel, or their affiliates have an ownership interest.

Management or Development

      If we hire Remington Lodging to manage a hotel or construct hotel improvements, it will be pursuant to the terms of the management agreement between us and Remington Lodging. If we hire Remington Lodging to develop a hotel, the terms of the development will be pursuant to a form of development agreement that has been approved by us.

Events of Default

      Each of the following is a default under the mutual exclusivity agreement:

•	we, Remington Lodging or Remington Hotel experience a bankruptcy-related event;

•	we fail to reimburse Remington Lodging or Remington Hotel as described under “— Reimbursement of Costs,” subject to a 30-day cure period;

•	we, Remington Lodging or Remington Hotel does not observe or perform any other term of the agreement, subject to a 30-day cure period (up to a maximum of 120 days in certain instances); and

•	Remington Lodging, Remington Hotel or an affiliate defaults under the terms of any document that evidences the investment opportunity accepted by us, subject to any cure periods provided in such document.

      If a default occurs, the non-defaulting party will have the option of terminating the mutual exclusivity agreement and pursuing its rights and remedies under applicable law.

Early Termination

      Remington Lodging and Remington Hotel have the right to terminate the exclusivity rights granted to us if:

•	Montgomery Bennett is removed as our Chief Executive Officer without cause, resigns for good reason, or his employment agreement is not renewed or there is a change in control of us, except, in all such cases, because of his death;

•	Archie Bennett, Jr. is removed as one of our directors without cause, is not renominated to serve as Chairman or resigns for good reason, or there is a change in control of us, except, in all such cases, because of his death;

•	upon expiration of the non-competition restrictions contained in the employment agreement of Montgomery Bennett, which apply if Montgomery Bennett has resigned without good reason as our Chief Executive Officer, if his employment agreement is not renewed, or if we terminate his employment for cause, if we have not then already terminated the exclusivity rights granted to

Remington Lodging and Remington Hotel as a result of his resignation or our termination of his employment for cause;

•	subject to each party’s obligation to act in good faith, Montgomery Bennett is no longer our Chief Executive Officer and is subject to the non-competition restrictions in his employment agreement, and our independent directors, three times in a calendar year, in any combination set forth below:

—	elect not to pursue an investment opportunity presented to us by Remington Lodging, Remington Hotel or their affiliates;

—	elect not to engage Remington Lodging with respect to a management or development opportunity we have elected to pursue; or

—	fail to close on an investment opportunity presented to us by Remington Lodging, Remington Hotel or their affiliates (and accepted by us), and the failure to close is caused by us and not the third party selling the investment opportunity; or

•	we terminate the Remington exclusivity rights because (i) Montgomery Bennett resigns as our Chief Executive Officer without good reason or we terminate his employment for cause, or (ii) Remington Lodging or Remington Hotel is no longer controlled by Archie Bennett, Jr. or Montgomery Bennett or their respective family partnership or trusts (as described below in the third bullet point describing our termination rights).

      We may terminate the exclusivity rights granted to Remington Lodging if:

•	Remington Lodging fails to qualify as an “eligible independent contractor” as defined in Section 856(d)(9) of the Internal Revenue Code;

•	Montgomery Bennett resigns as our Chief Executive Officer without good reason or if we terminate his employment for cause;

•	if either Remington Lodging or Remington Hotel is no longer “controlled” by Archie Bennett, Jr. or Montgomery Bennett or their respective family partnership or trusts, the sole members of which are at all times lineal descendants of Archie Bennett, Jr. or Montgomery Bennett (including step children) and spouses. “Control” means (i) the possession, directly or indirectly, of a majority of the capital stock and voting power of Remington Lodging and Remington Hotel, or (ii) the power to direct or cause the direction of the management and policies of Remington Lodging and Remington Hotel by serving as chief executive officer, president, chairman or similar position and spending a substantial amount of time managing Remington Lodging and Remington Hotel; or

•	if Remington Lodging or Remington Hotel terminates the exclusivity rights granted to us pursuant to an early termination right that they have.

“Cause” and “good reason” for Montgomery Bennett and Archie Bennett, Jr., respectively, are defined in the employment agreement of Montgomery Bennett and the non-competition agreement of Archie Bennett, Jr.

Assignment

      The mutual exclusivity agreement may not be assigned by Remington Lodging, Remington Hotel, the Bennetts, or us without the prior written consent of the other parties.

Relationship with Management Agreement

      The rights provided to us and to Remington Lodging and Remington Hotel in the exclusivity agreement terminate if the management agreement between us and Remington Lodging terminates in its entirety. A termination of Remington Lodging’s management rights with respect to one or more hotels (but not all hotels) does not terminate the mutual exclusivity agreement. A termination of the mutual exclusivity agreement does not terminate the management agreement either in part or in whole, and the management agreement would continue in accordance with its terms as to the hotels it covers, despite a termination of the mutual exclusivity agreement.

Franchise Licenses

      Embassy Suites is a registered trademark of Promus Hotels, Inc., and Radisson is a registered trademark of Radisson Hotels International, Inc. The registered owners of the trademarks have approved the change of the franchise licenses to Ashford TRS, either through a transfer of the existing license or through the issuance of a new license. Based on this approval, we expect the registered owners to confirm Ashford TRS as a licensee in good standing upon the completion of the license transfer or upon the issuance of a new license, which will occur in each case upon completion of this offering.

      We anticipate that most of the additional hotels we acquire will be operated under franchise licenses. We believe that the public’s perception of quality associated with a franchisor is an important feature in the operation of a hotel. Franchisors provide a variety of benefits for franchisees, which include national advertising, publicity and other marketing programs designed to increase brand awareness, training of personnel, continuous review of quality standards and centralized reservation systems.

      Remington Lodging must operate each hotel pursuant to the terms of the related franchise agreement, and Remington Lodging must use its best efforts to maintain the right to operate each hotel as such. In the event of termination of the related franchise agreement, Remington Lodging must operate the hotel under such other franchise agreement, if any, as Ashford TRS enters into or obtains as franchisee.

      The franchise licenses generally specify certain management, operational, record keeping, accounting, reporting and marketing standards and procedures with which the franchisee must comply. Under the franchise licenses Ashford TRS, as the franchisee, must comply with the franchisors’ standards and requirements with respect to:

•	training of operational personnel;

•	safety;

•	maintaining specified insurance;

•	the types of services and products ancillary to guest room services that may be provided;

•	display of signage; and

•	the type, quality and age of furniture, fixtures and equipment included in guest rooms, lobbies and other common areas.

Additionally, Ashford TRS, as the franchisee is required to pay the franchise fees described below.

      The following table sets forth certain information in connection with the existing franchise licenses for the initial properties:

			Expiration
Property	Franchise Fee(1)	Marketing/Reservation Fee(1)	Date

Austin Embassy Suites	4.0%	3.5%	07/12/2017
Dallas Embassy Suites	4.0%	3.5%	03/02/2018
Dulles Embassy Suites	4.0%	3.5%	06/26/2017
Las Vegas Embassy Suites	4.0%	3.5%	04/06/2018
Covington Radisson	3.0% (10/1/02 - 3/31/04)	2.75% (10/1/02 - 3/31/04)	12/31/2021
	3.5% (4/1/04 - 3/31/06)	3.25% (4/1/04 - 3/31/06)
	4.0% (4/1/06 and thereafter)	3.75% (4/1/06 and thereafter)
Holtsville Radisson	3.0% (10/1/02 - 1/31/04	2.75% (10/1/02 - 1/31/04	12/31/2022
	3.5% (2/1/04 - 1/31/06)	3.25% (2/1/04 - 1/31/06
	4.0% (2/1/06 and thereafter)	3.75% (2/1/06 and thereafter)

(1)	Percentage of room revenues payable to the franchisor.

     Embassy Suites is a registered trademark of Promus Hotels, Inc. Promus Hotels, Inc. has not endorsed or approved this offering. A grant of an Embassy Suites license for certain of the initial properties is not intended and should not be interpreted as an express or implied approval or endorsement by Promus Hotels, Inc. or any of its affiliates, subsidiaries or divisions of us, our operating partnership or our common stock.

      Radisson is a registered trademark of Radisson Hotels International, Inc. Radisson Hotels International, Inc. has not endorsed or approved this offering. A grant of a Radisson license for certain of the initial properties is not intended and should not be interpreted as an express or implied approval or endorsement by Radisson Hotels International, Inc. or any of its affiliates, subsidiaries or divisions of us, our operating partnership or our common stock.

Employees

      Eight employees of Remington Hotel Corporation, including Messrs. Archie and Montgomery Bennett and Messrs. Kessler and Nunneley, and three employees of Ashford Financial Corporation, including Messrs. Kimichik and Brooks, will become our employees. We intend to be self-advised, so we will utilize the services of our employees rather than retain an advisor.

Environmental Matters

      Under various federal, state and local laws and regulations, an owner or operator of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances on such property. These laws often impose liability without regard to whether the owner knew of, or was responsible for, the presence of hazardous or toxic substances. Furthermore, a person that arranges for the disposal of a hazardous substance or transports a hazardous substance for disposal or treatment from property owned by another may be liable for the costs of removal or remediation of hazardous substances released into the environment at that property. The costs of remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to promptly remediate such substances, may adversely affect the owner’s ability to sell the affected property or to borrow using the affected property as collateral. In connection with the ownership and operation of the initial properties, we, our operating partnership or Ashford TRS may be potentially liable for any such costs. In addition, the value of any lodging property loan we make or acquire would be adversely affected if the underlying property contained hazardous or toxic substances.

      Recent Phase I environmental assessments have been obtained on each of the initial properties. The Phase I environmental assessments were intended to identify potential environmental contamination for which our properties may be responsible. The Phase I environmental assessments included:

•	historical reviews of the initial properties,

•	reviews of certain public records,

•	preliminary investigations of the sites and surrounding properties,

•	screening for the presence of hazardous substances, toxic substances and underground storage tanks, and

•	the preparation and issuance of a written report.

The Phase I environmental assessments did not include invasive procedures, such as soil sampling or ground water analysis.

      The Phase I environmental assessments have not revealed any environmental liability that we believe would have a material adverse effect on our business, assets, results of operations or liquidity, and we are not aware of any such liability. However, it is possible that these environmental assessments did not reveal all environmental liabilities. There may be material environmental liabilities of which we are unaware, including environmental liabilities that may have arisen since the Phase I assessments were completed or updated. No assurances can be given that (i) future laws, ordinances or regulations will not impose any material environmental liability, or (ii) the current environmental condition of our properties will not be affected by the condition of properties in the vicinity of our properties (such as the presence of leaking underground storage tanks) or by third parties unrelated to the us.

      We believe that the initial properties are in compliance in all material respects with all federal, state and local ordinances and regulations regarding hazardous or toxic substances and other environmental matters. Neither we nor, to our knowledge, any of the current owners of the initial properties have been notified by any governmental authority of any material noncompliance, liability or claim relating to hazardous or toxic substances or other environmental matter in connection with any of the initial properties.

Insurance

      We will maintain comprehensive insurance, including liability, fire, workers’ compensation, extended coverage, rental loss and, when available on reasonable commercial terms, flood and earthquake insurance, with policy specifications, limits and deductibles customarily carried for similar properties. We will not maintain terrorism insurance on our properties. We do intend, however, to obtain environmental insurance on our initial properties. Certain types of losses, however (for example, matters of a catastrophic nature such as acts of war or earthquakes, or substantial known environmental liabilities), are either uninsurable or require such substantial premiums that the cost of maintaining such insurance is economically infeasible. Certain types of losses, such as those arising from subsidence activity, are insurable only to the extent that certain standard policy exceptions to insurability are waived by agreement with the insurer. See “Risk Factors — Real Estate Investment Risks — Uninsured and Underinsured Losses.” We believe, however, that the initial properties are adequately insured, consistent with industry standards.

Depreciation

      We will use the carryover basis for determining the tax basis for each of our initial properties contributed in exchange for units of partnership interests in our operating partnership. For federal income tax purposes, we intend to depreciate all depreciable hotel property over the same remaining useful lives and using the same methods currently used by the owners of the properties. Depreciation with respect to the real property components of our properties (other than land) generally will be computed using the straight-line method over a useful life of 39 years, for a depreciation rate of approximately 2.56% per year.

      Our operating partnership’s tax depreciation deductions will be allocated among the partners in accordance with their respective interests in our operating partnership (except to the extent that the partnership is required under Internal Revenue Code section 704(c) to use a method for allocating depreciation deductions that results in us receiving a disproportionately larger share of the deductions). Because the initial basis in our properties contributed in exchange for operating partnership units will be less than the fair market value of those properties on the date of contribution, our depreciation deductions may be less than they otherwise would have been if our operating partnership had purchased those initial properties for cash or shares of our common stock.

Legal Proceedings

      We are not involved in any material litigation nor, to our knowledge, is any material litigation threatened against us or any of the initial properties.

SELECTED FINANCIAL INFORMATION

      The following table sets forth selected historical operating and financial data for Ashford Hospitality Trust, Inc. This information represents the historical financial condition and results of operations of entities that own the initial assets.

      The following selected historical combined financial information as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 were derived from audited financial statements contained elsewhere in this prospectus. The following selected historical combined financial information as of December 31, 2000, 1999 and 1998 and for each of the years ending December 31, 1999 and 1998 were derived from unaudited financial statements. The following selected historical combined financial information as of March 31, 2003 and for the three months ended March 31, 2003 and 2002, were derived from unaudited financial statements contained elsewhere in this prospectus. The unaudited historical combined financial statements include all adjustments, consisting of normal recurring adjustments, which we consider necessary for a fair presentation of our financial condition and the results of operations as of such dates and for such periods under accounting principles generally accepted in the United States.

      You should read the information below along with all other financial information and analysis presented in this prospectus, including the sections captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Ashford Hospitality Trust, Inc.’s combined financial statements and related notes included elsewhere in this prospectus.

	3 Months Ended March 31,		Year Ended December 31,

	2003	2002	2002	2001	2000	1999	1998

Operating Information:
Revenue:
Hotel revenues Rooms	$6,978,893	$6,933,734	$28,529,640	$29,165,515	$24,654,910	$17,420,118	$4,684,912
Food and beverage	1,322,097	1,309,373	5,698,029	5,691,902	3,178,314	1,911,786	429,823
Other	231,766	305,085	1,130,112	1,358,229	1,470,000	800,664	306,802

Total Operating Revenue	$8,532,756	$8,548,192	$35,357,781	$36,215,646	$29,303,224	$20,132,568	$5,421,537
Expenses:
Hotel operating expenses Rooms	$1,636,661	$1,550,102	$6,461,721	$6,260,660	$5,763,985	$4,729,894	$1,135,559
Food and beverage	1,042,455	963,767	4,183,371	4,477,315	2,473,295	1,725,270	507,050
Other direct	171,435	168,655	621,693	608,350	661,351	508,164	126,563
Indirect	2,050,071	1,901,075	8,702,894	8,624,169	5,978,140	4,442,853	1,871,159
Management fees	256,006	256,443	1,059,867	1,463,900	1,308,966	907,612	243,969
Property taxes, insurance, and other	623,196	606,690	2,437,482	2,197,404	1,558,545	1,096,857	370,864
Depreciation & amortization	1,115,000	1,162,689	4,833,551	4,446,486	3,249,308	2,738,428	845,494
Corporate general and administrative	959,385	938,024	3,667,410	3,749,692	2,743,753	2,453,805	923,745

Total Operating Expenses:	$7,854,209	$7,547,445	$31,967,989	$31,827,976	$23,737,343	$18,602,883	$6,024,403

Operating income (loss)	678,547	1,000,747	3,389,792	4,387,670	5,565,881	1,529,685	(602,866)

Interest income	8,398	14,827	53,485	226,531	161,004	9,075	8,100
Interest expense	1,503,198	1,582,933	6,536,195	7,520,694	5,014,163	3,417,233	1,100,853

Net income (loss)	$(816,253)	$(567,359)	$(3,092,918)	$(2,906,493)	$712,722	$(1,878,473)	$(1,695,619)

	3 Months Ended March 31,		Year Ended December 31,

	2003	2002	2002	2001	2000	1999	1998

Balance Sheet
Information:
Investments in hotel properties, net	$84,135,187		$85,246,801	$88,874,078	$68,292,243	$58,710,746	$37,681,678
Cash and cash equivalents(2)	6,652,790		6,322,368	8,329,486	5,991,418	5,381,569	2,472,921
Total assets	94,144,329		95,416,446	100,001,305	77,046,232	66,843,976	41,541,202
Mortgage notes payable	82,096,150		82,126,150	80,410,792	49,355,734	39,653,655	23,297,291
Capital leases payable	593,548		621,351	277,810	92,370	—	—
Total liabilities	86,064,097		86,105,492	84,684,368	53,836,084	43,438,808	27,207,298
Total liabilities and owners’ equity	$94,144,329		$95,416,446	$100,001,305	$77,046,232	$66,843,976	$41,541,202
Other Information:
Cash Flow:
Provided by (used in) operating activities	$1,315,063	$462,353	$622,734	$1,108,150	$4,870,739	$(628,153)	$1,775,645
Provided by (used in) investing activities	$—	$(905,666)	$(1,079,824)	$(24,899,286)	$(12,778,381)	$(23,744,316)	$(38,635,332)
Provided by (used in) financing activities	$(469,092)	$(99,423)	$(1,726,457)	$24,921,233	$8,315,129	$26,303,213	$38,543,720
Total number of rooms	1,094	1,094	1,094	1,094	906	670	450
Total number of hotels	6	6	6	6	5	4	3
EBITDA(1)	$1,801,945	$2,178,263	$8,276,828	$9,060,687	$8,976,193	$4,277,188	$250,728

(1)	EBITDA is defined as operating income (loss or income before net gain on sale of properties) before interest expense, income taxes, depreciation and amortization. We believe EBITDA is useful to investors as an indicator of our ability to service debt and pay cash distributions. EBITDA, as calculated by us, may not be comparable to EBITDA reported by other companies that do not define EBITDA exactly as we define the term. EBITDA does not represent cash generated from operating activities determined in accordance with generally accepted accounting principles (GAAP), and should not be considered as an alternative to operating income or net income determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.

(2)	Includes restricted cash.

Reconciliation of EBITDA
Net (loss) income	$(816,253)	$(567,359)	$(3,092,918)	$(2,906,493)	$712,722	$(1,878,473)	$(1,695,619)
Plus depreciation and amortization	1,115,000	1,162,689	4,833,551	4,446,486	3,249,308	2,738,428	845,494
Plus interest expense	1,503,198	1,582,933	6,536,195	7,520,694	5,014,163	3,417,233	1,100,853

EBITDA	$1,801,945	$2,178,263	$8,276,828	$9,060,687	$8,976,193	$4,277,188	$250,728

UNAUDITED PRO FORMA FINANCIAL INFORMATION

      The following unaudited pro forma combined financial information sets forth:

•	The combined balance sheets of the entities to be contributed in the formation transactions, which are deemed to be our predecessor for accounting purposes, for the three months ended March 31, 2003.

•	Pro forma adjustments and eliminations to give effect to the completion of the formation transactions and this offering as of the balance sheet date March 31, 2003.

•	Pro forma, as adjusted, unaudited consolidated statements of operations of Ashford Hospitality Trust, Inc. for the three months ended March 31, 2003 and the year ended December 31, 2003 to give effect to the completion of the formation transactions and this offering as of January 1, 2003 and January 1, 2002, respectively.

      You should read the information below along with all other financial information and analysis presented in this prospectus, including the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and the predecessors’ historical combined financial statements and related notes included elsewhere in this prospectus. The unaudited pro forma combined financial information is presented for information purposes only, and we do not expect that this information will reflect our future results of operations or our financial position. The unaudited pro forma adjustments and eliminations are based upon assumptions that we believe are reasonable. The unaudited pro forma financial information assumes that the formation transactions and this offering were completed as of the balance sheet date for purposes of the unaudited pro forma consolidated balance sheet, and as of January 1st of the period for purposes of the unaudited pro forma consolidated statements of operation. Purchase accounting has not been applied to the contributed entities as they are under common ownership and control; the minority interest partners of the predecessor are considered part of the control group, as each minority interest partner is either a member of management of the predecessor or a director of Ashford Hospitality Trust, Inc.

ASHFORD HOSPITALITY TRUST, INC.

BALANCE SHEETS
HISTORICAL AND PRO FORMA
As of March 31, 2003

	Unaudited
	Historical	Pro Forma		Pro Forma
	March 31,	Adjustments and		March 31,
	2003	Eliminations		2003

ASSETS
Investment in hotel properties	$101,133,465			$101,133,465
Accumulated depreciation	(16,998,278)			(16,998,278)

Investment in hotel properties, net	84,135,187	$0		84,135,187
Investment in asset management contracts	0	10,250,000	(17)	10,250,000
Cash	3,814,785	350,000,000	(1)	256,967,697
		4,650,000	(2)
		(4,901,256	) (3)
		(27,250,000	) (4)
		(3,000,000	) (9)
		(66,096,150	) (13)
		2,683,651	(14)
		(2,933,333	) (16)
Restricted cash	2,838,005	(2,683,651	) (14)	154,354
Accounts receivable, net of allowance for doubtful accounts of $36,431 as of March 31, 2003	999,274			999,274
Inventories	175,387			175,387
Deferred costs, net	1,139,939	(752,500	)(15)	387,439
Prepaid expenses	629,644			629,644
Other assets	44,572			44,572
Due from affiliates	367,536			367,536

Total assets	$94,144,329	$259,966,761		$354,111,090

LIABILITIES AND OWNERS’ EQUITY
Mortgage notes payable	$82,096,150	$(66,096,150	) (13)	$16,000,000
Capital lease payable	593,548			593,548
Accounts payable	1,114,918			1,114,918
Accrued payroll expense	374,610			374,610
Accrued vacation expense	216,106			216,106
Accrued sales and occupancy taxes	389,941			389,941
Accrued real estate taxes	225,116			225,116
Accrued expenses	504,617			504,617
Accrued interest	282,100			282,100
Due to affiliates	266,991			266,991

Total liabilities	$86,064,097	$(66,096,150)		$19,967,947
Minority interest		60,896,842	(8)	1,325,953
		(64,274,995	) (8)
		(3,000,000	) (9)
		387,439	(10)
		(2,933,333	) (16)
		10,250,000	(17)
Owners’ equity	8,080,232	(4,901,256	) (3)	0
		3,378,153	(8)
		(387,439	)(10)
		(5,417,190	) (11)
		(752,500	)(15)
Shares of common stock	0	350,000	(1)	367,973
		5,000	(2)
		250	(5)
		9,315	(6)
		1,242	(7)
		2,166	(12)
Additional paid-in capital	0	349,650,000	(1)	332,449,217
		4,645,000	(2)
		(27,250,000	) (4)
		(250	)(5)
		(9,315	)(6)
		(1,242	)(7)
		23,238,345	(11)
		(17,821,155	) (11)
		(2,166	)(12)

Total owners’ equity	$8,080,232	$324,736,958		$332,817,190

Total liabilities and owners’ equity	$94,144,329	$259,966,761		$354,111,090

Adjustment Notes:

(1)	Reflects the sale of 35,000,000 shares of common stock of Ashford Hospitality Trust, Inc., par value of $.01 at the initial price of $10.

(2)	Reflects the sale of 500,000 restricted shares of common stock of Ashford Hospitality Trust, Inc., par value of $.01, to Messrs. Archie and Montgomery Bennett at the initial price of $10 less the underwriters discount of 7%.

(3)	Reflects the payment of net working capital to Messrs. Archie and Montgomery Bennett of $4,901,256 as of March 31, 2003.

(4)	Reflects the payment of $27,250,000 of underwriting costs of the offering.

(5)	Reflects the issuance of 25,000 shares of common stock of Ashford Hospitality Trust, Inc., par value of $.01, to company directors. The expense effect of the value of $10 per share has been reflected in the pro forma income statement. The pro forma balance sheet reflects only the par value in shares of common stock.

(6)	Reflects the issuance of 931,500 restricted shares of common stock of Ashford Hospitality Trust, Inc., par value of $.01, to company employees and employees of affiliates. The pro forma income statement will reflect the transaction at the initial price of $10. The transaction has been reported in the pro forma balance sheet solely at par value through additional paid in capital.

(7)	Reflects the issuance of 124,199 shares of common stock of Ashford Hospitality Trust, Inc., par value of $.01, to the underwriters for the offering. The pro forma balance sheet reflects only the par value in shares of common stock.

(8)	To record the minority interest resulting from the contributed assets to Ashford Hospitality Limited Partnership in exchange for 4,632,917 units as follows:

	March 31, 2003

	Minority	Minority	Minority
	Interest	Interest	Interest
	Net Cost	Debt	Net

Austin Embassy	$9,887,876	$12,400,000
Dallas Embassy	9,642,034	12,560,000
Dulles Embassy	10,514,078	14,040,000
Las Vegas	19,277,247	16,000,000
Covington	11,575,607	9,274,995

Net initial contributed assets	$60,896,842	$64,274,995	$(3,378,153)

(9)	Reflects additional consideration of $3,000,000 paid in cash for Las Vegas property transferred to Ashford Hospitality Limited Partnership.

(10)	Reflects reclass of owners’ equity to minority interest reflecting additional contributed asset of deferred loan costs relating to the continuing loan on the Las Vegas property.

(11)	To record the equity resulting from the contributed assets to Ashford Hospitality Trust, Inc. in exchange for 216,634 shares of common stock, par value of $.01, as follows:

March 31, 2003

	Owners’	Owners’	Owners’
	Equity Net	Equity	Equity
	Cost	Debt	Net

Holtsville	$23,238,345	$17,821,155	$5,417,190

(12)	Reflects reclass of 216,634 shares of common stock of Ashford Hospitality Trust, Inc., par value of $.01, from paid-in capital to capital stock from the contribution of the Holtsville property.

(13)	Reflects mortgage loans payoffs and debt forgiveness as follows:

March 31,
2003

Austin Embassy	$12,400,000
Dallas Embassy	12,560,000
Dulles Embassy	14,040,000
Covington	9,274,995
Holtsville	17,821,155

Total mortgage loans payoffs	$66,096,150

(14)	Reflects adjustment of restricted cash balance due to mortgage loans payoffs.

(15)	Reflects an adjustment to write down deferred loan costs due to mortgage loans payoffs.

(16)	Reflects an adjustment for the redemption of Special Limited Partner. Promus, a Special Limited Partner to the Initial Limited Partnerships, is an affiliate of Embassy Suites. Promus agreed to contribute approximately $2 million of equity as Special Limited Partner to each of the developments under the master construction agreement with Nomura for a guaranteed return on investment equivalent to an 8% annual return during the one-year period beginning on the date the respective contribution was made, and an 11% return thereafter. Promus did not participate in any net income or loss of the properties. The Special Limited Partner interest was redeemed by the Partnerships of Austin, Dallas, and Dulles upon closing a $39,000,000 mortgage loan in February of 2001.

(17)	Reflects contribution of asset management contracts from Ashford Financial Corporation in exchange for 1,025,000 units of Ashford Hospitality Limited Partnership at the initial price of $10 per unit. For the pro formas the value of the asset management contracts were determined by the value of the 1,025,000 units of limited partnership interest received valued at the offering price of $10 per share, or a total of $10,250,000. These assets are not a part of the predecessor entity and are considered a non monetary exchange between related parties. The value of the units exchanged is the most readily determined value.

ASHFORD HOSPITALITY TRUST, INC.

STATEMENTS OF OPERATIONS
HISTORICAL AND PRO FORMA
For the Year Ended December 31, 2002 and the Three Months Ended March 31, 2003

	Unaudited
	Historical			Pro Forma		Historical			Pro Forma
	March 31,	Pro Forma		March 31,		December 31,	Pro Forma		December 31,
	2003	Adjustments		2003		2002	Adjustments		2002

Revenue
Rooms	$6,978,893			$6,978,893		$28,529,640			$28,529,640
Food and beverage	1,322,097			1,322,097		5,698,029			5,698,029
Asset management fees	—	$300,000	(1)	300,000		—	$1,200,000	(1)	1,200,000
Other	231,766			231,766		1,130,112			1,130,112

Total Revenue	8,532,756	300,000		8,832,756		35,357,781	1,200,000		36,557,781
Expenses
Hotel operating expenses Rooms	1,636,661			1,636,661		6,461,721			6,461,721
Food and beverage	1,042,455			1,042,455		4,183,371			4,183,371
Other direct	171,435			171,435		621,693			621,693
Indirect	2,050,071	776,250	(8)	2,826,321		8,702,894	3,105,000	(8)	11,807,894
Management fees	256,006			256,006		1,059,867			1,059,867
Property taxes, insurance, and other	623,196			623,196		2,437,482			2,437,482
Depreciation & amortization	1,115,000	230,316	(9)	1,345,316		4,833,551	845,291	(9)	5,678,842
Corporate general and administrative	959,385	990,419	(10)	1,949,804		3,667,410	3,961,674	(10)	7,629,084

Total Operating Expenses	7,854,209	1,996,985		9,851,194		31,967,989	7,911,965		39,879,954

Operating Income (Loss)	678,547	(1,696,985)		(1,018,438)		3,389,792	(6,711,965)		(3,322,173)

Interest income	8,398			8,398		53,485			53,485
Interest expense	1,503,198	(1,148,157	) (2)	248,541		6,536,195	(4,759,515	) (2)	1,350,682
		(106,500	) (3)				(425,998	) (3)

Net (Loss) Income before Minority Interest and Income Taxes	(816,253)	(442,328)		(1,258,581)		(3,092,918)	(1,526,452)		(4,619,370)

Income tax expense		0	(5)	0			0	(5)	0
Minority interest		(174,188	) (6)	(174,188)			(639,321	) (6)	(639,321)

Net (Loss) Income from Continuing Operations	$(816,253)	$(268,140)		$(1,084,393)		$(3,092,918)	$(887,131)		$(3,980,049)

Earnings per share from continuing operations:
Basic				$(0.03)					$(0.11)
Diluted				$(0.03)					$(0.11)
Common shares outstanding
Basic				36,797,333	(12)				36,797,333	(12)
Diluted				42,455,250	(12)				42,455,250	(12)
Nonrecurring Items
Write off of unamortized loan costs		$(453,527	) (4)	$(453,527)			$(879,525	) (4)	$(879,525)
Forgiveness of debt income		3,274,995	(11)	3,274,995			3,274,995	(11)	3,274,995
Director’s compensation from issuance of initial shares		(125,000	) (7)	(125,000)			(250,000	) (7)	(250,000)

Total nonrecurring income		$2,696,468		$2,696,468			$2,145,470		$2,145,470

(1)	Represents asset management fees resulting from asset management contracts that were contributed by Ashford Financial Corporation in exchange for units of Ashford Hospitality Limited Partnership. In exchange for performing the asset management and consulting services, we will be entitled, as the assignee of Ashford Financial Corporation, to annual payments equal to 25.765% of the total amount of base and incentive fees payable to the management companies pursuant to the underlying management agreements. See section entitled “Asset Management and Consulting Agreements” beginning on page 55 of the Prospectus. The asset management fee is calculated as 25.765% of the hotel management fee for the covered properties.

(2)	Adjustment to interest expense due to mortgage notes payoffs

	3/31/03	12/31/02

Austin Embassy	260,400	1,056,067
Dallas Embassy	263,760	1,069,693
Dulles Embassy	294,840	1,195,740
Covington	112,609	499,849
Holtsville	216,548	938,166

	$1,148,157	$4,759,515

(3)	Elimination of deferred loan cost amortization due to payoff of mortgage notes payable

	3/31/03	12/31/02

Austin Embassy	23,060	92,241
Dallas Embassy	23,202	92,814
Dulles Embassy	24,845	99,371
Covington	9,565	38,259
Holtsville	25,828	103,313

	$106,500	$425,998

(4)	Elimination of unamortized deferred loan costs due to payoff of mortgage notes payable

	1/1/2003	1/1/2002

Austin Embassy	99,928	192,168
Dallas Embassy	100,548	193,362
Dulles Embassy	107,652	207,024
Covington	33,476	71,735
Holtsville	111,923	215,236

	$453,527	$879,525

(5)	Income tax expense on a pro forma basis of the taxable REIT subsidiary is not significant.

(6)	Adjustment for allocation of income to minority interest of Ashford Hospitality Limited Partnership units owned outside of Ashford Hospitality Trust, Inc. Income allocated to minority interest is assumed to be 13.67% (minority units 5,657,917 divided by total units outstanding of 41,374,551) of pro forma income.

(7)	Adjustment represents compensatory shares of Ashford Hospitality Trust, Inc. granted to directors calculated as follows: 25,000 shares times $10 per share offering price which vests over six months for total compensation expense of $250,000 for the year ended December 31, 2002 and $125,000 for the period ended March 31, 2003.

(8)	Adjustment represents restricted shares issued to officers, employees and employees of affiliates vesting one-third annually. Pro forma compensation expense is calculated as follows:

December 31, 2002 — 931,500 shares valued at $10 per share offering price for total compensation expense of $9,315,000, of which one-third vests annually for pro forma compensation expense of $3,105,000 for the year.

March 31, 2003 — 931,500 shares valued at $10 per share offering price for total compensation expense of $9,315,000, of which one-third vests annually for pro forma compensation expense of $776,250.

(9)	Entry made to amortize asset management contracts over the average term of underlying agreement. See page 56 of the prospectus.

(10)	Entry made to record additional general and administrative expenses associated with the operations of the company. Amount includes projected compensation and benefit expenses for the eight employees of Remington and three employees of Ashford, along with a provision for overhead and administration expense calculated on a historical cost basis.

(11)	Adjustment represents income recognition from forgiveness of Covington debt. On May 13, 2003, the company entered into an agreement to amend the mortgage loans payable related to Covington and Holtsville that will extend the original terms through November 1, 2004. In addition, if the Covington and Holtsville related loans are both paid in full prior to November 1, 2003, the lender will discount the principal balance of the Covington related loan to $6,000,000 which is a reduction of $3,274,995.

The agreement is subject to the parties entering into a definitive written modification document. The company believes the agreement is a commitment by the lender subject to normal commercial loan documentation.

(12)	The shares used in the basic calculation include:

Initial shares	35,000,000
Shares of restricted stock issuable to Archie and Montgomery Bennett	500,000
Shares of restricted stock conveyed to a limited partnership owned by Archie and Montgomery Bennett	216,634
Stock issuable to our directors	25,000
Stock issuable to our underwriters	124,199
Restricted stock issuable to executives and employees	931,500

Total basic shares	36,797,333

The shares used in the diluted calculation include:

Basic shares	36,797,333
Shares issuable upon the conversion of units of partnership interest in our operating partnership	5,657,917

Total diluted shares	42,455,250

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      You should read the following discussion and analysis of financial condition, results of operations, liquidity and capital resources in conjunction with our combined historical financial statements and the related notes. The notes to the combined financial statements provide information about us and the basis of presentation used in this prospectus.

Overview

      Ashford Hospitality Trust, Inc. is a newly-formed, self-advised real estate investment trust, or REIT, which was organized to take advantage of the existing and developing investment opportunities in the lodging industry. Immediately prior to our formation, all of our senior executive officers were employed by and were responsible for the lodging-related investment activities of Remington Hotel Corporation and its related company, Ashford Financial Corporation. Immediately following this offering we will own six hotel properties and intend to use the net proceeds to acquire additional hotels and provide structured financing to owners of lodging properties, including senior and junior loans and sale-leaseback transactions.

      The discussion below relates to the financial condition and results of operation of the six initial properties on a combined basis. For accounting purposes, the entities that previously owned the initial properties are deemed our predecessor. All significant intercompany accounts and transactions have been eliminated. The combined historical financial statements presented herein were prepared in accordance with generally accepted accounting principles.

      For us to qualify as a REIT, we cannot operate hotels. Therefore, our operating partnership will lease our hotel properties to our indirect wholly-owned subsidiary Ashford TRS Corporation. Ashford TRS will be treated as a taxable REIT subsidiary for federal income tax purposes. Our operating partnership’s and therefore our principal source of funds will be lease payments made under leases entered into between the operating partnership and Ashford TRS. Rent paid under the leases will be based on the property revenues generated by the hotels, and the ability of Ashford TRS to make payments to the operating partnership under the leases will be dependent primarily on Ashford TRS’s ability to generate cash flow from the operation of the hotels.

      The Embassy Suites hotels that are part of the initial properties were originally developed in a joint venture with Nomura Asset Capital Corporation. Through a negotiated buyout, Nomura Asset Capital Corporation was redeemed out of the various partnerships effective August 2000 for the Embassy Suites hotels in Austin, Dallas and Dulles and effective in December 2002 for the Embassy Suites hotel in Las Vegas. The effect of the redemption on owners’ equity for the year ended December 31, 2000 is a reduction of $4.5 million and the effect for the year ended December 31, 2002 is a reduction of $2.5 million.

Results of Operations of the Initial Properties

      Results of operations are best explained by three key performance indicators: occupancy, average daily rate or “ADR”, and net revenue per available room or “RevPAR”. Increases in RevPAR attributable to increases in occupancy are accompanied by increases in most categories of variable operating costs. Increases in RevPAR attributable to increases in ADR are accompanied by increases in limited categories of operating costs, such as management fees and franchise fees.

Comparison of the Three Months Ended March 31, 2003 with the Three Months Ended March 31, 2002

      Revenue. Room revenues increased $45,159, or 0.65% from the three months ended March 31, 2002 to the same period in 2003. Individually, the Dallas Embassy Suites experienced a decline in room revenues with an 18.4% decrease from the period March 31, 2002 to the same period in 2003 as a result of decreased room demand and increased room supply in its marketplace. The 18.4% decline in room revenue was made up of a decline in average daily rate of 10.9% and a decline in occupancy of 8.5%. The Dulles Embassy Suites experienced an increase in room revenue of 19.4% during the same period as a result of an increase in the average daily rate. RevPAR for all properties combined stayed almost flat from $71.15 for the three months ended March 31, 2002 to $71.19 for the same period in 2003. Food and beverage revenue grew $12,724 or 0.97% from the three months ended March 31, 2002 compared to the same period in 2003. Total revenues decreased $15,436 or 0.18% from the three months ended March 31, 2002 to the same period in 2003 mainly due to a decline in telephone revenue. We are experiencing a decline in telephone revenues due to changes in customer usage away from in-room phones and toward cellular phones.

      Expenses. Total hotel operating expenses increased $316,586 or 6.5% from the three months ended March 31, 2002 to the same period in 2003. Of this total increase, room expenses increased $86,559 or 5.6% mainly due to increased payroll costs; food and beverage expenses increased $78,688 or 8.2% due to increased food costs and payroll costs; ownership expenses increased $38,627 or 71.1% due to non-recurring legal and engineering costs associated with the waste water treatment project at the Holtsville Radisson property; sales and marketing costs increased $25,889 or 7.6% due to increased sales efforts at the hotels; and energy costs increased $63,038 or 16.3% due to the following reasons.

•	A 13% increase in energy costs at the Austin Embassy Suites with no significant change in usage primarily due to problems with the property energy management system that caused the air conditioning to run continually.

•	A 26% increase in energy costs at the Covington property driven primarily by a 22% increase in occupancy.

•	A 66% increase in energy costs at the Holtsville property driven by a very large increase in utility costs as well as a much colder period in 2003 vs. the same period in 2002.

      Total operating expenses increased from $7.5 million for the three months ended March 31, 2002 to $7.9 million to the same period in 2003. In the total operating expenses, one operating expense item that increased significantly was insurance costs that increased by $69,027 or 41.4%. This increase resulted from the increasing costs of insurance due to the terrorist events of 2001.

      Operating income declined $322,200 from the three months ended March 31, 2002 to the same period in 2003.

      Net loss increased by $248,894 from $567,359 for the three months ended March 31, 2002 to $816,253 for the same period in 2003.

Comparison of the Year Ended December 31, 2002 to Year Ended December 31, 2001

      Revenue. Room revenues decreased $636,000, or 2.2% from 2001 to 2002. In spite of the 5.2% decline in market RevPAR for all the properties combined, the Embassy Suites hotels in Dallas, Austin, Dulles and Las Vegas and the hotel in Covington all continued to experience positive market yield penetration with the Embassy Suites hotel in Las Vegas experiencing the largest market yield increase of over 11%. Market yield penetration is a percentage of a property’s RevPAR (average daily rate or ADR multiplied by occupancy rate) to the RevPAR of a particular competitive set. Overall our occupancy increased by 7.3% from 61.5% for the year ended December 31, 2001 to 66% for the same period in 2002. The hotel in Covington experienced the largest gain increasing occupancy 41% from 2001 to 2002. The only occupancy decline occurred at the hotel in Holtsville declining over 8% mainly due to construction activity during 2002. Our average daily rate declined by 9.7% from $119.94 for the year ended December 31, 2001 to $108.29 for the same period in 2002. All the hotels except Las Vegas experienced declines in average daily rates. Food and beverage revenue stayed almost constant growing $6,000 from 2001 to 2002. Total revenues decreased $858,865, or 2.4%, from 2001 to 2002. Almost $300,000 of the revenue decline was due to energy surcharges that were eliminated due to franchise limitations. The decreasing hotel revenues at the Austin Embassy Suites, Dallas Embassy Suites, Dulles Embassy Suites and the Holtsville Radisson can be attributed to the general softening in the economy and the continued impact on the travel industry from the aftermath of the September 11, 2001 terrorist attacks.

      Expenses. Hotel operating expenses declined by $404,849 or 1.9% from 2001 to 2002 due to effective cost controls in the food and beverage area as well as a reduction in the management fee in the Embassy

Suites properties from 4.5% to 3%. Included in the hotel operating expenses were sales and marketing expenses which increased 12.2% from December 31, 2001 to December 31, 2002 as a result of additional staffing at the Holtsville property and the Covington property in order to drive revenues.

      Total operating expenses increased by $140,013 or 0.4% from the year ended December 31, 2001 to December 31, 2002. The majority of this increase was due to an increase in depreciation of $387,065 from the year ended December 31, 2001 to December 31, 2002 resulting from the purchase of the Holtsville property in November of 2000 and the purchase of the Covington property in January of 2001; an increase of $363,724 or 60.3% for insurance costs for the same periods due to the increasing costs of insurance; and the write-off of an insurance claim that occurred at the Las Vegas Embassy Suites hotel in August 2000. Property taxes actually declined by $123,646 or 7.8% for the same period mainly due to the successful property tax appeal for the Austin Embassy Suites hotel where the valuation declined by around $5.5 million.

      Operating income declined by $997,878 from $4.4 million in 2001 to $3.4 million in 2002.

      Interest expense declined by $600,568 from December 31, 2001 to December 31, 2002 due to a reduction in interest rates and the decline of deferred financing costs by $383,930 during the same period.

      Net loss increased from $2.906 million to $3.093 million from 2001 to 2002.

Comparison of the Year Ended December 31, 2001 to Year Ended December 31, 2000

      Revenue. Room revenues increased $4.5 million, or 18.3% from 2000 to 2001. Food and beverage revenue grew $2.5 million or 79%. These revenue increases were primarily driven by the acquisition of the Holtsville MacArthur property in January 2001 and the acquisition of the Radisson Covington property in November 2000. Comparing all of the properties exclusive of the new acquisitions in Holtsville and Covington, room revenues declined $2.9 million or 11.7% from 2000 to 2001. Overall occupancy on all the properties exclusive of Holtsville and Covington declined 14% from 81.8% for the year ended December 31, 2000 to 70.3% for the year ended December 31, 2001. Average daily rate for all the properties exclusive of Holtsville and Covington increased 2.9% from $121.80 for the year ended December 31, 2000 to $125.35 for the year ended December 31, 2001. The revenue declines for the period December 31, 2000 to December 31, 2001 can be attributed to the overall softening of the economy in the United States that began early in 2001, continued softening throughout 2001 and then the steep decline precipitated with the terrorist attacks on September 11, 2001. In spite of the overall poor performance of the hotel industry in the United States during the period December 31, 2000 to December 31, 2001, all of the hotels with the exception of the new acquisition in Holtsville continued to experience positive market yield penetration during this period.

      Expenses. Hotel operating expenses grew by $5.2 million or 32.4% from 2000 to 2001 primarily because of the acquisition of the Holtsville MacArthur property in January 2001 and the Radisson Covington property in November 2000. Exclusive of these two hotels, hotel operating expenses declined by $1.6 million or 10% from 2000 to 2001 due to the cost cutting on variable costs associated with declining revenues. Energy costs continued to increase from December 31, 2000 to December 31, 2001 increasing 13.1% due to the increase in utility rates.

      Total operating expenses increased from $23.7 million to $31.8 million or 34.1% because of the acquisition of the Holtsville and Covington properties. Total operating expenses exclusive of Holtsville and Covington declined by $1.5 million or 6.6% because of the reduction of variable costs undertaken due to a reduction in revenues. Most of the operating expense reductions occurred as reductions of general administrative cuts at the Dallas Embassy Suites and the Austin Embassy Suites hotels. Operating income declined from $5.6 million in 2000 to $4.4 million in 2001.

      Interest expense increased from $4.3 million to $6.3 million from December 31, 2000 to December 31, 2001 due to the additional debt on the Holtsville MacArthur property and the Radisson Covington property. Amortization of deferred financing costs increased by $600,568 for the same period mainly due to the write-off of the unamortized balance on refinanced debt.

      Net income declined from a profit of $712,722 to a net loss of $2.9 million from 2000 to 2001.

Liquidity and Capital Resources

      Our principal source of funds to meet our cash requirements, including distributions to stockholders, will be our share of operating partnership’s cash flow. The partnership’s principal sources of revenue will include (i) cash flow from hotel operations; (ii) interest income from mortgages we own; and (iii) rental income from third parties in sale-leaseback transactions.

      Our principal source of cash to meet our cash requirements, including dividends to stockholders, is our share of Partnership’s cash flow from the operations of the hotels. Cash flow from hotel operations is subject to all operating risks common to the hotel industry, including:

•	Competition for guests from other hotels;

•	Adverse effects of general and local economic conditions;

•	Dependence on demand from business and leisure travelers, which may fluctuate and be seasonal;

•	Increases in energy costs, airline fares, and other expenses related to travel, which may deter traveling;

•	Increases in operating costs related to inflation and other factors, including wages, benefits, insurance and energy;

•	Overbuilding in the hotel industry, especially in particular markets; and

•	Actual or threatened acts of terrorism and actions taken against terrorists that cause public concern about travel safety.

      Upon the consummation of the offering and application of the net proceeds from the offering, we expect to have approximately $252.1 million, to invest in lodging-related assets and will have approximately $16.0 million of outstanding debt arising from our assumption of existing debt on the Las Vegas Embassy Suites. We intend to acquire and, in the appropriate market conditions, develop additional hotels and provide structured financings to owners of lodging properties. We may incur indebtedness to fund any such acquisitions, developments or financings. We may also incur indebtedness to meet distribution requirements imposed on REITS under the Internal Revenue Code to the extent that working capital and cash flow from our investments are insufficient to make the required distributions.

      We are currently in negotiations with several financial institutions to obtain an approximate $120 million secured credit facility prior to completion of this offering. No assurances can be given that we will obtain such credit facility or if we do what the amount and terms will be. Our failure to obtain such a facility for favorable terms could adversely impact our ability to execute on our business strategy.

      We will acquire or develop additional hotels and invest in structured financings only as suitable opportunities arise, and we will not undertake such investments unless adequate sources of financing are available. Funds for future hotel-related investments are expected to be derived, in whole or in part, from future borrowings under a credit facility or other borrowings or from the proceeds of additional issuances of common stock or other securities. We have no agreement or understanding to invest in any properties other than the initial hotels, and there can be no assurance that we will successfully make additional investments. See “Our Business Strategies — Investments in Real Estate or Interests in Real Estate.”

      The downturn in the national economy, the aftermath of the terrorist attacks against the United States and the impact of the war in Iraq have had a negative impact upon our operating cash flows. We expect the negative impact to continue through the second quarter of 2003.

Inflation

      Our revenues initially will be based on the property leases, which will result in changes in our revenues resulting from changes in the underlying initial property revenues. Therefore, we initially will be relying entirely on the performance of the initial properties and the ability of Remington Lodging & Hospitality, L.P., the manager of the properties on behalf of Ashford TRS, to increase revenues to keep pace with inflation. Operators of hotels can change room rates quickly, but competitive pressures may limit the ability to raise rates faster than inflation. The compound annual growth rate of ADR on the initial properties that were owned for the entire period was 5.3% between 1999 and 2000, 2.9% between 2000 and 2001 and decreased 5% between 2001 and 2002.

Seasonality

      The initial properties’ operations historically have been seasonal. Three of the initial properties maintain higher occupancy rates during the summer months. The two hotels located in Texas and the hotel located in Las Vegas experience their highest occupancy in the late winter and spring months. This seasonality pattern can be expected to cause fluctuations in our quarterly lease revenue under the percentage leases. We anticipate that our cash flow from the operation of the properties will be sufficient to enable us to make quarterly distributions to maintain our REIT status. To the extent that cash flow from operations is insufficient during any quarter, because of temporary or seasonal fluctuations in lease revenue, we expect to utilize other cash on hand or borrowings to make those distributions. See “Our Business Strategy — Financing Strategy.”) We cannot make any assurances we will make distributions in the future.

Significant Accounting Policies

      The critical accounting policies which we believe are the most significant to fully understand and evaluate our reported financial results are described below:

Investment in Hotel Properties

      Hotel properties are stated at cost, net of any impairment charges, and are depreciated using the straight-line method over an estimated useful life of 39 years for building and 5 years for furniture and equipment.

      We review our hotel properties for impairment whenever events or changes in circumstances indicate the carrying value of the hotel properties may not be recoverable. Events or circumstances that may cause us to perform our review include, but are not limited to, adverse changes in the demand for lodging at our properties due to declining national or local economic conditions and/or new hotel construction in markets where our hotels are located. When such conditions exist, management performs an analysis to determine if the estimated undiscounted future cash flows from operations and the proceeds from the ultimate disposition of a hotel property exceed its carrying value. If the estimated undiscounted future cash flows are less than the carrying amount of the asset, an adjustment to reduce the carrying value to the related hotel property’s estimated fair market value is recorded and an impairment loss recognized.

      There were no charges for impairment recorded in 2002.

      We estimate the fair market values of our properties through cash flow analysis taking into account each property’s expected cash flow generated from operations, holding period and ultimate proceeds from disposition. In projecting the expected cash flows from operations of the asset, we base our estimates on future projected earnings before interest expense, income taxes, depreciation and amortization and deduct expected capital expenditure requirements. We then apply growth assumptions to project these amounts over the expected holding period of the asset. Our growth assumptions are based on estimated changes in room rates and expenses and the demand for lodging at our properties, as impacted by local and national economic conditions and estimated or known future new hotel supply. The estimated proceeds from disposition are judgmentally determined based on a combination of anticipated cash flow in the year of disposition, terminal capitalization rate, ration of selling price to gross hotel revenues and selling price per room.

      If actual conditions differ from those in our assumptions, the actual results of each asset’s future operations and fair market value could be significantly different from the estimated results and value used in our analysis.

Revenue Recognition

      Hotel revenues including room, food, beverage and other hotel revenues are recognized as the related services are delivered. Ongoing credit evaluations are performed and an allowance for potential credit losses is provided against the portion of accounts receivable that is estimated to be uncollectible.

New Accounting Pronouncements

      Effective January 1, 2002, the Company adopted SFAS No. 141, “Business Combinations,” which requires all business combinations be accounted for using the purchase method of accounting, and SFAS No. 142, “Goodwill and Other Intangible Assets,” which changes the accounting for goodwill and intangible assets with indefinite useful lives from an amortization approach to an impairment-only approach. The adoption of SFAS No. 141 and No. 142 on January 1, 2002 did not have an effect on the Company’s financial statements.

      In August 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. The provisions of SFAS No. 144 are effective as of January 1, 2002. SFAS No. 144 supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets for Long-Lived Assets to Be Disposed Of”. SFAS No. 144 also established a single accounting model for long-lived assets to be disposed of by sale. The statement did not have a material effect on financial condition or results of operations for 2002.

      In April 2002, the FASB issued Statement No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections”. Included in SFAS No. 145 is a requirement that all gains and losses related to extinguishments of debt other than extinguishments of debt items meeting the criteria in APB Opinion No. 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transaction” (“APB Opinion 30”) not be treated as extraordinary items. Any gains or losses on extinguishments of debt formerly classified as extraordinary and not meeting the criteria for extraordinary classifications as defined in APB Opinion 30 shall be reclassified. The Company has elected to early adopt Statement No. 145, which results in the classification of the expense resulting from early extinguishment of mortgage loans payable in the amounts of $13,000 and $716,000 in the years ended December 31, 2002, and 2001, respectively

      In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, “which addresses the disclosure to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees. Interpretation No. 45 also requires the recognition of a liability by a guarantor at the inception of certain guarantees. Interpretation No. 45 requires the guarantor to recognize a liability for the non-contingent component of the guarantee, this is the obligation to stand ready to perform in the event that specified triggering events or conditions occur. The initial measurement of this liability is the fair value of the guarantee at inception. The recognition of the liability is required even if it is not probable that payments will be required under the guarantee or if the guarantee was issued with a premium payment or as part of a transaction with multiple elements. To date, the Company has not entered into any guarantees and will apply the recognition and measurement provisions for all guarantees entered into after January 1, 2003.

      In December 2002, the FASB issued Statement No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure — an amendment of FASB Statement No. 123”. Statement No. 148 amends FASB Statement No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, Statement No. 148 amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. In addition, to address concerns raised by some constituents about the lack of comparability caused by multiple transition methods, Statement No. 148 does not permit the use of the Statement No. 123 prospective method of transition for changes to the fair value based method made in fiscal years beginning after December 15, 2003.

      On April 22, 2003, the FASB reached a decision to require all companies to expense the value of employee stock options. The FASB is committed to work with the International Accounting Standards Board (“IASB”) in order to achieve maximum convergence on stock based compensation accounting. This will affect the timing of the FASB’s project on accounting for stock based compensation. The FASB plans to issue an exposure draft later this year that could become effective in 2004. Until then, the provisions of SFAS 123 remain in effect. To date, the Company has no stock-based compensation subject to Statement No. 123. After December 31, 2002, the Company intends to use the intrinsic value method provided by Statement No. 123.

      In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities,” which addresses consolidation by business enterprises of variable interest entities. In general, a variable interest entity is a corporate, partnership, trust, or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. A variable interest entity often holds financial assets, including loans or receivables, real estate or other property. A variable interest entity may be essentially passive or it may engage in research and development or other activities on behalf of another company. The objective of Interpretation No. 46 is not to restrict the use of variable interest entities but to improve financial reporting by companies involved with variable interest entities. Until now, a company generally has included another entity in its consolidated financial statements only if it controlled the entity through voting interests. Interpretation No. 46 changes that by requiring a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or is entitled to receive a majority of the entity’s residual returns of both. The consolidation requirements of Interpretation No. 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period beginning after June 15, 2003. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. Adoption is not expected to have a material effect on the Company’s financial condition of results of operation.

Commitments

      The following table outlines the timing of payment requirements related to our commitments as of March 31, 2003:

Maturities due by Period (in thousands)

	Less than			After
	1 Year	2-3 Years	4-5 Years	5 Years	Total

Mortgage Notes Payable[1]	$9,275	$57,061	$15,760	$0	$82,096
Capital Leases Payable	$149	$296	$148	$0	$593

(1)	Represents mortgage indebtedness outstanding at March 31, 2003. In connection with the consummation of the formation transactions we will prepay all mortgage indebtedness other than that maturing in years four to five.

Financial Instruments Sensitivity Analysis

      The analysis below presents the sensitivity of the market value of our financial instruments to selected changes in market interest rates. All derivative instruments are entered into for hedging purposes.

      As of March 31, 2003, our debt included a $39 million fixed rate mortgage with an interest rate of 8.4% and $54.1 million in floating rate mortgages (bearing interest in LIBOR plus 350 basis points). In January 2001 and February 2001, we entered into interest rate cap agreements to limit the impact of interest rate changes on our variable rate debt. One of these agreements has a notional amount (the stated

amount in the interest rate cap agreement on which the interest payments are based) of $9.3 million which effectively caps LIBOR at 8.75% through maturity at November 30, 2003 and the other has a notional amount of $18 million which effectively caps LIBOR at 7.5% through maturity at January 31, 2004. The impact of the interest rate cap is recorded as a component of interest expense.

      Changes in market interest rates have different impacts on the fixed and variable portions of our debt. A change in market interest rates on the fixed portion of our debt impacts the fair value of the debt, but has no impact on interest incurred or cash flows. A change in market interest rates on the variable portion of our debt impacts the interest incurred and cash flows, but does not impact the fair value of the debt. The sensitivity analysis related to our fixed debt assumes an immediate 100 basis point move in interest rates from their factual March 31, 2003 levels, with all other variables held constant. A 100 point increase in market interest rates would result in a decrease in the fair value of our fixed rate debt by $370,848 at March 31, 2003. A 100 point decrease in market interest rates would result in an increase in the fair market value of our fixed rate debt by $374,807 at March 31, 2003. Based on our floating-rate debt outstanding as of March 31, 2003, a 100 point increase in interest rates would result in an additional $430,961 in interest expense on an annualized basis as of March 31, 2003. A 100 basis point decrease would reduce interest expense by $430,961 on an annualized basis as of March 31, 2003.

Cash Distribution Policy

      We will elect to be taxed as a REIT under the Internal Revenue Code commencing as of our taxable year ending December 31, 2003. To qualify as a REIT, we must meet a number of organizational and operational requirements, including the requirement that we distribute currently at least 90% of our ordinary taxable income to our stockholders. It is our intention to comply with these requirements and maintain our REIT status. As a REIT, we generally will not be subject to corporate federal, state or local income taxes on taxable income we distribute currently (in accordance with the Internal Revenue Code and applicable regulations) to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal, state and local income taxes at regular corporate rates and may not be able to qualify as a REIT for subsequent tax years. Even if we qualify for federal taxation as a REIT, we may be subject to certain state and local taxes on our income and to federal income and excise taxes on our undistributed taxable income, i.e. taxable income not distributed in the amounts and in the time frames prescribed by the Internal Revenue Code and applicable regulations thereunder.

      It is our intention to pay to our stockholders within the time periods prescribed by the Internal Revenue code no less than 90% of our annual taxable income, including gains from the sale of real estate and recognized gains on sale of securities. It will continue to be our policy to make sufficient cash distributions to stockholders in order for us to maintain our REIT status under the Internal Revenue Code.

MANAGEMENT

Directors and Executive Officers

      Initially, the board of directors will consist of seven members, four of whom are required to be “independent” directors as described below under “— Corporate Governance — Board of Directors and Committees.” We intend to identify our seventh director prior to completion of this offering, who will be a fifth independent director. All of the directors will serve one year terms, expiring at the first annual meeting of stockholders (2004). The following table sets forth certain information regarding our executive officers and directors and those persons who have agreed to become directors immediately after consummation of this offering:

Name	Age	Position

Archie Bennett, Jr.	65	Chairman of the Board of Directors
Montgomery J. Bennett	37	President, Chief Executive Officer and Director
Douglas A. Kessler	42	Chief Operating Officer
David A. Brooks	44	Chief Legal Officer and Secretary
David J. Kimichik	42	Chief Financial Officer and Treasurer
Mark L. Nunneley	45	Chief Accounting Officer
Martin L. Edelman*	60	Director
W.D. Minami*	46	Director
W. Michael Murphy*	57	Director
Charles P. Toppino*	44	Director

*	These individuals have agreed to become directors upon completion of this offering.

      Archie Bennett, Jr. will serve as the Chairman of our board of directors. Mr. Archie Bennett, Jr. is the father of Mr. Montgomery J. Bennett, who will serve as our President and Chief Executive Officer. Mr. Archie Bennett, Jr. served as the Chairman of the board of directors of Remington Hotel Corporation since its formation in 1992. He will continue to serve in this capacity after the consummation of the offering. Mr. Bennett started in the hotel industry in 1968 with the development and management of the Holiday Inn in Galveston, Texas. Since that time, he has been involved with hundreds of hotel properties, the value of which exceeds $1 billion. He is a frequent speaker at industry conferences and is a recognized authority on the subjects of hotel development, acquisitions, sales, and management. He has been featured in national business and industry publications including National Real Estate Investor, Hotel/ Motel Management, Lodging Hospitality and Commercial Real Estate News. Mr. Bennett was a founding member of Industry Real Estate Finance Advisory Council (IREFAC) of the American Hotel & Motel Association and served as its chairman on two separate occasions.

      Montgomery J. Bennett will serve as our President and Chief Executive Officer. Mr. Bennett is the son of Mr. Archie Bennett, Jr. Mr. Montgomery Bennett also will continue to serve as the President and Chief Executive Officer of Remington Hotel Corporation. Mr. Bennett joined Remington Hotel Corporation in 1992 and has served as its President since 1997. He has served in several key positions at Remington Hotel Corporation such as Executive Vice President, Director of Information Systems, General Manager, and Operations Director. He is extensively involved in the hotel industry, serving on the Urban Land Institute’s Hotel Council, Hilton Hotel Corporation’s Embassy Suites Franchise Advisory Council, Radisson Franchise Advisory Board, and the American Hotel & Lodging Association’s Industry Real Estate Finance Advisory Council (IREFAC). Mr. Bennett earned his Masters degree in Business Administration from the Johnson Graduate School of Management at Cornell University in 1989 and his Bachelor of Science degree with distinction from the School of Hotel Administration in 1988. He is a life member of the Cornell Hotel Society.

      Douglas A. Kessler will serve as our Chief Operating Officer and Head of Acquisitions. Since July of 2002, Mr. Kessler served as the managing director/ chief investment officer of Remington Hotel

Corporation, where he was responsible for capital raising, acquisitions, and new business development. Prior to joining Remington Hotel Corporation in 2002, from 1993 to 2002, Mr. Kessler was employed at Goldman Sachs’ Whitehall Real Estate Funds, where he assisted in the management of more than $11 billion of real estate (including $6 billion of hospitality investments) involving over 20 operating partner platforms worldwide. During his nine years at Whitehall, Mr. Kessler served on the boards or executive committees of several lodging companies, including Westin Hotels and Resorts and Strategic Hotel Capital. He has been involved in the sale or acquisition of more than $2.5 billion of various real estate assets with public and private companies and has negotiated more than $1 billion of loans and credit facilities. Mr. Kessler co-led the formation of Goldman Sachs’ real estate investment management operations in France. Mr. Kessler has 18 years of experience in real estate acquisitions, development, sales, finance, asset management, operating companies, and fund raising. Mr. Kessler earned his Masters in Business Administration in 1988 and Bachelor of Arts from Stanford University in 1983.

      David A. Brooks will serve as our Chief Legal Officer and Head of Transactions. He has served as Executive Vice President and General Counsel for Remington Hotel Corporation and Ashford Financial Corporation since January of 1992. In such capacity, Mr. Brooks has been responsible for the management and oversight of the asset management department, the acquisition group, financing, development and the legal affairs of the companies. Prior to joining Remington Hotel Corporation, Mr. Brooks served as a partner with the law firm of Sheinfeld, Maley & Kay. Mr. Brooks earned his Bachelor of Business Administration in Accounting from the University of North Texas in 1981, his Juris Doctorate from the University of Houston in 1984 and his CPA from the State of Texas in 1984.

      David J. Kimichik will serve as our Chief Financial Officer. Mr. Kimichik has been associated with the Remington Hotel Corporation principals for the past 20 years and has been President of Ashford Financial Corporation since 1992. Mr. Kimichik previously served as Executive Vice President of Mariner Hotel Corporation, an affiliate of Remington Hotel Corporation, in which capacity he administered all corporate activities, including business development, financial management and operations. Since his involvement with Ashford Financial Corporation, Mr. Kimichik has played an integral role in the acquisition of 160 hotel assets and mortgage loans secured by hotel assets with book values in excess of $800 million. Mr. Kimichik earned his Bachelor of Science degree in Hotel Administration from Cornell University in 1982.

      Mark L. Nunneley will serve as our Chief Accounting Officer. Since 1992, Mr. Nunneley has served as Chief Financial Officer of Remington Hotel Corporation. He previously served as a tax consultant at Arthur Andersen & Company and as a tax manager at Deloitte & Touche. During his career, he has been responsible for the preparation, consultation and review of federal and state income tax, franchise and sales and use tax returns for hundreds of partnerships, corporations and individuals. Mr. Nunneley is a certified public accountant and is a member of the American Institute of Certified Public Accountants, Texas Society of CPAs and Dallas Chapter of AICPAs. He earned his Master of Science in Accounting from the University of Houston in 1981 and his Bachelor of Science in Business Administration from Pepperdine University in 1979.

      Martin L. Edelman has agreed to serve as a director immediately after consummation of this offering. Since 2000, Mr. Edelman has served as of counsel to Paul, Hastings, Janofsky & Walker LLP, specializing primarily in real estate and corporate transactions. From 1972 to 2000, Mr. Edelman served as a partner at Battle Fowler LLP. The focus of Mr. Edelman’s practice has been complex negotiations involving acquisitions, dispositions and financing. He was involved in the legal development of participating mortgages, institutional joint ventures in real estate and joint ventures between U.S. financial sources and European real estate companies and other financial structures. Mr. Edelman has been a real estate advisor to Quantum Realty Partners/ Soros Real Estate Partners and is one of the managing partners of GSR Hotel Portfolio and Grupo Chartwell de Mexico, privately-owned hotel companies. He is a director of Cendant Incorporated, Arcadia Realty, and Capital Trust. Mr. Edelman earned his B.A. from Princeton University in 1963 and his law degree from Columbia University School of Law in 1966. Mr. Edelman served as an Officer in the United States Army from 1966 through 1969.

      W.D. Minami has agreed to serve as a director immediately after consummation of this offering. Mr. Minami is currently pursuing private investment opportunities. From 2001 until 2002, Mr. Minami served as President of Charles E. Smith Residential. In this capacity, Mr. Minami was responsible for the development, construction, acquisition and property management of over 22,000 high-rise apartments in five major U.S. markets. He resigned from this position after completing the transition and integration of Charles E. Smith from an independent public company to a division of Archstone-Smith, a NYSE-listed apartment company. From 1997 to 2001, Mr. Minami worked for Charles E. Smith Residential Realty Inc., a NYSE-listed real estate investment trust, initially as Chief Financial Officer, then as Chief Operating Officer, and beginning in 2001, as President. Prior to 1997, Mr. Minami served in various financial service capacities for numerous entities, including Ascent Entertainment Group, Comsat Corporation, Oxford Realty Services Corporation and Satellite Business Systems. Mr. Minami earned his Masters of Business Administration in Finance from the University of Chicago in 1980 and his Bachelor of Arts degree in Economics, with honors, from Grinnell College in 1978.

      W. Michael Murphy has agreed to serve as a director immediately after consummation of this offering. Mr. Murphy is currently performing advisory services for Strategic Hotel Capital pursuing private investment opportunities. From 1998 to 2002 Mr. Murphy served as the Senior Vice President and Chief Development Officer of ResortQuest International, Inc., a public, NYSE-listed company and the leading provider of resort rental management services with offerings in over 40 leisure locations. At ResortQuest, Mr. Murphy was responsible for merger and acquisition activity. Prior to joining ResortQuest, from 1995 to 1997, Mr. Murphy was President of Footprints International, a company involved in the planning and development of environmentally friendly hotel properties. From 1994 to 1996, he was a Senior Managing Director of Geller & Co., a Chicago-based hotel advisory and asset management firm. Mr. Murphy earned his Bachelor of Science degree in English and Philosophy in 1967 from Memphis State University and earned a Masters of Science in English in 1969 from University of Iowa. Mr. Murphy has twice been Co- Chairman of the Industry Real Estate Finance Advisory Council (IREFAC) of the American Hotel and Lodging Association.

      Charles P. Toppino has agreed to serve as a director immediately after consummation of this offering. Since 1992, Mr. Toppino has served as the Executive Vice President, founder and principal of Secured Capital Corp., a real estate investment bank with offices in Los Angeles, New York, Paris and Tokyo. Secured Capital has two main lines of business: U.S. investment banking and sales and international real estate investment activities. Mr. Toppino’s primary responsibilities include overseeing the firm’s secondary market loan sale business and the day-to-day management of the firm. In the U.S., Secured Capital specializes in the sale and financing of commercial, multi-family and hospitality real estate, and the sale of mortgage assets and the private placement of capital for real estate operating companies.

Corporate Governance — Board of Directors and Committees

      Our business is managed through the oversight and direction of our board of directors. At least a majority of our board of directors will be “independent,” with independence being defined in the manner established by our board of directors and in a manner consistent with listing standards established by the New York Stock Exchange, and will be nominated by our nominating/ corporate governance committee. These nominations must be submitted to and approved by our corporate governance/ nominating committee, and satisfy the standards established by that committee for membership on our board.

      Upon completion of this offering, our board will consist of seven directors, with two insiders and five “independent” directors. The directors are regularly kept informed about our business at meetings of the board and its committees and through supplemental reports and communications. Our non-management, independent directors expect to meet regularly in executive sessions without the presence of any corporate officers. Our board seeks to maintain high corporate governance standards.

      The board has established three committees whose principal functions are briefly described below.

Audit Committee

      Our board of directors has established an audit committee, which will be composed of three independent directors. The chairperson of the audit committee will satisfy the financial expert requirements set forth by the Securities and Exchange Commission. One of our independent directors, Mr. W.D. Minami, currently satisfies the financial expert requirements. Either Mr. Minami or the as yet unidentified director, if also a financial expert, will serve as chairman of the audit committee. The audit committee assists the board in overseeing (i) our accounting and financial reporting processes; (ii) the integrity and audits of our financial statements; (iii) our compliance with legal and regulatory requirements; (iv) the qualifications and independence of our independent auditors; and (v) the performance of our internal and independent auditors. The audit committee also:

•	has sole authority to appoint or replace our independent auditors;

•	has sole authority to approve in advance all audit and non-audit engagement fees, scope and terms with our independent auditors;

•	monitors compliance of our employees with our standards of business conduct and conflict of interest policies; and

•	meets at least quarterly with our senior executive officers, internal audit staff and our independent auditors in separate executive sessions.

The specific functions and responsibilities of the audit committee are set forth in the audit committee charter. Our board of directors has determined that at least one member of our audit committee will qualify as an audit committee financial expert under the current Securities and Exchange Commission regulations and the other members of our audit committee will satisfy the financial literacy requirements for audit committee members under the New York Stock Exchange proposed rules.

Compensation Committee

      Our board of directors has established a compensation committee, which will be composed of at least two independent directors after the offering. The principal functions of the compensation committee are to:

•	evaluate the performance of our senior executives;

•	review and approve the senior executive compensation plans, policies and programs;

•	consider the design and competitiveness of our compensation plans;

•	administer and implement changes to our stock plan under the terms of the plans; and

•	produce an annual report on executive compensation for inclusion in our proxy statement.

      The committee also reviews and approves corporate goals and objectives relevant to chief executive officer compensation, evaluates the chief executive officer’s performance in light of those goals and objectives, and establishes the chief executive officer’s compensation levels based on its evaluation. The committee has the authority to retain and terminate any compensation consultant to be used to assist in the evaluation of chief executive officer or senior executive compensation.

Nominating/ Corporate Governance Committee

      Our board of directors has established a nominating/ corporate governance committee, which will be composed of two independent directors. The nominating/ corporate governance committee is responsible for seeking, considering and recommending to the board qualified candidates for election as directors and recommending a slate of nominees for election as directors at the annual meeting. It also periodically prepares and submits to the board for adoption the committee’s selection criteria for director nominees. It reviews and makes recommendations on matters involving general operation of the board and our corporate governance, and it annually recommends to the board nominees for each committee of the board. In addition, the committee annually facilitates the assessment of the board of directors’ performance as a whole and of the individual directors and reports thereon to the board. The committee has the sole authority to retain and terminate any search firm to be used to identify director candidates. Stockholders wishing to recommend director candidates for consideration by the committee can do so by writing to our secretary at our corporate headquarters in Dallas, Texas, giving the candidate’s name, biographical data and qualifications. The secretary will, in turn, deliver any stockholder recommendations for director candidates prepared in accordance with our bylaws to the nominating/ corporate governance committee. Any such recommendation must be accompanied by a written statement from the individual of his or her consent to be named as a candidate and, if nominated and elected, to serve as director.

Compensation Committee Interlocks and Insider Participation

      The members of the compensation committee of the board of directors will be independent directors. Upon completion of this offering, none of these directors, or any of our executive officers will serve as a member of a board of directors or any compensation committee of any entity that has one or more executive officers serving as a member of our board.

Director Compensation

      Each of our independent directors who does not serve as the chairman of one of our committees will be paid a director’s fee of $20,000 per year. Each director who serves as a committee chairman, other than our audit committee chairman, will be paid a director’s fee of $25,000. The director who serves as our audit committee chairman will be paid a director’s fee of $35,000 per year. Each director will also be paid of fee of $2,000 for each board or committee meeting that he or she attends, except that the chairman of each committee will be paid a fee of $3,000 for each committee meeting that he or she attends. Each director will also be paid a fee of $500 for each telephone board or committee meeting that he or she attends. In addition, we will reimburse all directors for reasonable out-of-pocket expenses incurred in connection with their services on the board of directors.

      Our 2003 stock plan provides for grants of restricted stock to independent directors on and after the consummation of this offering. As an inducement to the directors to agree to serve on our board, on the date of the closing of the offering, each of our independent directors will receive restricted stock grants of 5,000 shares of our common stock, which shares will fully vest 180 days from the date of issuance. Similarly, each independent director who is initially elected to our board of directors after this offering will receive restricted stock grants of 5,000 shares of our common stock on the date of such initial election. These restricted stock grants will be fully vested immediately.

      On the date of the first meeting of the board of directors following each annual meeting of stockholders at which an independent director is reelected to our board of directors, such independent director will receive additional restricted stock grants of 2,000 shares of our common stock. These restricted stock grants will be fully vested immediately.

Executive Compensation

      Set forth below are the initial annual cash compensation and restricted stock grants to be paid to our Chairman of the Board and our four other most highly compensated executive officers:

				Long-Term
	Annual Compensation			Compensation

				Number of Shares
				of Restricted
Name and Position	Salary(1)	Bonus(1)		Stock Granted(2)

Archie Bennett, Jr., Chairman	$325,000	$131,250	(3)	298,885
Montgomery Bennett, President and Chief Executive Officer	425,000	318,750	(4)	298,885
Douglas Kessler, Chief Operating Officer	300,000	150,000	(5)	142,200
David Brooks, Chief Legal Officer	260,000	78,000	(6)	51,600
David Kimichik, Chief Financial Officer	260,000	78,000	(7)	96,900

(1)	Amounts given are annualized projections for the year ending December 31, 2003 based on employment agreements which will become effective upon consummation of this offering.

(2)	These shares of common stock will be issued upon the consummation of this offering and will vest 1/3 annually beginning with the first anniversary of the consummation of this offering.

(3)	Mr. Archie Bennett is eligible for an additional bonus of up to $87,500 at the discretion of our board.

(4)	Mr. Montgomery Bennett is eligible for an additional bonus of up to $212,500 at the discretion of our board.

(5)	Mr. Kessler is eligible for an additional bonus of up to $150,000 at the discretion of our board.

(6)	Mr. Brooks is eligible for an additional bonus of up to $156,000 at the discretion of our board.

(7)	Mr. Kimichik is eligible for an additional bonus of up to $156,000 at the discretion of our board.

Employment Agreements

      We will enter into employment agreements, effective as of the consummation of this offering, with each of Messrs. Montgomery Bennett, Kessler, Brooks and Kimichik. The employment agreements provide for Mr. Bennett to serve as our President and Chief Executive Officer, Mr. Kessler to serve as our Chief Operating Officer, Mr. Brooks to serve as our Chief Legal Officer and Secretary and Mr. Kimichik to serve as our Chief Financial Officer and Treasurer. These employment agreements require Messrs. Kessler, Brooks and Kimichik to devote substantially full-time attention and time to our affairs, but also permit them to devote time to their outside business interests consistent with past practice. Mr. Bennett’s employment agreement will allow him to continue to act as Chief Executive Officer and President of Remington Hotel and to act as an executive officer of the general partner of Remington Lodging, provided his duties for Remington Hotel and Remington Lodging do not materially interfere with his duties to us.

      Each of the employment agreements has an initial term of three years (four years in the case of Mr. Bennett) and is subject to automatic one-year renewals at the end of the initial term, unless either party provides at least six months’ notice of non-renewal.

      The employment agreements provide for:

•	an annual base salary of $425,000 for Mr. Bennett, $300,000 for Mr. Kessler, $260,000 for Mr. Brooks and $260,000 for Mr. Kimichik, subject to increase in accordance with our normal executive compensation practices;

•	eligibility for annual cash performance bonuses under our incentive bonus plans;

•	director’s and officer’s liability insurance coverage;

•	participation in other incentive, savings and retirement plans applicable generally to our senior executives; and

•	medical and other group welfare plan coverage and fringe benefits provided to our senior executives.

      Mr. Bennett’s annual bonus will range from 75% to 125% of his base salary, and will be at least 75% of his base salary for the first three years of his employment term. Mr. Kessler’s annual bonus will range from 50% to 100% of his base salary, and will be at least 50% of his base salary for the first three years of his employment term. Mr. Brooks’ annual bonus will range from 30% to 90% of his base salary, and will be at least 30% of his base salary for the first three years of his employment term. Mr. Kimichik’s annual bonus will range from 30% to 90% of his base salary, and will be at least 30% of his base salary for the first three years of his employment term.

      In addition, subject to our adoption and our stockholders’ approval of our incentive award plan, upon the consummation of this offering:

•	Mr. Bennett will be granted 298,885 shares of our common stock (valued at $3.0 million, at the initial public offering price of our common stock);

•	Mr. Kessler will be granted 142,200 shares of our common stock (valued at $1.4 million, at the initial public offering price of our common stock);

•	Mr. Brooks will be granted 51,600 shares of our common stock (valued at $516,000, at the initial public offering price of our common stock); and

•	Mr. Kimichik will be granted 96,900 shares of our common stock (valued at $969,000, at the initial public offering price of our common stock).

      The restricted stock granted to each of our executive officers will vest in equal annual installments on each of the first three anniversaries of the consummation of this offering.

      The employment agreements provide that, if an executive’s employment is terminated by the executive for “good reason” or after a “change of control” (each as defined in the applicable employment agreement), or by us without cause during the initial term of his employment agreement, the executive will be entitled to accrued and unpaid salary to the date of such termination plus the following severance payments and benefits, subject to his execution and non-revocation of a general release of claims:

•	a lump-sum cash payment equal to two times (three times in the case of Mr. Bennett) of the sum of his then-current annual base salary plus average bonus over the prior three years;

•	all restricted stock held by such executive will become fully vested;

•	health benefits for one year (18 months in the case of Mr. Bennett) following the executive’s termination of employment at the same cost to the executive as in effect immediately preceding such termination, subject to reduction to the extent that the executive receives comparable benefits from a subsequent employer; and

•	release of all non-compete covenants or agreements between each executive and us.

      If the executive is terminated by us without cause after the initial term of his employment agreement or we do not renew his agreement, then the executive will receive all of the benefits above except that his lump sum cash payment will be equal to one times the sum of his then-current annual base salary plus his average bonus over the prior three years.

      In addition, if the severance payment to any executive is deemed to be a “golden parachute payment” under § 280G of the Internal Revenue Code, then such executive would also be entitled to a tax gross-up payment to cover his excise tax liability under § 280G.

      Each employment agreement also provides that the executive or his estate will be entitled to certain severance benefits in the event of his death or disability.

      Mr. Bennett’s employment agreement also contains standard confidentiality, non-compete and non-solicitation provisions which will apply during the term of his employment agreement, and if Mr. Bennett resigns without cause, for a period of one year thereafter, or if Mr. Bennett is removed for “cause” (as defined in his employment agreement), for a period of 18 months thereafter. In the case of Mr. Bennett’s resignation without cause, in consideration for his non-compete, Mr. Bennett will receive a lump-sum cash payment equal to the sum of his then-current annual base salary plus average bonus over the prior three years.

      The other executives’ employment agreements also contain standard confidentiality, non-compete and non-solicitation provisions which will apply during the terms of their employment agreement, and if any of them resigns without cause during the initial three-year term of his agreement, for a period of one year thereafter. In the case of such executive’s resignation without cause, in consideration for his non-compete, he will receive a lump-sum cash payment equal to the sum of his then-current annual base salary, plus average bonus over the prior three years. In the event either Mr. Kessler, Mr. Brooks or Mr. Kimichik’s employment is terminated for “cause” (as defined in the respective employment agreement) or he resigns without cause after the initial three-year term of his employment agreement, he will not be subject to a non-compete and will not be entitled to any cash payment other than accrued and unpaid base salary to the date of his separation from us.

Non-Compete Agreement

      We will enter into a non-compete agreement, effective as of the consummation of this offering, with Mr. Archie Bennett, Jr. The non-compete agreement provides for Mr. Bennett to serve as our Chairman. The non-compete agreement has an initial term of three years and is subject to automatic one-year extensions thereafter, in each case, unless either party provides at least six months’ notice of non-renewal. Mr. Bennett’s non-compete agreement will allow him to continue to act as Chairman of Remington Hotel and Remington Lodging provided his duties for Remington Hotel do not materially interfere with his duties to us.

      The non-compete agreement provides for:

•	an annual director’s fee of $325,000;

•	eligibility for annual cash performance bonuses under our incentive bonus plans;

•	director’s and officer’s liability insurance coverage;

•	participation in other incentive, savings and retirement plans applicable generally to our senior executives; and

•	medical and other group welfare plan coverage and fringe benefits.

      Mr. Bennett’s annual bonus will range from 40.4% to 67.3% of his director’s fee, and will be at least 40.4% of his director’s fee for the first three years of his service on our board.

      In addition, upon the consummation of this offering Mr. Bennett will be granted 298,885 shares of our common stock (valued at $3.0 million, at the initial public offering price of our common stock). The restricted stock granted to Mr. Bennett will vest in equal annual installments on each of the first three anniversaries of the consummation of this offering.

      The non-compete agreement provides that, if Mr. Bennett is removed as Chairman without cause, is not re-nominated to serve as Chairman or terminates his directorship for “good reason” or after a “change of control” (defined in the non-compete agreement), Mr. Bennett will be entitled to the following severance payments and benefits, subject to his execution and non-revocation of a general release of claims:

•	a lump-sum cash payment equal to two times of the sum of his then-current annual director’s fee plus average bonus over the prior three years;

•	all restricted stock held by him will become fully vested;

•	health benefits for 18 months following his leaving the board at the same cost to him as in effect immediately preceding such termination, subject to reduction to the extent that he receives comparable benefits from a subsequent company; and

•	release of all non-compete covenants or agreements between him and us.

      If Mr. Bennett is removed as Chairman without cause after the initial term of his non-compete agreement, or if we do not renew his agreement, then Mr. Bennett will receive all of the benefits described above except that his lump sum cash payment will be equal to one times the sum of his then-current annual director’s fee plus his average bonus over the prior three years.

      In addition, if the severance payment to any executive is deemed to be a “golden parachute payment” under § 280G of the Internal Revenue Code, then such executive would also be entitled to a tax gross-up payment to cover his excise tax liability under § 280G.

      The non-compete agreement also provides that Mr. Bennett or his estate will be entitled to certain severance benefits in the event of his death or disability.

      The non-compete agreement also contains standard confidentiality provisions and non-compete and non-solicitation provisions which will apply during the term of the non-compete agreement and for a one year period thereafter if Mr. Bennett resigns without cause or is removed for “cause” (as defined in his non-compete agreement).

      In the case of Mr. Bennett’s resignation without cause, in consideration for his non-compete, he will receive a lump-sum cash payment equal to the sum of his then-current annual director’s fee plus average bonus over the prior three years.

The Stock Plan

      We have established a stock plan for the purpose of attracting and retaining our executive officers, employees, directors and other persons that provide services to us. The stock plan authorizes (i) the issuance of options to purchase common stock and (ii) the grant of:

•	stock awards;

•	performance shares (the right to receive a future payment based on the value of the common stock if certain conditions are met);

•	stock appreciation rights (the right to receive a payment of up to the amount by which the fair market value of a share of common stock on the date of exercise exceeds the fair market value of a share of common stock on the date the stock appreciation right was granted); and

•	incentive awards (a cash bonus that is payable if certain objectives are achieved).

      Administration of the stock plan is carried out by the compensation committee of the board of directors. The compensation committee may delegate its authority under the stock plan to one or more officers but it may not delegate its authority with respect to awards to individuals subject to Section 16 of the Exchange Act. As used in this summary of our stock plan, the term “administrator” means the compensation committee or its delegate.

      As of the date of this prospectus, there were approximately           officers, directors and employees of ours eligible to participate in the stock plan.

      Up to                     shares of common stock are available for issuance under the stock plan. No more than                     shares may be issued as stock awards or in settlement of performance share grants. If an outstanding award expires or terminates before the end of the period during which awards may be granted, the unissued, underlying shares will be available for other awards under the plan.

      Under Section 162(m) of the U.S. tax code, a public company may not deduct compensation in excess of $1 million paid to any of its chief executive officer and the four next most highly paid executive officers. The stock plan is designed to comply with Section 162(m) so that the grant of options and stock appreciation rights under the stock plan, and the other awards, such as stock awards, performance shares and incentive awards, that are conditioned on the performance goals described in the stock plan, will be excluded from the calculation of annual compensation for purposes of Section 162(m) and will be fully deductible. To qualify for this exclusion, the incentive plan will be subject to the following restrictions:

•	no more than shares may be granted during any one calendar year to any one participant under the stock plan in the form of options or stock appreciation rights or both, plus an additional shares if the grant is made in connection with his or her initial employment,

•	no more than shares may be granted during any one calendar year to any one participant under the stock plan in the form of stock awards, and

•	no more than $ in fair market value of any other awards (less any consideration paid by the participant for such award) may be granted to any one participant during any one calendar year under the stock plan.

      In order to comply with Section 162(m), the compensation committee also may determine that any award will be determined solely on the basis of one or more of the following goals:

•	funds from operations per share;

•	return on equity;

•	total earnings;

•	total return to stockholders;

•	earnings per share;

•	earnings growth;

•	return on capital;

•	fair market value of the common stock;

•	peer stockholder returns; or

•	other financial measures that the compensation committee may designate.

      The administrator may, in its discretion, reduce (but not increase) any award, even if a specified goal is achieved. If an award is made on such basis, the administrator must establish goals before the beginning of the period for which such performance goal relates (or such later date as may be permitted under Section 162(m)). Any payment of an award granted with performance goals will be conditioned on the written certification of the administrator in each case that the performance goals and any other material conditions were satisfied.

      In the event of a corporate transaction involving us (including a stock dividend, stock split, merger, spin-off or related transaction), the share authorization limits and restrictions described above will be adjusted proportionately, and the compensation committee may adjust awards to preserve their benefits or potential benefits.

      The stock plan provides for the grant of (i) options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code and (ii) options that are not intended to so qualify. The principal difference between incentive stock options and other options is that a participant generally will not recognize ordinary income at the time an incentive stock option is granted or exercised, but rather at the time the participant disposes of the shares acquired under the incentive stock option. In contrast, the exercise of an option that is not an incentive stock option generally is a taxable event that requires the participant to recognize ordinary income equal to the difference between the shares’ fair market value and the option price. The employer will not be entitled to a federal income tax deduction with respect to incentive stock options except in the case of certain dispositions of shares acquired under the options. The employer may claim a federal income tax deduction on account of the exercise of an option that is not an incentive stock option equal to the amount of ordinary income recognized by the participant. No participant may be granted incentive stock options that are first exercisable in a calendar year for shares of common stock having a total fair market value (determined as of the option grant), exceeding $                    .

      The compensation committee will select the participants who are granted options and, consistent with the terms of the stock plan, will prescribe the terms of each option. The option price cannot be less than the shares’ fair market value on the date the option is granted. The option price may be paid in cash or, with the administrator’s consent, by surrendering common stock, a combination of cash and common stock or in installments. Options may be exercised in accordance with requirements set by the administrator. The maximum period in which an option may be exercised will be fixed by the administrator but cannot exceed ten years. Options generally will be nontransferable except in the event of the participant’s death, but the administrator may allow the transfer of options to members of the participant’s immediate family, a family trust or a family partnership.

      The administrator also will select the participants who are granted stock awards, performance shares, stock appreciation rights and incentive awards. Consistent with the terms of the stock plan, the administrator will establish the terms of each such award, which may be subject to vesting requirements or transfer restrictions or both as determined by the administrator. Those conditions may include, for example, a requirement that the participant complete a specified period of service or that certain objectives be achieved. The objectives may be based on performance goals that are stated with reference to our performance or the performance of our affiliates or business units.

      A stock appreciation right will be exercisable at such times and subject to such conditions as may be established by the administrator. The amount payable upon the exercise of a stock appreciation right may be settled in cash, by the issuance of common stock or a combination of cash and common stock.

      The period in which performance related to incentive awards is measured will be at least one year. No participant may be granted incentive awards in any calendar year that exceed the lesser of (i)           % of the participant’s base salary (prior to any salary reduction or deferral election) as of the date of grant or (ii) $                    .

      The stock plan includes several provisions that apply if there is a change in control of our company (as defined in the stock plan). If there is a change in control, outstanding options and stock appreciation rights will become exercisable, stock awards will become vested and transferable, and performance share awards and incentive awards will be earned in full.

      The board of directors may amend or terminate the stock plan at any time, but an amendment will not become effective without the approval of our stockholders if it increases the number of shares of common stock that may be issued under the stock plan (other than changes to reflect certain corporate transactions and changes in capitalization). No amendment or termination of the stock plan will affect a participant’s rights under outstanding awards without the participant’s consent.

Restricted Stock Grants

      On the effective date of this offering, 931,500 shares of restricted stock will be granted to our executive officers (Messrs. Archie and Montgomery Bennett, Kessler, Brooks, Kimichik and Nunneley) as described under “— Executive Compensation” and to other employees at the discretion of our board as described under “— The Stock Plan.”

POLICIES AND OBJECTIVES WITH RESPECT TO CERTAIN ACTIVITIES

      The following is a discussion of our policies with respect to certain activities, including financing matters and conflicts of interest. These policies may be amended or revised from time to time at the discretion of our board of directors, without a vote of our stockholders. Any change to any of these policies by our board of directors, however, would be made only after a review and analysis of that change, in light of then-existing business and other circumstances, and then only if, in the exercise of its business judgment, our board of directors believes that it is advisable to do so in our and our stockholders’ best interests.

Disposition Policy

      Although we have no current plans to dispose of properties or other assets within our portfolio, we will evaluate our asset portfolio on a regular basis to determine if it continues to satisfy our investment criteria. Subject to certain restrictions applicable to REITs, we may sell investments opportunistically and use the proceeds of any such sale for debt reduction or additional acquisitions. We will utilize several criteria to determine the long-term potential of our investments. Investments will be identified for sale based upon management’s forecast of the strength of the related cash flows as well as their value to our overall portfolio. Our decision to sell an investment often will be predicated upon the projected cash flow, size of the hotel, strength of the franchise, property condition and related costs to renovate the property, strength of market demand, projected supply of hotel rooms in the market, probability of increased valuation and geographic profile of the hotel. We may also acquire and sell other lodging-related assets opportunistically based upon management’s forecast and review of the performance of our overall portfolio and management’s assessment of changing conditions in the investment and capital markets. See “Risk Factors — Risks Related to Our Status as a REIT — Our disposal of properties may have negative implications, including unfavorable tax consequences.”

Financing Policies

      Initially, we will have only $16.0 million of outstanding debt and approximately $252.1 million in cash. We intend to use our borrowing power to leverage future investments; however, we do not intend to exceed 60% leverage on our investments, on a gross assets basis. When evaluating our future level of indebtedness and when making decisions regarding the incurrence of indebtedness, our board of directors will consider a number of factors, including:

•	the purchase price of our investments to be acquired with debt financing;

•	the estimated market value of our investments upon refinancing; and

•	the ability of particular investments, and our company as a whole, to generate cash flow to cover expected debt service.

      We may incur debt in the form of purchase money obligations to the sellers of properties, or in the form of publicly or privately placed debt instruments or financing from banks, institutional investors, or other lenders. Any such indebtedness may be unsecured or may be secured by mortgages or other interests in our properties or mortgage loans. This indebtedness may be recourse, non-recourse or cross-collateralized and, if recourse, that recourse may include our general assets and, if non-recourse, may be limited to the particular investment to which the indebtedness relates. In addition, we may invest in properties or loans subject to existing loans secured by mortgages or similar liens on the properties, or may refinance properties acquired on a leveraged basis. We may use the proceeds from any borrowings for working capital, to:

•	purchase additional interests in partnerships or joint ventures in which we participate;

•	refinance existing indebtedness;

•	finance the origination or purchase of mortgage investments; or

•	finance acquisitions, expansion or redevelopment of existing properties or development of new properties.

      We may also incur indebtedness for other purposes when, in the opinion of our board of directors, it is advisable to do so. In addition, we may need to borrow to meet the taxable income distribution requirements under the Internal Revenue Code if we do not have sufficient cash available to meet those distribution requirements.

Equity Capital Policies

      Subject to applicable law and the requirements for listed companies on the New York Stock Exchange, our board of directors has the authority, without further stockholder approval, to issue additional authorized common stock and preferred stock or otherwise raise capital, including through the issuance of senior securities, in any manner and on the terms and for the consideration it deems appropriate, including in exchange for property. Existing stockholders will have no preemptive right to additional shares issued in any offering, and any offering might cause a dilution of investment. See “Description of Capital Stock.” We may in the future issue common stock in connection with acquisitions. We also may issue units of partnership interest in our operating partnership in connection with acquisitions of property.

      We may, under certain circumstances, purchase common stock in the open market or in private transactions with our stockholders, if those purchases are approved by our board of directors. Our board of directors has no present intention of causing us to repurchase any shares, and any action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualifying as a REIT, for so long as the board of directors concludes that we should remain a REIT.

      In the future we may institute a dividend reinvestment plan, or DRIP, and a related stock purchase plan which would allow our stockholders to acquire additional common stock by automatically reinvesting their cash dividends. Shares would be acquired pursuant to the plan at a price equal to the then prevailing market price, without payment of brokerage commissions or service charges. Stockholders who do not participate in the plan will continue to receive cash dividends as declared.

Conflict of Interest Policy

      We will be subject to certain conflicts of interest resulting from our relationship with Remington Hotel, Remington Lodging and Ashford Financial, all of which are ultimately owned by Archie Bennett, Jr., our Chairman, and his son, Montgomery Bennett, our President and Chief Executive Officer. In addition to their ownership interest, Archie Bennett, Jr., will be the chairman of Remington Hotel’s board of directors and Montgomery Bennett will be its President, Chief Executive Officer and director. We intend to enter into numerous transactions with Remington Hotel, Remington Lodging, and Ashford Financial, including the following:

•	We will engage Remington Lodging as the property manager for all of our initial hotel properties. Subject to our right to hire a third-party manager upon unanimous election of our independent directors, we will also engage Remington Lodging as the property manager for any future hotel properties that we may acquire.

•	Subject to certain limited exceptions, we will have the right of first refusal to purchase any investments identified by Remington Hotel that satisfy our investment criteria.

•	Subject to our right to hire a third-party manager upon unanimous election of our independent directors, we will hire Remington Hotel, on a fee basis, for any future development of new properties and for providing project management and other services.

•	Remington Hotel Corporation may from time to time provide other services on the hotels it manages for a fee, subject to the determination by a majority of our independent directors that the fees charged by Remington Hotel Corporation are not comparable to then-current market rates for such services.

•	Ashford Financial will assign to us eight asset management and consulting agreements, pursuant to which we will provide asset management and consulting services to hotels under management contracts with management companies owned by Remington Hotel or Messrs. Archie and Montgomery Bennett. Messrs. Archie and Montgomery Bennett also own minority interests in the hotels receiving the asset management and consulting services.

      Please refer to the more detailed description of our agreements with Remington Hotel, Remington Lodging and Ashford Financial contained in “Business and Properties — Our Asset Management and Consulting Agreements,” “— Management Agreement” and “— Mutual Exclusivity Agreement.” Please also see “Risk Factors — Conflict of Interests Risks.”

      Because we could be subject to various conflicts of interest arising from our relationship with Remington Hotel and other parties, to mitigate any potential conflicts of interest, our charter contains a requirement that any transaction or agreement involving us, our wholly-owned subsidiaries or our operating partnership and a director or officer or an affiliate of any director or officer will require the approval of a majority of the disinterested directors. Additionally, our board of directors has adopted a policy that requires all management decisions related to the management agreement with Remington Lodging and all decisions with respect to enforcement of the contribution or sale agreements related to the initial properties to be approved by a majority of the independent directors, except as specifically provided otherwise in the management agreement.

      The Maryland General Corporate Law, or MGCL, provides that a contract or other transaction between a corporation and any of that corporation’s directors and any other entity in which that director is also a director or has a material financial interest is not void or voidable solely on the grounds of the common directorship or interest, the fact that the director was present at the meeting at which the contract or transaction is approved or the fact that the director’s vote was counted in favor of the contract or transaction, if:

•	the fact of the common directorship or interest is disclosed to the board or a committee of the board, and the board or that committee authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even if the disinterested directors constitute less than a quorum;

•	the fact of the common directorship or interest is disclosed to stockholders entitled to vote on the contract or transaction, and the contract or transaction is approved by a majority of the votes cast by the stockholders entitled to vote on the matter, other than votes of shares owned of record or beneficially by the interested director, corporation, firm or other entity; or

•	the contract or transaction is fair and reasonable to the corporation.

      We cannot assure you that our rights under the mutual exclusivity agreement, our conflicts of interest policies or code of ethics or the MGCL will successfully eliminate conflicts of interest.

Reporting Policies

      Generally speaking, we intend to make available to our stockholders certified annual financial statements and annual reports. After this offering, we will become subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended. Pursuant to these requirements, we will file periodic reports, proxy statements and other information, including audited financial statements, with the Securities and Exchange Commission.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Contribution of Initial Properties

      Three of our directors, Messrs. Archie and Montgomery Bennett and Mr. Edelman (or members of his family), and two of our executive officers, Messrs. Brooks and Nunneley, and two employees of Remington Hotel Corporation, Mr. Mark Sharkey and Ms. Mary Villareal, indirectly own 100% of the interests in the entities that own the initial assets. Before the initial filing of this registration statement, these entities irrevocably committed, pursuant to written contribution and sale agreements, to contribute or sell the initial assets to us.

      Simultaneously with the completion of the offering, the entities that own four of the initial properties will contribute such initial properties to our operating partnership in exchange for 3,187,500 limited partnership units, valued at $31.9 million. One additional limited partnership will contribute a hotel property to us in exchange for 1,445,417 limited partnership units, valued at $14.5 million and $3,000,000 in cash. Messrs. Archie and Montgomery Bennett have each entered into binding subscription agreements to purchase 250,000 shares of our common stock at the offering price less underwriting discounts. Messrs. Archie and Montgomery Bennett each intend to use their respective portion of the cash consideration to partially satisfy their respective obligations to purchase such shares. The entities that own the remaining initial property will sell such initial property to our operating partnership in exchange for 216,634 shares of our common stock, valued at $2.2 million. Additionally, the entity that owns the asset management and consulting agreements will contribute such agreements to our operating partnership in exchange for 1,025,000 units of limited partnership interest in our operating partnership, valued at $10.25 million.

      For purposes of determining the amount of consideration we will deliver in exchange for the initial assets, we valued the assets based on several factors, including a multiple of expected future earnings, internal rate of return analysis, replacement costs and analysis of sales of similar assets. No single factor was given greater weight than any other. Our valuations may not reflect the fair market values of the initial assets.

      The cash amount, the number of operating partnership units and the number of shares we will pay for our initial assets are fixed, except that we may, in our sole discretion, elect to decrease the number of shares and operating partnership units if we determine that after this offering, we will not have received sufficient funds to consummate the transactions contemplated to occur in connection with our formation. The contributing entities have no right under the contribution and sale agreements to change their investment decision or to require us to deliver more cash or a greater number of operating partnership units or shares of our common stock. However, the value of the units and the shares will ultimately depend on the initial public price of our common stock. Specifically, if the initial public offering price is greater than the mid-point of our estimated range indicated on the cover of this prospectus, then the value of the units and shares we will issue to the contributors will be correspondingly greater, and in excess of the values we attributed to the initial assets.

      Each of the contribution and sale agreements contains representations and warranties concerning the ownership and operation of the initial assets and other customary matters. Each contributing or selling entity has agreed to indemnify our operating partnership against breaches of the representations and warranties made by such entity in the related contribution agreement. The amount of such indemnification claims by us is limited with respect to each entity that owns the initial assets to the amount of the purchase price paid to such entity in the contribution or sale agreement, and, except with respect to the entity that will contribute the asset management and consulting agreements, our operating partnership is not entitled to indemnity until the aggregate of indemnifiable losses exceeds $200,000 per property. In addition, the indemnification obligations of the contributing or selling entities will survive the closing of the transactions contemplated by the related agreement for a period of 12 months and, except for the indemnification by the entity that will contribute the asset management and consulting agreements, will be secured by a pledge of the shares or partnership units we issue in exchange for the initial properties.

      The obligations of the contributing and selling entities under the contribution and sale agreements to transfer the initial assets to us are conditioned upon completion of this offering and payment of the consideration described above and other customary conditions beyond the control of the contributing and selling entities, but are otherwise unconditional with respect to the obligations of the contributing and selling entities and our operating partnership.

      Each of our directors and executive officers and the two employees of Remington Hotel Corporation who, collectively, beneficially own 100% of the contributing and selling entities, are listed below, along with (i) the related interest being conveyed or sold to our operating partnership (through such person’s direct or indirect ownership in the entities that own the initial assets) and (ii) the approximate number of partnership units or shares of common stock to be issued or cash to be paid in exchange for such initial assets.

			Number of
			Shares of
			Common
		Number of	Stock to
		Units to be	be	Cash	Value of	Profits to
Contributor	Contributed Interest	Received	Received	Payments	Consideration	Contributor

Archie Bennett, Jr.	42.25% interest in Austin Embassy Suites	407,184			$4,071,840	$3,756,133
	42.25% interest in Dallas Embassy Suites	279,642			2,796,420	2,490,185
	42.25% interest in Dulles Embassy Suites	566,942			5,669,420	5,939,337
	42.25% interest in Las Vegas Embassy Suites	610,689		$1,500,000	7,606,890	5,240,019
	50.00% interest in Covington Radisson	110,000			1,100,000	(2,327,475)
	50.00% interest in Holtsville Radisson		108,317		1,083,170	(2,459,960)
	50.00% interest in Asset Management and Consulting Agreements	512,500			5,125,000	5,125,000

	Total	2,486,957	108,317	$1,500,000	$27,452,740	$17,763,238

Montgomery J. Bennett	42.25% interest in Austin Embassy Suites	407,184			$4,071,840	$3,756,133
	42.25% interest in Dallas Embassy Suites	279,642			2,796,420	2,490,185
	42.25% interest in Dulles Embassy Suites	566,942			5,669,420	5,939,337
	42.25% interest in Las Vegas Embassy Suites	610,689		$1,500,000	7,606,890	5,240,019
	50.00% interest in Covington Radisson	110,000			1,100,000	(2,327,475)
	50.00% interest in Holtsville Radisson		108,317		1,083,170	(2,459,960)
	50.00% interest in Asset Management and Consulting Agreements	512,500			5,125,000	5,125,000

	Total	2,486,957	108,317	$1,500,000	$27,452,740	$17,763,238

			Number of
			Shares of
			Common
		Number of	Stock to
		Units to be	be	Cash	Value of	Profits to
Contributor	Contributed Interest	Received	Received	Payments	Consideration	Contributor

Marty Edelman	5.00% interest in Austin Embassy Suites	48,188			$481,880	$481,880
	5.00% interest in Dallas Embassy Suites	33,094			330,940	330,940
	5.00% interest in Dulles Embassy Suites	67,094			670,940	670,940
	5.00% interest in Las Vegas Embassy Suites	72,271			722,710	722,710

	Total	220,646			$2,206,460	$2,206,460

David A. Brooks	5.00% interest in Austin Embassy Suites	48,188			$481,880	$481,880
	5.00% interest in Dallas Embassy Suites	33,094			330,940	330,940
	5.00% interest in Dulles Embassy Suites	67,094			670,940	670,940
	5.00% interest in Las Vegas Embassy Suites	72,271			722,710	722,710

	Total	220,646			$2,206,460	$2,206,460

Mark Nunneley	2.00% interest in Austin Embassy Suites	19,275			$192,750	$192,750
	2.00% interest in Dallas Embassy Suites	13,238			132,380	132,380
	2.00% interest in Dulles Embassy Suites	26,838			268,380	268,380
	2.00% interest in Las Vegas Embassy Suites	28,908			289,080	289,080

	Total	88,258			$882,580	$882,580

Mark Sharkey	2.50% interest in Austin Embassy Suites	24,094			$240,940	$240,940
	2.50% interest in Dallas Embassy Suites	16,547			165,470	165,470
	2.50% interest in Dulles Embassy Suites	33,547			335,470	335,470
	2.50% interest in Las Vegas Embassy Suites	36,135			361,350	361,350

	Total	110,323			$1,103,230	$1,103,230

			Number of
			Shares of
			Common
		Number of	Stock to
		Units to be	be	Cash	Value of	Profits to
Contributor	Contributed Interest	Received	Received	Payments	Consideration	Contributor

Mary Villareal	1.00% interest in Austin Embassy Suites	9,638			$96,380	$96,380
	1.00% interest in Dallas Embassy Suites	6,619			66,190	66,190
	1.00% interest in Dulles Embassy Suites	13,419			134,190	134,190
	1.00% interest in Las Vegas Embassy Suites	14,454			144,540	144,540

	Total	44,129			$441,290	$441,290

      Under the terms of the applicable tax indemnification agreements, we will be required to pay the contributors tax liability in the event of a taxable disposition of a property contributed by the contributor prior to the earlier of:

•	ten years after the contribution of such property, and

•	the date on which the contributor no longer owns, in the aggregate, at least 25% of the units issued to such contributor at the time of their contribution of property to our operating partnership.

The tax indemnity will be equal to the amount of the federal and state income tax liability incurred by the contributor (using an assumed combined federal and state income tax rate at the then-highest applicable marginal rate for such contributor) with respect to the gain allocated to the contributor under Section 704(c) of the Internal Revenue Code.

The terms of the tax indemnification agreements require us to gross up the tax indemnity payment for the amount of income taxes due as a result of the tax indemnity payment. No tax indemnity payment will be due if we dispose of the contributed property in a tax-deferred transaction, such as a like-kind exchange under Section 1031 of the Internal Revenue Code. The tax indemnification agreements also require us for a period of 10 years to use our commercially reasonable efforts to maintain non-recourse indebtedness in the amount of at least $16.0 million, which will allow the contributors to defer recognition of gain in connection with the contribution of the Las Vegas property.

Other Benefits to Related Parties

Person Receiving the Benefit	Nature and Amount of Benefit

Archie Bennett, Jr., our Chairman	Pursuant to a non-compete agreement, Mr. Archie Bennett will receive an annual director’s fee equal to $325,000 and an annual bonus of up to $218,750, $131,250 of which is a guaranteed bonus and $87,500 of which is payable at the discretion of our board of directors. In connection with the acquisition of our initial assets, Mr. Bennett will receive 2,486,957 shares of limited partnership units in our operating partnership, 108,317 shares of common stock and $1.5 million in cash consideration. Mr. Bennett intends to use the cash consideration received to purchase shares of our common stock. Additionally, upon the consummation of this offering, Mr. Bennett will receive 298,885 shares of restricted stock, which will vest in cumulative equal annual installments on each of the first three anniversaries of the consummation of this offering. Mr. Bennett will also be eligible to participate in our stock incentive plan. See “Management — Director Compensation.”

Mr. Bennett beneficially owns a 50% interest in Remington Lodging & Hospitality, L.P., our hotel manager, and will benefit from the payment of management fees and project management fees by us to Remington Lodging. Management fees will include a monthly base management fee for each hotel property equal to the greater of (i) $10,000 (increased annually based on consumer price index) and (ii) 3% of the gross monthly revenues as well as an annual incentive management fee equal to the lesser of (i) 1% of gross annual revenues and (ii) the amount by which the actual gross operating profit exceeds the target gross operating profit in the annual operating budget. Annual project management fees will equal 4% of the total project costs associated with the implementation of the capital improvement budget of a hotel until the total project costs incurred equal 5% of gross revenues of the applicable hotel, and then 3% of project costs for expenditures in excess of the 5% of gross revenue threshold. The actual amount of management fees for the initial six properties for the 12 months ended March 31, 2002, assuming the management agreement had been in place during such period, would have been equal to $1.1 million. The total actual amount for the twelve months ended March 31, 2003 paid under the existing management agreements, which will be terminated upon the consummation of this offering, is the same as the total assuming the new management agreement was in place during such period. The actual amount of project development fees for the same period, under the same assumptions, would have been $20,771. See “The Management Agreement — Amounts Payable under the Management Agreement.”

In connection with the contribution of three of our initial properties, we will pay off from the proceeds of this offering, approximately $39.0 million of debt owed by the contributing partnerships to GMAC Commercial Mortgage Corp. As a result of the payment of this debt, all loan and security documents executed in connection with this debt will be released, including certain guaranty and indemnification agreements executed by the contributing partnerships and Lismore Associates, L.P. Mr. Bennett beneficially owns a 42.25% interest in each of the three contributing partnerships and an approximate 44% beneficial interest in Lismore Associates. Accordingly, he is indirectly benefiting from the release of any continuing obligations under the guaranty and indemnity agreements.

In connection with the contribution of one of our initial properties, we will pay off, from the proceeds of this offering, approximately $6.0 million of debt owed by the contributing partnership to Heller Financial, Inc. The debt is secured by the contributed property. As a result of the payment of this debt, all loan and security documents executed in connection with this debt will be released, including certain guaranty and indemnification agreements executed by the contributing partnership, its general partner and Remington Hotel Corporation as well as a letter of credit, in the amount of $400,000 issued by The Chase Manhattan Bank to Heller Financial for the account of Reming-

ton Hotel Corporation. Mr. Bennett beneficially owns a 50% partnership interest in this contributing partnership and a 50% beneficial interest in Remington Hotel Corporation. Accordingly, he is indirectly benefiting from the release of any continuing obligations under the guaranty and indemnity agreements as well as from the termination of the letter of credit.

In connection with the contribution of one of our initial properties, we will assume $16.0 million of debt owed by the contributing partnership to Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services, Inc. As a result of the assumption of this debt by us, a guaranty agreement executed by Remington Hotel in favor of Merrill Lynch Capital will be released. Mr. Bennett beneficially owns a 50% interest in Remington Hotel Corporation. Accordingly, he is indirectly benefiting from the release of any continuing obligations under the guaranty.

In connection with the acquisition of one of our initial properties, we will pay off, from the proceeds of this offering, approximately $17.8 million of debt owed by this partnership to Heller Financial, Inc. As a result of the payment of this debt, all loan and security documents executed in connection with this debt will be released, including certain guaranty and indemnification agreements executed by the contributing partnership, its general partner and Remington Hotel Corporation. Mr. Bennett beneficially owns a 50% partnership interest in this contributing partnership and a 50% beneficial interest in Remington Hotel Corporation. Accordingly, he is indirectly benefiting from the release of any continuing obligations under the guaranty and indemnity agreements.

Montgomery J. Bennett, our Chief Executive Officer and President	Pursuant to an employment agreement, Mr. Montgomery Bennett will receive an annual salary equal to $425,000 and an annual bonus of up to $531,250, $318,750 of which is a guaranteed bonus and $212,500 of which is payable at the discretion of our board of director. In connection with the acquisition of our initial assets, Mr. Bennett will receive 2,486,957 shares of limited partnership units in our operating partnership, 108,317 shares of common stock and $1.5 million in cash consideration. Mr. Bennett intends to use the cash consideration received to purchase shares of our common stock. Additionally, upon the consummation of this offering, Mr. Bennett will receive 298,885 shares of restricted stock, which will vest in cumulative equal annual installments of the first three anniversaries of the consummation of this offering. Mr. Bennett will also be eligible to participate in our stock incentive plan. See “Management — Executive Compensation.”

Mr. Bennett beneficially owns a 50% interest in Remington Lodging & Hospitality, L.P., our hotel manager, and will benefit from the payment of management fees and project management fees by us to Remington Lodging. Management fees will include a monthly base management fee for each hotel property equal to the greater of (i) $10,000 (increased annually based on consumer price index) and (ii) 3% of the gross monthly revenues as well as an annual incentive management fee equal to the lesser of (i) 1% of gross annual revenues and (ii) the amount by which the actual gross operating profit exceeds the target gross operating profit in the annual operating budget. Annual project management fees will equal 4% of the total project costs associated with the implementation of the capital improvement budget of a hotel until the total project costs incurred equal 5% of gross revenues of the applicable hotel, and then 3% of project costs for expenditures in excess of the 5% of gross revenue threshold. The actual amount of management fees for the initial six properties for the 12 months ended March 31, 2002, assuming the management agreement had been in place during such period, would have been equal to $1.1 million. The total actual amount for the twelve months ended March 31, 2003 paid under the existing management agreements, which will be terminated upon the consummation of this offering, is the same as the total assuming the new management agreement was in place during such period. The actual amount of project development fees for the same period, under the same assumptions, would have been $20,771. See “The Management Agreement — Amounts Payable under the Management Agreement.”

In connection with the contribution of three of our initial properties, we will pay off, from the proceeds of this offering, approximately $39.0 million of debt owed by the contributing partnerships to GMAC Commercial Mortgage Corp. As a result of the payment of this debt, all loan and security documents executed in connection with this debt will be released, including certain guaranty and indemnification agreements executed by the contributing partnerships and Lismore Associates, L.P. Mr. Bennett beneficially owns a 42.25% interest in each of the three contributing partnerships and an approximate 44% beneficial interest in Lismore Associates. Accordingly, he is indirectly benefiting from the release of any continuing obligations under the guaranty and indemnity agreements.

In connection with the contribution of one of our initial properties, we will pay off, from the proceeds of this offering, approximately $6.0 million of debt owed by this partnership to Heller Financial, Inc. As a result of the payment of this debt, all loan and security documents executed in connection with this debt will be released, including certain guaranty and indemnification agreements executed by the contributing partnership, its general partner and Remington Hotel Corporation as well as a letter of credit, in the amount of $400,000 issued by The Chase Manhattan Bank to Heller Financial for the account of Remington Hotel Corporation. Mr. Bennett beneficially owns a 50% partnership interest in this contributing partnership and a 50% beneficial interest in Remington Hotel Corporation. Accordingly, he is indirectly benefiting from the release of any continuing obligations under the guaranty and indemnity agreements as well as from the termination of the letter of credit.

In connection with the contribution of one of our initial properties, we will assume $16.0 million of debt owed by the contributing partnership to Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services, Inc. As a result of the assumption of this debt by us, a guaranty agreement executed by Remington Hotel in favor of Merrill Lynch Capital will be released. Mr. Bennett beneficially owns a 50% partnership interest in Remington Hotel Corporation. Accordingly, he is indirectly benefiting from the release of any continuing obligations under the guaranty.

In connection with the acquisition of one of our initial properties, we will pay off, from the proceeds of this offering, approximately $17.8 million of debt owed by this partnership to Heller Financial, Inc. As a result of the payment of this debt, all loan and security documents executed in connection with this debt will be released, including certain guaranty and indemnification agreements executed by the contributing partnership, its general partner and Remington Hotel Corporation. Mr. Bennett beneficially owns a 50% partnership interest in this contributing partnership and a 50% beneficial interest in Remington Hotel Corporation. Accordingly, he is indirectly benefiting from the release of any continuing obligations under the guaranty and indemnity agreements.

Related Party Management Services

      Our operating partnership will enter into a management agreement with Remington Lodging, pursuant to which Remington Lodging will operate and manage each of our six initial hotels. We also intend for Remington Lodging to manage all of our future hotels, subject to our ability to hire a third party and not Remington Lodging upon the unanimous election of our independent directors. Remington Lodging is an affiliate of Remington Hotel, both of which are owned 100% by Messrs. Archie and Montgomery Bennett. See “Business and Properties — Management Agreement.” The fees due to Remington Lodging under the management agreement will include management fees, project management fees and other fees. The actual amount of management fees for the initial six properties for the 12 months ended March 31, 2003, assuming the management agreement had been in place during such period, would have been equal to $1.1 million. The actual amount of project development fees for the same period, under the same assumptions, would have been $20,771. The actual amount of other fees for the same period, using the same assumption would have been $20,771 for furniture, fixtures and equipment purchasing management fees and $335,760 for accounting fees. The total actual amount of management, project development and other fees for the twelve months ended March 31, 2003 paid under the existing management agreements, which will be terminated upon the consummation of this offering, is the same as the total of such fees assuming the new management agreement was in place during such period.

Mutual Exclusivity Agreement

      We and our operating partnership will enter into a mutual exclusivity agreement with Remington Lodging and Remington Hotel and Messrs. Archie and Montgomery Bennett, pursuant to which we will have a first right of refusal to purchase lodging investments identified by them. We also will agree to hire Remington Lodging for the management or construction of any hotel part of an investment we elect to pursue, unless all of our independent directors elect not to do so. See “Business and Properties — Mutual Exclusivity Agreement”.

Asset Management and Consulting Agreement

      Our operating partnership will perform certain asset management and consulting services related to 27 hotel properties for eight management companies, each of which is either owned 100% by Messrs. Archie and Montgomery Bennett or is a wholly-owned subsidiary of Remington Hotel. We will provide these services pursuant to asset management and consulting agreements between these eight management companies and Ashford Financial Corporation that have been contributed to our operating partnership in exchange for 1,025,000 units of limited partnership interest valued at $10.25 million. Ashford Financial is entirely owned by Messrs. Archie and Montgomery Bennett. In exchange for performing the asset management and consulting services, we will be entitled to receive annual payments that are contingent upon the revenue generated by the hotels receiving the services. Ashford Financial has guaranteed a total minimum payment to us of $1.2 million per year under all of the asset management and consulting agreements, for five years from our initial public offering. Ashford Financial’s guaranty is secured by a pledge of the 1,025,000 units issued in exchange for the asset management and consulting agreements. A pro rata portion of the units will be released from the pledge each year over the five year term of the guaranty, provided that the guaranteed minimum fee has been paid. If a hotel underlying the asset management and consulting agreements is sold, we will no longer derive any income from such hotel. Any such sale or related decrease in income, however, will not affect the amount guaranteed by Ashford Financial under its guaranty and pledge. Messrs. Archie and Montgomery Bennett have an ownership interest in the properties underlying the asset management and consulting agreements. See “Business and Properties — Our Asset Management and Consulting Agreements.”

Other Relationships

      During the period January 1, 2002 through May 5, 2003 Mr. Martin Edelman, one of our directors, received $255,000 from Ashford Financial Corporation and $103,819 from Remington Hotel, in each case for legal, financial and investment advising services. No further payments for such services, to Mr. Edelman, from Ashford Financial, Remington Hotel or any other entity owned or controlled by Messrs. Archie or Montgomery Bennett, or from us, is envisioned, other than as described under “Management — Director Compensation.” Additionally, the wife of Mr. David Kimichik, our Chief Financial Officer, is a partner at Andrews & Kurth L.L.P., and Andrews & Kurth L.L.P. has represented us in connection with this offering.

PRINCIPAL STOCKHOLDERS

      The following table sets forth certain information regarding the ownership of our common stock, assuming the completion of the offering, by (i) each of our directors, (ii) each of our executive officers, (iii) all of our directors and executive officers as a group and (iv) each holder of five percent or more of our common stock. Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power.

	Number of
	Shares
	Beneficially	Percent of
Name of Stockholder	Owned(1)	Class(2)

Archie Bennett, Jr.	3,144,159	8.16%
Montgomery J. Bennett	3,144,159	8.16%
Martin Edelman	225,646	0.63%
W.D. Minami	5,000	0.01%
W. Michael Murphy	5,000	0.01%
Charles P. Toppino	5,000	0.01%
[New Director]	5,000	0.01%
Douglas Kessler	142,200	0.39%
David A. Brooks	272,246	0.75%
David Kimichik	96,900	0.27%

All executive officers and directors as a group	7,045,310	16.65%

(1)	Assumes that all units of our operating partnership held by such person or group of persons are redeemed for common stock (regardless of when such units are redeemable) and includes restricted stock grants that vest in equal annual installments on each of the first three anniversaries of the consummation of this offering.

(2)	The total number of shares outstanding used in calculating the percentage assumes that none of the operating partnership units or options held by other persons are redeemed for common stock or exercised for common stock.

DESCRIPTION OF CAPITAL STOCK

General

      We were formed under the laws of the State of Maryland. Rights of our stockholders are governed by the Maryland General Corporation Law, or MGCL, our charter and our bylaws. The following is a summary of the material provisions of our capital stock. Copies of our charter and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Authorized Stock

      Our charter provides that we may issue up to 200 million shares of voting common stock, par value $.01 per share, and 50 million shares of preferred stock, par value $.001 per share. Upon completion of this offering, there will be 36,797,333 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

      All shares of our common stock offered hereby will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of stock and to the provisions of the charter regarding the restrictions on transfer of stock, holders of shares of our common stock are entitled to receive dividends on such stock when, as and if authorized by our board of directors out of funds legally available therefor and declared by us and to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of our company, including the preferential rights on dissolution of any class or classes of preferred stock.

      Subject to the provisions of our charter regarding the restrictions on transfer of stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of our board of directors, which means that the holders of a plurality of the outstanding shares of our common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

      Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of our company. Subject to the provisions of the charter regarding the restrictions on transfer of stock, shares of our common stock will have equal dividend, liquidation and other rights.

      Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a statutory share exchange or engage in similar transactions outside the ordinary course of business unless declared advisable by the board of directors and approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter does not provide for a lesser percentage for these matters. However, Maryland law permits a corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons if all of the equity interests of the person or persons are owned, directly or indirectly, by the corporation. Because operating assets may be held by a corporation’s subsidiaries, as in our situation, this may mean that a subsidiary of a corporation can transfer all of its assets without a vote of the corporation’s stockholders.

      Our charter authorizes our board of directors to reclassify any unissued shares of our common stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

Preferred Stock

      Our charter authorizes our board of directors to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any series. Prior to issuance of shares of each series, our board of directors is required by the MGCL and our charter to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such series. Thus, our board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interest. As of the date hereof, no shares of preferred stock are outstanding and we have no current plans to issue any preferred stock.

Power to Increase Authorized Stock and Issue Additional Shares of our

Common Stock and Preferred Stock

      We believe that the power of our board of directors, without stockholder approval, to increase the number of authorized shares of stock, issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the common stock, will be available for issuance without further action by our stockholders, unless stockholder consent is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our stockholder or otherwise be in their best interest.

Restrictions on Ownership and Transfer

      In order for us to qualify as a REIT under the Internal Revenue Code or “Code”, not more than 50% of the value of the outstanding shares of our stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made by us). In addition, if we, or one or more owners (actually or constructively) of 10% or more of us, actually or constructively owns 10% or more of a tenant of ours (or a tenant of any partnership in which we are a partner), the rent received by us (either directly or through any such partnership) from such tenant will not be qualifying income for purposes of the REIT gross income tests of the Code. Our stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be a REIT has been made by us).

      Our charter contains restrictions on the ownership and transfer of our capital stock that are intended to assist us in complying with these requirements and continuing to qualify as a REIT. The relevant sections of our charter provide that, subject to the exceptions described below, no person or persons acting as a group may own, or be deemed to own by virtue of the attribution provisions of the Code, more than (i) 9.8% of the lesser of the number or value of shares of our common stock outstanding or (ii) 9.8% of the lesser of the number or value of the issued and outstanding preferred or other shares of any class or series of our stock. We refer to this restriction as the “ownership limit.”

      The ownership attribution rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of our common stock (or the acquisition of an interest in an entity that owns, actually or constructively, our common stock) by an individual or entity, could, nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of our outstanding common stock and thereby subject the common stock to the ownership limit.

      Our board of directors may, in its sole discretion, waive the ownership limit with respect to one or more stockholders who would not be treated as “individuals” for purposes of the Code if it determines that such ownership will not cause any “individual’s” beneficial ownership of shares of our capital stock to violate the ownership limit and that any exemption from the ownership limit will not jeopardize our status as a REIT (for example, by causing any tenant of ours to be considered a “related party tenant” for purposes of the REIT qualification rules).

      As a condition of our waiver, our board of directors may require an opinion of counsel or IRS ruling satisfactory to our board of directors, and/or representations or undertakings from the applicant with respect to preserving our REIT status.

      In connection with the waiver of the ownership limit or at any other time, our board of directors may decrease the ownership limit for all other persons and entities; provided, however, that the decreased ownership limit will not be effective for any person or entity whose percentage ownership in our capital stock is in excess of such decreased ownership limit until such time as such person or entity’s percentage of our capital stock equals or falls below the decreased ownership limit, but any further acquisition of our capital stock in excess of such percentage ownership of our capital stock will be in violation of the ownership limit. Additionally, the new ownership limit may not allow five or fewer “individuals” (as defined for purposes of the REIT ownership restrictions under the Code) to beneficially own more than 49.5% of the value of our outstanding capital stock.

      Our charter provisions further prohibit:

•	any person from actually or constructively owning shares of our capital stock that would result in us being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT; and

•	any person from transferring shares of our capital stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

      Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our common stock that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing provisions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

      Pursuant to our charter, if any purported transfer of our capital stock or any other event would otherwise result in any person violating the ownership limits or the other restrictions in our charter, then any such purported transfer will be void and of no force or effect with respect to the purported transferee or owner (collectively referred to hereinafter as the “purported owner”) as to that number of shares in excess of the ownership limit (rounded up to the nearest whole share). The number of shares in excess of the ownership limit will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us. The trustee of the trust will be designated by us and must be unaffiliated with us and with any purported owner. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the purported owner, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary of the trust and all dividends and other distributions paid by us with respect to such “excess” shares prior to the sale by the trustee of such shares shall be paid to the trustee for the beneficiary. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit, then our charter provides that the transfer of the excess shares will be void. Subject to Maryland law, effective as of the date that such excess shares have been transferred to the trust, the trustee shall have the authority (at the trustee’s sole discretion and subject to applicable law) (i) to rescind as void any vote cast by a purported owner prior to our discovery that such shares have been transferred to the trust and (ii) to recast such vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust, provided that if we have already taken irreversible action, then the trustee shall not have the authority to rescind and recast such vote.

      Shares of our capital stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price paid by the purported owner for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares of our capital stock at market price, the market price on the day of the event which resulted in the transfer of such shares of our capital stock to the trust) and (ii) the market price on the date we, or our designee, accepts such offer. We have the right to accept such offer until the trustee has sold the shares of our capital stock held in the trust pursuant to the clauses discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the purported owner and any dividends or other distributions held by the trustee with respect to such capital stock will be paid to the charitable beneficiary.

      If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limits. After that, the trustee must distribute to the purported owner an amount equal to the lesser of (i) the net price paid by the purported owner for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the market price on the day of the event which resulted in the transfer of such shares of our capital stock to the trust) and (ii) the net sales proceeds received by the trust for the shares. Any proceeds in excess of the amount distributable to the purported owner will be distributed to the beneficiary.

      Our charter also provides that “Benefit Plan Investors” (as defined in our charter) may not hold, individually or in the aggregate, 25% or more of the value of any class or series of shares of our capital stock to the extent such class or series does not constitute “Publicly Offered Securities” (as defined in our charter).

      All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% (or such other percentage as provided in the regulations promulgated under the Code) of the lesser of the number or value of the shares of our outstanding capital stock must give written notice to us within 30 days after the end of each calendar year. In addition, each stockholder will, upon demand, be required to disclose to us in writing such information with respect to the direct, indirect and constructive ownership of shares of our stock as our board of directors deems reasonably necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements or any taxing authority or governmental agency or to determine any such compliance.

      All certificates representing shares of our capital stock bear a legend referring to the restrictions described above.

      These ownership limits could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price over the then prevailing market price for the holders of some, or a majority, of our outstanding shares of common stock or which such holders might believe to be otherwise in their best interest.

Transfer Agent and Registrar

      The transfer agent and registrar for our common stock and preferred stock is.

MATERIAL PROVISIONS OF MARYLAND LAW AND OF OUR

CHARTER AND BYLAWS

      The following is a summary of certain provisions of Maryland law and of our charter and bylaws. Copies of our charter and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

The Board of Directors

      Our bylaws provide that the number of directors of our company may be established by our board of directors but may not be fewer than the minimum number permitted under the MGCL (generally, three) nor more than 15. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors.

      Pursuant to our charter, each member of our board of directors will serve one year terms, with each member’s initial term expiring in 2004. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders at which our board of directors is elected, the holders of a plurality of the shares of our common stock will be able to elect all of the members of our board of directors.

Business Combinations

      Maryland law prohibits “business combinations” between a corporation and an interested stockholder or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange, or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates as asset transfer or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as:

•	any person who beneficially owns 10% or more of the voting power of our voting stock; or

•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation.

      A person is not an interested stockholder if the board of directors approves in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving the transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.

      After the five year prohibition, any business combination between a corporation and an interested stockholder generally must be recommended by the board of directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of the then outstanding shares of common stock; and

•	two-thirds of the votes entitled to be cast by holders of the common stock other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or shares held by an affiliate or associate of the interested stockholder.

      These super-majority vote requirements do not apply if the common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

      The statute permits various exemptions from its provisions, including business combinations that are approved by the board of directors before the time that the interested stockholder becomes an interested stockholder.

      Our charter includes a provision excluding the corporation from these provisions of the MGCL and, consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and any interested stockholder of ours unless we later amend our charter, with stockholder approval, to modify or eliminate this provision. We believe that our ownership restrictions will substantially reduce the risk that a stockholder would become an “interested stockholder” within the meaning of the Maryland business combination statute.

Control Share Acquisitions

      The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors: (i) a person who makes or proposes to make a control share acquisition, (ii) an officer of the corporation or (iii) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

      A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

      If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

      The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

      Our charter contains a provision exempting from the control share acquisition statute any and all acquisitions by any person of our common stock and, consequently, the applicability of the control share acquisitions unless we later amend our charter, with stockholder approval, to modify or eliminate this provision. We believe that our ownership restrictions will substantially reduce the risk that a stockholder would become an “interested stockholder” within the meaning or the Maryland business combination statute.

Amendment to Our Charter

      Our charter may be amended only if declared advisable by the board of directors and approved by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter.

Dissolution of Our Company

      The dissolution of our company must be declared advisable by the board of directors and approved by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

      Our bylaws provide that:

•	with respect to an annual meeting of stockholders, the only business to be considered and the only proposals to be acted upon will be those properly brought before the annual meeting:

-	pursuant to our notice of the meeting;

-	by, or at the direction of, a majority of our board of directors; or

-	by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws;

•	with respect to special meetings of stockholders, only the business specified in our company’s notice of meeting may be brought before the meeting of stockholders unless otherwise provided by law; and

•	nominations of persons for election to our board of directors at any annual or special meeting of stockholders may be made only:

-	by, or at the direction of, our board of directors; or

-	by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

      The provisions of our charter on removal of directors and the advance notice provisions of our bylaws could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interest. Likewise, if our company’s charter were to be amended to avail the corporation of the business combination provisions of the MGCL or if the provision in the charter opting out of the control share acquisition provisions of the MGCL were rescinded, these provisions of the MGCL could have similar anti-takeover effects.

Indemnification and Limitation of Directors’ and Officers’ Liability

      Our charter and the partnership agreement provide for indemnification of our officers and directors against liabilities to the fullest extent permitted by the MGCL, as amended from time to time.

      The MGCL permits a corporation to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

•	an act or omission of the director or officer was material to the matter giving rise to the proceeding and:

-	was committed in bad faith; or

-	was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation (other than for expenses incurred in a successful defense of such an action) or for a judgment of liability on the basis that personal benefit was improperly received. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or on the director’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

      The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

      Our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of our company and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee and who is made a party to the proceeding by reason of his or her service in that capacity.

      Our bylaws also obligate us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described in second and third bullet points above and to any employee or agent of our company or a predecessor of our company.

      The partnership agreement of our operating partnership provides that we, as general partner, and our officers and directors are indemnified to the fullest extent permitted by law. See “Description of the Partnership Agreement — Indemnification and Limitation of Liability.”

      Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

SHARES AVAILABLE FOR FUTURE SALE

General

      Upon the completion of this offering, we will have 36,797,333 shares of common stock outstanding and approximately 5,657,917 shares of common stock reserved for issuance upon redemption of operating partnership units, or redemption shares. Our common stock issued in this offering will be freely tradeable by persons other than our affiliates, subject to certain limitations on ownership set forth in our governing documents. See “Description of Shares of Capital Stock — Restrictions on Transfer.”

Redemption/Exchange Rights

      Pursuant to the partnership agreement of our operating partnership, the individuals that own the limited partnership units will have the right to redeem their units. When a limited partner exercises this right, the partnership must redeem their partnership units in exchange for cash or, at our option, common stock, on a one-for-one basis. These redemption rights generally may be exercised by the limited partners at any time after one year following the acquisition of the initial properties. See “The Partnership Agreement — Redemption Rights.” Any amendment to the Partnership Agreement that would affect these redemption rights would require our consent as general partner and the consent of limited partners holding more than 50% of the units held by limited partners (excluding us).

Rule 144

      Any of the 5,657,917 redemption shares, if and when issued, all of the 500,000 shares of our common stock privately sold to Messrs. Archie and Montgomery Bennett, the 124,199 shares issued to the underwriter and the 216,634 shares of stock we issued in exchange for one of our initial properties will be “restricted” securities under the meaning of Rule 144 of the Securities Act of 1933. These shares may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including exemptions contained in Rule 144.

      In general, under Rule 144 as currently in effect, if one year has elapsed since the date of acquisition of restricted shares from us or any of our affiliates, the holder of such restricted shares can sell such shares; provided that the number of shares sold by such person within any three-month period cannot exceed the greater of:

•	1% of the total number of shares of our common stock then outstanding, or

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission

Sales under Rule 144 also are subject to certain manner of sale provisions, notice requirements and the availability of current public information about us. If two years have elapsed since the date of acquisition of restricted shares from us or any of our affiliates and the holder is not one of our affiliates at any time during the three months preceding the proposed sale, such person can sell such shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

Registration Rights

      Provided that we are then eligible to use Form S-3, we have agreed to file a shelf registration statement with the Securities and Exchange Commission on the first anniversary of the closing of this offering, and thereafter use our efforts to have the registration statement declared effective, covering the continuous resale of (i) the 500,000 shares we privately sold to Messrs. Archie and Montgomery Bennett, (ii) the 5,657,917 shares of common stock issuable to our limited partners upon redemption of units in our operating partnership issued in exchange for five of our initial properties, (iii) the 216,634 shares of restricted stock we issued in exchange for one of our initial properties and (iv) the 124,199 shares issued to the underwriter. If we are not then eligible to use Form S-3, we have agreed that we will file a registration statement with respect to such shares if Messrs. Archie or Montgomery Bennett or the other limited partners of our operating partnership or the underwriter request such a registration, provided they, as a group, request registration of at least 250,000 shares of common stock, and provided that only one such registration may occur each year and no more than two such registrations may occur in total. Upon such request, we will use our best efforts to have the registration statement declared effective. In addition, unless the shelf registration is effective, the limited partners, the underwriter and Messrs. Archie and Montgomery Bennett will have “piggyback” registration rights, subject to certain volume and marketing limitations imposed by the underwriter of the offering with respect to which the rights are exercised. Upon effectiveness of any such registration statement, whether a shelf registration, a demand registration or a registration with respect to which piggyback rights are successfully exercised, those persons may sell such shares covered by the registration statement in the secondary market without being subject to the volume limitations or other requirements of Rule 144. We will bear expenses incident to the registration requirements other than any selling commissions, Securities and Exchange Commission or state securities registration fees, and transfer taxes or certain other fees or taxes relating to such shares.

      Registration rights may be granted to future sellers of properties to our operating partnership who may receive, in lieu of cash, common stock, units or other securities convertible into common stock.

      Prior to this offering, there has been no public market for our common stock. Listing of our common stock on the New York Stock Exchange is expected to be effective upon the completion of this offering. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of common stock, or the perception that such sales could occur, may affect adversely prevailing market prices of the common stock. See “Risk Factors — Market for Common Stock” and “Partnership Agreement — Transferability of Interests.”

Lock-Up Agreements

      For a description of certain restrictions on transfers of our common stock held by certain of our stockholders, see “Underwriting.”

PARTNERSHIP AGREEMENT

Management

      Ashford Hospitality Limited Partnership, our operating partnership, has been organized as a Delaware limited partnership. One of our wholly-owned subsidiaries is the sole general partner of this partnership, and one of our subsidiaries holds limited partnership units in this partnership. Upon completion of this offering, we will own, through wholly-owned subsidiaries, approximately 86.33% of the partnership interests in our operating partnership. In the future, we may issue additional interests in our operating partnership to third parties.

      Pursuant to the partnership agreement of the operating partnership, we, as the sole general partner, generally have full, exclusive and complete responsibility and discretion in the management, operation and control of the partnership, including the ability to cause the partnership to enter into certain major transactions, including acquisitions, developments and dispositions of properties and refinancings of existing indebtedness. No limited partner may take part in the operation, management or control of the business of the operating partnership by virtue of being a holder of limited partnership units.

      Our subsidiary may not be removed as general partner of the partnership. Upon the bankruptcy or dissolution of the general partner, the general partner shall be deemed to be removed automatically. The operating partnership is not permitted to invest in any entity which would cause our share of the operating partnership’s assets or gross income not to satisfy the REIT provisions of the Internal Revenue Code. See “Material United States Federal Income Tax Considerations.”

      The limited partners of our operating partnership have agreed that in the event of any conflict in the fiduciary duties owed by us (i) to our stockholders and (ii) by us, as general partner of the operating partnership, to those limited partners, we may act in the best interests of our stockholders without violating our fiduciary duties to the limited partners of the operating partnership or being liable for any resulting breach of our duties to the limited partners.

Transferability of Interests

      General Partner. The partnership agreement provides that we may not transfer our interest as a general partner except:

•	in connection with a merger of the operating partnership if the limited partners receive a certain amount of cash, securities or property;

•	in connection with a merger of the general partner into another entity, if the surviving entity contributes substantially all its assets to the operating partnership.

      Limited Partner. The partnership agreement prohibits the sale, assignment, transfer, pledge or disposition of all or any portion of the limited partnership units without our consent, which we may give or withhold in our sole discretion. However, an individual partner may transfer his units to his immediate family or a trust for his immediate family, without our consent. In addition, the partnership agreement contains other restrictions on transfer if, among other things that transfer:

•	would cause us to fail to comply with the REIT rules under the Internal Revenue Code, or

•	would cause us to become a publicly-traded partnership under the Internal Revenue Code.

Capital Contributions

      Through two wholly-owned subsidiaries, we will contribute to the partnership all the net proceeds of the initial offering as our initial capital contribution in exchange for approximately an 86.32% limited partnership interest and a 0.01% general partnership interest. Some of our directors, executive officers and their affiliates will contribute properties and assets to the partnership and become limited partners and, together with other limited partners, initially will own the remaining 13.67% limited partnership interest.

      The partnership agreement provides that if the partnership requires additional funds at any time in excess of funds available to the partnership from borrowing or capital contributions, we may borrow such funds from a financial institution or other lender and lend such funds to the partnership. Under the partnership agreement, we are obligated to contribute the proceeds of any offering of stock as additional capital to the partnership. The operating partnership is authorized to cause the partnership to issue partnership interests for less than fair market value if we conclude in good faith that such issuance is in both the partnership’s and our best interests.

      The partnership agreement provides that we may make additional capital contributions to the partnership, in exchange for additional partnership units, additional property or other assets, as we determine in good faith to be desirable to further the purposes or business of the partnership. If we contribute additional capital to the partnership and receive additional partnership interests for such capital contribution, our percentage interests will be increased on a proportionate basis based on the amount of such additional capital contributions and the value of the partnership at the time of such contributions. Conversely, the percentage interests of the other limited partners will be decreased on a proportionate basis. In addition, if we contribute additional capital to the partnership and receive additional partnership interests for such capital contribution, we may revalue the property of the partnership to its fair market value (as determined by us) and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the capital accounts previously) would be allocated among the partners under the terms of the partnership agreement if there were a taxable disposition of such property for such fair market value on the date of the revaluation. Limited partners have no preemptive right to make additional capital contributions.

      The operating partnership could issue preferred partnership interests in connection with acquisitions of property or otherwise. Any such preferred partnership interests would have priority over common partnership interests with respect to distributions from the partnership, including the partnership interests that our wholly-owned subsidiaries own.

Redemption Rights

      Under the partnership agreement, we have granted to each limited partner (other than our subsidiary) the right to redeem their limited partnership units. This right may be exercised at the election of that limited partner by giving us written notice, subject to some limitations. The purchase price for the limited partnership units to be redeemed will equal the fair market value of our common stock. The purchase price for the limited partnership units may be paid in cash, or, in our discretion, by the issuance by us of a number of shares of our common stock equal to the number of limited partnership units with respect to which the rights are being exercised. However, no limited partner will be entitled to exercise its redemption rights to the extent that the issuance of common stock to the redeeming partner would:

•	result in any person owning, directly or indirectly, common stock in excess of the ownership limitations as per our governing documents;

•	result in our shares of common stock being owed by fewer than 100 persons (determined without reference to any rules of attribution);

•	result in our being “closely held” within the meaning of Section 856(h) of the Code;

•	cause us to own, actually or constructively, 9.8% or more of the ownership interests in a tenant of our or the partnership’s real property, within the meaning of Section 856(d)(2)(B) of the Internal Revenue Code, other than Ashford TRS; or

•	be likely to cause the acquisition of common stock by such redeeming limited partner to be “integrated” with any other distribution of common stock or limited partnership interests for purposes of complying with the Securities Act of 1933.

In all cases, however,

•	no limited partner may exercise the redemption right for fewer than 1,000 partnership units or, if a limited partner holds fewer than 1,000 partnership units, all of the partnership units held by such limited partner; and

•	no limited partner may exercise the redemption right for more than the number of partnership units that, upon redemption, would result in such limited partner or any other person owning, directly or indirectly, common stock in excess of the applicable ownership limitation.

      Upon completion of this offering, the aggregate number of shares of common stock issuable upon exercise of the redemption rights will be approximately 5,387,917. The number of shares of common stock issuable upon exercise of the redemption rights will be adjusted to account for share splits, mergers, consolidations or similar pro rata share transactions.

Operations

      The partnership agreement requires the partnership to be operated in a manner that enables us to satisfy the requirements for being classified as a REIT, to minimize any federal income or excise tax liability imposed by the Internal Revenue Code (other than any federal income tax liability associated with our retained capital gains) and to ensure that the partnership will not be classified as a “publicly traded partnership” taxable as a corporation under Section 7704 of the Code.

      In addition to the administrative and operating costs and expenses incurred by the partnership, the partnership will pay all of our administrative costs and expenses. These expenses will be treated as expenses of the partnership and will generally include:

•	all expenses relating to our continuity of existence;

•	all expenses relating to offerings and registration of securities;

•	all expenses associated with the preparation and filing of any of our periodic reports under federal, state or local laws or regulations;

•	all expenses associated with our compliance with laws, rules and regulations promulgated by any regulatory body; and

•	all of our other operating or administrative costs incurred in the ordinary course of its business on behalf of the partnership.

Distributions

      The partnership agreement provides that the partnership will make cash distributions in amounts and at such times as determined by us in our sole discretion, to us and other limited partners in accordance with the respective percentage interests of the partners in the partnership.

      Upon liquidation of the partnership, after payment of, or adequate provisions for, debts and obligations of the partnership, including any partner loans, any remaining assets of the partnership will be distributed to us and the other limited partners with positive capital accounts in accordance with the respective positive capital account balances of the partners.

Allocations

      Profits and losses of the partnership (including depreciation and amortization deductions) for each fiscal year generally are allocated to us and the other limited partners in accordance with the respective percentage interests of the partners in the partnership. All of the foregoing allocations are subject to compliance with the provisions of Internal Revenue Code sections 704(b) and 704(c) and treasury regulations promulgated thereunder. The partnership will use the “traditional method” under Internal Revenue Code section 704(c) for allocating items with respect to which the fair market value at the time of contribution differs from the adjusted tax basis at the time of contribution for the initial hotels.

Amendments

      Generally, we, as the general partner of the operating partnership, may amend the partnership agreement without the consent of any limited partner to clarify the partnership agreement, to add or substitute limited partners or if, in the opinion of counsel, necessary or appropriate to satisfy the Code or federal or state securities laws. However, any amendment which alters or changes the distribution or redemption rights of a limited partner (other than a change to reflect the seniority of any distribution or liquidation rights of any preferred units issued in accordance with the partnership agreement), changes the method for allocating profits and losses or seeks to impose personal liability on the limited partners requires the consent of holders of 66 2/3% of the limited partnership units, excluding our indirect ownership of limited partnership units. Other amendments require approval of the general partner and holders of 50% of the limited partnership units.

      In addition, we, as the general partner of the operating partnership, may amend the partnership agreement without the consent of any limited partner in the event that:

•	we or any of our subsidiaries engages in any merger, consolidation or other combination with any other person in which our securities are being issued, acquired, converted or exchanged;

•	we engage in the sale of all or substantially all of our assets; or

•	we engage in the reclassification, recapitalization or change in the outstanding shares of our stock which results in the holders of our stock receiving cash, securities or any other property as long as

•	in connection with any of those transactions, the limited partners are offered the opportunity to receive for each unit held by them an amount of cash, securities or other property equal to the amount of cash, securities or other property, if any, paid to a holder of one share of our common stock in connection with the transaction; or

•	we are the acquiror in the transaction and the holders of our stock are not receiving any cash, securities or other property in connection with the transaction.

Exculpation and Indemnification of the General Partner

      The partnership agreement of the operating partnership provides that we and our directors, officers and other persons acting on our behalf will not be liable to the partnership or to any of its partners for any acts or omissions performed or omitted to be performed by us or them as long as our conduct was taken in good faith and in the belief that the conduct was in, or not opposed to, the best interests of the partnership and as long as we are not guilty of fraud, willful misconduct or gross negligence. In addition, the operating partnership will indemnify and hold us and our directors, officers and any other person acting on our behalf harmless to the same extent those persons would be indemnified by us pursuant to our charter. However, no partner of the operating partnership will have any personal liability with respect to this indemnification obligation as this indemnification obligation will be satisfied solely out of the assets of the partnership.

Term

      The partnership will continue until December 31, 2053, unless dissolved upon:

•	the general partner’s bankruptcy or dissolution or withdrawal (unless the limited partners elect to continue the partnership);

•	the passage of 90 days after the sale or other disposition of all or substantially all the assets of the partnership;

•	the redemption of all partnership units (other than those held by us, if any); or

•	an election by us in our capacity as the sole owner of the general partner.

Tax Matters

      The general partner is the tax matters partner of the operating partnership and, as such, we have the authority to make tax elections under the Internal Revenue Code on behalf of the partnership. The net income or net loss of the operating partnership will generally be allocated to us and the limited partners in accordance with our respective percentage interests in the partnership, subject to compliance with the provisions of the Internal Revenue Code.

FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT

      The following discussion is a summary of the material federal income tax considerations that may be relevant to a prospective holder of common stock, and, unless otherwise noted in the following discussion, expresses the opinion of Andrews & Kurth L.L.P. insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters. The discussion does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders that are subject to special treatment under the federal income tax laws, such as insurance companies, financial institutions or broker-dealers, tax-exempt organizations, foreign corporations, and persons who are not citizens or residents of the United States (except to the limited extent discussed in “— Taxation of Non-U.S. Stockholders”).

      The statements of law in this discussion and the opinion of Andrews & Kurth L.L.P. are based on current provisions of the Internal Revenue Code of 1986, as amended, or the “Code,” existing temporary and final Treasury regulations thereunder, and current administrative rulings and court decisions. No assurance can be given that future legislative, judicial, or administrative actions or decisions, which may be retroactive in effect, will not affect the accuracy of any statements in this prospectus with respect to the transactions entered into or contemplated prior to the effective date of such changes.

      We urge you to consult your own tax advisor regarding the specific tax consequences to you of ownership of our common stock and of our election to be taxed as a REIT. Specifically, you should consult your own tax advisor regarding the federal, state, local, foreign, and other tax consequences of such ownership and election and regarding potential changes in applicable tax laws.

Taxation of our Company

      We intend to elect to be taxed as a REIT under the federal income tax laws commencing with our short taxable year ending December 31, 2003. We believe that, commencing with such taxable year, we will be organized and will operate in such a manner as to qualify for taxation as a REIT under the Code, and we intend to continue to operate in such a manner, but no assurance can be given that we will operate in a manner so as to continue to qualify as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT and its stockholders. These laws are highly technical and complex.

      Andrews & Kurth L.L.P. has acted as our counsel in connection with the offering and our election to be taxed as a REIT. In the opinion of Andrews & Kurth L.L.P., commencing with our short year ending December 31, 2003, and assuming that we make the appropriate elections and other procedural steps described in this discussion of “Federal Income Tax Consequences of our Status as a REIT” in a timely fashion, we will be organized in conformity with the requirements for qualification as a REIT, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT under the Code. Investors should be aware that Andrews & Kurth L.L.P.’s opinion is based upon customary assumptions, is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our properties and the future conduct of our business, and is not binding upon the Internal Revenue Service or any court. In addition, Andrews & Kurth L.L.P.’s opinion is based on existing federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our continued qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our share ownership, and the percentage of our earnings that we distribute. While Andrews & Kurth L.L.P. has reviewed those matters in connection with the foregoing opinion, Andrews & Kurth L.L.P. will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of our operation for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT, see “— Failure to Qualify.”

      If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our stockholders. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and stockholder levels, that generally results from owning stock in a corporation. However, we will be subject to federal tax in the following circumstances:

•	We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to our stockholders during, or within a specified time period after, the calendar year in which the income is earned.

•	Under certain circumstances, we may be subject to the “alternative minimum tax” on items of tax preference.

•	We will pay income tax at the highest corporate rate on (1) net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business and (2) other non-qualifying income from foreclosure property.

•	We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under “— Requirements for Qualification — Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on (1) the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by (2) a fraction intended to reflect our profitability.

•	If we fail to distribute during a calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any undistributed taxable income from prior periods, we will pay a 4% excise tax on the excess of this required distribution over the amount we actually distributed.

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that a timely designation of such gain is made by us to the stockholder) and would receive a credit or refund for its proportionate share of the tax we paid.

•	If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference to the C corporation’s basis in the asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of such asset during the 10-year period after we acquire such asset. The amount of gain on which we will pay tax generally is the lesser of:

•	the amount of gain that we recognize at the time of the sale or disposition; and

•	the amount of gain that we would have recognized if we had sold the asset at the time we acquired the asset.

Pursuant to recently finalized Treasury regulations, as of January 2, 2003, it is not necessary to make an election under applicable Treasury regulations in order to defer recognition of built-in gain associated with assets acquired from a C corporation.

•	We will incur a 100% excise tax on transactions with a “taxable REIT subsidiary” that are not conducted on an arm’s-length basis.

Requirements for Qualification

      A REIT is a corporation, trust, or association that meets the following requirements:

      1. it is managed by one or more trustees or directors;

      2. its beneficial ownership is evidenced by transferable shares or by transferable certificates of beneficial interest;

      3. it would be taxable as a domestic corporation but for the REIT provisions of the federal income tax laws;

      4. it is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws;

      5. at least 100 persons are beneficial owners of its shares or ownership certificates;

      6. no more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, as defined in the federal income tax laws to include certain entities, during the last half of each taxable year;

      7. it elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status;

      8. it uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the federal income tax laws; and

      9. it meets certain other qualification tests, described below, regarding the nature of its income and assets and the amount of its distributions.

      We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for such taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding shares of our common stock in proportion to their actuarial interests in the trust for purposes of requirement 6. We do not have to satisfy requirements 5 and 6 for our taxable year ending December 31, 2003.

      After the issuance of common stock pursuant to this prospectus, we will have issued sufficient common stock with enough diversity of ownership to satisfy requirements 5 and 6 set forth above. In addition, our charter restricts the ownership and transfer of the common stock so that we should continue to satisfy requirements 5 and 6. The provisions of our charter restricting the ownership and transfer of the common stock are described in “Descriptions of Capital Stock — Restrictions on Transfer.”

      A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A “qualified REIT subsidiary” is a corporation, other than a taxable REIT subsidiary (“TRS”), all of the capital stock of which is owned by the REIT. Thus, in applying the requirements described in this section, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of that subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit. Similarly, any wholly-owned limited liability company that we own will be disregarded, and all assets, liabilities and items of income, deduction and credit of such limited liability company will be treated as ours.

      In the case of a REIT that is a partner in a partnership, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets, liabilities, and items of income of our operating partnership and of any other partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we own or will acquire an interest, directly or indirectly (in the aggregate, the “Partnerships”), are treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

      Subject to restrictions on the value of TRS securities held by the REIT, a REIT is permitted to own up to 100% of the stock of one or more TRSs. A TRS is a fully taxable corporation. A TRS may not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated but is permitted to lease hotels from a related REIT as long as the hotels are operated on behalf of the TRS by an “eligible independent contractor.” We formed and made or will make a timely election with respect to one TRS, Ashford TRS Corporation, which, upon the completion of this offering, will lease each of our initial properties. Additionally, we may form or acquire one or more additional TRSs in the future. See “— Taxable REIT Subsidiaries.”

Income Tests

      We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property or on interests in real property;

•	dividends and gain from the sale of shares in other REITs; and

•	gain from the sale of real estate assets.

      Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of dividends and interest, gain from the sale or disposition of stock or securities, income from certain hedging transactions, or any combination of the foregoing. Gross income from our sale of any property that we hold primarily for sale to customers in the ordinary course of business is excluded from both income tests. The following paragraphs discuss the specific application of the gross income tests to us.

      Rents from Real Property. Rent that we receive from real property that we own and lease to tenants will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

•	First, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of gross receipts or gross sales.

•	Second, neither we nor a direct or indirect owner of 10% or more of our shares of common stock may own, actually or constructively, 10% or more of a tenant other than a TRS, from whom we receive rent.

•	Third, if the rent attributable to personal property leased in connection with a lease of real property exceeds 15% of the total rent received under the lease, then the portion of rent attributable to that personal property will not qualify as “rents from real property.”

•	Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an “independent contractor” who is adequately compensated, from whom we do not derive revenue, and who does not, directly or through its stockholders, own more than 35% of our shares of common stock, taking into consideration the applicable ownership attribution rules. However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in the geographic area in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “non-customary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services (valued at not less than 150% of our direct cost of performing such services) does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS, which may provide customary and noncustomary services to our tenants without tainting our rental income from the related properties. See “— Taxable REIT Subsidiaries.”

      Pursuant to percentage leases, Ashford TRS will lease each of our initial properties. The percentage leases provide that Ashford TRS is obligated to pay to the Partnerships (1) the greater of a minimum base rent or percentage rent based on gross revenue and (2) “additional charges” or other expenses, as defined in the leases. Percentage rent is calculated by multiplying fixed percentages by room revenues for each of the hotels. Both base rent and the thresholds in the percentage rent formulas will be adjusted for inflation.

      In order for the base rent, percentage rent, and additional charges to constitute “rents from real property,” the percentage leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures, or some other type of arrangement. The determination of whether the percentage leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following:

•	the intent of the parties;

•	the form of the agreement;

•	the degree of control over the property that is retained by the property owner, or whether the lessee has substantial control over the operation of the property or is required simply to use its best efforts to perform its obligations under the agreement; and

•	the extent to which the property owner retains the risk of loss with respect to the property, or whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property or the potential for economic gain or appreciation with respect to the property.

      In addition, federal income tax law provides that a contract that purports to be a service contract or a partnership agreement will be treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether or not:

•	the service recipient is in physical possession of the property;

•	the service recipient controls the property;

•	the service recipient has a significant economic or possessory interest in the property, or whether the property’s use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the recipient shares the risk that the property will decline in value, the recipient shares in any appreciation in the value of the property, the recipient shares in savings in the property’s operating costs, or the recipient bears the risk of damage to or loss of the property;

•	the service provider bears the risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract;

•	the service provider uses the property concurrently to provide significant services to entities unrelated to the service recipient; and

•	the total contract price substantially exceeds the rental value of the property for the contract period.

      Since the determination whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor will not be dispositive in every case.

      We believe that the percentage leases will be treated as true leases for federal income tax purposes. Such belief is based, in part, on the following facts:

•	the Partnerships, on the one hand, and Ashford TRS, on the other hand, intend for their relationship to be that of a lessor and lessee and such relationship is documented by lease agreements;

•	Ashford TRS has the right to the exclusive possession, use, and quiet enjoyment of the hotels during the term of the percentage leases;

•	Ashford TRS bears the cost of, and is responsible for, day-to-day maintenance and repair of the hotels and generally dictates how the hotels are operated, maintained, and improved;

•	Ashford TRS bears all of the costs and expenses of operating the hotels, including the cost of any inventory used in their operation, during the term of the percentage leases, other than real estate;

•	Ashford TRS benefits from any savings in the costs of operating the hotels during the term of the percentage leases;

•	Ashford TRS generally has indemnified the Partnerships against all liabilities imposed on the Partnerships during the term of the percentage leases by reason of (1) injury to persons or damage to property occurring at the hotels, (2) Ashford TRS’ use, management, maintenance, or repair of the hotels, (3) any environmental liability caused by acts or grossly negligent failures to act of Ashford TRS, (4) taxes and assessments in respect of the hotels that are the obligations of Ashford TRS, or (5) any breach of the percentage leases or of any sublease of a hotel by Ashford TRS;

•	Ashford TRS is obligated to pay substantial fixed rent for the period of use of the hotels;

•	Ashford TRS stands to incur substantial losses or reap substantial gains depending on how successfully it operate the hotels;

•	the Partnerships cannot use the hotels concurrently to provide significant services to entities unrelated to Ashford TRS; and

•	the total contract price under the percentage leases does not substantially exceed the rental value of the hotels for the term of the percentage leases.

      Investors should be aware that there are no controlling Treasury regulations, published rulings, or judicial decisions involving leases with terms substantially the same as the percentage leases that discuss whether such leases constitute true leases for federal income tax purposes. If the percentage leases are characterized as service contracts or partnership agreements, rather than as true leases, part or all of the payments that the Partnerships receive from Ashford TRS may not be considered rent or may not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, we likely would not be able to satisfy either the 75% or 95% gross income test and, as a result, would lose our REIT status.

      As described above, in order for the rent received by us to constitute “rents from real property,” several other requirements must be satisfied. One requirement is that the percentage rent must not be based in whole or in part on the income or profits of any person. The percentage rent, however, will qualify as “rents from real property” if it is based on percentages of gross receipts or gross sales and the percentages:

•	are fixed at the time the percentage leases are entered into;

•	are not renegotiated during the term of the percentage leases in a manner that has the effect of basing percentage rent on income or profits; and

•	conform with normal business practice.

      More generally, the percentage rent will not qualify as “rents from real property” if, considering the percentage leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the percentage rent on income or profits. Since the percentage rent is based on fixed percentages of the gross revenues from the hotels that are established in the percentage leases, and we have represented to Andrews & Kurth L.L.P. that the percentages (1) will not be renegotiated during the terms of the percentage leases in a manner that has the effect of basing the percentage rent on income or profits and (2) conform with normal business practice, the percentage rent should not be considered based in whole or in part on the income or profits of any person. Furthermore, we have represented to Andrews & Kurth L.L.P. that, with respect to other hotel properties that we acquire in the future, we will not charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage of gross revenues, as described above.

      Another requirement for qualification of our rent as “rents from real property” is that we must not own, actually or constructively, 10% or more of the stock of any corporate lessee or 10% or more of the assets or net profits of any non-corporate lessee (a “related party tenant”). This rule, however, does not apply to rents for hotels leased to a TRS if an “eligible independent contractor” operates the hotel for the TRS.

      A third requirement for qualification of our rent as “rents from real property” is that the rent attributable to the personal property leased in connection with the lease of a hotel must not be greater than 15% of the total rent received under the lease. The rent attributable to the personal property contained in a hotel is the amount that bears the same ratio to total rent for the taxable year as the average of the fair market values of the personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property contained in the hotel at the beginning and at the end of such taxable year (the “personal property ratio”). With respect to each hotel, we believe either that the personal property ratio is less than 15% or that any income attributable to excess personal property will not jeopardize our ability to qualify as a REIT. There can be no assurance, however, that the Internal Revenue Service would not challenge our calculation of a personal property ratio or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 95% or 75% gross income test and thus lose our REIT status.

      A fourth requirement for qualification of our rent as “rents from real property” is that, other than within the 1% de minimis exception described above (i.e., we may provide a minimal amount of “non-customary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property) and other than through a TRS, we cannot furnish or render noncustomary services to the tenants of our hotels, or manage or operate our hotels, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income. Provided that the percentage leases are respected as true leases, we should satisfy that requirement, because the Partnerships will not perform any services other than customary services for Ashford TRS. Furthermore, we have represented that, with respect to other hotel properties that we acquire in the future, we will not perform noncustomary services for Ashford TRS.

      If a portion of our rent from a hotel does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if such rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT status. If, however, the rent from a particular hotel does not qualify as “rents from real property” because either (1) the percentage rent is considered based on the income or profits of the related lessee, (2) the lessee is a related party tenant other than a TRS, or (3) we furnish noncustomary services to the tenants of the hotel, or manage or operate the hotel, other than through a qualifying independent contractor or a TRS, none of the rent from that hotel would qualify as “rents from real property.” In that case, we likely would be unable to satisfy either the 75% or 95% gross income test and, as a result, would lose our REIT status.

      In addition to the rent, the TRS is required to pay to the Partnerships certain additional charges. To the extent that such additional charges represent either (1) reimbursements of amounts that the Partnerships are obligated to pay to third parties or (2) penalties for nonpayment or late payment of such amounts, such charges should qualify as “rents from real property.” However, to the extent that such charges represent interest that is accrued on the late payment of the rent or additional charges, such charges will not qualify as “rents from real property,” but instead should be treated as interest that qualifies for the 95% gross income test.

Interest

      The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Furthermore, to the extent that interest from a loan that is based on the residual cash proceeds from the sale of the property securing the loan constitutes a “shared appreciation provision,” income attributable to such participation feature will be treated as gain from the sale of the secured property.

Prohibited Transactions

      A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends on the facts and circumstances in effect from time to time, including those related to a particular asset. We believe that none of the assets owned by the Partnerships is held for sale to customers and that a sale of any such asset would not be in the ordinary course of the owning entity’s business. We will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot provide assurance, however, that we can comply with such safe-harbor provisions or that the Partnerships will avoid owning property that may be characterized as property held “primarily for sale to customers in the ordinary course of a trade or business.”

Foreclosure Property

      We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of such income. However, gross income from such foreclosure property will qualify for purposes of the 75% and 95% gross income tests. “Foreclosure property” is any real property, including interests in real property, and any personal property incident to such real property:

•	that is acquired by a REIT as the result of such REIT having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on an indebtedness that such property secured; and

•	for which such REIT makes a proper election to treat such property as foreclosure property.

      However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property with respect to a REIT at the end of the third taxable year following the taxable year in which the REIT acquired such property, or longer if an extension is granted by the Secretary of the Treasury. The foregoing grace period is terminated and foreclosure property ceases to be foreclosure property on the first day:

•	on which a lease is entered into with respect to such property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•	on which any construction takes place on such property, other than completion of a building, or any other improvement, where more than 10% of the construction of such building or other improvement was completed before default became imminent; or

•	which is more than 90 days after the day on which such property was acquired by the REIT and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

      As a result of the rules with respect to foreclosure property, if a lessee defaults on its obligations under a percentage lease, we terminate the lessee’s leasehold interest, and we are unable to find a replacement lessee for the hotel within 90 days of such foreclosure, gross income from hotel operations conducted by us from such hotel would cease to qualify for the 75% and 95% gross income tests unless we are able to hire an independent contractor to manage and operate the hotel. In such event, we might be unable to satisfy the 75% and 95% gross income tests and, thus, might fail to qualify as a REIT.

Hedging Transactions

      From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. To the extent that we enter into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to hedge our indebtedness incurred to acquire or carry “real estate assets,” any periodic income or gain from the disposition of such contract should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent that we hedge with other types of financial instruments, or in other situations, it is not entirely clear how the income from those transactions will be treated for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT. The REIT income and asset rules may limit our ability to hedge loans or securities acquired as investments.

Failure to Satisfy Gross Income Tests

      If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for such year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

•	our failure to meet such tests is due to reasonable cause and not due to willful neglect;

•	we attach a schedule of the sources of our income to our tax return; and

•	any incorrect information on the schedule was not due to fraud with intent to evade tax.

      We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “— Taxation of our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by a fraction intended to reflect our profitability.

Asset Tests

      To maintain our qualification as a REIT, we also must satisfy the following asset tests at the close of each quarter of each taxable year:

•	First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgages on real property;

•	stock in other REITs; and

•	investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or offerings of debt with at least a five-year term.

•	Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets.

•	Third, we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities.

•	Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more TRSs.

      For purposes of the second and third asset tests, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, or equity interests in a partnership. The 10% value test does not take into account “straight debt” issued by an individual or any entity if we hold no other securities issued by such entity, or by a partnership if we own at least a 20% profits interest in the partnership.

      If we should fail to satisfy the asset tests at the end of a calendar quarter, we would not lose our REIT status if (1) we satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets. If we did not satisfy the condition described in clause (2) of the preceding sentence, we still could avoid disqualification as a REIT by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose.

Distribution Requirements

      Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to:

•	the sum of (1) 90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain or loss, and (2) 90% of our after-tax net income, if any, from foreclosure property; minus

•	the sum of certain items of non-cash income.

      We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for such year and pay the distribution on or before the first regular dividend payment date after such declaration.

      We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to our stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following such calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year;

•	95% of our REIT capital gain income for such year; and

•	any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distributed. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See “— Taxation of Taxable U.S. Stockholders.” If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements.

      It is possible that, from time to time, we may experience timing differences between (1) the actual receipt of income and actual payment of deductible expenses and (2) the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, under some of the percentage leases, the percentage rent is not due until after the end of the calendar quarter. In that case, we still would be required to recognize as income the excess of the percentage rent over the base rent paid by the lessee in the calendar quarter to which such excess relates. In addition, we may not deduct recognized capital losses from our “REIT taxable income.” Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common or preferred shares.

      Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

      To avoid a monetary penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding shares of common stock. We intend to comply with such requirements.

Failure to Qualify

      If we were to fail to qualify as a REIT in any taxable year, and no relief provision applied, we would be subject to federal income tax on our taxable income at regular corporate rates and any applicable alternative minimum tax. In calculating our taxable income in a year in which we failed to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders. In fact, we would not be required to distribute any amounts to stockholders in such year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to stockholders would be taxable as ordinary income. Subject to certain limitations of the federal income tax laws, corporate stockholders might be eligible for the dividends received deduction. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of Taxable U.S. Stockholders

      As used herein, the term “U.S. stockholder” means a holder of our common stock that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation or partnership (including an entity treated as a corporation or partnership for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of a political subdivision thereof;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

      As long as we qualify as a REIT, (1) a taxable “U.S. stockholder” must take into account distributions that are made out of our current or accumulated earnings and profits and that we do not designate as capital gain dividends or retained long-term capital gain as ordinary income, and (2) a U.S. stockholder will not qualify for the dividends received deduction generally available to corporations.

      A U.S. stockholder generally will recognize distributions that we designate as capital gain dividends as long-term capital gain without regard to the period for which the U.S. stockholder has held our common stock. We generally will designate our capital gain dividends as either 20% or 25% rate distributions. A corporate U.S. stockholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

      We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain, to the extent that we designate such amount in a timely notice to such stockholder. The U.S. stockholder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. stockholder would increase the basis in its common stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

      To the extent that we make a distribution in excess of our current and accumulated earnings and profits, such distribution will not be taxable to a U.S. stockholder to the extent that it does not exceed the adjusted tax basis of the U.S. stockholder’s common stock. Instead, such distribution will reduce the adjusted tax basis of such common stock. To the extent that we make a distribution in excess of both our current and accumulated earnings and profits and the U.S. stockholder’s adjusted tax basis in its common stock, such stockholder will recognize long-term capital gain, or short-term capital gain if the common stock has been held for one year or less, assuming the common stock is a capital asset in the hands of the U.S. stockholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. stockholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

      Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, we would carry over such losses for potential offset against our future income generally. Taxable distributions from us and gain from the disposition of our common stock will not be treated as passive activity income, and, therefore, stockholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the stockholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of the common stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

Taxation of U.S. Stockholders on the Disposition of Common Stock

      In general, a U.S. stockholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our common stock as long-term capital gain or loss if the U.S. stockholder has held the common stock for more than one year and otherwise as short-term capital gain or loss. However, a U.S. stockholder must treat any loss upon a sale or exchange of common stock held by such stockholder for six months or less as a long-term capital loss to the extent of any actual or deemed distributions from us that such U.S. stockholder previously has characterized as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of the common stock may be disallowed if the U.S. stockholder purchases other common stock within 30 days before or after the disposition.

Capital Gains and Losses

      A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is 35%. The maximum tax rate on long-term capital gain applicable to non-corporate taxpayers is 15% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property,” or depreciable real property, is 25% to the extent that such gain would have been treated as ordinary income if the property were “section 1245 property.” With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our non-corporate stockholders at a 15% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Information Reporting Requirements and Backup Withholding

      We will report to our stockholders and to the Internal Revenue Service the amount of distributions we pay during each calendar year and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 28% (subject to scheduled reduction through 2006) with respect to distributions unless such holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

      A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us. See “— Taxation of Non-U.S. Stockholders.”

Taxation of Tax-Exempt Stockholders

      Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income. While many investments in real estate generate unrelated business taxable income, the Internal Revenue Service has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income, provided that the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt stockholders generally should not constitute unrelated business taxable income. However, if a tax-exempt stockholder were to finance its acquisition of our common stock with debt, a portion of the income that it receives from us would constitute unrelated business taxable income pursuant to the “debt-financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions that they receive from us as unrelated business taxable income. Finally, if we are a “pension-held REIT”, a qualified employee pension or profit sharing trust that owns more than 10% of our shares of common stock is required to treat a percentage of the dividends that it receives from us as unrelated business taxable income. That percentage is equal to the gross income that we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our shares of common stock only if:

•	the percentage of our dividends that the tax-exempt trust would be required to treat as unrelated business taxable income is at least 5%;

•	we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our common stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our common stock in proportion to their actuarial interests in the pension trust (see “— Requirements for Qualification” above); and

•	either (1) one pension trust owns more than 25% of the value of our common stock or (2) a group of pension trusts individually holding more than 10% of the value of our common stock collectively owns more than 50% of the value of our common stock.

The ownership and transfer restrictions in our charter reduce the risk that we may become a “pension-held REIT.”

Taxation of Non-U.S. Stockholders

      The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders (collectively, “non-U.S. stockholders”) are complex. This section is only a summary of such rules. We urge non-U.S. stockholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on ownership of our common stock, including any reporting requirements.

      A non-U.S. stockholder that receives a distribution that is not attributable to gain from our sale or exchange of U.S. real property interests, as defined below, and that we do not designate as a capital gain dividend will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such distributions. A non-U.S. stockholder that is a corporation also may be subject to the 30% branch profits tax with respect to the distribution. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. stockholder unless either:

•	a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us; or

•	the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

      A non-U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted basis of its common stock. Instead, the excess portion of such distribution will reduce the adjusted basis of such common stock. A non-U.S. stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its common stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its common stock, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. stockholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

      We must withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

      For any year in which we qualify as a REIT, a non-U.S. stockholder will incur tax on distributions that are attributable to gain from our sale or exchange of “U.S. real property interests” under special provisions of the federal income tax laws referred to as FIRPTA. The term “U.S. real property interests” includes certain interests in real property and stock in corporations at least 50% of whose assets consists of interests in real property. Under those rules, a non-U.S. stockholder is taxed on distributions attributable to gain from sales of U.S. real property interests as if such gain were effectively connected with a U.S. business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on such a distribution at the normal capital gains rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. stockholder may receive a credit against its tax liability for the amount we withhold.

      A non-U.S. stockholder generally will not incur tax under FIRPTA with respect to gain realized upon a disposition of our common stock as long as at all times non-U.S. persons hold, directly or indirectly, less than 50% in value of our common stock. We cannot assure you that that test will be met. However, a non-U.S. stockholder that owned, actually or constructively, 5% or less of our common stock at all times during a specified testing period will not incur tax under FIRPTA with respect to any such gain if the common stock is “regularly traded” on an established securities market. To the extent that our common stock will be regularly traded on an established securities market, a non-U.S. stockholder will not incur tax under FIRPTA unless it owns more than 5% of our common stock. If the gain on the sale of the common stock were taxed under FIRPTA, a non-U.S. stockholder would be taxed in the same manner as U.S. stockholders with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Furthermore, a non-U.S. stockholder will incur tax on gain not subject to FIRPTA if (1) the gain is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, or (2) the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. stockholder will incur a 30% tax on his capital gains.

Changes in Federal Income Tax Laws

      On May 28, 2003, President Bush signed into law the Jobs and Growth Tax Relief Reconciliation Act of 2003. Pursuant to this law, corporate dividends received by an individual are generally taxed at the reduced capital gains rates. Ordinary dividends received from a REIT are not eligible for the reduced rates. Only REIT dividends attributable to income taxed at the REIT level are eligible for the reduced rates. This law may cause some investments in corporations to be more attractive to individual investors when compared to an investment in our common stock and could materially affect the value of our common stock.

Other Tax Consequences

Tax Aspects of Our Investments in the Partnerships

      The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investments in our operating partnership and subsidiary partnerships, limited liability companies, and joint ventures (each individually a “Partnership” and, collectively, the “Partnerships”). The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

      Classification as Partnerships. We are entitled to include in our income our distributive share of each Partnership’s income and to deduct our distributive share of each Partnership’s losses only if such Partnership is classified for federal income tax purposes as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member), rather than as a corporation or an association taxable as a corporation. An organization with at least two owners or members will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

•	is treated as a partnership under Treasury regulations, effective January 1, 1997, relating to entity classification (the “check-the-box regulations”); and

•	is not a “publicly traded” partnership.

      Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. Each Partnership intends to be classified as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member) for federal income tax purposes, and no Partnership will elect to be treated as an association taxable as a corporation under the check-the-box regulations.

      A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly traded partnership will not, however, be treated as a corporation for any taxable year if 90% or more of the partnership’s gross income for such year consists of certain passive-type income, including real property rents (which includes rents that would be qualifying income for purposes of the 75% gross income test, with certain modifications that make it easier for the rents to qualify for the 90% passive income exception), gains from the sale or other disposition of real property, interest, and dividends (the “90% passive income exception”).

      Treasury regulations (the “PTP regulations”) provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the “private placement exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership qualifies for the private placement exclusion.

      We have not requested, and do not intend to request, a ruling from the Internal Revenue Service that the Partnerships will be classified as partnerships (or disregarded entities, if the entity has only one owner or member) for federal income tax purposes. If for any reason a Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we likely would not be able to qualify as a REIT. See “Federal Income Tax Consequences of Our Status as a REIT — Requirements for Qualification — Income Tests” and “— Requirements for Qualification — Asset Tests.” In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “Federal Income Tax Consequences of Our Status as a REIT — Requirements for Qualification — Distribution Requirements.” Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Income Taxation of the Partnerships and their Partners

      Partners, Not the Partnerships, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. Rather, we are required to take into account our allocable share of each Partnership’s income, gains, losses, deductions, and credits for any taxable year of such Partnership ending within or with our taxable year, without regard to whether we have received or will receive any distribution from such Partnership.

      Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

      Tax Allocations With Respect to Contributed Properties. Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss (“built-in gain” or “built-in loss”) is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The U.S. Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods.

      Under our operating partnership’s partnership agreement, depreciation or amortization deductions of the operating partnership generally will be allocated among the partners in accordance with their respective interests in the operating partnership, except to the extent that the operating partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed properties that results in our receiving a disproportionate share of such deductions. In addition, gain or loss on the sale of a property that has been contributed, in whole or in part, to the operating partnership will be specially allocated to the contributing partners to the extent of any built-in or loss gain with respect to such property for federal income tax purposes.

      Basis in Partnership Interest. Our adjusted tax basis in our partnership interest in the operating partnership generally is equal to:

•	the amount of cash and the basis of any other property contributed by us to the operating partnership;

•	increased by our allocable share of the operating partnership’s income and our allocable share of indebtedness of the operating partnership; and

•	reduced, but not below zero, by our allocable share of the operating partnership’s loss and the amount of cash distributed to us, and by constructive distributions resulting from a reduction in our share of indebtedness of the operating partnership.

      If the allocation of our distributive share of the operating partnership’s loss would reduce the adjusted tax basis of our partnership interest in the operating partnership below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce our adjusted tax basis below zero. To the extent that the operating partnership’s distributions, or any decrease in our share of the indebtedness of the operating partnership, which is considered a constructive cash distribution to the partners, reduce our adjusted tax basis below zero, such distributions will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.

      Depreciation Deductions Available to the Operating Partnership. To the extent that the operating partnership acquires its hotels in exchange for cash, its initial basis in such hotels for federal income tax purposes generally was or will be equal to the purchase price paid by the operating partnership. The operating partnership depreciates such depreciable hotel property under either the modified accelerated cost recovery system of depreciation (“MACRS”) or the alternative depreciation system of depreciation (“ADS”). The operating partnership uses MACRS for furnishings and equipment. Under MACRS, the operating partnership generally depreciates such furnishings and equipment over a seven-year recovery period using a 200% declining balance method and a half-year convention. If, however, the operating partnership places more than 40% of its furnishings and equipment in service during the last three months of a taxable year, a mid-quarter depreciation convention must be used for the furnishings and equipment placed in service during that year. The operating partnership use ADS for buildings and improvements. Under ADS, the operating partnership generally depreciates such buildings and improvements over a 40-year recovery period using a straight-line method and a mid-month convention.

      To the extent that the operating partnership acquires hotels in exchange for its units of limited partnership interest, its initial basis in each hotel for federal income tax purposes should be the same as the transferor’s basis in that hotel on the date of acquisition. Although the law is not entirely clear, the operating partnership generally depreciates such depreciable property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. The operating partnership’s tax depreciation deductions are allocated among the partners in accordance with their respective interests in the operating partnership, except to the extent that the operating partnership is required under the federal income tax laws to use a method for allocating depreciation deductions attributable to the hotels or other contributed properties that results in our receiving a disproportionately large share of such deductions.

Sale of a Partnership’s Property

      Generally, any gain realized by us or a Partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain or loss recognized by a Partnership on the disposition of contributed properties will be allocated first to the partners who contributed such properties to the extent of their built-in gain or loss on those properties for federal income tax purposes. The partners’ built-in gain or loss on such contributed properties will equal the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution. Any remaining gain or loss recognized by the Partnership on the disposition of the contributed properties, and any gain or loss recognized by the Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership.

      Our share of any gain realized by a Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for REIT status. See “Federal Income Tax Consequences of Our Status as a REIT — Requirements for Qualification — Income Tests.” We, however, do not presently intend to acquire or hold or to allow any Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or such Partnership’s trade or business.

Taxable REIT Subsidiaries

      As described above, we will own 100% of the stock of our TRS, Ashford TRS Corporation. A TRS is a fully taxable corporation for which a TRS election is properly made. A TRS may lease hotels from us under certain circumstances, provide services to our tenants, and perform activities unrelated to our tenants, such as third-party management, development, and other independent business activities. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20% of the value of our assets may consist of securities of one or more TRSs, and no more than 25% of the value of our assets may consist of the securities of TRSs and other assets that are not qualifying assets for purposes of the 75% asset test.

      A TRS may not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated. However, rents received by us from a TRS pursuant to a hotel lease will qualify as “rents from real property” as long as the hotel is operated on behalf of the TRS by a person who satisfies the following requirements:

•	such person is, or is related to a person who is, actively engaged in the trade or business of operating “qualified lodging facilities” for any person unrelated to us and the TRS;

•	such person does not own, directly or indirectly, more than 35% of our common stock;

•	no more than 35% of such person is owned, directly or indirectly, by one or more persons owning 35% or more of our common stock; and

•	we do not directly or indirectly derive any income from such person.

      A “qualified lodging facility” is a hotel, motel, or other establishment more than one-half of the dwelling units in which are used on a transient basis, unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. A “qualified lodging facility” includes customary amenities and facilities operated as part of, or associated with, the lodging facility as long as such amenities and facilities are customary for other properties of a comparable size and class owned by other unrelated owners.

      The TRS rules limit the deductibility of interest paid or accrued by a TRS to us to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and us or our tenants that are not conducted on an arm’s-length basis.

      We have formed and made a timely election with respect to Ashford TRS Corporation, which, upon completion of this offering, will lease each of our initial properties. Additionally, we may form or acquire additional TRSs in the future.

State and Local Taxes

      We and/or you may be subject to state and local tax in various states and localities, including those states and localities in which we or you transact business, own property, or reside. The state and local tax treatment in such jurisdictions may differ from the federal income tax treatment described above. Consequently, you should consult your own tax advisor regarding the effect of state and local tax laws upon an investment in our common stock.

UNDERWRITING

      Friedman, Billings, Ramsey & Co., Inc. is acting as the underwriter. This offering is being made on a firm commitment basis. Subject to the terms and conditions contained in the underwriting agreement, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us, the shares offered by this prospectus.

      The underwriter is obligated to take and pay for all shares of our common stock offered (other than those covered by the over-allotment option described below) if any of the shares are taken.

      We have granted the underwriter an option exercisable for 30 days after the date of this prospectus to purchase up to 5,250,000 additional shares of common stock to cover over-allotments, if any, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. If the underwriter exercises this option, the underwriter will have a firm commitment, subject to certain conditions, to purchase all of the shares for which the option is exercised.

      The following table shows the amount per share and total underwriting discounts and commissions we will pay to the underwriter. The amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase up to 5,250,000 additional shares of our common stock to cover over-allotments.

Total

	Per	No	Full
	Share	Exercise	Exercise

Public offering price
Underwriting discounts and commission to be paid by us
Proceeds, before expenses, to us

      In connection with the closing of this offering, we have agreed to issue to the underwriter 0.3% of the fully diluted shares of our common stock, or 0.4% if the amount of the offering exceeds $450 million, as partial consideration to the underwriter for its services in connection with this offering. Assuming that the underwriter does not exercise the over-allotment option, 0.3% of our fully diluted shares will be 124,199 shares, and, assuming that the underwriter does exercise the over-allotment option, 0.3% of our fully diluted shares will be 139,949 shares. The securities to be acquired by the underwriter and related persons will be restricted from sale, transfer, assignment or hypothecation for a period of one year from the effective date of the offering, except to officers or partners (but not directors) of the underwriter and members of the selling group and their officers and partners. We have also agreed to reimburse the underwriter for certain expenses in connection with this offering, which we estimate to be approximately $200,000.

      Each of our officers and directors has agreed with the underwriter, for a period of 180 days after the date of this prospectus, subject to certain exceptions, not to sell any shares of common stock or any securities convertible into or exchangeable for shares of common stock owned by them, including any interests in the operating partnership, without the prior written consent of the underwriter. We have also agreed with the underwriter, for a period of 180 days after the date of this prospectus, subject to certain exceptions, not to sell or issue any shares of our common stock or any securities convertible into or exchangeable for shares of our common stock, or file any registration statement with the Securities and Exchange Commission (except a registration statement on Form S-8 relating to our stock plan), without the prior written consent of the underwriter, except that we may make grants of stock options or restricted stock under our stock plan and issue shares upon exercise of those options and we may issue shares of our common stock or securities convertible into or exchangeable for shares of our common stock in connection with acquisitions of real property and acquisitions or originations of loans with respect to real property. However, the underwriter may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to these agreements.

      The underwriter proposes to offer our common stock directly to the public at $          per share and to certain dealers at this price less a concession not in excess of $          per share. The underwriter may allow,

and the dealers may re-allow, a concession not in excess of $          per share to certain other dealers. In connection with this offering, we expect to incur expenses of approximately $2,750,000.

      At our request, the underwriter has reserved up to 3% of the common stock being offered by this prospectus for sale to our directors, employees, business associates and related persons at the public offering price. The sales will be made by the underwriter through a directed share program. We do not know if these persons will choose to purchase all or any portion of this reserved common stock, but any purchases they do make will reduce the number of shares available to the general public. These persons must commit to purchase no later than the close of business on the day following the date of this prospectus. Any directors, employees or other persons purchasing such reserved common stock will be prohibited from selling such stock for a period of 180 days after the date of this prospectus. The common stock issued in connection with the directed share program will be issued as part of the underwritten offer.

      We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriter may be required to make in respect of those liabilities.

      In connection with this offering, the underwriter may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

•	short sales;

•	syndicate covering transactions;

•	imposition of penalty bids; and

•	purchases to cover positions created by short sales.

      Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. Stabilizing transactions may include making short sales of our common stock, which involves the sale by the underwriter of a greater number of common stock than it is required to purchase in this offering, and purchasing common stock from us or in the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriter’s over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount.

      The underwriter may close out any covered short position either by exercising its over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriter will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriter may purchase shares pursuant to the over-allotment option.

      A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering. To the extent that the underwriter creates a naked short position, it will purchase shares in the open market to cover the position.

      The underwriter also may impose a penalty bid on selling group members. This means that if the underwriter purchases shares in the open market in stabilizing transactions or to cover short sales, the underwriter can require the selling group members that sold those shares as part of this offering to repay the selling concession received by them.

      As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If the underwriter commences these activities, it may discontinue them at any time. The underwriter may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

      The underwriter or its affiliates may provide us with investment banking, financial advisory, or commercial banking services in the future, for which they may receive customary compensation.

      The underwriter may confirm sales of the common stock offered by this prospectus to accounts over which it exercises discretionary authority but does not expect those sales to exceed 5% of the total common stock offered by this prospectus.

      We have applied for listing of our shares of common stock on the New York Stock Exchange under the symbol “AHT.”

      Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for our common stock has been determined by negotiations among us and the underwriter. Among the primary factors considered in determining the initial public offering price were:

•	prevailing market conditions;

•	our capital structure;

•	the present stage of our development;

•	the value and historical performance of the contributed properties;

•	the market capitalization and stage of development of other companies that we and the underwriter believe to be comparable to us; and

•	estimates of our business potential and earning prospects.

      A prospectus in electronic format may be available on the Internet sites or through other online services maintained by one or more of the underwriter and selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the underwriter or the selling group member, prospective investors may be allowed to place orders online. The underwriter may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations.

      Other than the prospectus in electronic format, the information on the underwriter’s or any selling group member’s web site and any information contained in any other web site maintained by the underwriter or any selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the underwriter or any selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

EXPERTS

      The combined balance sheets as of December 31, 2002 and 2001, and the related combined statements of operations, owners’ equity and cash flows for each of the three years in the period ended December 31, 2002 and related schedule, have been included in this prospectus and in the registration statement in reliance upon the reports of Ernst & Young LLP, independent accountants, appearing elsewhere in this prospectus, given on their authority as experts in accounting and auditing.

REPORTS TO STOCKHOLDERS

      We will furnish our stockholders with annual reports containing consolidated financial statements audited by our independent certified public accountants and with quarterly reports containing unaudited condensed consolidated financial statements for each of the first three quarters of each fiscal year.

LEGAL MATTERS

      Certain legal matters in connection with this offering will be passed upon for us by Andrews & Kurth L.L.P., Dallas, Texas. In addition, the description of federal income tax consequences contained in the section of the prospectus entitled “Federal Income Tax Consequences of our Status as a REIT” is based on the opinion of Andrews & Kurth L.L.P. Certain legal matters related to this offering will be passed upon for the underwriter by Alston & Bird LLP, Raleigh, North Carolina. Andrews & Kurth L.L.P. and Alston & Bird LLP will rely on the opinion of Hogan & Hartson L.L.P., Baltimore, Maryland as to all matters of Maryland law.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the Securities and Exchange Commission a registration statement on Form S-11, including exhibits, schedules and amendments filed with this registration statement, under the Securities Act with respect to our common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and our common stock to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by reference to the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the Securities and Exchange Commission upon payment of prescribed fees. Our Securities and Exchange Commission filings, including our registration statement, are also available to you on the Securities and Exchange Commission’s Web site at www.sec.gov.

      AS A RESULT OF THIS OFFERING, WE WILL BECOME SUBJECT TO THE INFORMATION AND REPORTING REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND WILL FILE PERIODIC REPORTS AND PROXY STATEMENTS AND WILL MAKE AVAILABLE TO OUR STOCKHOLDERS ANNUAL REPORTS CONTAINING AUDITED FINANCIAL INFORMATION FOR EACH YEAR AND QUARTERLY REPORTS FOR THE FIRST THREE QUARTERS OF EACH FISCAL YEAR CONTAINING UNAUDITED INTERIM FINANCIAL INFORMATION.

INDEX TO FINANCIAL STATEMENTS

Independent Auditors’ Report	F-2
Combined Balance Sheets	F-3
Combined Statements of Operations	F-4
Combined Statements of Owners’ Equity	F-5
Combined Statements of Cash Flow	F-6
Notes to Combined Financial Statements	F-7
Schedule III — Real Estate and Accumulated Depreciation	F-18

INDEPENDENT AUDITORS’ REPORT

      We have audited the accompanying combined balance sheets of the Company, as defined in Note 1, as of December 31, 2002 and 2001, and the related combined statements of operations, owner’s equity, and cash flows for each of the three years in the period ended December 31, 2002. Our audits also included the accompanying financial statement Schedule III — Real Estate and Accumulated Depreciation. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Company at December 31, 2002 and 2001, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ ERNST & YOUNG LLP

Dallas, Texas

May 8, 2003,
except for Note 8,
as to which the date is May 13, 2003.

ASHFORD HOSPITALITY TRUST, INC.

PREDECESSOR COMBINED BALANCE SHEETS

As of December 31, 2002, 2001 and as of March 31, 2003

	March 31,	December 31,	December 31,
	2003	2002	2001

	(unaudited)
ASSETS
Investment in hotel properties, net	$84,135,187	$85,246,801	$88,874,078
Cash and cash equivalents	3,814,785	2,968,814	5,152,361
Restricted cash	2,838,005	3,353,554	3,177,125
Accounts receivable, net of allowance of $36,431, $9,368 and $0 respectively	999,274	1,226,152	854,599
Inventories	175,387	210,620	200,133
Deferred costs, net	1,139,939	1,278,832	1,353,957
Prepaid expenses	629,644	772,008	316,945
Other assets	44,572	44,572	72,107
Due from affiliates	367,536	315,093	—

Total assets	$94,144,329	$95,416,446	$100,001,305

LIABILITIES AND OWNERS’ EQUITY

Mortgage notes payable	$82,096,150	$82,126,150	$80,410,792
Capital lease payable	593,548	621,351	277,810
Accounts payable	1,114,918	1,053,632	1,415,677
Accrued payroll expense	374,610	366,974	415,624
Accrued vacation expense	216,106	202,967	164,879
Accrued sales and occupancy taxes	389,941	293,804	299,785
Accrued real estate taxes	225,116	638,025	818,438
Accrued expenses	504,617	411,594	408,688
Accrued interest	282,100	301,388	332,720
Due to affiliates	266,991	89,607	139,955

Total liabilities	86,064,097	86,105,492	84,684,368
Commitments and contingencies	—	—	—
Owners’ equity	8,080,232	9,310,954	15,316,937

Total liabilities and owners’ equity	$94,144,329	$95,416,446	$100,001,305

See notes to combined financial statements

ASHFORD HOSPITALITY TRUST, INC.

PREDECESSOR COMBINED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2002, 2001 and 2000
and the Three Months Ended March 31, 2003 and 2002

	3 Months Ended March 31,		Year Ended December 31,

	2003	2002	2002	2001	2000

	(unaudited)	(unaudited)
REVENUE
Rooms	$6,978,893	$6,933,734	$28,529,640	$29,165,515	$24,654,910
Food and beverage	1,322,097	1,309,373	5,698,029	5,691,902	3,178,314
Other	231,766	305,085	1,130,112	1,358,229	1,470,000

Total Revenue	8,532,756	8,548,192	35,357,781	36,215,646	29,303,224
EXPENSES
Hotel operating expenses
Rooms	1,636,661	1,550,102	6,461,721	6,260,660	5,763,985
Food and beverage	1,042,455	963,767	4,183,371	4,477,315	2,473,295
Other direct	171,435	168,655	621,693	608,350	661,351
Indirect	2,050,071	1,901,075	8,702,894	8,624,169	5,978,140
Management fees	256,006	256,443	1,059,867	1,463,900	1,308,966
Property taxes, insurance, and other	623,196	606,690	2,437,482	2,197,404	1,558,545
Depreciation & amortization	1,115,000	1,162,689	4,833,551	4,446,486	3,249,308
Corporate general and administrative	959,385	938,024	3,667,410	3,749,692	2,743,753

Total Operating Expenses	7,854,209	7,547,445	31,967,989	31,827,976	23,737,343

OPERATING INCOME	678,547	1,000,747	3,389,792	4,387,670	5,565,881

Interest income	8,398	14,827	53,485	226,531	161,004
Interest expense	1,503,198	1,582,933	6,536,195	7,520,694	5,014,163

NET (LOSS) INCOME	$(816,253)	$(567,359)	$(3,092,918)	$(2,906,493)	$712,722

See notes to combined financial statements

ASHFORD HOSPITALITY TRUST, INC.

PREDECESSOR COMBINED STATEMENTS OF OWNERS’ EQUITY

For the Years Ended December 31, 2000, 2001 and 2002
and the Three Months Ended March 31, 2003

		Special
	Owners’	Limited
	Equity	Partner	Total

BALANCE AT JANUARY 1, 2000	$14,471,835	$8,933,333	$23,405,168
Contributions	4,843,368	0	4,843,368
Distributions	(263,371)	(1,009,539)	(1,272,910)
Owner redemption	(4,478,200)	0	(4,478,200)
Net income	(296,817)	1,009,539	712,722

BALANCE AT DECEMBER 31, 2000	14,276,815	8,933,333	23,210,148
Contributions	10,732,419	0	10,732,419
Distributions	(9,342,229)	(6,376,908)	(15,719,137)
Net loss	(3,283,401)	376,908	(2,906,493)

BALANCE AT DECEMBER 31, 2001	12,383,604	2,933,333	15,316,937
Contributions	2,191,675	0	2,191,675
Distributions	(2,307,073)	(322,667)	(2,629,740)
Owner redemption	(2,475,000)	0	(2,475,000)
Net loss	(3,415,585)	322,667	(3,092,918)

BALANCE AT DECEMBER 31, 2002	6,377,621	2,933,333	9,310,954

UNAUDITED
Contributions	25,531	0	25,531
Distributions	(360,438)	(79,562)	(440,000)
Owner redemption	0	0	0
Net loss	(895,815)	79,562	(816,253)

UNAUDITED BALANCE AT MARCH 31, 2003	$5,146,899	$2,933,333	$8,080,232

See notes to combined financial statements

ASHFORD HOSPITALITY TRUST, INC.

PREDECESSOR COMBINED STATEMENTS OF CASH FLOW

For the Years Ended December 31, 2002, 2001 and 2000
and the Three Months Ended March 31, 2003 and 2002

	Three Months Ended
	March 31,		Year Ended December 31,

	2003	2002	2002	2001	2000

	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net (loss) income	$(816,253)	$(567,359)	$(3,092,918)	$(2,906,493)	$712,722
Adjustments to reconcile net (loss) income to net cash flow provided by operating activities
Depreciation and amortization	1,115,000	1,162,689	4,833,551	4,446,486	3,249,308
Amortization of deferred loan costs	132,329	128,645	820,966	1,204,896	727,681
Changes in assets and liabilities:
Accounts receivable and inventories	262,111	159,589	(382,040)	115,985	(196,219)
Prepaids, other assets and due from affiliates	89,919	(2,255)	(742,621)	(177,179)	28,238
Restricted cash	515,549	(339,149)	(176,429)	(1,207,971)	(202,361)
Accounts payable, accrued expenses and due to affiliates	16,408	(79,807)	(637,775)	(367,574)	551,370

Net cash flow provided by operating activities	$1,315,063	$462,353	$622,734	$1,108,150	$4,870,739

Cash flows from investing activities:
Improvements and additions to hotel properties, net	—	$(905,666)	$(1,079,824)	$(24,899,286)	$(12,778,381)

Net cash flow used in investing activities	—	$(905,666)	$(1,079,824)	$(24,899,286)	$(12,778,381)

Cash flows from financing activities:
Distributions to owners	$(414,469)	$(851,072)	$(5,104,740)	$(15,719,137)	$(5,751,110)
Contributions received from owners	—	—	2,191,675	10,732,419	4,843,368
Net (repayments) borrowings on mortgage notes payable	(54,129)	751,649	2,058,899	31,215,859	9,819,090
Payment of deferred loan costs	(494)	—	(872,291)	(1,307,908)	(596,219)

Net cash flow (used in) provided by financing activities	$(469,092)	$(99,423)	$(1,726,457)	$24,921,233	$8,315,129

Net change in cash and cash equivalents	845,971	(542,736)	(2,183,547)	1,130,097	407,487
Cash and cash equivalents, beginning of year	2,968,814	5,152,361	5,152,361	4,022,264	3,614,777

Cash and cash equivalents, end of year	$3,814,785	$4,609,625	$2,968,814	$5,152,361	$4,022,264

Supplemental cash flow information
Cash paid for interest	$1,370,869	$1,454,288	$5,715,230	$5,242,238	$4,190,387

See notes to combined financial statements

NOTES TO COMBINED FINANCIAL STATEMENTS

PREDECESSOR FOR ASHFORD HOSPITALITY TRUST, INC.

1.	Organization and Nature of Business

      These combined financial statements include the accounts of Remington Suites Austin, L.P. and Austin Embassy Beverage, Inc. (“Austin”), Remington Suites Dallas, L.P. and Dallas Embassy Beverage, Inc. (“Dallas”), Remington Suites Dulles, L.P. and Dulles Embassy Beverage, Inc. (“Dulles”), Remington Suites Las Vegas, L.P. (“Las Vegas”), Remington Covington Hotel, L.P. (“Covington”), Chicago Illinois Hotel L.P. (“Midway”), and Remington Long Island Hotel, L.P. (“Holtsville”), collectively “the Company”. The beverage companies related to Austin, Dallas and Dulles, which are owned and controlled 100% by Messrs. Archie and Montgomery Bennett, are separate corporations formed for the purpose of operating the food and beverage services of the respective hotels.

      All General Partners are owned and controlled 100% by Messrs. Archie and Montgomery Bennett. The General Partners and Limited Partners participate pro rata in contributions and distributions. The Special Limited Partner receives a specified return on its investment. The General Partners, Limited Partners, the Special Limited Partner and shareholders are collectively referred to as Owners.

      Austin, Dallas, Dulles and Las Vegas are approximately 84.5% owned and controlled by Messrs. Archie and Montgomery Bennett, approximately 7% owned by Mr. David Brooks and Mr. Mark Nunneley, and approximately 8.5% owned by three other individuals.

      Covington, Midway and Holtsville are owned and controlled 100% by Messrs Archie and Montgomery Bennett.

Covington

      Covington was formed on November 21, 2000 for the purpose of purchasing, owning, and operating the 236-room, full-service hotel, known as the Covington Radisson. Midway, a related entity to Covington through common ownership and control, was formed on June 1, 1995. Covington and Midway, on a combined basis, own and operate the hotel. The hotel was acquired on November 31, 2000.

Holtsville

      Holtsville was formed on January 19, 2001, for the purpose of purchasing, owning, and operating a 188-room, full-service hotel in Holtsville, New York, formerly known as the Best Western at Holtsville. The property was acquired on January 24, 2001.

Austin

      Austin was formed on July 31, 1997 for the purpose of constructing, owning, and operating a 150-room full-service hotel in Austin, Texas under the “Embassy Suites” brand name. The hotel commenced operations on August 11, 1998.

Dallas

      Dallas was formed on January 9, 1997 for the purpose of constructing, owning, and operating a 150-room full-service hotel in Dallas, Texas under the “Embassy Suites” brand name. The hotel commenced operations on January 22, 1998.

Dulles

      Dulles was formed on August 27, 1997 for the purpose of constructing, owning, and operating a 150-room full-service hotel in Washington, D.C. under the “Embassy Suites” brand name. The hotel commenced operations on December 10, 1998.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

PREDECESSOR FOR ASHFORD HOSPITALITY TRUST, INC.

Las Vegas

      Las Vegas was formed on May 31, 1997 for the purpose of constructing, owning, and operating a 220-room full-service hotel in Las Vegas, Nevada under the “Embassy Suites” brand name. The hotel commenced operations on May 12, 1999.

2.	Summary of Significant Accounting Policies

(a)	Revenue Recognition

      Revenues include room, food, beverage and other hotel revenues such as long-distance telephone service, laundry and space rentals. Revenues are recognized as the related services are delivered.

(b)	Principles of combination

      The accompanying combined financial statements reflect the total activity of the Company and are presented on a combined basis as a result of common ownership and control.

      All significant interaffiliate accounts and transactions among the combined entities have been eliminated in the combined financial statements.

      The accompanying unaudited combined financial statements as of March 31, 2003 and for the three months ended March 31, 2003 and 2002, have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-month period ended March 31, 2003 are not necessarily indicative of the results that may be expected for the year ended December 31, 2003.

(c)	Use of estimates

      The preparation of combined financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

(d)	Investment in hotel properties

      Hotel properties are stated at cost, net of any impairment charges, and are depreciated using the straight-line method over estimated useful lives ranging from 15 to 39 years for buildings and improvements and 3 to 5 years for furniture, fixtures and equipment. Improvements and additions which extend the life of the property are capitalized.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

PREDECESSOR FOR ASHFORD HOSPITALITY TRUST, INC.

      Investment in hotel properties consists of the following:

	December 31
			March 31
	2002	2001	2003

			(Unaudited)
Land	$15,509,355	$15,509,355	$15,509,355
Building and improvements	70,228,361	69,770,596	70,224,687
Furniture, fixtures and equipment	15,399,422	14,777,363	15,399,422

Total cost	101,137,138	100,057,314	101,133,464
Accumulated depreciation	(15,890,337)	(11,183,236)	(16,998,277)

Investment in hotel properties, net	$85,246,801	$88,874,078	$84,135,187

      The Company reviews each of the hotel properties for impairment whenever events or changes in circumstances indicate the carrying value of the hotel properties may not be recoverable. Events or circumstances that may cause a review include, but are not limited to, adverse changes in the demand for lodging at the properties due to declining national or local economic conditions and/or new hotel construction in the market where the hotels are located. When such conditions exist, management performs an analysis to determine if the estimated undiscounted future cash flows from operations and the proceeds from the ultimate disposition of a hotel property exceed its carrying value. If the estimated undiscounted future cash flows are less than the carrying amount of the asset, an adjustment to reduce the carrying amount to the related hotel property’s estimated fair market value is recorded and an impairment loss recognized.

      Fair market values of hotel properties are estimated through a discounted cash flow analysis taking into account each property’s expected cash flow generated from operations, holding period and ultimate proceeds from disposition. In projecting the expected cash flows from operations of the asset, the estimates are based on future projected earnings before interest expense, income taxes, depreciation and amortization, and after deducting expected capital expenditure requirements. Growth assumptions are applied to project these amounts over the expected holding period of the asset. The growth assumptions are based on estimated inflationary increases in room rates and expenses and the demand for lodging at the properties, as impacted by local and national economic conditions and estimated or known future new hotel supply. The estimated proceeds from disposition are judgmentally determined based on a combination of anticipated cash flow in the year of disposition, capitalization rates, ratio of selling price to gross hotel revenues and selling price per room.

      If actual conditions differ from the assumptions, the actual results of each asset’s future operations and fair market value could be significantly different form the estimated results and value used in the analysis.

      The Company has not recognized any impairment charges to date. There were no properties held for sale as of December 31, 2002 and 2001, or March 31, 2003 as defined within the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 144 “Accounting for the Impairment of Disposal of Long-Lived Assets”.

(e)	Cash and cash equivalents

      Cash and cash equivalents are defined as cash on hand and in banks plus short-term investments with a maturity of three months or less when purchased.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

PREDECESSOR FOR ASHFORD HOSPITALITY TRUST, INC.

(f)	Restricted cash

      Restricted cash consists of cash held in escrow reserves required by lenders that relate to the payment of capital expenditures, insurance, and real estate taxes.

(g)	Accounts receivable

      Accounts receivable consists primarily of meeting and banquet room rental and hotel guest receivables. The Company generally does not require collateral or a significant allowance for uncollectable balances.

(h)	Inventories

      Inventories consist primarily of food, beverages and gift store merchandise, and are stated at the lower of cost or market value. Cost is determined using the first-in, first-out method.

(i)	Deferred Costs, Net

      Included in deferred costs are the following:

	December 31
			March 31
	2002	2001	2003

			(Unaudited)
Deferred loan costs	$1,691,262	$1,440,393	$1,691,262
Franchise fees	510,000	510,000	510,000

Total cost	2,201,262	1,950,393	2,201,262
Accumulated amortization	(922,430)	(596,436)	(1,061,323)

Deferred costs, net	$1,278,832	$1,353,957	$1,139,939

      Deferred loan costs are recorded at cost and amortized using the straight-line method over the terms of the related mortgage notes payable, which approximate the effective interest method. Franchise fees are amortized on a straight-line basis over the terms of the related franchise agreements. Accumulated amortization of deferred charges includes the following:

	December 31
			March 31
	2002	2001	2003

			(Unaudited)
Accumulated Amortization
Deferred loan costs	$(824,467)	$(524,732)	$(956,795)
Deferred franchise fees	(97,963)	(71,704)	(104,528)

TOTAL	$(922,430)	$(596,436)	$(1,061,323)

(j)	Due to/from Affiliate

      Due to/from Affiliate represents current receivables and payables resulting from transactions related to hotel management and project management with affiliated entities. Due from Affiliates results primarily from advances of management fees. Due to Affiliates results primarily from accrual of hotel management and project management fees to be paid in subsequent periods. Due to and Due from Affiliates are generally settled within a period not to exceed one year.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

PREDECESSOR FOR ASHFORD HOSPITALITY TRUST, INC.

(k)	Advertising Costs

      Advertising costs are expensed as incurred and were approximately $142,769, $98,933 and $97,100, for the years ended December 31, 2002, 2001, and 2000, respectively, and $30,602 and $26,987 for the three-months ended March 31, 2003 (unaudited) and 2002 (unaudited), respectively. Advertising costs are included in indirect expenses in the accompanying combined statements of operations.

(l)	Income Taxes

      No provision for income taxes is included in the accompanying combined financial statements, as each partner is individually responsible for reporting its respective share of partnership taxable income or loss.

(m)	Indirect Expenses

      Indirect expenses include sales and marketing, repairs and maintenance, franchise fees, and utility costs.

(m)	Fair Value of Financial Instruments

      The carrying values of financial instruments such as cash, restricted cash, accounts receivables and accounts payable approximate their fair values due to the short-term nature of these instruments.

(n)	New Accounting Pronouncements

      Effective January 1, 2002, the Company adopted SFAS No. 141, “Business Combinations,” which requires all business combinations be accounted for using the purchase method of accounting, and SFAS No. 142, “Goodwill and Other Intangible Assets,” which changes the accounting for goodwill and intangible assets with indefinite useful lives from an amortization approach to an impairment-only approach. The adoption of SFAS No. 141 and No. 142 on January 1, 2002 did not have an effect on the Company’s financial statements.

      In August 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. The provisions of SFAS No. 144 are effective as of January 1, 2002. SFAS No. 144 supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets for Long-Lived Assets to Be Disposed Of”. SFAS No. 144 also established a single accounting model for long-lived assets to be disposed of by sale. The statement did not have a material effect on financial condition or results of operations for 2002.

      In April 2002, the FASB issued Statement No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections”. Included in SFAS No. 145 is a requirement that all gains and losses related to extinguishments of debt other than extinguishments of debt items meeting the criteria in APB Opinion No. 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transaction” ( “APB Opinion 30”) not be treated as extraordinary items. Any gains or losses on extinguishments of debt formerly classified as extraordinary and not meeting the criteria for extraordinary classifications as defined in APB Opinion 30 shall be reclassified. The Company has elected to early adopt Statement No. 145, which results in the classification of the expense resulting from early extinguishment of mortgage loans payable in the amounts of $13,000 and $716,000 in the years ended December 31, 2002, and 2001, respectively.

      In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, “which addresses

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

PREDECESSOR FOR ASHFORD HOSPITALITY TRUST, INC.

the disclosure to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees. Interpretation No. 45 also requires the recognition of a liability by a guarantor at the inception of certain guarantees. Interpretation No. 45 requires the guarantor to recognize a liability for the non-contingent component of the guarantee, this is the obligation to stand ready to perform in the event that specified triggering events or conditions occur. The initial measurement of this liability is the fair value of the guarantee at inception. The recognition of the liability is required even if it is not probable that payments will be required under the guarantee or if the guarantee was issued with a premium payment or as part of a transaction with multiple elements. To date, the Company has not entered into any guarantees and will apply the recognition and measurement provisions for all guarantees entered into after January 1, 2003.

      In December 2002, the FASB issued Statement No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure — an amendment of FASB Statement No. 123”. Statement No. 148 amends FASB Statement No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, Statement No. 148 amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. In addition, to address concerns raised by some constituents about the lack of comparability caused by multiple transition methods, Statement No. 148 does not permit the use of the Statement No. 123 prospective method of transition for changes to the fair value based method made in fiscal years beginning after December 15, 2003.

      On April 22, 2003, the FASB reached a decision to require all companies to expense the value of employee stock options. The FASB is committed to work with the International Accounting Standards Board (“IASB”) in order to achieve maximum convergence on stock based compensation accounting. This will affect the timing of the FASB’s project on accounting for stock based compensation. The FASB plans to issue an exposure draft later this year that could become effective in 2004. Until then, the provisions of SFAS 123 remain in effect. To date, the Company has no stock-based compensation subject to Statement No. 123. After December 31, 2002, the Company intends to use the intrinsic value method provided by Statement No. 123.

      In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities,” which addresses consolidation by business enterprises of variable interest entities. In general, a variable interest entity is a corporate, partnership, trust, or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. A variable interest entity often holds financial assets, including loans or receivables, real estate or other property. A variable interest entity may be essentially passive or it may engage in research and development or other activities on behalf of another company. The objective of Interpretation No. 46 is not to restrict the use of variable interest entities but to improve financial reporting by companies involved with variable interest entities. Until now, a company generally has included another entity in its consolidated financial statements only if it controlled the entity through voting interests. Interpretation No. 46 changes that by requiring a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or is entitled to receive a majority of the entity’s residual returns of both. The consolidation requirements of Interpretation No. 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period beginning after June 15, 2003. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. Adoption is not expected to have a material effect on the Company’s financial condition of results of operations.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

PREDECESSOR FOR ASHFORD HOSPITALITY TRUST, INC.

3.	Mortgage Notes Payable

      The Company financed the purchase and construction of its hotel investments with the proceeds from mortgage notes payable, which are summarized as follows:

	December 31,	December 31,	March 31,
	2001	2002	2003

			(Unaudited)
Mortgage Note Payable secured by 3 hotel properties — Austin, Dallas, and Dulles. Interest only payments due monthly, with principal balance due 3/1/04. Interest rate of 8.4% through maturity	$39,000,000	$39,000,000	$39,000,000
Mortgage note payable secured by a hotel property — Covington. Interest only payments due monthly, with principal balance due 11/30/03. Interest rate of LIBOR plus 3.5% through maturity. Interest rate at December 31, 2002 and 2001 were 4.8%, 5.38%, respectively	$9,161,125	$9,274,995	$9,274,995
Mortgage note payable secured by a hotel property — Las Vegas. Interest only payments due monthly, with principal balance due 06/11/02. Interest rate of LIBOR plus 3.5% through maturity. Interest rate at December 31, 2001 was 5.38%	$15,578,811	$—	$—
Mortgage note payable secured by a hotel property — Las Vegas. Interest payments due monthly through maturity on 12/31/06. Beginning 1/1/05, monthly principal payments of $20,000 are also due. Interest rate of greater of LIBOR plus 3.5% or 5.5% through maturity. Interest rate at December 31, 2002 was 4.8%.	$—	$16,000,000	$16,000,000
Mortgage note payable secured by a hotel property — Holtsville. Interest payments due monthly through maturity on 1/31/04. Beginning February 1, 2003, monthly principal payments of $15,000 are also due. Interest rate of LIBOR plus 3.5% through maturity. Interest rate at December 31, 2002 and 2001 were 4.8%, and 5.38%, respectively	$16,670,856	$17,851,155	$17,821,155

      The $9,274,995 mortgage note payable on Covington matures on November 30, 2003. The $17,851,155 mortgage note payable on Holtsville matures on January 31, 2004. Management intends to obtain new financing or other arrangements to enable the Company to extend or payoff the notes. These maturities when combined with the maturity of the $39,000,000 mortgage note payable require a significant amount of new financing or liquidity in the near future. The combined financial statements do not reflect any adjustments to reflect the possible future effects on the recoverability and the classification of assets and liabilities if the efforts to refinance or pay off the notes are unsuccessful.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

PREDECESSOR FOR ASHFORD HOSPITALITY TRUST, INC.

      The following table summarizes the carrying value of assets collateralizing mortgage notes payable.

Carrying Value of Assets Collateralizing Mortgage Notes Payable

	December 31,	December 31,	March 31,
	2001	2002	2003

Austin	10,749,219	10,062,707	9,887,874
Dallas	10,464,565	9,743,718	9,642,034
Dulles	11,369,423	10,691,555	10,514,078
Las Vegas	20,692,598	19,561,884	19,277,248
Covington	12,220,349	11,723,790	11,575,607
Holtsville	23,377,924	23,463,147	23,238,346

	88,874,078	85,246,801	84,135,187

      Maturities of mortgage notes payable are as follows:

	December 31,	March 31,
	2002	2003

		(Unaudited)
2003	$9,274,995	$9,274,995
2004	56,851,155	56,821,155
2005	240,000	240,000
2006	15,760,000	15,760,000

	$82,126,150	$82,096,150

      In February 2001, the Company entered into an interest rate cap agreement with Chase Manhattan Bank with a notional principal amount of $9,275,000 at December 31, 2002 and 2001. The agreement establishes a maximum interest rate of 8.75% through initial maturity of the loan. The Company’s participation in the transaction has been designed for hedging purposes, and derivative instruments are not held or issued for trading purposes. The derivative’s fair value as of December 31, 2002 and 2001 was immaterial.

      In January 2001, the Company entered into an interest rate cap agreement with Chase Manhattan Bank with a notional principal amount of $18,000,000 at December 31, 2002 and 2001. The agreement establishes a maximum interest rate of 7.5% through initial maturity of the loan. The Company’s participation in the transaction has been designed for hedging purposes, and derivative instruments are not held or issued for trading purposes. The derivative’s fair value as of December 31, 2002 and 2001 was immaterial.

      The $39,000,000 mortgage loan payable provides for a one-year extension option subject to certain performance criteria being met as of March 1, 2004, the date of maturity. The Company has calculated the performance criteria based on its estimates of the future performance of the properties through March 1, 2004 and believes such performance criteria will be met. The Company intends either to pay-off the note at or prior to maturity, or to exercise the extension option at maturity.

4.	Related Party Transactions

      Under agreements with an affiliate, the Company is obligated to pay the affiliate management fees of 3%-4.5% of gross revenues, as defined by the agreements, and to reimburse the affiliate for certain accounting and administrative expenses. Under the existing management agreements, the Company is

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

PREDECESSOR FOR ASHFORD HOSPITALITY TRUST, INC.

obligated to pay a fee equal to 8% of all invoiced third-party costs of the expenditures necessary for replacement of furniture, fixtures and equipment and building repairs.

      The following amounts were paid under these agreements with the affiliate of the Company:

				Three Months Ended
	Year Ended December 31			March 31

	2002	2001	2000	2003	2002

				(Unaudited)
Management fees	$1,059,867	$1,463,900	$1,308,966	$256,006	$256,443
Purchasing/project management fees	122,734	257,593	55,234	4,432	55,192
Accounting fees	299,766	338,476	213,287	107,997	73,688
Administrative fees	191,266	366,082	306,771	63,900	72,222

      The following amounts were paid to the Special Limited Partner:

				Three Months Ended
	Year Ended December 31			March 31

	2002	2001	2000	2003	2002

				(Unaudited)
Royalty fees	$276,528	$259,299	$854,593	$76,889	$76,887
Advertising fees	286,381	252,630	743,450	82,785	77,602
Reservation expense	96,016	82,841	314,756	27,070	27,343

      Following the redemption of its interest, payments made to the Special Limited Partner (see Note 6) are no longer considered to be related party transactions.

5.	Commitments

Franchise Fees

      Under the existing franchise agreements, the Company is obligated to pay the franchisors royalty fees between 3% and 4% of gross room revenue, and fees for marketing, reservations and other related activities aggregating between 2.75% and 3.75% of gross room revenue.

Restricted Cash

      Under the existing mortgage loan agreements, the Company is obligated to escrow payments for insurance and real estate taxes. In addition, the Company is obligated to escrow between 2% and 8% of gross revenue for capital improvements.

Management Fees

      Under the existing management agreements, the Company is obligated to pay management fees of 3% of gross revenues.

Capital Lease

      Included in investment in hotel properties at December 31, 2002, 2001, and March 31, 2003 (unaudited), is equipment totaling $791,394, $786,237, and $791,394, respectively, under capital leases payable. The related annual interest rates range from 10% to 11.5% through the lease terms, which expire between 2004 and 2006. The leased equipment, with carrying values of $527,092, $645,343, and $484,922

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

PREDECESSOR FOR ASHFORD HOSPITALITY TRUST, INC.

at December 31, 2002, 2001, and March 31, 2003 (unaudited), respectively, collateralize these leases and are amortized over the related useful lives that range from 5 to 15 years.

      Amortization expense relating to these leases amounted to $168,649, $86,937, and $9,244 for the years ended December 31, 2002, 2001 and 2000, respectively. Amortization amounted to $42,170 for each of the three months ended March 31, 2003 and 2002.

      The following represents future minimum lease payments due under noncancelable capital leases:

	December 31,	March 31,
	2002	2003

		(unaudited)
2003	$200,845	$150,634
2004	183,366	183,366
2005	165,886	165,886
2006	153,483	153,483
2007	29,065	38,756

	732,645	692,125
Less amount representing interest	111,294	98,577

Present value of future minimum lease payments	621,351	593,548
Less current portion of capital lease payable	146,256	149,410

Capital leases payable, net of current portion	$475,095	$444,138

6.	Owners’ Equity

Nomura Settlement

      Pursuant to a master construction agreement with Nomura, which contemplated the development of twelve hotels under the “Embassy Suites” brand name, the Company developed the Dallas, Austin, Dulles and Las Vegas hotels (“Initial Limited Partnerships”). Nomura was a 67% limited partner in the Initial Limited Partnerships. Subsequent to the development of the Austin, Dallas, Dulles and Las Vegas hotels, Nomura informed the Company that it would not fund any further construction loans. Through a negotiated buyout, Nomura Asset Capital Corporation was redeemed out of the various partnerships. The redemptions occurred upon the closing of a $39,000,000 mortgage loan in February 2001 for Austin, Dallas, and Dulles, and upon closing of a $16,000,000 mortgage loan for Las Vegas in December 2002.

Special Limited Partner

      Promus, a Special Limited Partner to the Initial Limited Partnerships, is an affiliate of Embassy Suites. Promus agreed to contribute approximately $2 million of equity as Special Limited Partner to each of the developments under the master construction agreement with Nomura for a guaranteed return on each property investment equivalent to an 8% annual return during the one-year period beginning on the date the respective contribution was made, and an 11% return thereafter. Promus did not participate in any other net income or loss of the properties. The Special Limited Partner interest was redeemed by Austin, Dallas, and Dulles upon closing a $39,000,000 mortgage loan in February of 2001. With respect to Las Vegas, the Special Limited Partner continues its investment of $2.9 million.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

PREDECESSOR FOR ASHFORD HOSPITALITY TRUST, INC.

Allocation of Net Income and Losses

      In accordance with the partnership agreements, income is first adjusted to the extent of distributions paid or payable to the Special Limited Partner, after which the remaining net income or loss is allocated to the partners in proportion to their respective percentage interests. Following the return of its initial capital contribution to the Special Limited Partner, income and losses are allocated in full to the partners in proportion to their respective percentage interests. With respect to Austin, Dallas, Dulles and Las Vegas, income and loss is allocated to Messrs Archie and Montgomery Bennett until a 10% return is realized, as defined by the related partnership agreement; once the 10% return is realized, income and losses are allocated in full to the partners in proportion to their respective percentage interest.

Distributions

      The Monthly Net Cash Flow, as defined by the Partnership agreements, of the Partnerships are to be distributed first to the Special Limited Partner for its return on contribution and then to the partners in proportion to their respective percentage interests. Following the return of its initial capital contribution to the Special Limited Partner, the Monthly Net Cash Flow is distributed in full to the partners in proportion to their respective percentage interests. With respect to Austin, Dallas, Dulles and Las Vegas, Net Cash Flow is allocated to Messrs Archie and Montgomery Bennett until a 10% return is realized, as defined by the related partnership agreement; once the 10% return is realized, Net Cash Flow is distributed in full to the partners in proportion to their respective percentage interests.

7.	Segment Information

      The Company operates one business segment, hotel ownership. There were no intracompany transactions among the hotels. The following table presents revenues, net income and long-lived assets at each of the geographical areas in which the Company operates.

	2002			2001			2000

			Total			Total			Total
	Revenues	Net Income	Assets	Revenues	Net Income	Assets	Revenues	Net Income	Assets

Austin	5,188,580	(332,753)	12,176,924	5,562,098	(629,045)	12,664,256	6,854,620	578,397	12,881,146
Dallas	5,070,499	(531,472)	11,364,990	5,500,490	(575,226)	12,155,600	6,414,085	527,987	13,385,130
Dulles	6,066,674	151,521	12,522,697	5,976,899	(295,997)	12,863,714	7,131,751	845,355	13,990,452
Las Vegas	8,498,924	(85,578)	21,693,805	7,988,836	(439,970)	23,230,333	8,265,792	(1,086,430)	24,044,404
Covington	5,465,609	(979,432)	12,833,108	5,244,998	(1,417,053)	13,190,046	636,976	(152,587)	12,745,101
Holtsville	5,067,495	(1,315,204)	24,824,922	5,942,325	450,798	25,897,356	—	—	—

	35,357,781	(3,092,918)	95,416,446	36,215,646	(2,906,493)	100,001,305	29,303,224	712,722	77,046,233

8.	Subsequent Events

      On May 13, 2003, the Company entered into an agreement to amend the mortgage loans payable related to Covington and Holtsville that will extend the original terms through November 1, 2004. In addition, if the Covington and Holtsville related loans are both paid in full prior to November 1, 2003, the lender will discount the principal balance of the Covington related loan to $6,000,000 which is a reduction of $3,274,995. The agreement is subject to the parties entering into a definitive written modification document. The Company believes the agreement is a commitment by the Lender subject to normal commercial loan documentation.

SCHEDULE III — REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2002

COL. A	COL. B	COL. C		COL. D

				Cost Capitalized
				Subsequent to Acquisition

		Initial Cost to Company
					Carrying
			Buildings and	Building	Costs at
			Improvements,	Improvements,	Close of
Description	Encumbrances	Land	etc.	etc.	Period

Austin Embassy	12,400,000	1,200,000	11,530,843	302,590	8,862,710
Dallas Embassy	12,560,000	1,871,445	10,960,080	381,706	7,872,272
Dulles Embassy	14,040,000	1,298,023	11,774,941	388,392	9,393,532
Las Vegas Embassy	16,000,000	3,299,935	20,055,302	310,835	16,261,948
Covington Radisson	9,274,995	2,095,200	10,019,994	739,756	9,628,589
Holtsville Radisson	17,851,155	5,744,752	17,013,635	2,149,710	17,718,395

Totals	82,126,150	15,509,355	81,354,795	4,272,989	69,737,446

[Additional columns below]

[Continued from above table, first column(s) repeated]

COL. A	COL. E				COL. F	COL. G	COL. H	COL. I

	Gross Amount at Which
	Carried at Close of Period							Life on Which
								Depreciation in
		Buildings						Latest Income
		and			Accumulated	Date of	Date	Statements Is
Description	Land	Improvements	Total		Depreciation	Construction	Acquired	Computed

								39 yrs(1), 15 yrs(2),
Austin Embassy	1,200,000	11,833,433	13,033,433		2,970,723	Aug-98		5 yrs(3), 3 yrs(4)
								39 yrs(1), 15 yrs(2),
Dallas Embassy	1,871,445	11,341,786	13,213,230		3,469,514	Dec-98		5 yrs(3), 3 yrs(4)
								39 yrs(1), 15 yrs(2),
Dulles Embassy	1,298,023	12,163,333	13,461,356		2,769,801	Dec-98		5 yrs(3), 3 yrs(4)
								39 yrs(1), 15 yrs(2),
Las Vegas Embassy	3,299,935	20,366,136	23,666,072		4,104,189	May-99		5 yrs(3), 3 yrs(4)
								39 yrs(1), 15 yrs(2),
Covington Radisson	2,095,200	10,759,750	12,854,950		1,131,160		Nov-00	5 yrs(3), 3 yrs(4)
								39 yrs(1), 15 yrs(2),
Holtsville Radisson	5,744,752	19,163,345	24,908,097		1,444,950		Jan-01	5 yrs(3), 3 yrs(4)

Totals	15,509,355	85,627,784	101,137,138	(5)	15,890,337

(1)	Estimated useful life for buildings

(2)	Estimated useful life for building improvements

(3)	Estimated useful life for furniture and fixtures

(4)	Estimated useful life for computer hardware and software

(5)	Represents aggregate cost for federal income tax purposes

SCHEDULE III — REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2002

	Year Ended December 31

	2002	2001	2000

Investment in real estate:
Balance at beginning of year	$100,057,314	$75,158,028	$62,379,647
Additions through cash expenditures	1,079,824	24,899,286	12,778,381

Balance at end of year	$101,137,138	$100,057,314	$75,158,028

Accumulated Depreciation:
Balance at beginning of year	$11,183,236	$6,865,786	$3,668,901
Depreciation expense	4,707,101	4,317,450	3,196,885

Balance at end of year	$15,890,337	$11,183,236	$6,865,786

          No dealer, salesperson or other individual has been authorized to give any information or to make any representation other than those contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us or the underwriters. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy an securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs or that information contained herein is correct as of any time subsequent to the date hereof.

          Until                     , 2003, 25 days after the date of this prospectus, all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

35,000,000 Shares

Common Stock

PROSPECTUS

Friedman Billings Ramsey

                    , 2003

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.	Other Expenses of Issuance and Distribution.

      The following table itemizes the expenses incurred by us in connection with the issuance and registration of the securities being registered hereunder. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

SEC Registration Fee		$32,563
NYSE Listing Fee		*
Printing and Engraving Expenses		*
Legal Fees and Expenses (other than Blue Sky)		*
Accounting and Fees and Expenses		*
Blue Sky Fees and Expenses		*
Federal and State Taxes		*
Miscellaneous		*

Total	$	*

*	To be filed by amendment.

      We will pay all of the costs identified above.

Item 32.	Sales to Special Parties

      None

Item 33.	Recent Sales of Unregistered Securities.

      Upon our formation, Mr. Montgomery Bennett was issued 100 shares of our common stock for total consideration of $1,000 in cash in order to provide our initial capitalization. We will repurchase these shares at cost upon completion of this offering. The issuance of such shares were effected in reliance upon an exemption from registration provided by Section 4(2) under the Securities Act of 1933, as amended.

      In connection with the formation transactions, 5,657,916 units of limited partnership in our operating partnership, which are convertible on a one-for-one basis into our shares of common stock, will be issued to certain persons, including certain of our directors and officers, in exchange for interests in the property entities and certain other assets to us in consideration of the transfer of such interests and other assets. All of such persons irrevocably committed to the transfer of such interest and assets prior to the filing of this Registration Statement, and are “accredited investors” as defined under Regulation D of the Securities Act. The issuance of such units will be effected in reliance upon an exemption from registration provided by Section 4(2) under the Securities Act.

      In addition, upon consummation of the offering, 888,470 restricted shares of common stock with an aggregate value of $8.9 million will be issued to our executive officers, pursuant to the terms of their respective employment agreements. See “Management — Employment Agreements.” The issuance of such shares will be effected in reliance upon an exemption from registration under Section 4(2) of the Securities Act.

Item 34.	Indemnification of Directors and Officers.

      Our charter and the partnership agreement provide for indemnification of our officers and directors against liabilities to the fullest extent permitted by the MGCL, as amended from time to time.

      The MGCL requires a corporation (unless its charter provides otherwise, which our company’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

•	an act or omission of the director or officer was material to the matter giving rise to the proceeding and:

—	was committed in bad faith; or

—	was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or on the director’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

      The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

      Our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of our company and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his or her service in that capacity.

      Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

      The partnership agreement of our operating partnership provides that we, as general partner, and our officers and directors are indemnified to the fullest extent permitted by law. See “Description of the Partnership Agreement — Indemnification and Limitation of Liability.”

      Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35.	Treatment of Proceeds from Stock Being Registered.

      None

Item 36.	Financial Statements and Exhibits.

      (a) Financial Statements. See Index to Pro Forma Condensed and Combined Financial Statements

      (b) Exhibits. The following exhibits are filed as part of, or incorporated by reference into, this registration statement on Form S-11:

Exhibit
Number		Description of Exhibit

*1	.1	Form of Underwriting Agreement among Ashford Hospitality Trust, Inc. and Friedman Billings Ramsey
*3	.1	Articles of Amendment and Restatement
*3	.2	Amended and Restated Bylaws
*4	.1	Form of Certificate for Common Stock
*5	.1	Opinion of Andrews & Kurth LLP with respect to the legality of the shares being registered
*5	.2	Opinion of Hogan & Hartson with respect to the legality of the shares being registered
*8	.1	Opinion of Andrews & Kurth LLP with respect to tax matters
*10	.1	Form of Amended and Restated Agreement of Limited Partnership of Ashford Hospitality Limited Partnership
*10	.2	Form of Registration Rights Agreement among Ashford Hospitality Trust, Inc. and the persons named therein
*10	.3	Form of 2003 Stock Plan of Ashford Hospitality Trust, Inc.
*10	.4	Non-Compete Agreement between Ashford Hospitality Trust, Inc. and Archie Bennett, Jr.
*10	.5	Employment Agreement between Ashford Hospitality Trust, Inc. and Montgomery J. Bennett
*10	.6	Employment Agreement between Ashford Hospitality Trust, Inc. and Douglas Kessler
*10	.7	Employment Agreement between Ashford Hospitality Trust, Inc. and David A. Brooks
*10	.8	Employment Agreement between Ashford Hospitality Trust, Inc. and David Kimichik
*10	.9	Employment Agreement between Ashford Hospitality Trust, Inc. and Mark Nunneley
*10	.10	Form of Management Agreement between Remington Lodging and Ashford TRS Corporation
*10	.11	Form of Lease Agreement between Ashford Hospitality Limited Partnership and Ashford TRS Corporation
***10	.12	Omnibus Option Agreement between Ashford Hospitality Limited Partnership, Ashford Financial Corporation, Remington Suites Austin, L.P., Remington Suites Dallas, L.P., Remington Suites Dulles, L.P., Remington Suites Las Vegas, L.P., Chicago Illinois Hotel Limited Partnership and Remington Long Island Hotel, L.P., dated as of May 15, 2003
***10	.13	Option Agreement between Ashford Hospitality Limited Partnership and Ashford Financial Corporation, dated as of May 15, 2003
**10	.14	Asset Management and Consulting Agreement by and between Remington Hospitality, Inc. and Ashford Financial Corporation, dated as of May 15, 2003

Exhibit
Number		Description of Exhibit

**10	.15	Asset Management and Consulting Agreement by and between Remington Indianapolis Employers Corporation and Ashford Financial Corporation, dated as of May 15, 2003
**10	.16	Asset Management and Consulting Agreement by and between Remington Milford Hotel Employers Corporation and Ashford Financial Corporation, dated as of May 15, 2003
**10	.17	Asset Management and Consulting Agreement by and between Remington Suites Hotel Corporation and Ashford Financial Corporation, dated as of May 15, 2003
**10	.18	Asset Management and Consulting Agreement by and between Remington Employers Corporation and Ashford Financial Corporation, dated as of May 15, 2003
**10	.19	Asset Management and Consulting Agreement by and between Remington Employers Management Corporation and Ashford Financial Corporation, dated as of May 15, 2003
**10	.20	Asset Management and Consulting Agreement by and between Remington Orlando Management Corporation and Ashford Financial Corporation, dated as of May 15, 2003
**10	.21	Asset Management and Consulting Agreement by and between Remington Ventura Employers Corporation and Ashford Financial Corporation, dated as of May 15, 2003
**10	.22	Form of Mutual Exclusivity Agreement by and between Ashford Hospitality Limited Partnership, Ashford Hospitality Trust, Inc., Remington Hotel Corporation and Remington Lodging and Hospitality, L.P.
**10	.23	Subscription Agreement between Ashford Hospitality Trust, Inc. and Montgomery J. Bennett
**10	.24	Subscription Agreement between Ashford Hospitality Trust, Inc. and Archie Bennett
*21	.1	List of Subsidiaries
*23	.1	Consent of Andrews & Kurth LLP (included in Exhibit 5.1)
*23	.2	Consent of Andrew & Kurth LLP (included in Exhibit 8.1)
**23	.3	Consent of Ernst & Young LLP
*23	.4	Consent of Hogan & Hartson
***24	.1	Power of Attorney (included on the Signature Page)
***99	.1	Consent of Martin Edelman to be named as a proposed director
***99	.2	Consent of W.D. Minami to be named as a proposed director
***99	.3	Consent of Michael Murphy to be named as a proposed director
***99	.4	Consent of Charles P. Toppino to be named as a proposed director

*	To be filed by amendment

**	Filed herewith

***	Previously filed

Item 37.	Undertakings.

      The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      The undersigned registrant hereby further undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-11 and has duly caused this amendment no. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 2nd day of July, 2003.

ASHFORD HOSPITALITY TRUST, INC.

/s/ DAVID KIMICHIK

David Kimichik

Chief Financial Officer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Archie Bennett, Jr.	Chairman of the Board of Directors	July 2, 2003

* Montgomery J. Bennett	Chief Executive Officer, President and Director (Principal Executive Officer)	July 2, 2003

/s/ DAVID KIMICHIK David Kimichik	Chief Financial Officer (Principal Financial Officer)	July 2, 2003

* Mark Nunneley	Chief Accounting Officer (Principal Accounting Officer)	July 2, 2003

* /s/ DAVID KIMICHIK David Kimichik Attorney-In-Fact

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

*1.1	Form of Underwriting Agreement among Ashford Hospitality Trust, Inc. and Friedman Billings Ramsey
*3.1	Articles of Amendment and Restatement
*3.2	Amended and Restated Bylaws
*4.1	Form of Certificate for Common Stock
*5.1	Opinion of Andrews & Kurth LLP with respect to the legality of the shares being registered
*5.2	Opinion of Hogan & Hartson with respect to the legality of the shares being registered
*8.1	Opinion of Andrews & Kurth LLP with respect to tax matters
*10.1	Form of Amended and Restated Agreement of Limited Partnership of Ashford Hospitality Limited Partnership
*10.2	Form of Registration Rights Agreement among Ashford Hospitality Trust, Inc. and the persons named therein
*10.3	Form of 2003 Stock Plan of Ashford Hospitality Trust, Inc.
*10.4	Non-Compete Agreement between Ashford Hospitality Trust, Inc. and Archie Bennett, Jr.
*10.5	Employment Agreement between Ashford Hospitality Trust, Inc. and Montgomery J. Bennett
*10.6	Employment Agreement between Ashford Hospitality Trust, Inc. and Douglas Kessler
*10.7	Employment Agreement between Ashford Hospitality Trust, Inc. and David A. Brooks
*10.8	Employment Agreement between Ashford Hospitality Trust, Inc. and David Kimichik
*10.9	Employment Agreement between Ashford Hospitality Trust, Inc. and Mark Nunneley
*10.10	Form of Management Agreement between Remington Lodging and Ashford TRS Corporation
*10.11	Form of Lease Agreement between Ashford Hospitality Limited Partnership and Ashford TRS Corporation
***10.12	Omnibus Option Agreement between Ashford Hospitality Limited Partnership, Ashford Financial Corporation, Remington Suites Austin, L.P., Remington Suites Dallas, L.P., Remington Suites Dulles, L.P., Remington Suites Las Vegas, L.P., Chicago Illinois Hotel Limited Partnership and Remington Long Island Hotel, L.P., dated as of May 15, 2003
***10.13	Option Agreement between Ashford Hospitality Limited Partnership and Ashford Financial Corporation, dated as of May 15, 2003
**10.14	Asset Management and Consulting Agreement by and between Remington Hospitality, Inc. and Ashford Financial Corporation, dated as of May 15, 2003
**10.15	Asset Management and Consulting Agreement by and between Remington Indianapolis Employers Corporation and Ashford Financial Corporation, dated as of May 15, 2003
**10.16	Asset Management and Consulting Agreement by and between Remington Milford Hotel Employers Corporation and Ashford Financial Corporation, dated as of May 15, 2003
**10.17	Asset Management and Consulting Agreement by and between Remington Suites Hotel Corporation and Ashford Financial Corporation, dated as of May 15, 2003
**10.18	Asset Management and Consulting Agreement by and between Remington Employers Corporation and Ashford Financial Corporation, dated as of May 15, 2003
**10.19	Asset Management and Consulting Agreement by and between Remington Employers Management Corporation and Ashford Financial Corporation, dated as of May 15, 2003
**10.20	Asset Management and Consulting Agreement by and between Remington Orlando Management Corporation and Ashford Financial Corporation, dated as of May 15, 2003
**10.21	Asset Management and Consulting Agreement by and between Remington Ventura Employers Corporation and Ashford Financial Corporation, dated as of May 15, 2003
**10.22	Form of Mutual Exclusivity Agreement by and between Ashford Hospitality Limited Partnership, Ashford Hospitality Trust, Inc., Remington Hotel Corporation and Remington Lodging and Hospitality, L.P.

Exhibit
Number	Description of Exhibit

**10.23	Subscription Agreement between Ashford Hospitality Trust, Inc. and Montgomery J. Bennett
**10.24	Subscription Agreement between Ashford Hospitality Trust, Inc. and Archie Bennett
*21.1	List of Subsidiaries
*23.1	Consent of Andrews & Kurth LLP (included in Exhibit 5.1)
*23.2	Consent of Andrew & Kurth LLP (included in Exhibit 8.1)
**23.3	Consent of Ernst & Young LLP
*23.4	Consent of Hogan & Hartson
***24.1	Power of Attorney (included on the Signature Page)
***99.1	Consent of Martin Edelman to be named as a proposed director
***99.2	Consent of W.D. Minami to be named as a proposed director
***99.3	Consent of Michael Murphy to be named as a proposed director
***99.4	Consent of Charles P. Toppino to be named as a proposed director

*	To be filed by amendment

**	Filed herewith

***	Previously filed